Exhibit 10.4

[EXECUTION FINAL]

LOAN AND SECURITY AGREEMENT

by and among

A.M. CASTLE & CO.

TRANSTAR METALS CORP.

ADVANCED FABRICATING TECHNOLOGY, LLC

OLIVER STEEL PLATE CO.

PARAMONT MACHINE COMPANY, LLC

TOTAL PLASTICS, INC.

and

TUBE SUPPLY, LLC

(as US Borrowers)

and

A.M. CASTLE & CO. (CANADA) INC.

and

TUBE SUPPLY CANADA ULC

(as Canadian Borrowers)

and

TRANSTAR INVENTORY CORP.

and

KEYSTONE TUBE COMPANY, LLC

(as US Guarantors)

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

(as a Lender and as Administrative Agent)

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

(as Lenders)

and

JEFFERIES FINANCE LLC

and

WELLS FARGO CAPITAL FINANCE, LLC

(as Joint Lead Arrangers)

and

JEFFERIES FINANCE LLC

(as Syndication Agent and Bookrunner)

and

BANK OF AMERICA, N.A.

and

REGIONS BUSINESS CAPITAL, A DIVISION OF REGIONS BANK

(as Co-Documentation Agents)

December 15, 2011

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	3.7	Basis For Determining Interest Rate Inadequate or Unfair	85
	3.8	Capital Adequacy	86
	3.9	Withholding Taxes	87

4.	GRANT OF SECURITY INTEREST; COLLATERAL COVENANTS		89

	4.1	Security Interest in the Collateral	89
	4.2	Perfection of Security Interest	89
	4.3	Preservation of Collateral	90
	4.4	Ownership and Location of Collateral	90
	4.5	Defense of Agent’s and Lenders’ Interests	90
	4.6	Books and Records	91
	4.7	Financial Disclosure	91
	4.8	Compliance with Laws	91
	4.9	Inspection of Premises/Appraisals	92
	4.10	Insurance	92
	4.11	Failure to Pay Insurance	93
	4.12	Payment of Taxes	93
	4.13	Payment of Leasehold Obligations	94
	4.14	Accounts and other Receivables	94
	4.15	Inventory	97
	4.16	Maintenance of Equipment	98
	4.17	Exculpation of Liability	98
	4.18	Environmental Matters	98
	4.19	Financing Statements	100
	4.20	Special Provisions Relating to Collateral	100

5.	REPRESENTATIONS AND WARRANTIES		100

	5.1	Authority, Etc.	100
	5.2	Formation and Qualification	101
	5.3	Survival of Representations and Warranties	101
	5.4	Tax Returns	102
	5.5	Financial Statements	102
	5.6	Corporate Name / Prior Name	103
	5.7	O.S.H.A. and Environmental Compliance	103
	5.8	Solvency; No Litigation, Violation of Law; No ERISA Issues	104
	5.9	Intellectual Property	106
	5.10	Licenses and Permits	106
	5.11	No Contractual Default	107
	5.12	No Liens	107
	5.13	No Labor Disputes	107
	5.14	Margin Regulations	107
	5.15	Investment Company Act	107
	5.16	Disclosure	107
	5.17	Real Property	107
	5.18	[Reserved]	108

	5.19	[Reserved]	108
	5.20	Business and Property of Loan Parties	108
	5.21	Material Contracts	108
	5.22	Capital Structure	108
	5.23	Bank Accounts, Security Accounts, Etc.	108
	5.24	Related Agreements	109
	5.25	Closing Date Acquisition	109
	5.26	OFAC	110

6.	AFFIRMATIVE COVENANTS		111

	6.1	Payment of Fees	111
	6.2	Conduct of Business; Compliance with Laws and Maintenance of Existence and Assets	111
	6.3	Violations	111
	6.4	Government Receivables	112
	6.5	Execution of Supplemental Instruments; Further Assurances	112
	6.6	Payment of Indebtedness	112
	6.7	Standards of Financial Statements	113
	6.8	Financial Covenants	113

7.	NEGATIVE COVENANTS		113

	7.1	Merger, Consolidation, Acquisition and Sale of Assets	113
	7.2	Creation of Liens	116
	7.3	Guarantees	116
	7.4	Investments	116
	7.5	Loans	117
	7.6	Capital Expenditures	118
	7.7	Dividends and Distributions	118
	7.8	Indebtedness	119
	7.9	Nature of Business	121
	7.10	Transactions with Affiliates	121
	7.11	[Reserved.]	122
	7.12	Subsidiaries	122
	7.13	Fiscal Year and Accounting Changes	122
	7.14	Pledge of Credit	122
	7.15	Amendment of Organizational Documents and Related Agreements	122
	7.16	Compliance with ERISA; Canadian Pension Standards Laws	123
	7.17	[Reserved]	124
	7.18	State/Province of Organization/Names/Locations	124
	7.19	Foreign Assets Control Regulations, Etc.	124
	7.20	Applications under Insolvency Statutes	124

8.	CONDITIONS PRECEDENT; POST-CLOSING DELIVERIES		125

	8.1	Conditions to Initial Advances	125

	8.2	Conditions to Each Advance	129
	8.3	Post-Closing Deliveries	130

9.	INFORMATION AS TO LOAN PARTIES		131

	9.1	Disclosure of Material Matters Pertaining to Collateral	131
	9.2	Collateral and Related Reports	131
	9.3	[Reserved]	134
	9.4	Litigation	134
	9.5	Material Occurrences	134
	9.6	Government Receivables	134
	9.7	Annual Financial Statements	134
	9.8	Quarterly Financial Statements	135
	9.9	[Reserved.]	136
	9.10	Notices re Equity Holders; Debt Financing Documents	136
	9.11	Additional Information	136
	9.12	Projected Operating Budget	136
	9.13	Variances From Operating Budget	136
	9.14	Notice of Governmental Body Items	136
	9.15	ERISA Notices and Requests; Canadian Pension Notices and Requests	137
	9.16	Notice of Change in Management, Etc.	138
	9.17	Additional Documents	138

10.	EVENTS OF DEFAULT		138

11.	LENDERS’ RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT		140

	11.1	Rights and Remedies	140
	11.2	Waterfall	142
	11.3	Agent’s Discretion	143
	11.4	Setoff	143
	11.5	Rights and Remedies not Exclusive	144
	11.6	Collection Allocation Mechanism	144
	11.7	Commercial Reasonableness	145

12.	WAIVERS AND JUDICIAL PROCEEDINGS		146

	12.1	Waiver of Notice	146
	12.2	Delay	146
	12.3	Jury Waiver	146
	12.4	Waiver of Counterclaims	147

13.	EFFECTIVE DATE AND TERMINATION		147

	13.1	Term	147
	13.2	Termination	147

14.	REGARDING AGENT		147

	14.1	Appointment	147
	14.2	Nature of Duties	148
	14.3	Lack of Reliance on Agent and Resignation	149
	14.4	Certain Rights of Agent	150
	14.5	Reliance	150
	14.6	Notice of Default	150
	14.7	Indemnification	151
	14.8	Agent in its Individual Capacity	151
	14.9	Actions in Concert	151
	14.10	Intercreditor Agreements/Subordination Agreements	151

15.	GUARANTEE OF US OBLIGATIONS		152

	15.1	Guarantee; Contribution Rights	152
	15.2	Waivers	152
	15.3	No Defense	153
	15.4	Guarantee of Payment	153
	15.5	Liabilities Absolute	153
	15.6	Waiver of Notice	154
	15.7	Agent’s Discretion	154
	15.8	Reinstatement	155
	15.9	No Marshalling, Etc.	155
	15.10	Action Upon Event of Default	156
	15.11	Statute of Limitations	156
	15.12	Interest	157
	15.13	US Guarantor’s Investigation	157
	15.14	Termination	157
	15.15	Extension of Guarantee	157
	15.16	Applicability to US Borrowers	157

16.	GUARANTEE OF CANADIAN OBLIGATIONS		157

	16.1	Guarantee; Contribution Rights	157
	16.2	Waivers	158
	16.3	No Defense	158
	16.4	Guarantee of Payment	158
	16.5	Liabilities Absolute	159
	16.6	Waiver of Notice	160
	16.7	Agent’s Discretion	160
	16.8	Reinstatement	160
	16.9	No Marshalling, Etc.	161
	16.10	Action Upon Event of Default	162
	16.11	Statute of Limitations	162
	16.12	Interest	163
	16.13	Canadian Guarantor’s Investigation	163
	16.14	Termination	163
	16.15	Extension of Guarantee	163

v

	16.16	Applicability to Canadian Borrowers	163

17.	MISCELLANEOUS		163

	17.1	Governing Law; Consent to Jurisdiction; Etc.	163
	17.2	Entire Understanding; Amendments; Lender Replacements; Overadvances	164
	17.3	Successors and Assigns; Participations; New Lenders; Taxes; Syndication	167
	17.4	Application of Payments	170
	17.5	Indemnity/Currency Indemnity	170
	17.6	Notice	171
	17.7	Survival	172
	17.8	Postponement of Subrogation, Etc. Rights	172
	17.9	Severability	172
	17.10	Expenses	172
	17.11	Injunctive Relief	173
	17.12	Consequential Damages	173
	17.13	Captions	174
	17.14	Counterparts; Facsimile or Emailed Signatures	174
	17.15	Construction	174
	17.16	Confidentiality; Sharing Information	174
	17.17	Publicity	175
	17.18	USA Patriot Act; Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada)	175
	17.19	Agent Titles	175

List of Exhibits and Schedules

Exhibits

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Notice of Conversion
Exhibit C	Form of Notice of Advance Request
Exhibit D	Form of Line Decrease Notice
Exhibit E-1	Form of Revolving Credit Note for US Borrowers
Exhibit E-2	Form of Revolving Credit Note for Canadian Borrowers
Exhibit 9.7	Form of Compliance Certificate
Exhibit 17.3	Form of Commitment Transfer Supplement

Schedules

Schedule C-1	Commitments
Schedule R-1	Real Property
Schedule L-1	Existing Letters of Credit
Schedule 2.3	Payment Account; Disbursements of Advance Proceeds
Schedule 4.4	Equipment, Inventory and Books and Records Locations
Schedule 4.14(c)	Location of Chief Executive Offices
Schedule 5.2(a)	Jurisdictions of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Corporate Names / Prior Names
Schedule 5.8(b)	Litigation / Commercial Tort Claims / Money Borrowed
Schedule 5.8(d)	Plans
Schedule 5.8(e)	Canadian Pension and Employee Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.13	Labor Disputes
Schedule 5.21	Material Contracts
Schedule 5.22	Capital Structure
Schedule 5.23	Bank Accounts
Schedule 7.2	Existing Liens
Schedule 7.8	Existing Indebtedness
Schedule 8.3	Post-Closing Deliveries
Schedule 17.3	Competitors/Ineligible Transferees

i

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”), dated December 15, 2011, is entered into by and among A.M. CASTLE & CO., a corporation organized under the laws of the state of Maryland (“Parent” as hereinafter further defined), TRANSTAR METALS CORP., a corporation organized under the laws of the state of Delaware (“Transtar Metals”), ADVANCED FABRICATING TECHNOLOGY, LLC, a limited liability company organized under the laws of the state of Delaware (“AFT”), OLIVER STEEL PLATE CO., a corporation organized under the laws of the state of Delaware (“Oliver Steel”), PARAMONT MACHINE COMPANY, LLC, a limited liability company organized under the laws of the state of Delaware (“Paramont”), TOTAL PLASTICS, INC., a corporation organized under the laws of the state of Michigan (“TPI”), TUBE SUPPLY, LLC, a limited liability company organized under the laws of the state of Texas (“Tube Texas” as hereinafter further defined; and together with Parent, Transtar Metals, AFT, Oliver Steel, Paramont, TPI and any other Person that is organized or formed under the laws of the United States that at any time after the date hereof becomes a US Borrower, each a “US Borrower” and collectively, the “US Borrowers” as hereinafter further defined), A.M. CASTLE & CO. (CANADA) INC., a corporation organized under the laws of the province of Ontario, Canada (“Castle Canada” as hereinafter further defined), TUBE SUPPLY CANADA ULC, an Alberta unlimited company organized under the laws of the province of Alberta, Canada (“Tube Canada” as hereinafter further defined; and together with Castle Canada and any other Person that is organized or formed under the laws of Canada or any province thereof that at any time after the date hereof becomes a Canadian Borrower, each a “Canadian Borrower” and collectively, the “Canadian Borrowers” as hereinafter further defined; and together with the US Borrowers, each a “Borrower” and collectively, the “Borrowers” as hereinafter further defined), the other Loan Parties party hereto, the lenders which are now or which hereafter become a party hereto (each a “Lender” and collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “Wells Fargo” as hereinafter further defined), in its capacity as administrative agent and collateral agent (Wells Fargo, in such capacities, the “Agent” as hereinafter further defined) for Secured Parties (as hereinafter defined).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Loan Parties, Lenders and Agent hereby agree as follows:

1.                                      DEFINITIONS.

1.1                               Accounting Terms.

As used in this Agreement, the Note(s), any Other Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP.

1.2                               General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7.

“Accounts” shall mean and include as to each Loan Party, all of such Loan Party’s “accounts” as defined in the UCC, whether now owned or hereafter acquired including, without limitation all present and future rights of such Loan Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with any such card.

“Acquired Company” shall mean, collectively, Tube Texas and Tube Canada.

“Acquisition Costs” shall mean all fees, costs and expenses, stamp, registration and other Taxes incurred by the Loan Parties in connection with this Agreement, the Other Documents and the Related Agreements.

“Acquisition Pro Forma” shall have the meaning set forth in the definition of Permitted Acquisition.

“Administrative Borrower” shall mean Parent, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 2.19 hereof, and its successors and assigns in such capacity.

“Advances” shall mean the Revolving Advances (including without limitation the Protective Advances) and Swingline Advances, or any of them as the context implies.

“Advance Rates” shall mean the lending formula percentages set forth in the definition of Borrowing Base.

“Affiliate” of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, executive officer or member of the senior management (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (A) to vote ten (10%) percent or more of the Equity Interests having ordinary voting power for the election of directors or managers (or other comparable body) of such Person, or (B) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Loan and Security Agreement, as amended, restated, modified and supplemented from time to time.

“Applicable Margin” for each type of Advance and for the Applicable Unutilized Commitment Fee shall mean, at any time:

(a)                                  subject to clause (b) below, the applicable percentage (on a per annum basis) set forth in the chart below as to Base Rate Loans and for LIBOR Rate Loans, respectively, and with respect to the Unutilized Commitment Fee payable under Section 3.3(a) hereof, that will result, in accordance with such chart, if the Quarterly Average Undrawn Availability for the immediately preceding calendar quarter is in an amount within the range indicated in the chart below for such percentage:

Tier	Quarterly Average Undrawn Availability	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans	Applicable Unutilized Commitment Fee Margin
I	Less than or equal to 1/3 of the Maximum Credit	1.00%	2.00%	0.25%
II	Greater than 1/3 of the Maximum Credit, but less than or equal to 2/3 of the Maximum Credit	0.75%	1.75%	0.375%
III	Greater than 2/3 of the Maximum Credit	0.50%	1.50%	0.50%

(a)                                  For the period from and including the Closing Date to but excluding the first Adjustment Date (as defined below), the Applicable Margin shall be set at Level II in the table above.  Thereafter, the Applicable Margin for each type of Advance and the Unutilized Commitment Fee shall be (i) adjusted as of April 1, 2012 and the first (1st) day of each calendar quarter thereafter (i.e., the first (1st) day of each of July, September, January, and April), based upon the Borrowing Base Certificates delivered to Agent, in accordance with Section 9.2(c), with respect to the months comprising the immediately preceding calendar quarter (each an “Adjustment Date”), commencing with the delivery by Administrative Borrower of the Borrowing Base Certificates in each of the months comprising the calendar quarter ending March 31, 2012, and (ii) based upon the calculation by Agent of Quarterly Average Undrawn Availability for such calendar quarter.  In the event that any Borrowing Base Certificate is not provided to the Agent in accordance with Section 9.2(c), the Applicable Margin for each type of Advance and the Unutilized Commitment Fee for the applicable calendar quarter shall be set at the Applicable Margin for such type of Advance and for the Unutilized Commitment Fee set forth in Level I above as of the first (1st) day of the calendar quarter following the month in which such Borrowing Base Certificate was required to be delivered and shall continue at Level I for such entire calendar quarter and thereafter until the next Adjustment Date, if any.

In the event that at any time after the end of a calendar quarter, the Quarterly Average Undrawn Availability for such calendar quarter used for the determination of the Applicable Margin was less than the actual amount of the Quarterly Average Undrawn Availability for such calendar quarter, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Undrawn Availability and any additional interest and Unutilized Commitment Fee for the applicable period as a result of such recalculation shall be promptly paid to Agent.  In the event that the Quarterly Average Undrawn Availability for such calendar quarter used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Undrawn Availability, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Undrawn Availability and any reduction in interest and Unutilized Commitment Fee for the applicable period as a result of such recalculation shall be promptly credited to the loan account of Borrowers.  The foregoing shall not be construed to limit the rights of Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default, whether based on such recalculated percentage or otherwise.

“Approved Fund” shall mean (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) a Controlled Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) a Controlled Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.

“Authority” shall have the meaning set forth in Section 4.18(d).

“BA Rate” shall mean (a) for a Lender that is a Schedule I chartered bank under the Bank Act (Canada), the CDOR Rate, and (b) for any other Lender, the discount rate at which such Lender is prepared to purchase bankers’ acceptances (such rate not to exceed the CDOR Rate plus one-tenth of one (0.10%) percent).

“BA Rate Loan” shall mean an Advance that bears interest based on the BA Rate.

“Bank Product Agreement” shall mean any agreement for any service or facility extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider including:  (a) credit cards, (b) debit cards, (c) purchase cards or stored value cards, (d) credit card, debit card and purchase card processing services, (e) treasury, cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and the Large Value Transfer System operated by the Canadian Payments Association for the processing of electronic funds), (f) cash management, including controlled disbursement, accounts or services, (g) return items, netting, overdraft and interstate depositary network services or (h) Hedging Agreements.

“Bank Product Obligations” shall mean and include all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party or any of its Subsidiaries to a Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Loan Party is obligated to reimburse to a Bank Product Provider as a result of such Person purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Loan Party or any of its Subsidiaries pursuant to the Bank Product Agreements.

“Bank Product Provider” shall mean (a) Wells Fargo or any of its Affiliates, (b) any Lender or any Affiliate of any Lender, or (c) any other financial institution (which, in the case of any other financial institution in clause (c), to the extent approved by Agent in its Permitted Discretion) that provides any Bank Products to any Loan Party.

“Bankruptcy Code” shall have the meaning set forth in Section 2.16(a).

“Base Rate” shall mean, for any day (or if such day is not a Business Day, the immediately preceding Business Day), (a) for US Base Rate Loans, a rate per annum (rounded upward, if necessary, to the next 1/100th of one (1%) percent) equal to the greatest of (i) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate, (ii) the Federal Funds Effective Rate in effect on such day plus one-half of one (0.50%) percent, and (iii) the LIBOR Rate for a LIBOR Loan with a three (3) month interest period plus one (1%) percent (the greatest of clauses (a)(i), (a)(ii) and (a)(iii) being referred to as the “US Base Rate”), and (b) for Canadian Base Rate Loans, a rate per annum (rounded upward, if necessary, to the next 1/100th of one (1%) percent) equal to the greater of (i) prime lending rate as quoted by a Schedule I bank in Canada designated from time to time in writing by Agent (“Canadian Prime Rate”) and (ii) the BA Rate (using a maturity of thirty (30) days) quoted from time to time, plus one (1%) percent (the greater of clauses (b)(i) and (b)(ii) being referred to as the “Canadian Base Rate”).  If the Agent shall have determined in its reasonable discretion (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a)(ii) of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, the LIBOR Rate, the Canadian Prime Rate or the BA Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, the LIBOR Rate, the Canadian Prime Rate or the BA Rate, respectively.

“Base Rate Loans” shall mean (a) with respect to the US Borrowers, US Base Rate Loans, and (b) with respect to Canadian Borrowers, Canadian Base Rate Loans.

“Benefited Lender” shall have the meaning set forth in Section 2.12(f).

“Blocked Accounts” shall have the meaning set forth in Section 4.14(h).

“Borrower” or “Borrowers” shall have the meanings set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers’ Account” shall mean, collectively, the US Borrowers’ Account and the Canadian Borrowers’ Account.

“Borrowing Base” shall mean the sum of the US Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Certificate” shall mean a “daily collateral report” duly executed by a Responsible Officer of Administrative Borrower appropriately completed and in substantially the form of Exhibit A, as such form may from time to time be modified by Agent (in consultation with Administrative Borrower) in a manner consistent with the terms of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or, with respect to the Canadian Base Rate Loans only, the Province of Ontario, Canada (or, in the case of Canadian Base Rate Loans bearing interest at the CDOR Rate, in Toronto, Ontario), and shall include a day on which Agent is open for the transaction of business; except, that, if a determination of a Business Day shall relate to any LIBOR Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable LIBOR market.

“CAM Exchange” shall have the meaning set forth in Section 11.6 of this Agreement.

“CAM Exchange Date” shall have the meaning set forth in Section 11.6 of this Agreement.

“CAM Percentage” shall have the meaning set forth in Section 11.6 of this Agreement.

“Canadian Advances” shall mean Advances made to the Canadian Borrowers.

“Canadian Bank Product Obligations” shall mean and include all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Canadian Loan Party (other than a Canadian Loan Party which is also a US Loan Party) to a Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any such Canadian Loan Party is obligated to reimburse to a Bank Product Provider as a result of such Person purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any such Canadian Loan Party pursuant to the Bank Product Agreements.

“Canadian Base Rate” shall have the meaning set forth in the definition of Base Rate.

“Canadian Base Rate Loans” shall mean any Advances or portion thereof denominated in Canadian Dollars and on which interest is payable based on the Canadian Base Rate in accordance with the terms hereof.

“Canadian Borrower” or “Canadian Borrowers” shall have the meanings set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Canadian Borrowers’ Account” shall have the meaning set forth in Section 2.7.

“Canadian Borrowing Base” shall mean, at any time, as to Canadian Borrowers, the amount equal to:

(a)                                  eighty-five (85%) percent of Eligible Accounts of Canadian Borrowers, plus

(b)                                 the amount equal to the lesser of (i) seventy (70%) percent of the Value of the Eligible Inventory of Canadian Borrowers and (ii) eighty-five (85%) percent of the Net Liquidation Percentage multiplied by the Value of the Eligible Inventory of Canadian Borrowers, minus

(c)                                  Reserves.

“Canadian Cash Equivalents” shall mean any of the following (a) any evidence of Indebtedness issued, guaranteed or insured by the government of Canada or any province, and having terms to maturity of not more than one (1) year from the date of acquisition, (b) certificates of deposit having maturities of not more than one (1) year issued or guaranteed by any Canadian chartered bank and rated A (or the then equivalent grade) or better by Dominion Bond Rating Service, (c) Canadian Dollar denominated bankers acceptances of any Canadian chartered bank and rated A (or the then equivalent grade) or better by Dominion Bond Rating Service having terms to maturity of not more than one (1) year, (d) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P 1 from Moody’s, (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the Government of Canada or any province or issued by any governmental agency thereof maturing within one (1) year or less, and (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above.

“Canadian Collateral” shall mean all Collateral of any Canadian Loan Party.

“Canadian Commitment” shall mean, at any time, as to each Lender, the principal amount set forth next to such Lender’s name on Schedule C-1 hereto designated as the Canadian Commitment of such Lender or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Canadian Commitments”.  The Canadian Commitment is a sublimit of the US Commitment.

“Canadian Credit Facility” shall mean the Advances and Letters of Credit provided to or for the benefit of Canadian Borrowers pursuant to Sections 2.1 and 2.2 hereof.

“Canadian Dollar Loans” shall mean any Advances or portion thereof denominated in Canadian Dollars.

“Canadian Dollars” and “C$” shall each mean the lawful currency of Canada.

“Canadian Employee” shall mean any employee or former employee of a Canadian Loan Party.

“Canadian Employee Plan” shall mean any employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, supplemental pension, profit sharing, retiring allowance, severance, deferred compensation, stock compensation, stock purchase, unit purchase, retirement, life, hospitalization insurance, medical, dental, disability or other employee group or similar benefit or employment plans or supplemental arrangements applicable to the Canadian Employees.

“Canadian Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) US Borrowers, (b) US Guarantors and (c) any Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender in respect of or otherwise liable on or with respect to the Canadian Obligations (but not the US Obligations) or who is the owner of any property which is security for the Canadian Obligations (other than Canadian Borrowers); each sometimes referred to herein individually as a “Canadian Guarantor”.

“Canadian Inventory Reserves” shall mean, as of any date of determination, such amounts as Agent may from time to time establish and revise in its Permitted Discretion to reflect:  (a) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of eligible in-transit Inventory by the Canadian Loan Parties (other than any Inventory that is in-transit from one Borrower or Guarantor to another Borrower or Guarantor in the ordinary course of business so long as Agent shall receive, on a monthly basis, a report, in form and substance reasonably satisfactory to Agent, regarding the amount of such in-transit Inventory), and (b) the estimated reclamation claims of unpaid suppliers of Inventory sold to Canadian Loan Parties (including, without limitation, claims arising under the Bankruptcy and Insolvency Act (Canada)).

“Canadian Issuer” shall mean (a) Wells Fargo or any of its Affiliates, (b) any Canadian Lender or (c) any other financial institution (which in the case of any other financial institution in this clause (c), to the extent approved by Agent and, so long as no Event of Default exists and is continuing, Administrative Borrower (it being understood and agreed that The Toronto-Dominion Bank is acceptable to Agent and Administrative Borrower), that shall issue a Letter of Credit for the account of a Canadian Borrower and has agreed in a manner reasonably satisfactory to Agent to be subject to the terms hereof as a Canadian Issuer.

“Canadian Lender” shall mean, at any time, each Lender having a Canadian Commitment or a Revolving Advance (or Canadian Letter of Credit Obligation) made to Canadian Borrowers owing to it at such time; sometimes referred to herein collectively as “Canadian Lenders.”

“Canadian Letter of Credit Limit” shall mean $2,000,000.

“Canadian Letter of Credit Obligations” shall mean at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit issued for the account of Canadian Borrowers outstanding at such time, plus (b) without duplication, the aggregate amount of all drawings under Letters of Credit issued for the account of Canadian Borrowers for which the Canadian Issuer has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by Canadian Lender to the Canadian Issuer with respect to such Canadian Lender’s participation in Letters of Credit issued for the account of Canadian Borrowers as provided in Section 2.2 for which Canadian Borrowers have not at such time reimbursed the Canadian Lenders, whether by way of a Revolving Advance or otherwise.

“Canadian Loan Parties” shall mean, collectively, Canadian Borrowers and each Canadian Guarantor organized under the laws of Canada or any province thereof; each sometimes being referred to individually as a “Canadian Loan Party.”

“Canadian Obligations” shall mean all Obligations of the Canadian Loan Parties.

“Canadian Payment Account” shall mean the account of Wells Fargo Canada set forth on Schedule 2.3 or such other account of Wells Fargo Canada, if any, which Agent may designate by notice to Administrative Borrower and to each Lender to be the Canadian Payment Account.

“Canadian Pension Plan” shall mean any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or Guarantor in respect of any current or former employees in Canada with such Borrower or Guarantor, but does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively.

“Canadian Pension Plan Event” shall mean (a) either (i) the termination in whole or in part of a Canadian Pension Plan or (ii) the cessation of participation of the Borrower or Guarantor (or any affiliate or other related party thereto with whom there is statutory joint and several liability under pension standards legislation) in any Canadian Pension Plan, including a multi-employer pension plan (within the meaning of applicable pension standards legislation), for any reason and which event gives rise or might give rise to an obligation on such entity to make contributions in respect of any past service unfunded liability of such plan, (b) the issuance of a notice (or a notice of intent to issue such a notice) to terminate in whole or in part any Canadian Pension Plan with a defined benefit provision or the receipt of a notice of intent from a Governmental Authority to require the termination in whole or in part of any Canadian Pension Plan, revoking the registration of same or appointing a new administrator of such a plan, (c) an event or condition which constitutes grounds under applicable pension standards or tax legislation for the issuance of an order, direction or other communication from any Governmental Authority or a notice of an intent to issue such an order, direction or other communication requiring the Borrower or any affiliate to take or refrain from taking any action in respect of a Canadian Pension Plan, (d) the issuance of either any order (including an order to remit delinquent contributions to the Pension Benefits Guarantee Fund of Ontario (the “PBGF”)) or charges which may give rise to the imposition of any fines or penalties to or in respect of any Canadian Pension Plan or the issuance of such fines or penalties, (e) the receipt of any notice from an administrator, a trustee or other funding agent or any other person or entity that the Borrower or any of its affiliates have failed to remit any contribution to a Canadian Pension Plan or a similar notice from a Governmental Authority relating to a failure to pay any fees or other amounts (including payments in respect of the PBGF).

“Canadian Reference Bank” shall mean The Toronto-Dominion Bank, or such other bank listed in Schedule I of the Bank Act (Canada) as Agent may from time to time designate.

“Canadian Revolving Loan Maximum Amount” shall mean $20,000,000 (subject to adjustment as provided pursuant to the terms of Sections 2.20 and 2.21).

“Canadian Subsidiary” shall mean a Subsidiary organized, incorporated or otherwise formed under the laws of Canada or any province or territory thereof.

“Canadian Undrawn Availability” shall mean, as to Canadian Borrowers, on any date of determination, as determined by Agent in its Permitted Discretion, calculated at any date, equal to:  (a) the lesser of: (i) the Canadian Borrowing Base and (ii) the Canadian Revolving Loan Maximum

Amount, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Canadian Obligations of Canadian Borrowers (but not including for this purpose any outstanding Canadian Letter of Credit Obligations and unasserted contingent indemnification Canadian Obligations), plus (ii) the amount of all Reserves then established in respect of Canadian Letter of Credit Obligations.

“Capital Expenditures” shall mean, with respect to any Person, without duplication, all expenditures (including deposits) made by such Person for, or contracts for expenditures with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise, as determined in accordance GAAP consistently applied and all other expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of such Person.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) that, in conformity with GAAP consistently applied, should be accounted for as a capital lease.

“Cash Dominion Event” shall mean either (a) an Event of Default shall have occurred and be continuing or (b) Global Undrawn Availability is, on any date of determination, less than the greater of (i) twelve and one-half (12.5%) percent of the lesser of (A) the Maximum Credit and (B) the Borrowing Base at such time, and (ii) $12,500,000; provided, that, any such Cash Dominion Event resulting solely from this clause (b) shall cease to exist to the extent that Global Undrawn Availability is greater than or equal to the greater of (A) twelve and one-half (12.5%) percent of the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time, and (B) $12,500,000 for sixty (60) consecutive days during any applicable period after the occurrence of such Cash Dominion Event and no other Cash Dominion Event has occurred during such sixty (60) consecutive day period.

“Cash Equivalents” shall mean, collectively, Canadian Cash Equivalents and US Cash Equivalents, as the case may be.

“Cash Interest Expense” shall mean, without duplication, for any period, Interest Expense (excluding the following non-cash components of Interest Expense:  (a) the amortization of fees and costs with respect to the transactions contemplated by this Agreement which have been capitalized as transaction costs, and (b) interest paid in kind).

“Cash Receipt Account” or “Cash Receipt Accounts” shall mean, individually or collectively, all lockbox accounts, dominion accounts or other deposit accounts established and maintained by Loan Parties for the purpose of collecting or depositing cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds), and which are designated as such and listed on Schedule 5.23.

“Castle Canada” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“CDOR Rate” shall mean, on any day, the annual rate of interest which is the rate equal to the average rate for thirty (30) day Canadian Dollar bankers’ acceptances issued on such day for a term equal or comparable for the purpose of calculating the interest rate applicable as such rate appears on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives

Association, Inc. 2000, definitions, as modified and amended from time to time) rounded to the nearest 1/100th of 1% (with 0.005% being rounded up), as of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, that, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the average of the rates applicable to thirty (30) day Canadian Dollar bankers’ acceptances quoted by the Schedule I Reference Banks as of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFC” shall mean a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Tax Law” shall mean a change in the treaty, law or regulation after the date on which the applicable Agent or Lender becomes a party to this Agreement (or, if such Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Lender became such a beneficiary or member, if later); provided, however, such term does not include regulations or other guidance issued by the IRS or U.S. Treasury implementing or interpreting laws already enacted, but not yet effective.

“Change of Control” shall mean the occurrence of any event (whether in one or more transactions) which results in:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any Person who is a direct or indirect shareholder of Parent as of the date hereof and (ii) any employee benefit plan of such Person or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except, that, a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of a majority of the voting power of the total outstanding Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)                                 during any period of two (2) consecutive years, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first (1st) day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least sixty-six and two-thirds (66 2/3%) percent of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least sixty-six and two-thirds (66 2/3%) percent of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of solicitation of proxies or consents for the election or removal of one or more directors by any person or group by or on behalf of the board of directors); or

(c)                                  any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent, or control over the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing a majority of the combined voting power of such securities; or

(d)                                 a “Change of Control” or other similar event under, and as defined in, the Second Lien Loan Documents or the Senior Unsecured Notes Documents.

For purposes of this definition, “control of Loan Party” shall mean the power, direct or indirect, (i) to vote fifty-one (51%) percent or more of the Equity Interests having ordinary voting power for the election of directors (or equivalent governing body) of any Loan Party and (ii) to direct or cause the direction of the management and policies of any Loan Party by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, Liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any Subsidiary of any Loan Party.

“Closing Date” shall mean December 15, 2011.

“Closing Date Acquisition” shall mean Parent’s purchase and acquisition of all of the issued and outstanding Equity Interests of the Acquired Company pursuant to the Closing Date Acquisition Agreement.

“Closing Date Acquisition Agreement” shall mean the Stock Purchase Agreement, dated as of November 9, 2011, executed by and among Paul Sorenson and Jerry Willeford, as sellers, Parent, as purchaser, and the Acquired Company, as amended or modified and in effect from time to time.

“Closing Date Acquisition Documents” shall mean, collectively, the Closing Date Acquisition Agreement, along with all documents and agreements executed in connection therewith.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall mean any and all collateral granted under this Agreement or any Other Document to secure any and all of the Obligations, including without limitation all tangible and intangible property of each Loan Party, all personal and real property of each Loan Party, all movable and immovable property of each Loan Party, in each case whether now owned or hereafter acquired and wherever located, including, but not limited to, the following of each Loan Party:

(a)                                  all Accounts and other Receivables;

(b)                                 all certificated and uncertificated securities;

(c)                                  all chattel paper, including electronic chattel paper;

(d)                                 all Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, supporting information, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(e)                                  all Contract Rights;

(f)                                    all commercial tort claims, (including, without limitation any commercial tort claims from time to time described on Schedule 5.8(b) (as such Schedule 5.8(b) may from time to time be updated));

(g)                                 all deposit accounts;

(h)                                 all documents;

(i)                                     all financial assets;

(j)                                     all General Intangibles, including payment intangibles and software;

(k)                                  all goods (including all Equipment and Inventory), and all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(l)                                     all instruments;

(m)                               all Intellectual Property;

(n)                                 all Investment Property;

(o)                                 all of the Equity Interests issued by each Loan Party (other than Parent) and each of their Subsidiaries;

(p)                                 all leasehold interests;

(q)                                 all cash, cash equivalents or other money;

(r)                                    all letter of credit rights;

(s)                                  all security entitlements;

(t)                                    all supporting obligations;

(u)                                 all of each Loan Party’s right, title and interest in and to (i) all of its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, compensation, detinue, replevin, reclamation and repurchase; (iii) all supporting obligations and all additional amounts due to any Loan Party from any Customer relating to the Receivables; (iv) all other property of any kind whatsoever of each Loan Party, including, but not limited to, warranty claims, relating to any goods; (v) all of each Loan Party’s Contract Rights, rights of payment which have been earned under a Contract Right, letter of credit rights (whether or not the letter of credit is evidenced by a writing), instruments (including promissory notes), documents, chattel paper (whether tangible or electronic), warehouse receipts, deposit accounts, money and securities; (vi) if and when obtained by any Loan Party, all real, immovable, movable and personal property of third parties in which such Loan Party has been granted a Lien; and (vii) any other goods, movable or personal property or real or immovable property of any kind or description, wherever located, now or hereafter owned or acquired by any Loan Party; and

(v)                                 all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing;

provided, however, that, no Excluded Assets shall be included in Collateral.

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Loan Party, or any other Person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, duly executed and delivered in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other Person.

“Collateral Field Examinations” shall have the meaning as set forth in Section 4.9.

“Commitment” shall mean, at any time, as to any Lender, the aggregate of such Lender’s US Commitment and Canadian Commitment, or its Swingline Commitment, as the context requires, set forth next to such Lender’s name on Schedule C-1 hereto as such Lender’s US Commitment and Canadian Commitment, or its Swingline Commitment, as applicable; or in the Commitment Transfer Supplement pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of this Agreement (subject to adjustment as provided pursuant to the terms of Section 2.13, Section 2.20 and Section 2.21), sometimes being collectively referred to herein as “Commitments”; provided, that, the US Dollar Equivalent of the aggregate Commitments of all Lenders shall not exceed the Maximum Credit (it being understood that the Canadian Commitments are a sublimit of the US Commitments of all Lenders).

“Commitment Percentage” shall mean, with respect to a Lender’s obligation to make Revolving Advances and participate in Letters of Credit and in the Swingline Advances, and right to receive payments of principal, interest and fees with respect thereto, (a) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders, and (b) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the outstanding principal amount of such Lender’s Advances and ratable portion in Swingline Advances and in Letters of Credit by (ii) the outstanding principal amount of all Advances made by the Lenders (inclusive of all Swingline Advances made by Swingline Lender and all Letters of Credit).

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 17.3, properly completed, or otherwise in form and substance reasonably satisfactory to Agent, and if applicable, to Administrative Borrower, by which a Purchasing Lender purchases and assumes all or a portion of Advances made by a Lender and/or all or a portion of the Commitments of a Lender.

“Compliance Certificate” shall mean the Compliance Certificate executed and delivered by a Responsible Officer of Administrative Borrower’s pursuant to Sections 9.7 and 9.8 in the form of Exhibit 9.7 appended hereto.

“Computer Hardware and Software” shall mean all of each Loan Party’s rights (including rights as licensee and lessee) with respect to (a) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (b) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (a) above, including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (c) any firmware associated with any of the foregoing; and (d) any documentation for hardware, software and firmware described in clauses (a), (b) and (c) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or to permit the effectuation and performance of this Agreement, the Other Documents and the Related Transactions, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Contra Claims” shall have the meaning set forth in subparagraph (l) of the definition of Eligible Accounts.

“Contract Right” shall mean any right of each Loan Party to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Control Notice” shall mean a written notice delivered by Agent pursuant to a “control” or other agreements instructing the depository bank to comply with instructions originated by Agent with respect to the Blocked Account that is covered thereby without further consent of Loan Parties.

“Controlled Affiliate” of any Person shall mean any Person who, directly or indirectly, is in control of, is controlled by, or is under common control with such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, to (a) vote fifty-one (51%) percent or more of the Equity Interests having ordinary voting power for the election of directors or managers (or other comparable body) of such Person, and (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Credit Facility” shall mean, collectively, the US Credit Facility and the Canadian Credit Facility.

“Currency Due” shall have the meaning set forth in Section 17.5.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or Contract Right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall mean the United States of America Customs and Border Protection Agency of the United States Department of Homeland Security.

“Debt Financing Documents” shall mean, collectively, (a) the Second Lien Loan Documents and (b) the Senior Unsecured Notes Documents.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1.

“Defaulting Lender” shall have the meaning set forth in Section 2.15(a).

“Depository Accounts” shall have the meaning set forth in Section 4.14(h).

“Disposition” shall have the meaning set forth in Section 7.1; and “Dispose” shall have the correlative meaning.

“EBITDA” shall mean for any period, without duplication, the total of the following for Loan Parties and their Subsidiaries on a consolidated basis, each calculated for such period in accordance with GAAP (to the extent applicable):

(a)                                  Net Income; plus

(b)                                 (without duplication), to the extent included in the calculation of Net Income, the sum of (i) income and franchise taxes paid or accrued, (ii) Interest Expense, net of interest income, paid or accrued, (iii) amortization and depreciation, (iv) Acquisition Costs incurred on or before December 31, 2011 that are paid during such period in connection with this Agreement, the Other Documents and the Related Documents, (v) the write-off of deferred financing fees and any “make-whole” prepayment premium actually paid in connection with the prepayment of existing Indebtedness of the Parent and its Subsidiaries on the Closing Date or in connection with the Debt Financing Documents, (vi) any non-cash expenses or charges incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, (vii) non-cash goodwill or other intangible asset impairment charges (determined in accordance with Statement of Financial Accounting Standards No. 142), (viii) unrealized non-cash Net Mark-to-Market Exposure under Hedging Agreements, (ix) any transaction-related expenses or charges (to the extent not capitalized) incurred by the Loan Parties in connection with the consummation of any Permitted Acquisition subsequent to the date hereof, (x) extraordinary losses, (xi) any non-cash charges in connection with purchase accounting adjustments and (xii) other non-recurring, non-cash charges; less

(c)                                  (without duplication), to the extent included in the calculation of Net Income, the sum of (i) the income of any Person (other than a Loan Party or a Subsidiary of any Loan Party) in which any Loan Party or a Subsidiary of any Loan Party has an ownership interest except to the extent such income is received by any Loan Party or such Subsidiary in a cash distribution during such period, (ii) gains or losses from sales or other dispositions of assets (other than sales of Inventory in the normal course of business), (iii) extraordinary gains, (iv) any non-cash gains in connection with purchase accounting adjustments and (v) other non-recurring, non-cash gains.

“Edmonton Leasehold Mortgage” shall mean the fixed and floating charge demand debenture executed by Tube Canada in favour of Wells Fargo Capital Finance Corporation Canada on behalf the Agent with respect to the premises located at 2503-84 Avenue Sherwood Park, Edmonton, Alberta T6P 1K1, Canada.

“Eligible Accounts” shall mean and include each Account of a Borrower arising in the ordinary course of such Borrower’s business; provided, that, in no event shall an Account be an Eligible Account if:

(a)                                  it does not arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of business of such Borrower, which transactions are completed in accordance in all material respects with the terms and provisions contained in any agreement binding on such Borrower or the other party or parties thereto;

(b)                                 it is due or unpaid more than the earlier of (i) sixty (60) days after the original due date and (ii) ninety (90) days after the original invoice date;

(c)                                  it is owed by a Customer who has Accounts unpaid more than the earlier of (i) sixty (60) days after the original due date and (ii) ninety (90) days after the original invoice date, which unpaid Accounts constitute more than twenty-five (25%) percent of the total Accounts of such

Customer (such percentage may, in Agent’s sole discretion, be increased or decreased from time to time);

(d)                                 it is not subject to the first priority, valid and perfected Lien of Agent (subject to Permitted Encumbrances; but without limiting the right of Agent to establish any Reserves with respect to Permitted Encumbrances);

(e)                                  any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect;

(f)                                    the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state, federal, provincial, Canadian, or other bankruptcy or insolvency laws (as now or hereafter in effect), or enter into discussions with its creditors existing at any one time with respect to rescheduling any of its Indebtedness, (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy or insolvency laws, or (viii) take any action for the purpose of effecting any of the foregoing or which is indicative of insolvency;

(g)                                 the sale is to (i) a Customer located or incorporated (or other analogous term) outside the United States of America or Canada (but excluding the provinces of the Northwest Territories and the Territory of Nunavit) (collectively, “Foreign Customers”), except for a Foreign Customer that (A) has an Investment Grade Rating or (B) is otherwise acceptable in all respects to Agent in its Permitted Discretion (subject to such lending formula with respect to Accounts of such Foreign Customers as Agent may determine in its Permitted Discretion); provided, that, the maximum aggregate amount of Eligible Accounts as to Foreign Customers which may be considered eligible under this clause (g)(i) shall not exceed in the aggregate $20,000,000, or (ii) a Foreign Customer that does not have an Investment Grade Rating, unless, under this clause (g)(ii), in each case, the sale is on letter of credit, guarantee or banker’s acceptance terms, in each case acceptable to Agent in its Permitted Discretion, or such Foreign Customer is otherwise acceptable in all respects to Agent in its Permitted Discretion (subject to such lending formula with respect to Accounts of such Foreign Customers as Agent may determine in its Permitted Discretion); or

(h)                                 the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase, return or contingent or conditional basis or is evidenced by chattel paper (unless such chattel paper is delivered to Agent);

(i)                                     (i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the Borrower to whom such Account is owning has assigned its right to payment of such Account to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.), or (ii) if the account debtor is Her Majesty in right of Canada or any provincial or local Governmental Body, or any Ministry thereof, the Borrower to whom such Account is owing has assigned its rights to payment of such Account to Agent pursuant to, and in accordance with the Financial Administration Act (Canada), as amended, or any similar applicable provincial or local law regulation or requirement if applicable, has been complied with in a manner reasonably satisfactory to Agent or has otherwise complied with other applicable statutes or ordinances;

(j)                                     the goods giving rise to such Account have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by such Borrower and accepted by the Customer (such as advanced billings) or the Account otherwise does not represent a final sale;

(k)                                  [Reserved];

(l)                                     the Account is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of such Borrower or the Account is contingent in any respect or for any reason (each such offset, deduction, defense, dispute, counterclaim or contingency, a “Contra Claim”; provided, that, such Accounts shall only be ineligible pursuant to this clause (l) to the extent of the aggregate amount of such Contra Claims;

(m)                               such Borrower has made any agreement with any Customer for any deduction therefrom, but only to the extent of such deductions, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)                                 any return, rejection or repossession of the Inventory has occurred the sale of which gave rise to such Account or such Account relates to a Customer whose obligation to pay is in any respect, conditional or subject to any such right of return, rejection, repossession or similar rights;

(o)                                 such Account is not payable to such Borrower;

(p)                                 in the case of any single Customer and its Affiliates, such Accounts constitute more than fifteen (15%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(q)                                 such Account consists of progress billings (such that the obligation of the Customer with respect to such Account is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the Customer, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the Customer to take the goods related thereto and pay such invoice;

(r)                                    the Customer or any officer or employee of the Customer with respect to such Account is an officer, employee, agent or other Affiliate of any Loan Party or any Subsidiary of any Loan Party;

(s)                                  there are any proceedings or actions known to such Borrower which are threatened or pending against the Customer with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such account debtor’s financial condition

(including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(t)                                    the underlying sale and other documentation governing such Account do not provide that such Account must be paid by the Customer in US Dollars or Canadian Dollars; or

(u)                                 the underlying sale and other documentation governing such Account are not governed by the laws of the United States of America or, for Customers located or incorporated (or other analogous term) in Canada, the laws of the United States or Canada.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in its Permitted Discretion, and upon prompt notice to Administrative Borrower (which notice may be given either before or after such change is made), based on either:  (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from such Borrower prior to the date hereof, in either case under clause (i) or (ii) which materially and adversely affects or could reasonably be expected to materially and adversely affect the Accounts as determined by Agent in its Permitted Discretion.  Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.  Agent shall provide Administrative Borrower with contemporaneous notice of any change in such criteria or new criteria established which changed or new criteria shall become effective no earlier than the third (3rd) Business Day following delivery of such notice.

“Eligible Inventory” shall mean Inventory owned by a Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower and raw materials for such finished goods, provided, that, in no event shall Inventory be Eligible Inventory if such Inventory:

(a)                                  is work in process;

(b)                                 is spare parts for equipment;

(c)                                  is packaging and shipping materials;

(d)                                 is supplies used or consumed in such Borrower’s business;

(e)                                  is not located at premises owned and controlled by such Borrower; except, that, Inventory at premises leased and controlled by such Borrower or Inventory at a warehouse owned and operated by a third Person on behalf of such Borrower, in each case that otherwise satisfies the criteria for Eligible Inventory, will be considered Eligible Inventory if (i) Agent has received and accepted a Collateral Access Agreement from the owner and lessor or operator of such premises, as the case may be, duly authorized, executed and delivered by such owner and lessor or operator, or (ii) Agent shall have established such Reserves in respect of amounts at any time due or to become due to the owner and lessor or operator thereof as Agent shall determine in its Permitted Discretion;

(f)                                    is not subject to the first priority, valid and perfected Lien of Agent (other than Permitted Encumbrances; but without limiting the right of Agent to establish any Reserves with respect to Permitted Encumbrances);

(g)                                 is not beneficially and legally owned solely by such Borrower;

(h)                                 is bill and hold goods;

(i)                                     is unserviceable, obsolete or slow moving Inventory or Inventory in a poor condition;

(j)                                     is damaged and/or defective Inventory;

(k)                                  is returned Inventory (other than undamaged and non-defective Inventory returned in the ordinary course of business that is held for resale in the ordinary course of business);

(l)                                     is purchased or sold on consignment; or

(m)                               is located outside the continental United States of America or Canada.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in its Permitted Discretion, and upon prompt notice to Administrative Borrower (which notice may be given before or after such change is made), based on either:  (i) an event, condition or other circumstance arising after the date hereof, or (2) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Administrative Borrower prior to the date hereof, in either case under clause (i) or (ii) which materially and adversely affects or could reasonably be expected to materially and adversely affect the Inventory as determined by Agent in its Permitted Discretion.  Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.  Agent shall provide Administrative Borrower with contemporaneous notice of any change in such criteria or new criteria established which changed or new criteria shall become effective no earlier than the third (3rd) Business Day following delivery of such notice.

“Environmental Complaint” shall have the meaning set forth in Section 4.18(d).

“Environmental Laws” shall mean all foreign, federal, state, provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Body, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.  The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, the Canadian

Environmental Assessment Act, the Canadian Environmental Protection Act, the Transportation of Dangerous Goods Act, 1992, the Fisheries Act, the Migratory Birds Protection Act, 1994, the Species at Risk Act, the Hazardous Production Act, the Canada Shipping Act and the Canada Wildlife Act, the Environmental Assessment Act (Ontario), the Environmental Protection Act (Ontario), the Environmental Protection Act (Manitoba) and the Dangerous Goods Handling and Transportation Act (Manitoba), (ii) applicable state, provincial and local counterparts to such laws and (iii) any common law that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“Equipment” shall mean and include as to each Loan Party, all of such Loan Party’s, whether now owned or hereafter acquired and wherever located equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories, and all other goods (other than Inventory) and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock or other equity interests and/or cash based on the value of such capital stock or other equity interest).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan, other than events for which the thirty (30) day notice period has been waived; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) the imposition of a lien under Section 412 or 430 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (h) a Title IV Plan is in “at risk status” within the meaning of Code Section 430(i), (i) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Code Section 432(b); (j) an ERISA Affiliate incurs a substantial cessation of operations within the meaning of ERISA Section 4062(e), with respect to a Title IV Plan; (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer

Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (l) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (m) the termination of a Plan described in Section 4064 of ERISA.

“Event of Default” shall mean the occurrence of any of the events set forth in Section 10.

“Excess Cash Flow” has the meaning as defined in the Second Lien Indenture as in effect on the date hereof.

“Excess Cash Flow Line Reduction” has the meaning set forth in Section 2.21.

“Excess Cash Flow Line Reduction Certificate” has the meaning set forth in Section 2.21.

“Exchange Rate” shall mean the prevailing spot rate of exchange of such bank as Agent may reasonably select for the purpose of conversion of one currency to another, at or around 12:00 p.m. Chicago time, on the date on which any such conversion of currency is to be made under this Agreement.

“Excluded Assets” shall mean:

(a)                                  any Excluded Equity Interests;

(b)                                 each instrument, contract (including each Intellectual Property-related contract and any Accounts and other Receivables arising under such contract), chattel paper, license, permit, General Intangible, and other agreement that is with, or issued by, a Person that is not a Loan Party or Affiliate of any Loan Party, but only while, and only to the extent that, the grant of a security interest therein pursuant to this Agreement would result in a default or penalty under, or a breach or termination of, such instrument, contract, chattel paper, license, permit, General Intangible, or other agreement (any such provisions that would result in any of the foregoing being referred to herein as a “Restriction”; and any such asset or property, or interest thereon, that is at any time subject to a Restriction being referred to herein as a “Restricted Asset”), except, in each case, to the extent that, pursuant to the Code or other applicable law, the grant of a security interest therein can be made without resulting in a default or penalty thereunder or breach or termination thereof; provided, that, none of the foregoing assets and properties, or interests therein, shall constitute Excluded Assets if (i) the Restriction applicable thereto has been waived or such other Person has otherwise consented to the creation hereunder of a security interest in such Restricted Asset, or (ii) such Restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of Article 9 of the UCC, as applicable, and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity; provided further, that, (A) immediately upon the ineffectiveness, lapse or termination of any such Restriction with respect to a Restricted Asset (a “Non-Restricted Asset”), such Loan Party shall be deemed to have automatically, without further act by any Loan Party, Agent, Lenders or any other Person, granted a security interest in, all its rights, title and interests in and to such Non-Restricted Asset as if such Restriction had never been in effect; and (B) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Agent’s unconditional continuing security interest in and to all rights, title and interests of such Loan Party in or to any payment obligations or other rights to receive monies due or to become due under any such Restricted Asset and in any such monies and other proceeds of such Restricted Asset;

(c)                                  applications for any trademarks that have been filed with the U.S. Patent and Trademark Office on the basis of an “intent-to-use” with respect to such marks, unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Loan Party in such marks is no longer on an “intent-to-use” basis, at which time such marks shall automatically and without further action by the parties be subject to the security interests and liens granted by a Loan Party to Agent hereunder;

(d)                                 Real Property now or hereafter owned by Loan Parties with a fair market value of less than $1,000,000 and, except for the leasehold interests described in the Houston Leasehold Mortgage and the Edmonton Leasehold Mortgage, all of Loan Parties’ leasehold interests in Real Property;

(e)                                  motor vehicles and other assets subject to certificates of title to the extent that a Lien therein cannot be perfected by the filing of a UCC-1 or PPSA financing statement;

(f)                                    any commercial tort claim held by a Loan Party of less than $250,000;

(g)                                 other assets of any Loan Party not specifically identified in this definition as to which the Administrative Agent and the Parent agree in writing that the costs of obtaining Lien therein or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby; and

(h)                                 any records specifically and exclusively relating to any of the foregoing.

“Excluded Equity Interests” shall mean voting Equity Interests issued by a Non-US Subsidiary that is a CFC representing in excess of sixty-five (65%) percent of the voting Equity Interests of such Non-US Subsidiary.

“Excluded Tax” shall mean, with respect to any Lender (as defined in Section 3.6) any Tax imposed on (or measured by) such Lender’s gross revenues or net income (however denominated) and any franchise tax (in each case imposed in lieu of a net income tax) by any jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized or in which its principal office or its applicable lending office is located, and any branch profits taxes imposed on the Lender by the United States or any similar tax imposed on the Lender by a jurisdiction in which the Lender is resident for tax purposes.

“Existing Letters of Credit” shall mean, collectively, the Letters of Credit that were issued by an Issuer prior to the Closing Date for the account of a Borrower, or for which such Borrower is otherwise liable, and are listed on Schedule L-1 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, or renewed.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such provisions).

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three (3) federal funds brokers of recognized standing selected by Agent.

“Fee Letter” shall mean the Fee Letter, dated as of the date hereof, by and among the Borrowers and Agent, as amended, restated, modified and supplemented from time to time.

“Financial Covenant Trigger Event” shall mean either (a) an Event of Default shall have occurred and be continuing or (b) Global Undrawn Availability is, on any date of determination, less than the greater of (i) ten (10%) percent of the lesser of (A) the Maximum Credit and (B) the Borrowing Base at such time, and (ii) $10,000,000; provided, that, any such Financial Covenant Trigger Event resulting solely from this clause (b) shall cease to exist to the extent that Global Undrawn Availability is greater than or equal to the greater of (A) ten (10%) percent of the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time, and (B) $10,000,000 for sixty (60) consecutive days during any applicable period after the occurrence of such Financial Covenant Trigger Event and no other Financial Covenant Trigger Event has occurred during such sixty (60) consecutive day period.

“First Lien Intercreditor Borrowing Base” shall mean the First Lien Borrowing Base, as such term is defined in the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” shall mean, with respect to Loan Parties and their Subsidiaries on a consolidated basis, for any applicable period, the ratio of (a) EBITDA for such period minus an amount equal to the sum of (i) all cash Capital Expenditures made during such period, plus (ii) all taxes paid during such period in cash, plus (iii) all cash dividends or other cash distributions made on account of Parent’s Equity Interests and all repurchases or redemptions of Equity Interests (other than those made to a Loan Party) made during such period, to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, as to Loan Parties and their Subsidiaries determined on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Cash Interest Expense during such period, plus (b) all regularly scheduled (as determined at the beginning of the respective period) and mandatory principal payments of Money Borrowed, Indebtedness with respect to earn-outs and similar obligations owing by Loan Parties in connection with the Closing Date Acquisition and any Permitted Acquisition, and Indebtedness with respect to Capital Leases, in each case made or required to be made during such period (and without duplicating items in (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time, as may be amended from time to time by the Financial

Accounting Standards Board; provided, however, that, all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159; except, that, if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 6.8 hereof, Agent and the Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and the Borrowers, after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 6.8 hereof shall be calculated on the basis of such principles in effect prior to such change and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date of such change.

“General Intangibles” shall mean and include as to each Loan Party all of such Loan Party’s general intangibles (as such term is defined in the UCC), whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, commercial tort claims, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs and computer software, all claims under guaranties, Liens or other security held by or granted to such Loan Party to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Global Excess Availability” shall mean the amount, as determined by Agent in its Permitted Discretion, calculated at any date, equal to:  (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Revolving Advance Amount less Maximum Revolving Advance Amount Reserves (in each case under (i) and (ii), without duplication and without giving effect to Reserves in respect of outstanding Letters of Credit), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Advances plus the amount of all then outstanding Letter of Credit Obligations, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Loan Parties which are either (A) past due beyond the due date therefor by at least forty-five (45) days or (B) have been invoiced and outstanding at least ninety (90) days past the invoice date therefor as of the end of the immediately preceding month or, at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Loan Parties in good faith).

“Global Excess Liquidity” shall mean the amount, as determined by Agent in its Permitted Discretion, calculated at any date, equal to the sum of: (a) Global Undrawn Availability plus (b) Qualified Cash.

“Global Undrawn Availability” shall mean, on any date of determination, as determined by Agent in its Permitted Discretion, calculated at any date, equal to:  (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Revolving Advance Amount less Maximum Revolving Advance Amount Reserves (in each case under (i) and (ii), without duplication and without giving effect to Reserves in respect of outstanding Letters of Credit), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Advances plus (ii) the amount of all then outstanding Letter of Credit Obligations.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Government Receivables” shall have the meaning set forth in Section 6.4.

“Guarantee” shall mean the guarantee set forth in Section 15 of this Agreement and any other guarantee of the Obligations of the Borrowers now or hereafter executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

“Guarantors” shall mean, collectively, the US Guarantors and the Canadian Guarantors; each sometimes referred to herein individually as a “Guarantor”.

“Hazardous Discharge” shall have the meaning set forth in Section 4.18(d).

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances as defined in CERCLA, the Hazardous Substances Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state or other law, and any other applicable federal, state or other laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedging Agreements” shall mean an agreement between any Loan Party and any financial institution that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any of the foregoing together with all supplements thereto) for the purpose of protecting against fluctuations in or managing exposure with respect to interest or exchange rates, currency valuations or commodity prices.

“Houston Leasehold Mortgage” shall mean the Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing given by Parent for the benefit of Agent with respect to the premises located at 4669 Brittmoore Road, Houston, Texas 77041.

“Immaterial Subsidiaries” shall mean, as of any date, each Subsidiary of Loan Parties whose total assets, as of that date, are less than $1,000,000 and whose total revenues for the most recent twelve (12) month period do not exceed $1,000,000; provided, that, a Subsidiary of Loan Parties will not constitute an Immaterial Subsidiary if such Subsidiary, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Borrowers; provided, further, that, the revenues and total assets of all such Subsidiaries shall not exceed $2,500,000 in the aggregate; each sometimes referred to herein individually as an “Immaterial Subsidiary”.

“Impacted Lender” shall mean any Lender that (a) is an Impaired Lender or (b) fails to promptly provide Agent, upon Agent’s written request, reasonably satisfactory assurance that such Lender is not, and will not become, a Defaulting Lender or an Impaired Lender.

“Impaired Lender” shall mean any Lender (a) that has given verbal or written notice (and so long as such notice has not been retracted in writing) to any Borrower, the Agent or any other Lender or has otherwise publicly announced (and such announcement has not been retracted in writing) that such Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the Other Documents, (b) as to which the Agent has (and for so long as Agent continues to have) a good faith belief that such Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) under one or more other syndicated credit facilities and such obligations are not the subject of a good faith dispute by such Lender, or (c) with respect to which one or more Lender-Related Distress Events has occurred and are continuing with respect to such Person or any Person that directly or indirectly controls such Lender and Agent has determined that such Lender may become a Defaulting Lender.  For purposes of this definition, control of a Person shall have the same meaning as provided in the definition of Affiliate.

“Indebtedness” of a Person at a particular date shall mean (a) all indebtedness for Money Borrowed of such Person whether direct or guaranteed; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP consistently applied; (c) notes payable and drafts accepted representing extensions of credit; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument excluding trade payables in the ordinary course of business); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; provided, that, if such indebtedness is not assumed by personal obligation of such Person then the amount of the indebtedness shall be the lesser of (i) the amount of such indebtedness and (ii) the book value of the asset securing such indebtedness; (f) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (g) all obligations evidenced by bonds, debentures, notes or similar instruments; (h) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (i) all obligations, liabilities and indebtedness of such Person (Net Marked-to-Market Exposure) arising under Hedging Agreements; and (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP consistently applied, in each case whether such liabilities are present or future, actual or contingent and whether owned jointly or severally.

“Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, service marks, trade names, trade styles, trademark and service mark applications and designs, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or service mark, or the license of any trademark or service mark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP consistently applied, the total interest expense of such Person, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period).  Notwithstanding the foregoing, during the first year of this Agreement only, the Interest Expense for the first three (3) quarters shall be calculated as follows:  (a) for the first quarter during the first year of this Agreement, the Interest Expense shall be the total interest expense of such Person, whether paid or accrued during such quarter but without duplication (including the interest component of Capital Leases for such period) multiplied by four (4), (b) for the second quarter during the first year of this Agreement, the Interest Expense shall be the total interest expense of such Person, whether paid or accrued during the first and second quarter but without duplication (including the interest component of Capital Leases for such period) multiplied by two (2), and (c) for the third quarter during the first year of this Agreement, the Interest Expense shall be the total interest expense of such Person, whether paid or accrued during the first, second and third quarters but without duplication (including the interest component of Capital Leases for such period) multiplied by one and one-third (1 1/3rd).

“Interest Period” shall mean the period provided for any LIBOR Rate Loan or BA Rate Loan pursuant to Section 2.2(b).

“Interest Rate” shall mean the Revolving Interest Rate.

“Inventory” shall mean and include as to each Loan Party, all of such Loan Party’s now owned or hereafter acquired inventory (as such term is defined in the UCC), goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s or business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of such Loan Party, and all documents of title or other documents representing them.

“Investment Conditions Precedent” shall mean (a) immediately prior to and after giving effect to any investment permitted under Section 7.4, no Event of Default shall exist or have occurred and be continuing, (b) Global Undrawn Availability for the thirty (30) consecutive days prior to any Permitted Acquisition, shall not be less than the greater of (i) twenty (20%) percent of the lesser of (A) the Maximum Credit and (B) the Borrowing Base at such time, and (ii) $20,000,000, (c) as of the date of and after giving effect to any such investment, Global Undrawn Availability shall not be less than the greater of (i) twenty (20%) percent of the lesser of (A) the Maximum Credit and (B) the Borrowing Base at such time, and (ii) $20,000,000, (d) Loan Parties and their Subsidiaries, on a consolidated basis, shall have a Fixed Charge Coverage Ratio (calculated as provided in Section 6.8) of 1.1:1.0 on the date of and on a pro forma basis for the trailing twelve (12) month period after giving effect to such proposed investment.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and/or BBB- (or the equivalent) by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (or such other comparable rating agency acceptable to Agent in its Permitted Discretion).

“Investment Property” shall mean any “investment property” as such term is defined in Section 9-102 of the UCC now owned or hereafter acquired by any Loan Party, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party, including the rights of any Loan Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Loan Party; iv) all commodity contracts of any Loan Party; and (d) all commodity accounts held by any Loan Party.

“IRS” shall mean the United States Internal Revenue Service.

“Issuer” shall mean Canadian Issuer or US Issuer, as the case may be.

“Judgment Currency” shall have the meaning set forth in Section 17.5.

“Lead Arrangers” shall mean Wells Fargo Capital Finance, LLC and Jefferies Finance LLC, in their capacities as joint lead arrangers.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender Default” shall have the meaning set forth in Section 2.15(a).

“Lender-Related Distress Event” shall mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy or insolvency laws of its jurisdiction of formation, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed

Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in party by guaranties or other support (including, without limitation, the nationalization or assumption of ownership or operating control by) the U.S. government or other Governmental Body, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Body having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Body.  For purposes of this definition, control of a Person shall have the same meaning as provided in the definition of Affiliate.

“Letter of Credit Application” shall have the meaning set forth in Section 2.9(a).

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a).

“Letter of Credit Obligations” shall mean, collectively, the US Letter of Credit Obligations and the Canadian Letter of Credit Obligations.

“Letters of Credit” shall mean, collectively, all letters of credit denominated in US Dollars or Canadian Dollars (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuer for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof, and shall include the Existing Letters of Credit for all purposes of this Agreement.

“LIBOR” shall mean, for any Interest Period with respect to a LIBOR Rate Loan, a per annum rate of interest (rounded upward, if necessary, to the nearest one-eighth of one (1/8th of 1%) percent), equal to the British Bankers’ Association Interest Settlement Rate for the duration of the applicable Interest Period denominated in the relevant currency, taken at or about 1:00 p.m. (London time) on the date which is two (2) Business Days prior to the commencement of such Interest Period, as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market.  In the event that such rate is not available at such time for any reason, then “LIBOR” with respect to such LIBOR Rate Loan for such Interest Period shall be the rate at which deposits in the relevant currency of $5,000,000 (or the US Dollar Equivalent thereof) and for a maturity comparable to such Interest Period are offered by the principal London office of Agent in immediately available funds in the London interbank market at approximately 1:00 p.m. (London time) on the day which is two (2) Business Days prior to the commencement of such Interest Period.  If the Board of Governors imposes a Statutory Reserve with respect to LIBOR deposits and the applicable rate is determined by reference to the foregoing, then LIBOR shall be (a) the foregoing rate, divided by (b) the sum of one (1) minus the Statutory Reserve.

“LIBOR Rate Loan” shall mean an Advance that bears interest based on LIBOR.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC, PPSA or comparable law of any jurisdiction.  Any reference to the Lien of Agent shall be construed in the broadest sense possible and shall in each case include a security interest and other Lien as the context implies.

“Line Decrease Notice” shall mean a written notice delivered by Administrative Borrower to Agent, pursuant to Section 2.21 of this Agreement, in the form attached as Exhibit D hereto.

“Loan Parties” shall mean, collectively, the US Loan Parties and the Canadian Loan Parties; each sometimes referred to herein individually as a “Loan Party”.

“Material Adverse Effect” shall mean any event, change, condition, occurrence or circumstance which, either, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on (a) the financial condition, operations, assets , or business of Loan Parties and their Subsidiaries taken as a whole, (b) any Loan Party’s ability to pay the Obligations or to comply with this Agreement or any Other Document in accordance with the terms hereof or thereof, (c) the value of a material portion of the Collateral, or Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) Agent’s ability to realize on a material portion of the Collateral or otherwise enforce the terms of this Agreement or any of the Other Documents.

“Material Contracts” shall mean any contract or other agreement (other than this Agreement or the Other Documents), whether written or oral, to which any Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Maximum Credit” shall mean $100,000,000 (subject to adjustment as provided pursuant to the terms of Section 2.13, Section 2.20 and Section 2.21).

“Maximum Credit Increase Effective Date” shall have the meaning set forth in Section 2.20(c).

“Maximum Revolving Advance Amount” shall mean the US Revolving Loan Maximum Amount.

“Maximum Revolving Advance Amount Reserves” shall mean Reserves to the extent that such Reserves are in respect of amounts that may be payable to third parties and for which Agent elects from time to time in its Permitted Discretion to institute such Reserves against the Maximum Credit, in addition to instituting such Reserves against the Borrowing Base.

“Maximum Swingline Advance Amount” shall mean $10,000,000.

“Money Borrowed” shall mean (a) Indebtedness for borrowed money arising from the lending of money by any Person to any Loan Party or any of their respective Subsidiaries, (b) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Loan Party or any of their respective Subsidiaries, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property, (c) reimbursement obligations with respect to letters of credit or guaranties of letters of credit, and (d) Indebtedness of any Loan Party or any of their respective Subsidiaries under any guarantee of obligations that would constitute Indebtedness for Money Borrowed under clauses (a), (b) or (c) hereof, if owed directly by any Loan Party or any of their respective Subsidiaries.

“Mortgage” shall mean each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Loan Party to Agent on behalf of itself and Lenders with respect to the Real Property, all in form and substance reasonably satisfactory to Agent.

“Mortgaged Real Property” shall mean the Real Property of Loan Parties that is subject to a Mortgage.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Income” shall mean, for any period, the aggregate income (or loss) of Loan Parties and their Subsidiaries for such period, all computed and calculated in accordance with GAAP consistently applied on a consolidated basis; provided, however, that, amounts in any such period in respect of (a) any non-cash charges associated with the sale or discontinuance of assets, businesses or product lines and (b) the cumulative effect of accounting changes shall be added, without duplication, to Net Income for such period.

“Net Liquidation Percentage” shall mean the percentage of the book value of Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by the most recent appraisal received by Agent, which appraisal shall (a) be reasonably satisfactory to Agent, (b) prepared by an appraisal company reasonably acceptable to Agent and (c) expressly provide that Agent is permitted to rely thereon.

“Net Marked-to-Market Exposure” of a Person shall mean, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedging Agreements. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Hedging Agreement as of the date of determination (assuming the Hedging Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Agreement as of the date of determination (assuming such Hedging Agreement were to be terminated as of that date).

“Non-Restricted Asset” shall have the meaning as set forth in the definition of Excluded Assets.

“Non-US Loan Party” shall mean a Loan Party other than a US Loan Party.

“Non-US Subsidiary” shall mean any Subsidiary other than a US Subsidiary.

“Note” or “Notes” shall mean, individually or collectively, each Revolving Credit Note and the Swingline Note.

“Notice of Conversion” shall mean a notice duly executed by a Responsible Officer of Administrative Borrower appropriately completed and in substantially the form of Exhibit B.

“Obligations” shall mean and include (a) any and all of each Loan Party’s Indebtedness and/or liabilities pursuant to or evidenced by this Agreement or any Other Documents to Agent, Lenders or any Issuer of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise (including all interest, fees and charges accruing after the commencement of any case or proceeding under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute whether or not enforceable in such case or proceeding) and all obligations of any Loan Party to Agent, Lenders or any Issuer to perform acts or refrain from taking any action under this Agreement or any Other Documents, and (b) Bank Product Obligations solely for purposes of (i) Section 4.1 (and other Lien grants made by Loan Parties in the Other Documents to secure any and all of the Obligations), (ii) Sections 15 and 16, and (iii) defining “Senior Indebtedness,” “First Lien Indebtedness”, “First Lien Debt” or words of similar meaning in any subordination agreement or intercreditor agreement, in each case subject to the priority in right of payment set forth in Section 11.2; provided, that, as to any such Bank Product Obligations, the same shall only be included within the Obligations if (A) the applicable Bank Product Provider, other than Agent and its Affiliates, and the applicable Loan Party shall have delivered prompt written notice to Agent (but in no event later than ten (10) Business Days) that (1) such Bank Product Provider has entered into a transaction to provide Bank Products to such Loan Party, (2) the maximum dollar amount of Obligations arising thereunder to be included as a Reserve (the “Bank Product Amount”), together with the methodology used by such parties in determining the Bank Product Amount, subject in all events, however, to Agent’s right, in its Permitted Discretion, to establish such Reserve as Agent shall at any time determine in its Permitted Discretion is appropriate to reflect the reasonably anticipated liabilities and obligations of Loan Parties with respect to such Bank Product then provided or outstanding, and (3) express agreement has been obtained from such Bank Product Provider and such Borrower or such other Loan Party that the Bank Product Obligations arising pursuant to such Bank Products provided to such Borrower or such other Loan Party constitute Obligations entitled to the benefits of the Liens of Agent granted hereunder, and Agent shall have acknowledged receipt of such notice in writing, (B) in no event shall any Bank Product Provider acting in such capacity to whom such Bank Product Obligations are owing be deemed a Lender for purposes hereof, except with respect to the Lien granted in favor of Agent, for itself and on behalf of each Secured Party, and in no event shall the approval of any such Person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or other Lien of Agent or with respect to any other matter governed by this Agreement or any Other Document, and (C) Agent may terminate this Agreement and the Other Documents, along with any Liens granted under this Agreement and the Other Documents, without any notice to or consent by any Bank Product Provider, in its capacity as such, regardless of whether or not any Bank Product Obligations are outstanding.  The Bank Product Amount may be changed from time to time upon written notice to Agent by a Bank Product Provider and any Loan Party owing Bank Product Obligations to such Bank Product Provider.  No Bank Product Amount may be established or increased at any time that an Event of Default exists, or if a Reserve in such amount would cause Borrowing Availability to be less than zero (0).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Account” or “Operating Accounts” shall mean, individually or collectively, the operating accounts established and maintained by Loan Parties and which are designated as such and listed on Schedule 5.23.

“Other Documents” shall mean any Note, the Pledge Agreements, the Questionnaire, any Guarantee, any Collateral Access Agreement, the Second Lien Intercreditor Agreement, and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, security agreements, hypothecs, mortgages, deeds of trust, debentures, control agreements, other collateral documents, subordination agreements, intercreditor agreements, powers of attorney, consents, and all other writings heretofore, now or hereafter executed and/or delivered by any Loan Party to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case, as such agreements, instruments and documents are amended, restated, modified or supplemented from time to time.

“Parent” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Parent Closing Material Adverse Effect” shall mean any event, change, condition, occurrence or circumstance which, either, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries, taken as a whole; provided, that, in no event shall any of the following events, effects, occurrences, developments, changes or circumstances, either alone or in combination, be deemed to constitute, or be taken into account in determining or whether there has been or will be, a Parent Closing Material Adverse Effect:  (a) changes in the Parent’s common stock price or trading volume, in and of itself (provided, that, the facts and circumstances giving rise to such changes may be taken into account in determining whether there has occurred a Parent Closing Material Adverse Effect), (b) any failure by the Parent to meet published revenue or earnings projections, in and of itself (provided, that, the facts and circumstances giving rise to such changes may be taken into account in determining whether there has occurred a Parent Closing Material Adverse Effect), (c) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (to the extent such changes in each case do not disproportionately affect the Parent or any of its Subsidiaries relative to other companies in their industry), (d) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (to the extent that such changes in each case do not disproportionately affect the Parent or any of its Subsidiaries relative to other companies in their industry), (e) changes in political conditions in the United States or any other country or region in the world (to the extent such changes in each case do not disproportionately affect the Parent or any of its Subsidiaries relative to other companies in their industry), (f) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (to the extent such events in each case do not disproportionately affect the Parent or any of its Subsidiaries relative to other companies in their industry), (g) changes directly attributable to the announcement of the Closing Date Acquisition

Agreement and related financing or the pendency or consummation of the transactions contemplated thereby, (h) changes in law, regulation or other legal or regulatory conditions (or the interpretation thereof) (to the extent such changes do not disproportionately affect the Parent or any of its Subsidiaries relative to other companies in their industry), or (i) changes in GAAP or other accounting standards (or the interpretation thereof).

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances or Commitments of such Lender and who shall have entered into a participation agreement in form and substance reasonably satisfactory to such Lender.

“Payment Accounts” shall mean, collectively, the US Payment Account and the Canadian Payment Account; sometimes individually referred to as a “Payment Account”.

“Payment in Full” or “Paid in Full” shall mean (a) all Commitments have been terminated or expired and (b) all of the Obligations have been paid in full in cash (or with respect to this clause (b), (i) in the case of outstanding Letters of Credit, Borrowers have furnished to Agent either, (A) the original Letter of Credit from the beneficiary thereof for immediate and complete termination or (B) as selected by Agent, either (1) cash collateral in an amount not less than one hundred and five (105%) percent of the aggregate undrawn amount of all Letters of Credit (pursuant to cash collateral arrangements to be in form and substance reasonably satisfactory to Agent) or (2) back-up letters of credit in form and substance reasonably satisfactory to Agent, and from an issuer reasonably acceptable to Agent, in an amount not less than one hundred and five (105%) percent of the aggregate undrawn amount of all Letters of Credit and (ii) in the case of any other contingent Obligations (including without limitation Bank Product Obligations, except to the extent not required by Agent), each Loan Party shall have furnished Agent and Lenders with cash collateral or an indemnification from a Person, and pursuant to terms and conditions, in each case which are satisfactory to Agent in all respects).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” shall mean the purchase by a Borrower or wholly-owned Subsidiary of Borrower that is a Loan Party after the date hereof of all or substantially all of the assets or property or all of the Equity Interests of any Person or any business unit or division of such Person (such assets or Person being referred to herein as the “Target”), or the merger with a Target by a Borrower or wholly-owned Subsidiary of a Borrower that is a Loan Party, subject to the satisfaction of each of the following conditions:

(a)           Agent shall receive at least thirty (30) days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(b)           the Target’s assets shall only comprise a business of the type engaged in by Loan Parties as of the date hereof or ancillary businesses reasonably related to the business engaged in by Loan Parties as of the date hereof, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any Other Documents other than approvals applicable to the exercise of such rights and remedies with respect to Loan Parties prior to such proposed Permitted Acquisition;

(c)           the total cash and non-cash consideration paid by Loan Parties and their Subsidiaries (including, without limitation, assumption or incurrence of all Indebtedness (including without limitation earn-outs and deferred purchase price obligations) for (i) all Permitted Acquisitions shall not exceed $150,000,000 in the aggregate during the Term or (ii) any Permitted Acquisition shall not exceed $60,000,000 during any twelve (12) consecutive month period;

(d)           (i) immediately prior to and after giving effect to any Permitted Acquisition, no Event of Default shall exist or have occurred and be continuing (ii) Global Undrawn Availability for the sixty (60) consecutive days prior to any Permitted Acquisition, shall not be less than the greater of (A) seventeen and one-half (17.5%) percent of the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time, and (B) $17,500,000; and (iii) as of the date of and after giving effect to any Permitted Acquisition, Global Undrawn Availability shall not be less than the greater of (A) seventeen and one-half (17.5%) percent of the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time, and (B) $17,500,000;

(e)           Loan Parties and their Subsidiaries (including the Target), on a consolidated basis, shall have a Fixed Charge Coverage Ratio (calculated as provided in Section 6.8) of 1.1:1.0 on the date of and on a pro forma basis for the trailing twelve (12) month period after giving effect to such proposed Permitted Acquisition;

(f)            Target must have had a positive EBITDA on a cumulative basis for the immediately preceding four (4) fiscal quarters and no more than one (1) fiscal quarter during such four fiscal quarter period may have a negative EBITDA;

(g)           at or prior to the closing of such proposed Permitted Acquisition, (i) if the Target will be a US Subsidiary of Parent, Agent, for the ratable benefit of each Secured Party, will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all Collateral to be acquired in connection therewith and each Person acquired in connection therewith shall have joined this Agreement as a Guarantor and each Loan Party and each Person acquired in connection therewith shall have executed (or caused to be executed) such documents and taken such actions as may be required by Agent in its Permitted Discretion in connection therewith and (ii) if the Target will be a first-tier Non-US Subsidiary of Parent, Agent, for the ratable benefit of each Secured Party, will be granted a first priority perfected Lien upon the Equity Interests of the Target to the extent that such Equity Interests are not Excluded Equity Interests;

(h)           such proposed Permitted Acquisition shall not be hostile and, prior to its closing, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target;

(i)            all material consents necessary for such proposed Permitted Acquisition have been acquired and such proposed Permitted Acquisition is consummated in accordance with the applicable acquisition documents (as amended or modified) and applicable law;

(j)            each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any Other Document to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Other Document shall be true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such date such proposed Permitted Acquisition is consummated both before and after giving effect thereto as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such earlier date);

(k)           Administrative Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(i)            a pro forma consolidated balance sheet, income statement and cash flow statement of Parent and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Parent and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such proposed Permitted Acquisition and the funding of all Advances in connection therewith, and such Acquisition Pro Forma shall reflect that (A) Global Excess Availability criteria set forth above has been satisfied, and (B) on a pro forma basis, no Default or Event of Default has occurred and is continuing or would result after giving effect to such proposed Permitted Acquisition and Borrowers would have been in compliance with the financial covenants set forth in Section 6.8 for the four (4) quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Section 9.7 prior to the consummation of such proposed Permitted Acquisition (after giving effect to such proposed Permitted Acquisition and all Advances funded in connection therewith as if made on the first (1st) day of such period);

(ii)           updated versions of the most recently delivered projections delivered pursuant to Section 5.5(b) covering the one (1) year period commencing on the date of such proposed Permitted Acquisition and otherwise prepared in accordance with such projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such proposed Permitted Acquisition; and

(iii)          a certificate of the chief financial officer of Parent and each Borrower to the effect that:  (A) each Loan Party (after taking into consideration all rights of contribution and indemnity such Loan Party has against each other Loan Party) will be Solvent upon the consummation of such proposed Permitted Acquisition; (B) the Acquisition Pro Forma fairly presents in all material respects the financial condition of Loan Parties and their Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to such proposed Permitted Acquisition; and (C) the Acquisition Projections are reasonable estimates based on the then available information of the future financial performance of Loan Parties and their Subsidiaries subsequent to the date thereof based upon the historical performance of Loan Parties, their Subsidiaries and the Target and show that Loan Parties and their Subsidiaries shall continue to be in compliance with the financial covenants set forth in Section 6.8 for the remainder of the period set forth in such projections based on the then available information;

(l)            on or prior to the date of such proposed Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement (which shall allow collateral assignments of Loan Parties rights thereunder in favor of the

Agent and the Lenders) or merger agreement, as applicable, and all related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent; and

(m)          concurrently with consummation of such proposed Permitted Acquisition, Administrative Borrower Representative shall have delivered to Agent a certificate stating that the foregoing conditions have been satisfied.

Notwithstanding anything to the contrary contained in this definition, if Administrative Borrower requests that any assets acquired pursuant to any Permitted Acquisition be included in the Borrowing Base, Agent shall initiate, within thirty (30) days of such request, an appraisal, field examination or collateral audit (as the case may be) with respect to the business and assets of the Target in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Target, the scope and results of which shall be reasonably satisfactory to Agent, and which shall have been completed, before such assets may be included in the Borrowing Base.  Any Accounts or Inventory of the Target shall only be Eligible Accounts or Eligible Inventory to the extent that (i) the Target (if its Equity Interests have been acquired in such Permitted Acquisition) or the Subsidiary of Loan Parties which has acquired the Target’s assets and properties shall have become a Borrower under this Agreement in accordance with Section 17.2, (ii) Agent has so completed such appraisal, field examination or collateral audit (as the case may be) with respect thereto and (iii) the criteria for Eligible Accounts or Eligible Inventory (as applicable) set forth herein are satisfied with respect thereto in accordance with this Agreement.

“Permitted Discretion” shall mean a determination made by the Agent in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.

“Permitted Encumbrances” shall mean:

(a)           Liens in favor of Agent for the benefit of each Secured Party, which, in each case, secure Obligations;

(b)           Liens for taxes, assessments or other governmental charges (“Tax Lien”) not delinquent or being contested in good faith and by appropriate proceedings by the applicable Loan Party or Subsidiary of a Loan Party and with respect to which proper reserves have been taken by Loan Parties and the Subsidiaries; provided, that, the Tax Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the Collateral in which Agent has such a Lien and a stay of enforcement of any such Tax Lien shall be in effect;

(c)           deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance, in each case made in the ordinary course of business and excluding deposits, liens or pledges under ERISA;

(d)           deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the repayment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the applicable Loan Party’s or Subsidiary’s business;

(e)           mechanics’, workers’, materialmen’s, carriers’, warehousemen’s, landlords or other like Liens arising in the ordinary course of the applicable Loan Party’s or Subsidiary’s business with respect to obligations which are not incurred in connection with the borrowing of money that in the aggregate do not materially interfere with the conduct of the business of the applicable Loan Party or any Subsidiary or materially impair the value of the property or assets subject to such Liens; provided, that, such Lien shall have no effect on the priority of the Liens in favor of Agent on Collateral included in the Borrowing Base;

(f)            Liens placed upon fixed assets hereafter acquired by any Loan Party or any Subsidiary to secure a portion of the purchase price thereof; provided, that, (i) any such Lien shall not encumber any other property of Loan Parties or their Subsidiaries and (ii) the aggregate amount secured by such Liens shall not exceed the applicable amount provided for in Section 7.8(b);

(g)           Liens in existence on the date hereof that are disclosed on Schedule 7.2;

(h)           Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business;

(i)            with respect to any Real Property, Liens consisting of easements, rights of way, licenses, covenants, zoning restrictions and other restrictions affecting the use of Real Property that do not materially impair the use or operation thereof;

(j)            Liens and customary rights of setoff on Depository Accounts granted or arising in the ordinary course of business in favor of depositary banks maintaining such Depository Accounts solely to the extent they secure customary account fees and charges payable in respect of such Depository Accounts;

(k)           non-consensual statutory Liens (other than Liens securing the payment of taxes or matters relating to ERISA or Canadian Pension Plans) arising in the ordinary course of a Loan Party or Subsidiary’s business; provided, that, the execution of such Liens is effectively stayed, such Liens are being contested in good faith by appropriate proceedings and the applicable Loan Party has established adequate reserves therefor on its books in accordance with GAAP;

(l)            Liens arising from (i) operating leases with respect to assets which are not owned by any Loan Party or any Subsidiary and the precautionary UCC financing statement and PPSA financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Loan Party or Subsidiary located on the premises of such Loan Party or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Loan Parties and their Subsidiaries and the precautionary UCC financing statement and PPSA financing statement filings in respect thereof;

(m)          judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default;

(n)           Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(o)           Liens in favor of customs and revenue authorities arising as a matter of law to secure custom duties which are not past due in connection with the importation of goods by Loan Parties or their Subsidiaries in the ordinary course of business;

(p)           Liens on specific fixed assets (as opposed to any blanket lien on any asset type) acquired pursuant to a Permitted Acquisition in existence at the time such assets are acquired pursuant to such Permitted Acquisition and not created in contemplation thereof; provided, that, such Liens do not encumber any Accounts, Inventory or other assets included in the Borrowing Base, and such Liens do not attach to any assets other than the assets acquired pursuant to such Permitted Acquisition;

(q)           receipt of deposits and advances from customers in the ordinary course of business which may create an interest in the Inventory to be sold to such customers, but which do not constitute contractual Liens granted by a Loan Party or any Subsidiary; and

(r)            Liens securing Indebtedness of a Subsidiary to a Borrower;

(s)           Liens attaching solely to the property and assets of any Non-US Subsidiary which is not a Loan Party securing Indebtedness for borrowed money of any such Non-US Subsidiary of not more than $25,000,000 in the aggregate at any time outstanding for all such Non-US Subsidiaries as permitted under Section 7.8(l); and

(t)            Liens in the Collateral securing Indebtedness of any Loan Party under the Second Lien Loan Documents.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, company, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Loan Parties or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge Agreements” shall mean the Pledge and Security Agreements, each dated as of the Closing Date, executed by Parent and each of its US Subsidiaries that has Subsidiaries in favor of Agent, pledging and granting to Agent, for the benefit of Secured Parties, as security for the US Obligations, a Lien in all Equity Interests owned by Parent and such US Subsidiaries in their respective US Subsidiaries and sixty-five (65%) percent of the Equity Interests owned by Parent and such US Subsidiaries in their respective non-US Subsidiaries, as the same may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“PPSA” shall mean the Personal Property Security Act (Ontario), the Personal Property Security Act (Manitoba), the Civil Code of Quebec or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Prior Defaulting/Impacted Lender” shall mean, as of any date, a Lender that is not then a Defaulting Lender or an Impacted Lender but was a Defaulting Lender or an Impacted Lender at any time during the past three hundred sixty-five (365) days.

“Priority Payables” shall mean, as to any Borrower or Guarantor at any time, (a) the full amount of the liabilities of such Borrower or Guarantor at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, liens, hypothecs or charges securing the Obligations under federal, state, provincial, county, district, municipal, or local law in Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local, provincial or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations in each case to the extent such trust, or security interest, lien or charge has been or may be imposed and (b) the amount equal to the percentage applicable to Inventory in the calculation of the Canadian Borrowing Base multiplied by the aggregate Value of the Eligible Inventory which Agent, in its Permitted Discretion, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens or charges securing the Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction (provided, that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Priority Payable).

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a).

“Protective Advances” shall have the meaning set forth in Section 2.11.

“Purchasing Lender” shall have the meaning set forth in Section 17.3(c).

“Qualified Assignee” shall mean (a) any Lender (other than a Defaulting Lender, an Impacted Lender or a Prior Defaulting/Impacted Lender), any Controlled Affiliate of any Lender (other than a Defaulting Lender, an Impacted Lender or a Prior Defaulting/Impacted Lender) and any Approved Fund (other than with respect to a Defaulting Lender, an Impacted Lender or a Prior Defaulting/Impacted Lender); and (b) any other Person consented to by (i) Agent, which consent of Agent shall not be unreasonably withheld, conditioned or delayed, and (ii) so long as no Event of Default has occurred and is continuing and such assignment is not being made in connection with an assignment, sale or transfer of a portfolio of loans by the assigning, selling or transferring Lender, by Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, conditioned or delayed (except, that, Administrative Borrower, for itself and on behalf of Borrowers, shall be deemed to have consented to any such assignment unless Administrative Borrower shall have objected thereto by written notice to Agent within five (5) Business Days after having received notice thereof); provided, that, (A) no Person (or Affiliate of such Person) proposed to become a Lender after the Closing Date that holds any (1) Indebtedness that is contractually subordinated to any or all of the Obligations, (2) secured Indebtedness that is subject to any contractual Lien subordination to the Liens securing any or all of the Obligations or (3) Equity Interests issued by any Loan Party shall be a Qualified Assignee unless consented to by Agent in its sole discretion, (B) no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, (C) no Person that is designated as a competitor of Borrowers as set forth on Schedule 17.3 hereto (which Schedule may be updated in writing at any time and from time to time by Administrative Borrower), and (D) no Loan Party shall be a Qualified Assignee; except, that, Qualified Assignee may include a competitor of Borrowers as set forth on Schedule 17.3 hereto if (1) Borrowers shall have approved in writing an assignment to such competitor, (b) an Event of Default exists under Sections 10.6 hereof, or (2) after the receipt by Administrative Borrower from Agent of written notice of the occurrence of an Event(s) of Default (other than under Sections 10.6 hereof), which Event(s) of Default remain uncured, unremedied or unwaived for a period of ninety (90) days, the assigning Lender shall provide Administrative Borrower and Agent with ten (10) Business Days’ prior written notice of its intended assignment to a competitor, at which time such assignment may be made to such competitor unless Borrowers shall have paid and satisfied in full in immediately available funds all of the Obligations and terminated this Agreement and the other Financing Agreements in accordance with Section 13.1 hereof.

“Qualified Cash” shall mean, as of any date determined by Agent, the aggregate amount of unrestricted cash and Cash Equivalents of Borrowers that is subject to a perfected first priority security interest and lien in favor of Agent.

“Quarterly Average Undrawn Availability” shall mean, for any calendar quarter, the average of the aggregate amount of Global Undrawn Availability for such calendar quarter.

“Questionnaire” shall mean the Collateral Certificate dated as of the date hereof executed by each Loan Party in favor of the Agent.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Loan Party right, title and interest in and to its owned and leased premises.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s Accounts, Contract Rights, instruments (including promissory notes and instruments evidencing indebtedness owed to Loan Parties by their Affiliates), documents, chattel paper (whether tangible or electronic), general intangibles (including, without limitation, payment intangibles) relating to Accounts, drafts and acceptances, proceeds of such Loan Party’s business interruption insurance and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Related Agreements” shall mean the Second Lien Loan Documents, the Senior Unsecured Notes Documents, and the Closing Date Acquisition Documents.

“Related Transactions” shall mean the transactions contemplated by the Related Agreements.

“Release” shall have the meaning set forth in Section 5.7(c).

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean (a) if there are three (3) or more Lenders, at least two (2) or more Lenders having Commitment Percentages the aggregate amount of which exceeds fifty (50%) percent, and (b) if there are either one (1) or two (2) Lenders, all Lenders.

“Reserves” shall mean such reserves as Agent may from time to time establish in its Permitted Discretion, including, without limitation, reserves for (a) matters that could adversely affect the Collateral, its value or the amount that Agent and the Lenders might receive from the sale or other disposition thereof or the ability of Agent to realize thereon, (b) sums that Loan Parties or any of their Subsidiaries are required to pay under any provision of this Agreement or any Other Document or otherwise (such as taxes, assessments, payroll, insurance premiums, amounts owing to customs brokers, or, in the case of leased assets, rents or other amounts payable under such leases or, in the case of license agreements, royalties or other amounts payable under such license agreements), (c) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral or over any assets or properties of any Customer of any Loan Party (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, income, payroll, excise, sales, pension plan obligations or other taxes), including without limitation any Permitted Encumbrance and Priority Payables, (d) amounts believed by the Agent to be necessary to provide for possible inaccuracies, in any report or in any information provided to the Agent pursuant to this Agreement, (e) dilution with respect to Accounts of the Borrowers (based on the ratio of the aggregate amount of non-cash reductions in Accounts of the Borrowers for any period to the aggregate dollar amount of sales of the Borrowers for such period) calculated by Agent for any period that is or is reasonably anticipated to be greater than five (5%) percent, (f) the Canadian Inventory Reserve, and (g) Bank Product Obligations to the extent that such Bank Product Obligations constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in its Permitted Discretion and to the extent that such Reserve is in respect of amounts that may be payable to third parties, Agent may, at its option, deduct such Reserve from the US Revolving Loan Borrowing Limit or Canadian Revolving Loan Maximum Amount, as applicable, at any time that such limit is less than the amount of the Canadian Borrowing Base with respect to the Canadian Borrowers and the US Borrowing Base with respect to the US Borrowers, as applicable.

“Responsible Officer” shall mean with respect to any Person, such Person’s chief executive officer, president, chief operating officer, chief financial officer or other officer having substantially the same authority and responsibility with respect to the matters at hand (or having substantially the same knowledge of the contents of the certificate, document or other document being delivered).

“Restricted Accounts” shall mean deposit accounts or other accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations of Loan Parties (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll), in each case in the ordinary course of business, (b) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan, and (c) used in the ordinary course of business for petty cash, the balance of which shall not exceed $500,000 in the aggregate at any time; provided, that, without limiting the foregoing, in order for any such deposit account or other account to constitute a “Restricted Account”, such deposit or other account must be expressly designated as a “Restricted Account” on Schedule 5.23 (as such schedule may from time to time be updated in accordance with Section 5.23), which designation shall constitute a representation and warranty by each Loan Party that such deposit account or other account satisfies the criteria set forth in this definition to constitute a “Restricted Account”.

“Restricted Asset” shall have the meaning as set forth in the definition of Excluded Assets.

“Restriction” shall have the meaning as set forth in the definition of Excluded Assets.

“Revolver Commitment” shall mean, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, and without duplication, the commitment of each Lender to purchase a participation in the Swingline Advances pursuant to Section 2.1(d), in each case in the aggregate amounts set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Commitment Transfer Supplement pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of this Agreement (subject to adjustment as provided pursuant to the terms of Section 2.13, Section 2.20 and Section 2.21).

“Revolving Advances” shall mean Advances made pursuant to Section 2.1 (and shall also include Protective Advances and Swingline Advances to the extent the context implies such).

“Revolving Credit Note” shall have the meaning set forth in Section 2.1(a).

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) as to US Base Rate Loans, a rate equal to the US Base Rate plus the Applicable Margin for Base Rate Loans, (b) as to Canadian Base Rate Loans, a rate equal to the Canadian Base Rate plus the Applicable Margin for Base Rate Loans, and (c) as to LIBOR Rate Loans, a rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans (in each case, based on the LIBOR Rate applicable for the Interest Period selected by Borrowers (or Administrative Borrower on behalf of Borrowers) as in effect two (2) Business Days prior to the commencement of the Interest Period, whether such rate is higher or lower than any rate previously quoted to Borrowers (or Administrative Borrower on behalf of Borrowers)).

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at

http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html or as otherwise published from time to time.

“Schedule I Reference Banks” shall mean The Toronto-Dominion Bank, Royal Bank of Canada, The Bank of Nova Scotia and such other Schedule I Canadian chartered banks as may be selected by the Agent.

“Second Lien Agent” shall mean U.S. Bank National Association, and its successors and assigns, in its capacity as trustee and collateral agent under the Second Lien Loan Documents.

“Second Lien Indenture” shall mean that certain Indenture, dated as of the date hereof, by and among the Second Lien Agent, the holders of the Second Lien Notes from time to time party thereto, Parent, and the other Loan Parties party thereto.

“Second Lien Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among Agent, the Second Lien Agent, and Loan Parties, as the same may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Second Lien Loan Documents” shall mean the Second Lien Indenture and any and all other agreements, instruments and documents executed and delivered in connection with the Second Lien Indenture, as the same may hereafter be amended or modified from time to time to the extent permitted under Section 7.15.

“Second Lien Maximum Debt” shall mean the sum of (a) $225,000,000 plus (b) the amount of any additional Indebtedness under the Indenture after the date hereof, so long as, as of the date of the incurrence of any such Indebtedness, each of the following conditions are satisfied: (i) immediately prior to and after giving effect to the incurrence of any such Indebtedness, no Event of Default shall exist or have occurred and be continuing (ii) Global Undrawn Availability for the thirty (30) consecutive day period prior to the incurrence of any such Indebtedness, shall not be less than the greater of (A) seventeen and one-half (17.5%) percent of the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time, and (B) $17,500,000; and (iii) as of the date of and after giving effect to any incurrence of any such Indebtedness, Global Undrawn Availability shall not be less than the greater of (A) seventeen and one-half (17.5%) percent of the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time, and (B) $17,500,000.

“Second Lien Note Prepayment Conditions” shall mean:

(a)           as of the date Parent delivers a notice to make an offer to repurchase the Second Lien Notes with Excess Cash Flow, each of the following conditions shall have been satisfied on such date:  (i) no Event of Default shall exist and be continuing, (ii) Global Excess Liquidity for the thirty (30) consecutive days prior to, and on the date of, delivery of notice of any such offer shall not be less than the greater of (A) seventeen and one-half (17.5%) percent of the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time, and (B) $17,500,000, (iii) as of the end of the immediately preceding quarter, the Loan Parties, on a consolidated basis, shall have had a Fixed Charge Coverage Ratio of not less than 1.10:1.00, and (iv) Agent shall have received a certificate from Parent, executed by a Responsible Officer of Parent, certifying to Agent as to whether the Maximum Credit has been or will be reduced by the amount of such offer (or a portion thereof) and shall set forth the amount of the concurrent corresponding permanent reduction in the Maximum Credit which has been included in clause (E) in the calculation of Excess Cash Flow; or

(b)           as of the date Parent makes an optional redemption of any Second Lien Notes, each of the following conditions shall have been satisfied on such date:  (i) no Event of Default shall exist and be continuing, (ii) Global Excess Liquidity for the thirty (30) consecutive days prior to, and on the date of, any such redemption shall not be less than the greater of (A) seventeen and one-half (17.5%) percent of the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time, and (B) $17,500,000, and (iii) as of the end of the immediately preceding quarter, the Loan Parties, on a consolidated basis, shall have had a Fixed Charge Coverage Ratio of not less than 1.10:1.00; or

(c)           as of the date Parent makes an open market purchase of any Second Lien Notes, each of the following conditions shall have been satisfied on such date:  (i) no Event of Default shall exist and be continuing, (ii) Global Excess Liquidity for the thirty (30) consecutive days prior to, and on the date of, any such open market purchase shall not be less than the greater of (A) seventeen and one-half (17.5%) percent of the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time and (B) $17,500,000, and (iii) as of the end of the immediately preceding quarter, the Loan Parties, on a consolidated basis, shall have had a Fixed Charge Coverage Ratio of not less than 1.10:1.00.

“Second Lien Notes” shall mean, collectively, Parent’s Senior Secured Notes issued pursuant to the Second Lien Indenture in the aggregate original principal amount of $225,000,000.

“Secured Party” shall mean Agent, the Lenders, Issuer and Bank Products Provider; sometimes hereinafter collectively referred to as “Secured Parties”.

“Senior Unsecured Notes” shall mean, collectively, Parent’s Senior Unsecured Notes issued pursuant to the Senior Unsecured Notes Agreement in the aggregate original principal amount of $50,000,000, subject to increase upon the “Initial Purchasers’” exercise of the “Overallotment Option” (as such quoted terms are defined in the Senior Unsecured Notes Agreement).

“Senior Unsecured Notes Agreement” shall mean that certain Indenture, dated as of the date hereof, by and among Parent and Jefferies Finance LLC, as the initial purchaser, and the other Loan Parties party thereto, as amended or modified from time to time to the extent permitted by Section 7.15.

“Senior Unsecured Notes Documents” shall mean the Senior Unsecured Notes Agreement, the Senior Unsecured Notes and any and all other agreements, instruments and documents executed and delivered in connection with the Senior Unsecured Notes Agreement.

“Settlement Date” shall mean the Closing Date and thereafter every Business Day designated by Agent as a “Settlement Date” by notice from Agent to each Lender, but not less frequently than weekly.

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person  (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such Person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Statutory Reserves” shall mean for any Interest Period for any LIBOR Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion US Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  LIBOR Rate Loans shall be deemed to constitute LIBOR liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than fifty (50%) percent of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrowers.

“Supermajority Lenders” (a) if there are three (3) or more Lenders, at least two (2) or more Lenders having Commitment Percentages the aggregate amount of which exceeds sixty-six and two-thirds (66 2/3%) percent, and (b) if there are either one (1) or two (2) Lenders, all Lenders

“Swingline Lender” shall mean (a) Wells Fargo with respect to any Swingline Advances made to US Borrowers, (b) Wells Fargo Canada with respect to any Swingline Advances made to Canadian Borrowers, or (c) any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become a Swingline Lender to US Borrowers and/or to Canadian Borrowers under Section 2.1(d).

“Swingline Advances” shall mean each Revolving Advance converted by Agent to a Swingline Advance pursuant to Section 2.1(d).

“Swingline Commitment” shall mean, with respect to Wells Fargo, its Swingline Commitment as set forth besides its name under the applicable heading on Schedule C-1.

“Swingline Interest Rate” shall mean an interest rate per annum equal to the Revolving Interest Rate applicable to US Base Rate Loans or Canadian Base Rate Loans, as applicable.

“Swingline Note” shall have the meaning set forth in Section 2.1(d).

“Target” shall have the meaning as set forth in the definition of Permitted Acquisition.

“Tax” or “Taxes” shall mean any tax, fee, premium, charge, duty, escheat or other amount imposed by a Governmental Body and any interest, penalty, or addition to tax imposed with respect thereto or any applicable law, treaty, regulation or directive.

“Tax Lien” shall have the meaning as set forth in the definition of Permitted Encumbrances.

“Term” shall mean the period commencing on the Closing Date and ending on the Termination Date.

“Termination Date” shall have the meaning set forth in Section 13.1.

“Title IV Plan” shall mean a Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Toxic Substance” shall mean and include any material present on the Real Property or the leasehold interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state or other law, or any other applicable federal, state or other laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” shall have the meaning set forth in Section 17.3(b).

“Tube Canada” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Tube Texas” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except, that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine in its Permitted Discretion); provided, that, any term defined by reference to the “UCC” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each applicable province of Canada, the Civil Code of Quebec, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada), in all cases for the extension, preservation or betterment of the security and rights of Agent and Secured Parties.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such

Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Loan Party or any ERISA Affiliate as a result of such transaction.

“Unutilized Commitment Fee” shall mean the fee payable by Borrowers to Agent, for the ratable benefit of Lenders, under Section 3.3(a).

“US Advances” shall mean Advances made to the US Borrowers.

“US Base Rate” shall have the meaning set forth in the definition of Base Rate.

“US Base Rate Loans” shall mean any Advances or portion thereof denominated in US Dollars and on which interest is payable based on the US Base Rate in accordance with the terms hereof.

“US Borrower” or “US Borrowers” shall have the meanings set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“US Borrowers’ Account” shall have the meaning set forth in Section 2.7.

“US Borrowing Base” shall mean, at any time, as to US Borrowers, the amount equal to:

(a)           eighty-five (85%) percent of Eligible Accounts of US Borrowers, plus

(b)           the amount equal to the lesser of (i) seventy (70%) percent of the Value of the Eligible Inventory of US Borrowers and (ii) eighty-five (85%) percent of the Net Liquidation Percentage multiplied by the Value of the Eligible Inventory of US Borrowers, minus

(c)           Reserves.

“US Cash Equivalents” shall mean, at any time, (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P 1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit

Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“US Collateral” shall mean all Collateral of any US Loan Party.

“US Commitment” shall mean, at any time, as to each Lender, the principal amount set forth next to such Lender’s name on Schedule C-1 hereto designated as the US Commitment of such Lender or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “US Commitments”.

“US Credit Facility” shall mean the Advances and Letters of Credit provided to or for the benefit of US Borrowers pursuant to Sections 2.1 and 2.2 hereof.

“US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent in its Permitted Discretion at such time using the Exchange Rate in effect on the Business Day of determination.

“US Dollar Loans” shall mean any Advances or portion thereof which are denominated in US Dollars.

“US Dollars”, “US$”, “Dollars” and “$” shall each mean lawful currency of the United States of America.

“US Guarantors” shall mean, collectively, (a) Transtar Inventory Corp., a corporation organized under the laws of the state of Delaware, (b) Keystone Tube Company, LLC, a limited liability company organized under the laws of the state of Delaware, and (c) any other Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the US Obligations or who is the owner of any property which is security for the US Obligations (other than Borrowers); each sometimes referred to herein individually as a “US Guarantor”.

“US Issuer” shall mean (a) Wells Fargo or any of its Affiliates, (b) any US Lender or (c) any other financial institution (which in the case of any other financial institution in this clause (c), to the extent approved by Agent and, so long as no Event of Default exists and is continuing, Administrative Borrower (it being understood and agreed that The Toronto-Dominion Bank is acceptable to Agent and Administrative Borrower), that shall issue a Letter of Credit for the account of a US Borrower and has agreed in a manner reasonably satisfactory to Agent to be subject to the terms hereof as a US Issuer.

“US Lender” shall mean, at any time, each Lender having a US Commitment or an Advance made to US Borrowers owing to it at such time; sometimes being referred to herein collectively as “US Lenders”.

“US Letter of Credit Limit” shall mean, on any date of determination, $20,000,000, minus the amount of all then outstanding Canadian Letter of Credit Obligations.

“US Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit issued for the account of a US Borrower outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for a US Borrower for which Issuer has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to the US Issuer with respect to such Lender’s participation in Letters of Credit issued for the account of a US Borrower as provided in Section 2.2 for which US Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Advance or otherwise.

“US Loan Parties” shall mean, collectively, Borrowers and Guarantors, in each case, other than the Canadian Loan Parties; each sometimes being referred to individually as a “US Loan Party”.

“US Obligations” shall mean all Obligations of the US Loan Parties.

“US Payment Account” shall mean Agent’s account set forth on Schedule 2.3 or such other account of Agent, if any, which Agent may designate by notice to Administrative Borrower and to each Lender to be the US Payment Account.

“US Revolving Loan Borrowing Limit” shall mean, as to US Borrowers at any time, the amount equal to the US Revolving Loan Maximum Amount minus the US Dollar Equivalent of Advances and US Letters of Credit Obligations outstanding to the US Borrowers.

“US Revolving Loan Maximum Amount” shall mean, at any given time, the lesser of (a) the Maximum Credit and (b) an amount equal to thirty-five (35%) of the First Lien Intercreditor Borrowing Base.

“US Subsidiary” shall mean a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any state thereof or the District of Columbia.

“US Undrawn Availability” shall mean, as to US Borrowers, on any date of determination, as determined by Agent in its Permitted Discretion, calculated at any date, equal to:  (a) the lesser of: (i) the US Borrowing Base and (ii) the US Revolving Loan Borrowing Limit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid US Obligations of US Borrowers (but not including for this purpose any outstanding US Letter of Credit Obligations and unasserted contingent indemnification US Obligations), plus (ii) the amount of all Reserves then established in respect of US Letter of Credit Obligations.

“Value” shall mean, the US Dollar Equivalent, as determined by Agent in its Permitted Discretion, with respect to Inventory, of the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP consistently applied or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent for the purposes of this Agreement (which appraisal must be performed by an appraisal company selected by Agent using assumptions and appraisal methods acceptable to Agent, pursuant to an appraisal report acceptable to Agent on which Agent is expressly permitted to rely).

“VAT” shall mean value added tax imposed in Canada or any other jurisdiction and any equivalent tax applicable in any jurisdiction (including goods and services tax, harmonized sales tax and Québec sales tax).

“Waterfall Event” shall mean the occurrence of (a) failure by Borrowers to repay all of the Obligations as of the end of the Term or after the Obligations have been accelerated, or (b) an Event of Default and the election by the Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 11.2(b).

“Week” shall mean the time period commencing with the opening of business on a Monday and ending on the end of business the following Sunday.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association.

“Wells Fargo Canada” shall mean Wells Fargo Capital Finance Corporation Canada, an Ontario corporation.

1.3          Uniform Commercial Code Terms.

All terms used herein and defined in the UCC, including, the terms accessions, account debtor, certificated security, chattel paper, commercial tort claim, deposit account, document, electronic chattel paper, equipment, financial asset, fixtures, goods, health-care-insurance receivable, inventory, instrument, investment property, letter-of-credit rights, payment intangibles, proceeds, securities accounts, security, security entitlement, software, supporting obligations and uncertificated security, shall have the meaning given therein unless otherwise defined herein or unless the context provides otherwise.

1.4          Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement unless otherwise specified.  The terms “including” and other words of similar import refer to “including, but not limited” unless otherwise specified. Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes (including the UCC) and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements, including, without limitation, references to this Agreement or any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof to the extent not prohibited by this Agreement or any Other Document.  The amount outstanding under any Letter of Credit shall mean, at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.  Unless otherwise provided, US Dollar ($) baskets set forth in the representations and warranty, covenants and event of default provisions of this Agreement (and other similar baskets) are calculated as of each date of measurement by the US Dollar Equivalents thereof as of such date of measurement.

2.             ADVANCES, PAYMENTS.

2.1          Revolving Advances.

(a)           Subject to and upon the terms and conditions contained herein,

(i)            each US Lender severally (and not jointly) agrees to make its Commitment Percentage of Revolving Advances in US Dollars (which Revolving Advances shall be repayable in US Dollars) to US Borrowers from time to time in amounts requested by Administrative Borrower on behalf of US Borrowers up to the aggregate amount outstanding for all US Lenders at any time equal to the lesser of:  (A) the US Borrowing Base at such time or (B) the amount equal to (1) the US Revolving Loan Maximum Amount minus (2) the sum of (x) the US Dollar Equivalent of the aggregate amount of Revolving Advances outstanding to Canadian Borrowers at such time, and (y) the US Dollar Equivalent of the Canadian Letter of Credit Obligations at such time, and

(ii)           each Canadian Lender severally (and not jointly) agrees to make its Commitment Percentage of Revolving Advances in Canadian Dollars or US Dollars to Canadian Borrowers (which Revolving Advances shall be repayable in the currency in which such Revolving Advance was made) from time to time in amounts requested by Administrative Borrower on behalf of Canadian Borrowers up to the aggregate amount thereof outstanding for all Canadian Lenders at any time equal to the lesser of:  (A) the US Dollar Equivalent of the Canadian Borrowing Base at such time or (B) an amount equal to the Canadian Revolving Loan Maximum Amount, or (C) the amount equal to (1) the US Revolving Loan Maximum Amount minus (2) the sum of (x) the aggregate amount of Revolving Advances outstanding to US Borrowers at such time, and (y) the US Letter of Credit Obligations at such time.

Notwithstanding the foregoing, the aggregate amount of Advances and Letters of Credit which shall be made available to Borrowers on the Closing Date shall not exceed $40,000,000 in the aggregate. All Advances made by US Lenders to US Borrowers shall be US Dollar Loans and all Advances made by Canadian Lenders to Canadian Borrowers shall be Canadian Dollar Loans or US Dollar Loans.  US Dollar Loans shall be available by way of US Base Rate Loans and LIBOR Rate Loans; and Canadian Dollar Loans shall be available by way of Canadian Base Rate Loans and BA Rate Loans.  To the extent required by a Lender, the Revolving Advances made by such Lender shall be evidenced by a promissory note in the form attached as Exhibit E-1 and/or Exhibit E-2, as applicable (each, a “Revolving Credit Note”; it being understood that no such promissory note shall include a grant of a Lien in favor of any individual Lender).

(b)           Except with the consent of Agent and all Lenders, or as otherwise provided herein, (i) the US Dollar Equivalent of the aggregate principal amount of the Revolving Advances and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit, (ii) the US Dollar Equivalent of the aggregate principal amount of the Revolving Advances and US Letters of Credit Obligations of US Borrowers outstanding at any time shall not exceed the lesser of (A) the US Borrowing Base or (B) the US Revolving Loan Borrowing Limit, and (iii) the US Dollar Equivalent of the aggregate principal amount of the Revolving Advances and Canadian Letter of Credit Obligations of Canadian Borrowers outstanding at any time shall not exceed the lesser of (A) the Canadian Borrowing Base or (B) the US Dollar Equivalent of the Canadian Revolving Loan Maximum Amount.

(c)           In the event that any of the limits referred to in Section 2.1(b) above are exceeded, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent (which demand shall be made if directed by the Required Lenders), which may be made at any time or from time to time, promptly repay to Agent the entire amount of any such excess(es) for which payment is demanded; provided, that, if such excess is as a direct result of the establishment of a Reserve and not as a result of any other factor, such excess shall be paid within five (5) days.

(d)           Swingline Advances.  Agent may convert any request by the Borrowers for a Revolving Advance into a request for a Swingline Advance from the Swingline Lender.  The Swingline Advance shall bear interest at the Swingline Interest Rate and the US Dollar Equivalent of the aggregate amount of all Swingline Advances shall not exceed at any time outstanding the Maximum Swingline Advance Amount.  To the extent required by the Swingline Lender, the Swingline Advances made by the Swingline Lender shall be evidenced by a promissory note in a form acceptable to Agent and the Swingline Lender (each, a “Swingline Note”).  Upon the making of a Swingline Advance (whether before or after the occurrence of a Default or Event of Default), without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Swingline Lender or Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage in such Swingline Advance.  To the extent that there is no settlement in accordance with Section 2.12(c) below, the Swingline Lender or Agent, as the case may be, may at any time, require the Lenders to fund their participations.  From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Advance, Agent shall promptly distribute to such Lender, such Lender’s Commitment Percentage of all payments of principal and interest received by Agent in respect of such Swingline Advance.

2.2          Procedure for Borrowing.

(a)           Administrative Borrower shall notify Agent of the request by any applicable Borrower(s) to incur a Revolving Advance hereunder.  Such notice shall be in the form of the Notice of Advance Request attached hereto as Exhibit C and shall be required to be delivered by Administrative Borrower to Agent on or prior to 1:00 p.m. (Chicago time) (i) on the Business Day of the date of such requested borrowing with respect to Base Rate Loans, and (ii) three (3) Business Days prior to the date of such requested borrowing with respect to LIBOR Rate Loans or BA Rate Loans.  Each such notice shall include (A) an indication of which Borrower is requesting such Revolving Advance, (B) the amount of such proposed borrowing (which amount with respect to (1)

LIBOR Rate Loans shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof, (2) BA Rate Loans shall be in a minimum amount of Cdn$500,000 and in integral multiples of Cdn$100,000 in excess thereof, and (3) with respect to Base Rate Loans shall be in a minimum amount of $10,000), (C) the date of such proposed borrowing (which must be a Business Day), (D) if the requested borrowing is on behalf of a US Borrower, (E) if the requested borrowing is on behalf of a Canadian Borrower, whether such borrowing is a US Dollar Loan or a Canadian Dollar Loan, and (F) whether such borrowing is to be initially either a LIBOR Rate Loan or a BA Rate Loan (and if so, the duration of the first (1st) Interest Period therefor) or a Base Rate Loan.  Additionally, any amount required to be paid as interest, fees, charges or other Obligations under this Agreement or any Other Document, at the election of Agent, shall be deemed a request by Borrowers for a Revolving Advance as of the date such payment is due, in the amount required to pay in full or in part such interest, fee, charge or other Obligation under this Agreement or any Other Document and such deemed request shall be irrevocable.

(b)           Interest Periods for LIBOR Rate Loans and BA Rate Loans shall be for one (1), two (2), three (3) or six (6) months.  At the election of Agent or Required Lenders, no LIBOR Rate Loan or BA Rate Loan shall be made available to the Borrowers during the continuance of a Default or an Event of Default.  After giving effect to each LIBOR Rate Loan and each BA Rate Loan (or any conversion to a LIBOR Rate Loan or BA Rate Loan), there shall not be outstanding more than six (6) LIBOR Rate Loans and BA Rate Loans in the aggregate.

(c)           Each Interest Period of a LIBOR Rate Loan or BA Rate Loan shall commence on the date such LIBOR Rate Loan or BA Rate Loan is made and shall end on such date as Administrative Borrower may elect as set forth in clause (E) of Section 2.2(a); provided, that, in the case of LIBOR Rate Loans, the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period for either LIBOR Rate Loans or BA Rate Loans shall end after the Termination Date (and in no event shall an Interest Period for any such LIBOR Rate Loan or BA Rate Loan pertain to amounts that are greater than the amounts of such LIBOR Rate Loan or BA Rate Loan that are permitted to be outstanding during such Interest Period).

(d)           Administrative Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Loan or BA Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(a) or by its Notice of Conversion given to Agent pursuant to Section 2.2(e), as the case may be.  Administrative Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan or BA Rate Loan; provided, that, at the election of Agent or Required Lenders, no loan shall be converted to a LIBOR Rate Loan or BA Rate Loan, as applicable, if an Event of Default shall have occurred and be continuing.  If Agent does not receive timely notice of the Interest Period elected by Administrative Borrower, Administrative Borrower shall be deemed to have elected to convert to a US Base Rate Loan or Canadian Base Rate Loan, as applicable, subject to Section 2.2(e).

(e)           Administrative Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan or BA Rate Loan, or on any Business Day with respect to Base Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount; provided, that, any conversion of a LIBOR Rate Loan or BA

Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan or BA Rate Loan; provided further, that, at the election of Agent or Required Lenders, no loan shall be converted to a LIBOR Rate Loan or BA Rate Loan if an Event of Default shall have occurred and be continuing.  If the US Borrowers desire to convert US Base Rate Loans to a LIBOR Rate Loan or convert a LIBOR Rate Loan to a US Base Rate Loan, or the Canadian Borrowers desire to convert Canadian Base Rate Loans to a BA Rate Loan or convert a BA Rate Loan to a Canadian Base Rate Loan, Administrative Borrower shall give Agent a Notice of Conversion not less than three (3) Business Days’ prior to such conversion, specifying the date of such conversion, the Advances to be converted and if the conversion is from a US Base Rate Loan to a LIBOR Rate Loan or a Canadian Base Rate Loan to a BA Rate Loan the duration of the first (1st) Interest Period therefor.  After giving effect to each such conversion, there shall not be outstanding more than the number of LIBOR Rate Loans and BA Rate Loans permitted by Section 2.2(b).  Any LIBOR Rate Loans shall automatically convert to US Base Rate Loans, and any BA Rate Loans shall automatically convert to Canadian Base Rate Loans, upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such LIBOR Rate Loan or BA Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof.  Any LIBOR Rate Loans or BA Rate Loan shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to US Base Rate Loans or Canadian Base Rate Loans, as applicable, in the event that this Agreement shall terminate or not be renewed.  Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Loans, but the provisions hereof relating to LIBOR Rate Loans shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the LIBOR Rate Loans.

(f)            At the option of the Borrowers and upon three (3) Business Days’ prior written notice, the Borrowers may prepay the LIBOR Rate Loans or BA Rate Loans in whole at any time or in part from time to time, without premium or penalty (except as otherwise expressly provided in Section 2.2(g)), but with accrued interest on the principal being prepaid to the date of such repayment.  Administrative Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans or BA Rate Loans and the amount of such prepayment.  In the event that any prepayment of a LIBOR Rate Loan or a BA Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, the applicable Borrower and each other Loan Party shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g).

(g)           Each Loan Party shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by the Borrowers in the payment of the principal of or interest on any LIBOR Rate Loan or BA Rate Loan or failure by the Borrowers to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan or BA Rate Loan after notice thereof has been given, including, but not limited to, Agent’s and Lenders’ standard charges with respect to the foregoing and any interest payable by Agent or Lenders to lenders of funds obtained by any of them in order to make or maintain their respective LIBOR Rate Loans or BA Rate Loans hereunder.  Notwithstanding the foregoing, Canadian Loan Parties shall have no obligation to indemnify Agent and Lenders for any such loss or expense arising in connection with any US Advances.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent (or the applicable Lenders) to Administrative Borrower and Agent shall be conclusive absent manifest error; provided, that, no such certificate shall be required in the case of Agent’s and Lenders’ standard charges with respect to the events indemnified in this Section 2.2(g)).

(h)           Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall after the Closing Date make it unlawful for any Lender (for purposes of this Section 2.2(h), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans or BA Rate Loans) to make or maintain its LIBOR Rate Loans or BA Rate Loans, such Lender shall notify the Agent and Administrative Borrower, and upon such notification, the obligation of such Lender to make such LIBOR Rate Loans or BA Rate Loans hereunder shall forthwith be cancelled and the Borrowers shall, if any affected LIBOR Rate Loans or BA Rate Loans are then outstanding, promptly upon notice from Agent, either pay all such affected LIBOR Rate Loans or BA Rate Loans or convert such affected LIBOR Rate Loans into US Base Rate Loans or convert such affected BA Rate Loans into Canadian Base Rate Loans (and following such notification any request for LIBOR Rate Loans or BA Rate Loans from such Lender shall be deemed to be a request for US Base Rate Loans or Canadian Base Rate Loans, as applicable).  If any such payment or conversion of any LIBOR Rate Loan or BA Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan or BA Rate Loan, the Borrowers shall pay Agent, upon Agent’s notice, such amount or amounts as may be necessary to compensate such Lender for any loss or expense sustained or incurred by such Lender in respect of such LIBOR Rate Loan or BA Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by such Lender to lenders of funds obtained by such Lender in order to make or maintain such LIBOR Rate Loan or BA Rate Loan.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent (or the applicable Lenders) to Administrative Borrower and Agent shall be conclusive absent manifest error.

2.3          Disbursement of Advance Proceeds.

All Advances shall be disbursed from whichever office or other place Agent or Lenders, as applicable, may designate from time to time.  During the Term, the Borrowers may request, repay and reborrow Revolving Advances, all in accordance with the terms and conditions of this Agreement.  The proceeds of each Revolving Advance requested by Administrative Borrower on behalf of the Borrowers or deemed to have been requested by the Borrowers (or Administrative Borrower on behalf of the Borrowers) under Section 2.2(a) shall, subject to the terms and conditions of this Agreement with respect to requested Revolving Advances, be made available to the Borrowers on the Business Day so requested by way of credit to the applicable Borrowers’ operating account as set forth on Schedule 2.3 in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by the Borrowers (or Administrative Borrower on behalf of the Borrowers), be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4          [Reserved.]

2.5          Repayment of Advances.

(a)           The Revolving Advances shall be due and payable in full on the Termination Date subject to earlier prepayment as herein provided.

(b)           The Borrowers recognize that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received.  In consideration of Agent’s consideration (subject to the last sentence of this clause (b)) to conditionally credit the Borrowers’ Account as of the Business Day on which Agent receives those items of payment, the Borrowers agree that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the applicable Obligations on the date of confirmation to Agent by the Blocked Account bank or Depository Account bank, as provided for in Section 4.14(h), that such items of payment have been collected in good funds and finally credited to Agent’s account; provided, that, this sentence shall only be applicable upon the occurrence and during the continuance of a Cash Dominion Event.  Without limiting the above provisions of this clause (b), Agent is not, however, required to credit the Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge the Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.

(c)           All Obligations of US Borrowers and US Guarantors shall be payable to the US Payment Account and all Obligations of Canadian Borrowers, Canadian Guarantors and the US Guarantors in respect of the Canadian Obligations shall be payable to the Canadian Payment Account not later than 2:00 p.m. (Chicago time) on the due date therefor (or, if such due date is not a Business Day, on the next Business Day) in lawful money of the United States of America or Canada, as applicable, in funds immediately available to Agent.  Any payment received by Agent subsequent to 2:00 p.m. (Chicago time) on any Business Day (regardless of whether such payment is due on such Business Day) shall be deemed received by Agent, and shall be applied to the applicable Obligations intended to be paid thereby, on the next Business Day.  Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the Borrowers’ Account or by making Revolving Advances as provided in Section 2.2.

(d)           The Borrowers shall pay principal, interest, and all other amounts payable hereunder and under each Other Document without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

(e)           If, notwithstanding the terms of this Agreement or any Other Document, Agent or any Lender receives any payment from or on behalf of any Borrower or any other Loan Party in a currency other than the Currency Due, Agent or such Lender may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account and any payments received from a Blocked Account after a Cash Dominion Event) into the Currency Due at an exchange rate selected by Agent or such Lender in the manner contemplated by Section 17.5 and Borrowers shall reimburse Agent and Lenders on demand for all costs they incur with respect thereto (or Agent may, at its option, charge such costs to the loan account of any Borrower maintained by such Agent).  To the extent permitted by law, the obligation shall be satisfied only to the extent of the amount actually received by Agent upon such conversion.

(f)            Notwithstanding anything to the contrary set forth in any of the Other Documents, (i) all payments by or on behalf of Canadian Borrowers and Canadian Guarantors shall be applied only to the Canadian Obligations, and (ii) all payments in respect of the Canadian Obligations shall be applied to Canadian Obligations denominated in the same currency as the payments received; provided, that, with respect to this clause (ii), (A) payments and collections received in any currency other than the Currency Due will be accepted and/or applied at the discretion of the Agent, and (B) in the event that Agent elects to accept and apply such amounts when there are no Obligations (other than Obligations in respect of Letter of Credit or other contingent Obligations) then outstanding in the same currency, Agent may, at its option (but is not obligated to), convert such currency received into the Currency Due at the Exchange Rate selected by Agent or such Lender in the manner contemplated by Section 17.5 and Borrowers shall reimburse Agent and Lenders on demand for all costs they incur with respect thereto (or Agent may, at its option, charge such costs to the loan account of any Borrower maintained by such Agent).

(g)           Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in US Dollars.  For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the US Dollar Equivalent thereof on the date of calculation, comparison, measurement or determination.  In particular, unless expressly provided otherwise, where a reference is made to a US Dollar amount, the amount is to be considered as the amount in US Dollars and, therefore, each other currency shall be converted into the US Dollar Equivalent thereof.

2.6          Repayment of Excess Advances.

If for any reason US Undrawn Availability or Canadian Undrawn Availability is at any time less than $0 or the balance of any or all of the outstanding US Advances and US Letters of Credit or Canadian Advances and Canadian Letters of Credit is at any time otherwise in excess of any applicable limitation set forth in this Agreement (subject to Section 17.2(d) with respect to overadvances), such excess amount shall be immediately due and payable, without the necessity of any demand, at the US Payment Account or the Canadian Payment Account (as applicable), it being understood and agreed that it shall be an Event of Default if at any time US Undrawn Availability or Canadian Undrawn Availability is less than $0, provided, that, if US Undrawn Availability or Canadian Undrawn Availability is less than $0 solely as a result of Agent’s implementation of a Reserve and not as a result of any other factors, then no Event of Default shall be deemed to have occurred hereunder unless US Undrawn Availability or Canadian Undrawn Availability continues to be less than $0 for at least five (5) days.

2.7          Statement of Account.

Agent shall maintain, in accordance with its customary procedures, a loan account in the name of the US Borrowers (the “US Borrowers’ Account”) in which shall be recorded the date and amount of each Advance made by US Lenders and the date and amount of each payment in respect thereof and a loan account in the name of the Canadian Borrowers (the “Canadian Borrowers’ Account”) in which shall be recorded the date and amount of each Advance made by Canadian Lenders and the date and amount of each payment in respect thereof; provided, however, that, the failure by Agent to record the date or amount of any Advance or any other item shall not adversely affect Agent or any Lender under this Agreement or any Other Document or diminish any obligation of any Loan Party under this Agreement or any Other Document.  Each month, Agent shall send to Administrative Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and certain other transactions between Lenders and the Borrowers, during such month.  The monthly statements shall be deemed correct and binding upon the Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and the Borrowers unless Agent receives a written statement of the Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Administrative Borrower.  The records of Agent with respect to each Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.8          Letters of Credit.

(a)           Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, (i) at the request of Administrative Borrower on behalf of a US Borrower, Agent agrees to cause a US Issuer to issue, and US Issuer agrees to issue, for the account of such US Borrower one or more Letters of Credit, for the ratable risk of each US Lender according to its Commitment Percentage, containing terms and conditions acceptable to Agent and US Issuer and (ii) at the request of Administrative Borrower on behalf of a Canadian Borrowers, Agent agrees to cause a Canadian Issuer to issue, and Canadian Issuer agrees to issue, for the account of Canadian Borrowers one or more Letters of Credit denominated in US Dollars or Canadian Dollars, for the ratable risk of each Canadian Lender according to its Commitment Percentage, containing terms and conditions acceptable to Agent and applicable Issuer; provided, however, that, Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would cause US Undrawn Availability (in the case of a request from Administrative Borrower on behalf of a US Borrower) or Canadian Undrawn Availability (in the case of a request from Administrative Borrower on behalf of a Canadian Borrower)to be less than $0.  The maximum aggregate US Dollar Equivalent amount of outstanding Letters of Credit shall not exceed $20,000,000 at any time.  All outstanding reimbursement obligations and disbursements or payments related to Letters of Credit shall be deemed to be Base Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Base Rate Loans.  Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender, an Impacted Lender or Prior Defaulting/Impacted Lender, Issuing Bank shall not be required to (and, in any event, shall not if directed by Agent) issue any Letter of Credit, or increase or extend or otherwise amend any Letter of Credit, unless the Borrowers provide cash collateral to Issuing Bank with respect thereto to hold, on terms and conditions satisfactory to Issuing Bank and Agent, in an amount equal to such Defaulting Lender’s, Impacted Lender’s or Prior Defaulting/Impacted Lender’s Commitment Percentage of all obligations in respect of Letters of Credit and in any such event, the Defaulting or Impacted Lender or Prior Defaulting or Impacted Lender shall not be entitled to any commitment fee or Letter of Credit Fees.

(b)           In addition to being subject to the satisfaction of the applicable conditions precedent with respect to Letters of Credit contained in Sections 2.3, 2.9 and 2.10 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available to Canadian Borrowers unless each of the following conditions precedent have been satisfied as determined by Agent in its Permitted Discretion: (i) as of the date of issuance, no order of any court, arbitrator or other Governmental Body shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over money center banks generally shall prohibit, or request that Canadian Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (ii) after giving effect to the issuance of such Letter of Credit, the Canadian Letter of Credit Obligations shall not exceed the Canadian Letter of Credit Limit, and (iii) in the case of a Letter of Credit issued for the account of a Canadian Borrower, (A) prior to giving effect to any Reserves with respect to such Letter of Credit, the Canadian Undrawn Availability, on the date of the proposed issuance of any Letter of Credit, shall be equal to or greater than an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto, and (B) after giving effect to the issuance of such Letter of Credit, the aggregate amount of Letters of Credit outstanding to the Borrowers shall not exceed $20,000,000.

(c)           Except with the consent of Agent and all Lenders, (i) the amount of all outstanding US Letter of Credit Obligations shall not at any time exceed the US Letter of Credit Limit and (ii) the amount of all outstanding Canadian Letter of Credit Obligations shall not at any time exceed the Canadian Letter of Credit Limit.

2.9          Issuance of Letters of Credit.

(a)           Administrative Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent US Issuer’s or Canadian Issuer’s (as applicable) standard form of letter of credit application, if requested, letter of credit security agreement, and such other related documents as may be reasonably required pursuant to the terms thereof (collectively, the “Letter of Credit Application”) and any draft, if applicable, completed to the satisfaction of Agent, together with such other certificates, documents and other papers and information as Agent or Issuer may reasonably request.

(b)           Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or acceptances of issuance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, (ii) be denominated in Dollars, and (iii) have an expiry date not later than one (1) year after such Letter of Credit’s date of issuance, and in no event having an expiry date later than five (5) Business Days prior to the Termination Date unless Loan Parties provide cash collateral equal to not less than one hundred five (105%) percent of the face amount thereof to be held by Agent pursuant to a cash collateral agreement in form and substance reasonably satisfactory to Agent; provided, that, any Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods (which shall in no event extend beyond the date referred to in clause (iii) above).

(c)           Agent shall use its reasonable efforts to notify Lenders of the request by Administrative Borrower for a Letter of Credit hereunder, but any failure to so notify Lenders shall not reduce any liability or any obligation of the Lenders hereunder or any rights of Agent hereunder.

2.10        Requirements for Issuance of Letters of Credit.

(a)           In connection with the issuance of any Letter of Credit, each US Borrower shall indemnify, save and hold Agent, each US Lender and each US Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any US Lender or any US Issuer and expenses and reasonable attorneys’ fees incurred by Agent, any US Lender or any US Issuer arising out of, or in connection with, any Letter of Credit.  The US Borrowers shall be bound by Agent’s or US Issuer’s regulations and good faith interpretations of any Letter of Credit, although this interpretation may be different from US Borrowers’ own interpretation; and, neither Agent, nor any US Lender, nor any US Issuer shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following any US Borrower’s (or Administrative Borrower’s) instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit except for Agent’s, any US Lender’s, or any US Issuer’s gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

(b)           In connection with the issuance of any Letter of Credit, each Canadian Borrower shall indemnify, save and hold Agent, each Canadian Lender and each Canadian Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Canadian Lender or any Canadian Issuer and expenses and reasonable attorneys’ fees incurred by Agent, any Canadian Lender or any Canadian Issuer arising out of, or in connection with, any Letter of Credit.  The Canadian Borrowers shall be bound by Agent’s or Canadian Issuer’s regulations and good faith interpretations of any Letter of Credit, although this interpretation may be different from Canadian Borrowers’ own interpretation; and, neither Agent, nor any Canadian Lender, nor any Canadian Issuer shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following any Canadian Borrower’s (or Administrative Borrower’s) instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit except for Agent’s, any Canadian Lender’s, or any Canadian Issuer’s gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

(c)           The Borrowers shall authorize and direct any Issuer of a Letter of Credit to deliver to Agent all related payment/acceptance advices, to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(d)           In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority: (i) to sign and/or endorse each Borrower’s name upon any warehouse or other receipts, Letter of Credit Applications and acceptances; (ii) to sign each Borrower’s name on bills of lading; (iii) to clear Inventory through Customs in the name of each Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of each Borrower for such purpose; and (iv) to complete in each Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

(e)           Each US Borrower shall immediately reimburse US Issuer for any draw under any Letter of Credit issued for the account of such US Borrower and pay US Issuer the amount of all other charges and fees payable to US Issuer in connection with any Letter of Credit issued for the account of such US Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such US Borrower may have at any time against Issuer or any other Person.  Each drawing under any Letter of Credit issued for the account of a US Borrower or other amount payable in connection therewith when due shall constitute a request by such US Borrower to Agent for a US Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of US Lenders as a Revolving Advance (or on behalf of Swingline Lender as a Swingline Advance, as the case may be).  The date of such Advance shall be the date of the drawing or, as to other amounts, the due date therefor.  Any payments made by or on behalf of Agent or any US Lender to US Issuer and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Advances to such US Borrower pursuant to Section 2.1 (or Swingline Advance, as the case may be).

(f)            Canadian Borrowers shall immediately reimburse Canadian Issuer for any draw under any Letter of Credit issued for the account of Canadian Borrowers and pay Canadian Issuer the amount of all other charges and fees payable to Canadian Issuer in connection with any Letter of Credit issued for the account of Canadian Borrowers immediately when due, irrespective of any claim, setoff, defense or other right which Canadian Borrowers may have at any time against Canadian Issuer or any other Person.  Each drawing under any Letter of Credit issued for the account of Canadian Borrowers or other amount payable in connection therewith when due shall constitute a request by Canadian Borrowers to Agent for a US Base Rate Loan in respect of drawings in US Dollars and Canadian Base Rate Loans for drawings in Canadian Dollars, in the amount of such drawing or other amount then due, and shall be made by Canadian Lenders as Revolving Advances according to their respective Commitment Percentages.  The date of such Advance shall be the date of the drawing or, as to other amounts, the due date therefor.  Any payments made by or on behalf of Agent or any Canadian Lender to Canadian Issuer and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Advances to Canadian Borrowers pursuant to this Section 2 (or Special Agent Loans as the case may be).

(g)           Immediately upon the issuance or amendment of any Letter of Credit issued for the account of a US Borrower, each US Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such US Lender’s Commitment Percentage of the liability with respect to such Letter of Credit and the obligations of US Borrowers with respect thereto (including all US Letter of Credit Obligations with respect thereto).  Each US Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to US Issuer therefor and discharge when due, its Commitment Percentage of all of such obligations arising under such Letter of Credit.  Without limiting the scope and nature of each US Lender’s participation in any such Letter of Credit, to the extent that US Issuer has not been reimbursed or otherwise paid as reasonably required hereunder with respect to any such Letter of Credit or under any such Letter of Credit, each such US Lender shall pay to US Issuer its Commitment Percentage of such unreimbursed drawing or other amounts then due to US Issuer in connection therewith.  Upon receipt by Agent of a repayment from US Borrowers of any amount disbursed by Agent for which Agent had already been reimbursed by US Lenders, Agent shall deliver to each US Lender its Commitment Percentage of such repayment.

(h)           Immediately upon the issuance or amendment of any Letter of Credit issued for the account of a Canadian Borrower, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Canadian Lender’s Commitment Percentage in the liability with respect to such Letter of Credit and the obligations of Canadian Borrowers with respect thereto (including all Canadian Letter of Credit Obligations with respect thereto).  Each Canadian Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Canadian Issuer therefor and discharge when due, its Commitment Percentage of all of such obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Canadian Lender’s participation in any such Letter of Credit, to the extent that Canadian Issuer or other issuer has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each Canadian Lender shall pay to Canadian Issuer its Commitment Percentage of such unreimbursed drawing or other amounts then due to Canadian Issuer in connection therewith.  Upon receipt by Agent of a repayment from Canadian Borrowers of any amount disbursed by Agent for which Agent had already been reimbursed by Canadian Lenders, Agent shall deliver to each Canadian Lender its Commitment Percentage of such repayment.

(i)            The Existing Letters of Credit have heretofore been issued, or caused to be issued, by an Issuer for the account of Borrowers, or with respect to which an Issuer has indemnified the issuer of any Existing Letters of Credit or guaranteed to the issuer of any Existing Letters of Credit the performance by such Borrower of its obligations to such issuer, and the Existing Letters of Credit shall be deemed Letters of Credit issued by such Issuer hereunder and subject to all of the terms and conditions of this Agreement applicable to Letters of Credit.

2.11        Additional Payments/Protective Advances.

Any sums expended (a) by Agent or any Lender due to any Loan Party’s failure to perform or comply with its Obligations under this Agreement or any Other Document, or (b) by Agent to protect the Collateral or enhance the likelihood of repayment of the Obligations or any portion thereof (as determined by Agent in its Permitted Discretion) may, in Agent’s Permitted Discretion, be charged to the US Borrowers’ Account, or in the case of such failure by a Canadian Loan Party, the Canadian Borrowers’ Account as a Revolving Advance (regardless of whether or not the conditions specified in this Agreement for the making of a Revolving Advance have been satisfied, including, without limitation, Sections 2.1 or 8.2) and added to the US Obligations or Canadian Obligations, as applicable, and each Lender shall be obligated in connection therewith as if such conditions had been satisfied (including, without limitation, to fund its Commitment Percentage of such Revolving Advances).  Such sums charged to the Borrowers’ Account as a Revolving Advance (collectively, “Protective Advances”), plus the amount of intentional overadvances made pursuant to Section 17.2(d), shall not exceed an amount outstanding equal to ten (10%)percent of the Maximum Credit without the consent of each of the Lenders.  Notwithstanding anything contained in this Section 2.11 to the contrary, any proposed Protective Advance shall be subject to the limitations set forth in Section 2.1(b)(i).

2.12        Manner of Borrowing and Payment.

(a)           Each borrowing of Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b)           All proceeds of Collateral, together with each payment (including each prepayment) by the Borrowers on account of the principal of the Advances, shall be applied to the Advances pro rata according to the applicable Commitment Percentages of Lenders.  Except as expressly provided herein, all payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made in the Dollars without setoff or counterclaim and shall be made to Agent on behalf of the Agent and the Lenders to the applicable Payment Account, in each case on or prior to the time specified in Section 2.17(c) in immediately available funds.

(c)           Notwithstanding anything to the contrary contained in Sections 2.13(a) and 2.13(b) or any other provision of this Agreement, commencing with the first (1st) Business Day following the Closing Date, each or any borrowing of Advances may, at Agent’s election, be converted to a request for and funded as a Swingline Advance in accordance with, and subject to the provisions of, Section 2.1(d) (on behalf of the US Lenders or Canadian Lenders, as applicable) and each payment by US Borrowers on account of Swingline Advances constituting US Advances shall be applied first to those US Advances advanced by Swingline Lender, and each payment by Borrowers on account of Swingline Advances constituting Canadian Advances shall be applied first to those Canadian Advances advanced by Swingline Lender.  Alternatively, Agent may request that each US Lender and each Canadian Lender (and each such Lender shall) on or before 1:00 p.m. (Chicago time) on the requested borrowing date, transfer in immediately available funds to Agent such US Lender’s or Canadian Lender’s (as applicable) Commitment Percentage of such requested borrowing.  On each Settlement Date commencing with the first (1st) Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows:  (A) if a US Lender’s or Canadian Lender’s balance of the US Advances or Canadian Advances (in each case, including Protective Advances and Swingline Advances) exceeds such Lender’s Commitment Percentage of the US Advances or Canadian Advances (in each case, including Protective Advances and Swingline Advances) as of a Settlement Date, then Agent shall transfer in immediately available funds to a deposit account of such Lender (as such Lender may designate in writing to Agent) an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Commitment Percentage of the Advances (including Protective Advances and Swingline Advances) and (B) if a US Lender’s or Canadian Lender’s balance of the US Advances or Canadian Advances (in each case, including Protective Advances and Swingline Advances) is less than such Lender’s Commitment Percentage of the US Advances or Canadian Advances (in each case, including Protective Advances and Swingline Advances) as of a Settlement Date, such Lender shall transfer in immediately available funds to the Agent, not later than 2:00 p.m. (Chicago time), an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Commitment Percentage of the US Advances or Canadian Advances (in each case, including Protective Advances and Swingline Advances).

(d)           A Lender shall be entitled to earn interest at the applicable Interest Rate on outstanding Advances which such Lender has funded for the periods in which such Advance was so funded by such Lender.  Agent shall be entitled to earn interest at the applicable Interest Rate on outstanding Advances (including Protective Advances) which Agent has funded for the periods in which such Advance (including Protective Advances) was so funded by Agent.  Swingline Lender shall be entitled to earn interest at the applicable Interest Rate on outstanding Swingline Advances which Swingline Lender has funded for the periods in which such Swingline Advances was so funded by Swingline Lender.

(e)           Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and US Advances and Canadian Advances made during the Week immediately preceding such Settlement Date.  Such certificate of Agent shall be conclusive in the absence of manifest error.

(f)            If any US Lender, any Canadian Lender or any Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof, in the case of any US Lender or any Canadian Lender, or receive any Canadian Collateral, in the case of any Canadian Lender (in each case, whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and US Collateral or Canadian Collateral (as applicable) received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other US Lenders or Canadian Lenders (as applicable) a participation in such portion of each such other US Lenders’ or Canadian Lenders’ (as applicable) Advances, or shall provide such other Lender US Lenders or Canadian Lenders (as applicable) with the benefits of any such US Collateral or Canadian Collateral (as applicable), or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such US Collateral or Canadian Collateral (as applicable) or proceeds ratably with each of the other US Lenders or Canadian Lenders (as applicable) according to their Commitment Percentages thereof; provided, however, that, if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(g)           Unless Agent shall have been notified in writing, prior to the making of any Advance, by any Lender that such Lender will not make available to Agent the amount which would constitute its applicable Commitment Percentage of the US Advances, in the case of US Lenders, or Canadian Advances, in the case of Canadian Lenders, Agent may (but shall not be obligated to) assume that such Lender shall make (and such Lender unconditionally shall be obligated to make) such amount available to Agent on or prior to the next Settlement Date and, in reliance upon such assumption, make available to Administrative Borrower (on behalf of the applicable US Borrower or Canadian Borrower) a corresponding amount.  Agent will promptly notify Administrative Borrower of its receipt of any such notice from a Lender.  If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of three hundred sixty (360) days) for amounts in US Dollars and the daily average Bank of Canada rate for overnight deposits (computed on the basis of a year of three hundred sixty five (365) days) for amounts due in Canadian Dollars during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent.  A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (g) shall be conclusive, in the absence of manifest error.  If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Advance hereunder, on demand from the Borrowers, in the case of a Canadian Advance, or from the US Borrowers, in the case of a US Advance; provided, however, that, Agent’s right to such recovery shall not prejudice or otherwise adversely affect the Borrowers’ rights (if any) against such Lender.

2.13        Mandatory Prepayments.

Notwithstanding the following, during a Waterfall Event, the order of application to the Obligations shall be made pursuant to Section 11.2 rather than as is provided in this Section 2.13:

(a)           When any US Loan Party or any of its Subsidiaries Disposes of any US Collateral or other assets (other than sales of Inventory in the ordinary course of business and provided such Disposition is permitted by Section 7.1(c)) or receives proceeds of property or casualty insurance or any condemnation of US Collateral or other assets by any Governmental Body, within three (3) Business Days thereof, US Loan Parties shall repay the US Advances in an amount equal to one hundred (100%) percent of the net cash proceeds of such sale (i.e., gross cash proceeds less the reasonable out-of-pocket costs and expenses in respect of such Dispositions (including any taxes and similar amounts and the payment of any Indebtedness secured by such assets and required to be paid)) in excess of $5,000,000 in the aggregate in any fiscal year or all of the cash proceeds of such insurance or condemnation, as applicable, such repayments to be made promptly but in no event more than three (3) Business Days following receipt of such proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.  Such repayments shall be applied (i) first, to the outstanding Swingline Advances to the US Borrowers until paid in full, (ii) second, to the other outstanding US Revolving Advances in such order as Agent may determine until paid in full, subject to the US Borrowers’ ability to reborrow US Revolving Advances in accordance with the terms hereof, (iii) third, to the outstanding Swingline Advances made to Canadian Borrowers until paid in full, and (iv) fourth, to the outstanding Canadian Revolving Advances in such order as Agent may determine until paid in full, subject to the Canadian Borrowers’ ability to reborrow Canadian Revolving Advances in accordance with the terms hereof.  Notwithstanding the foregoing, unless and until an Event of Default has occurred and is continuing or would result therefrom, such proceeds from Dispositions and insurance and condemnation payments may be retained by US Loan Parties solely to acquire replacement assets without making a mandatory prepayment hereunder, so long as (A) the fair market value of the acquired assets is equal to or greater than the fair market value of the assets which were Disposed or subject to the insurance or condemnation payment, as applicable, (B) the acquired assets are purchased by the applicable US Loan Party within two hundred seventy (270) days of the Disposal of the assets or receipt of the insurance payment, as applicable, (C) the acquired assets are acceptable to Agent in its Permitted Discretion, and (D) if the assets that were Disposed or that were the subject of the insurance or condemnation payment, as applicable, were US Collateral, the acquired assets must all be US Collateral and shall be subject to Agent’s first priority Lien created hereunder (subject to Permitted Encumbrances).  Such cash collateral shall be released by Agent only in connection with the making of a US Revolving Advance to be used by the US Borrowers solely for the purposes of funding the acquisition of replacement assets pursuant to the terms of this Section 2.13(a); provided, however, that, nothing contained herein shall waive or modify any conditions to the making of Revolving Advances or any other provisions of this Agreement.  If a US Loan Party fails to meet the conditions set forth above, US Loan Parties hereby authorize Agent and Lenders to apply the proceeds held by Agent as a prepayment of the Advances in the manner set forth above.  Any such prepayment must be accompanied by the payment of any LIBOR Rate Loans funding breakage costs in accordance with Section 2.2(g).  The provisions of this Section 2.13(a) shall not be deemed to be an implied consent to any such Disposition otherwise prohibited by the terms and conditions of this Agreement or any Other Document; and

(b)           When any Canadian Loan Party or any of its Subsidiaries Disposes of any Canadian Collateral or other assets (other than sales of Inventory in the ordinary course of business and provided such Disposition is permitted by Section 7.1(c)) or receives proceeds of property or casualty insurance or any condemnation of Canadian Collateral or other assets by any Governmental Body, within three (3) Business Days thereof, Canadian Loan Parties shall repay the Canadian Advances in an amount equal to one hundred (100%) percent of the net cash proceeds of such sale (i.e., gross cash proceeds less the reasonable out-of-pocket costs and expenses in respect of such Dispositions (including any taxes and similar amounts and the payment of any Indebtedness secured by such assets and required to be paid)) in excess of $5,000,000 in the aggregate in any fiscal year or all of the cash proceeds of such insurance or condemnation, as applicable, such repayments to be made promptly but in no event more than three (3) Business Days following receipt of such proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.  Such repayments shall be applied (i) first, to the outstanding Swingline Advances made to Canadian Borrowers until paid in full, and (ii) second, to the other outstanding Canadian Revolving Advances in such order as Agent may determine until paid in full, subject to the Canadian Borrowers’ ability to reborrow Canadian Revolving Advances in accordance with the terms hereof.  Notwithstanding the foregoing, unless and until an Event of Default has occurred and is continuing or would result therefrom, such proceeds from Dispositions and insurance and condemnation payments may be retained by Canadian Loan Parties solely to acquire replacement assets without making a mandatory prepayment hereunder, so long as (A) the fair market value of the acquired assets is equal to or greater than the fair market value of the assets which were Disposed or subject to the insurance or condemnation payment, as applicable, (B) the acquired assets are purchased by the applicable Canadian Loan Party within two hundred seventy (270) days of the Disposal of the assets or receipt of the insurance payment, as applicable, (C) the acquired assets are acceptable to Agent in its Permitted Discretion, and (D) if the assets that were Disposed or that were the subject of the insurance or condemnation payment, as applicable, were Canadian Collateral, the acquired assets must all be Canadian Collateral and shall be subject to Agent’s first priority Lien created hereunder (subject to Permitted Encumbrances).  Such cash collateral shall be released by Agent only in connection with the making of a Canadian Revolving Advance to be used by the Canadian Borrowers solely for the purposes of funding the acquisition of replacement assets pursuant to the terms of this Section 2.13(b); provided, however, that, nothing contained herein shall waive or modify any conditions to the making of Revolving Advances or any other provisions of this Agreement.  If a Canadian Loan Party fails to meet the conditions set forth above, Canadian Loan Parties hereby authorize Agent and Lenders to apply the proceeds held by Agent as a prepayment of the Canadian Advances in the manner set forth above.  Any such prepayment of LIBOR Rate Loans or BA Rate Loans must be accompanied by the payment of any funding breakage costs in accordance with Section 2.2(g).  The provisions of this Section 2.13(b) shall not be deemed to be an implied consent to any such Disposition otherwise prohibited by the terms and conditions of this Agreement or any Other Document.

2.14        Use of Proceeds.

The Borrowers shall use the initial proceeds of the Advances and Letters of Credit hereunder on the Closing Date only for:  (a) payments on the Closing Date to each of the Persons listed in the disbursement direction letter furnished by the Borrowers to Agent on or about the Closing Date and (b) costs, expenses and fees incurred on or prior to the Closing Date in connection with the preparation, negotiation, execution and delivery of this Agreement and the Other Documents.  All other Advances made or Letters of Credit provided to or for the benefit of the Borrowers pursuant to the provisions hereof shall be used by the Borrowers only for general operating, working capital and other general corporate purposes of the Borrowers not otherwise prohibited by the terms hereof.  Further, none of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

2.15        Defaulting Lender/Impacted Lender.

(a)           Notwithstanding anything to the contrary contained herein, in the event any Lender (i) has refused (if the refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance, (ii) notifies either Agent or Administrative Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement), or (iii) failed to fund any payments required to be made by it under this Agreement or any Other Document (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.15 while such Lender Default remains in effect.  Notwithstanding the foregoing, no Lender Default shall be deemed to occur with respect to a Lender, and such Lender shall not constitute a Defaulting Lender hereunder, if such Lender notifies Agent and Borrowers in writing that such Lender’s refusal or failure to fund any Advance or any such payments required to be made by it hereunder is the result of such Lender’s good faith determination that one or more conditions precedent to funding as set forth in this Agreement (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in writing) has not been satisfied.

(b)           The obligations of each Lender to make Advances shall continue to be based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any Commitment Percentage of any Advances required to be advanced by any Lender shall be increased as a result of a Lender Default.  Amounts received in respect of the Obligations owing to the Lenders shall be applied to reduce the applicable Obligations owing to each Lender that is not a Defaulting Lender prior to any such amounts being applied to reduce the Obligations owing to such Defaulting Lender to the extent that the aggregate amount of outstanding Obligations owing to such Defaulting Lender is less than what it would have been if such Lender Default did not occur.

(c)           Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights, or be permitted to direct the Agent, under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights, or in directing the Agent, under or with respect to any Loan Document; provided, that, the foregoing shall not permit (i) an increase in the principal amount of such Defaulting Lender’s Commitment, (ii) the reduction of the principal of, rate of interest on (other than the waiver of any default rate) or fees payable with respect to any Loan or Letter of Credit of such Defaulting Lender or (iii) unless all other Lenders affected thereby are treated similarly, the extension of any scheduled (as opposed to mandatory prepayment) payment date or final maturity date of the principal among of any Loan of such Defaulting Lender.

(d)           Other than as expressly set forth in this Section 2.15, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent; provided, that, to the extent that a Defaulting Lender fails to timely indemnify Agent or any Issuer pursuant to the terms and conditions of this Agreement or any Other Document, the other Lenders shall contribute to such shortfall in such indemnification according to their Commitment Percentages thereof) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.15 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Borrowers, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.  At the option of Agent, any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Advance or existing or future participating interest in any Swingline Advance or Letter of Credit (including the obligation to indemnify Agent pursuant to Section 14.7).  The Defaulting Lender’s decision-making and participation rights and rights to payments hereunder shall be restored only upon the payment by the Defaulting Lender of its Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.13(g) hereof from the date when originally due until the date upon which any such amounts are actually paid.

(e)           In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, then, from and after the date on which such cure has been so effected, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender that is not a Defaulting Lender under this Agreement.

(f)            Agent may replace a Defaulting Lender or an Impacted Lender in accordance with Section 17.2(c) and Administrative Borrower, upon written notice to Agent, may replace a Defaulting Lender in accordance with Sections 3.8 and 17.2(c).

2.16        Joint and Several Liability of US Borrowers.

(a)           Notwithstanding anything in this Agreement or any of the Other Documents to the contrary, each US Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement and the Other

Documents, for the mutual benefit, directly and indirectly, of each US Borrower and in consideration of the undertakings of the other US Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other US Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each US Borrower without preferences or distinction among them.  US Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which US Borrower actually receives the Advances or Letter of Credit Obligations hereunder or the amount of such Revolving Advances received or the manner in which Agent or any Lender accounts for such Advances, Letter of Credit Obligations or other extensions of credit on its books and records.  The Obligations of US Borrowers with respect to Revolving Advances made to one of them, and the Obligations arising as a result of the joint and several liability of one of the US Borrowers hereunder with respect to Revolving Advances made to the other of the US Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all US Borrowers.

(b)           If and to the extent that any US Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other US Borrowers will make such payment with respect to, or perform, such Obligation.

(c)           Except as otherwise expressly provided herein, to the extent permitted by law, each US Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other US Borrowers) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the Other Documents (except to the extent notice is expressly required to be given pursuant to the terms hereof or thereof, respectively), notice of any action at any time taken or omitted by Agent or any Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the Other Documents. Each US Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by the other US Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or any Lender in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other US Borrowers. Without limiting the generality of the foregoing, each US Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other US Borrowers) assents to any other action or delay in acting or any failure to act on the part of Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.16, afford grounds for terminating, discharging or relieving such US Borrower, in whole or in part, from any of its obligations under this Section 2.16, it being the intention of each US Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such US Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each US Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any US Borrower.  The joint and several liability of the US Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any US Borrower or any of the Lenders.

(d)           The provisions of this Section 2.16 are made for the benefit of the Agent and Lenders and their successors and assigns, and may be enforced by Agent from time to time against any US Borrower as often as occasion therefor may arise and without requirement on the part of Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other US Borrowers or to exhaust any remedies available to it against the other US Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.16 shall remain in effect until all the Obligations shall have been Paid in Full or otherwise fully satisfied (other than indemnities and contingent Obligations which have not yet accrued). If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any US Borrower, or otherwise, the provisions of this Section 2.16 will forthwith be reinstated and in effect as though such payment had not been made.

(e)           Notwithstanding any provision to the contrary contained herein or in any of the Other Documents, to the extent the obligations of a US Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such US Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code, the Companies’ Creditors Arrangement Act (Canada) or Bankruptcy and Insolvency Act (Canada)).

(f)            With respect to the Obligations arising as a result of the joint and several liability of US Borrowers hereunder with respect to Advances, Letter of Credit Obligations or other extensions of credit made to the other US Borrowers hereunder, each US Borrower waives, until the Obligations shall have been Paid in Full (other than indemnities and contingent Obligations which have not yet accrued) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any US Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender.  Any claim which any US Borrower may have against any other US Borrower with respect to any payments to Agent or Lenders hereunder or under any of the Other Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.  Upon the occurrence of any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of US Borrowers, any or all of them or (ii) with respect to Obligations of any US Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable US Borrowers or any other Person, or against any security or collateral for the Obligations.  Each US Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of US Borrower(s) or against or in payment of any or all of the Obligations.

2.17        Joint and Several Liability of Canadian Borrowers.

(a)           Notwithstanding anything in this Agreement or any of the Other Documents to the contrary, each Canadian Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement and the Other Documents, for the mutual benefit, directly and indirectly, of each Canadian Borrower and in consideration of the undertakings of the other Canadian Borrowers to accept joint and several liability for the Canadian Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Canadian Borrowers, with respect to the payment and performance of all of the Canadian Obligations, it being the intention of the parties hereto that all of the Canadian Obligations shall be the joint and several Canadian Obligations of each Canadian Borrower without preferences or distinction among them.  Canadian Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement in respect of the Canadian Credit Facility, regardless of which Canadian Borrower actually receives the Advances, or Canadian Letter of Credit Obligations hereunder or the amount of such Revolving Advances received or the manner in which Agent or any Lender accounts for such Advances, Canadian Letter of Credit Obligations or other extensions of credit on its books and records.  The Canadian Obligations of Canadian Borrowers with respect to Revolving Advances made to one of them, and the Canadian Obligations arising as a result of the joint and several liability of one of the Canadian Borrowers hereunder, with respect to Revolving Advances made to the other of the Canadian Borrowers hereunder, shall be separate and distinct Canadian Obligations, but all such other Canadian Obligations shall be primary Canadian Obligations of all Canadian Borrowers.

(b)           If and to the extent that any Canadian Borrower shall fail to make any payment with respect to any of the Canadian Obligations as and when due or to perform any of the Canadian Obligations in accordance with the terms thereof, then in each such event, the other Canadian Borrowers will make such payment with respect to, or perform, such Canadian Obligation.

(c)           Except as otherwise expressly provided herein, to the extent permitted by law, each Canadian Borrower (in its capacity as a joint and several obligor in respect of the Canadian Obligations of the other Canadian Borrowers) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the Other Documents (except to the extent demand is expressly required to be made pursuant to the terms of this Agreement or the Other Documents), notice of any action at any time taken or omitted by Agent or any Lender under or in respect of any of the Canadian Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the Other Documents except as required hereunder or under any Other Document. Each Canadian Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Canadian Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by the other Canadian Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or any Lender in respect of any of the Canadian Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Canadian Obligations or the addition, substitution or release, in whole or in part, of the other Canadian Borrowers.  Without limiting the generality of the foregoing, each Canadian Borrower (in its capacity as a joint and several obligor in respect of the Canadian Obligations of the other Canadian Borrowers) assents to any other action or delay in acting or any failure to act on the part of Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.17, afford grounds for terminating, discharging or relieving such Canadian Borrower, in whole or in part, from any of its Canadian Obligations under this Section 2.17, it being the intention of each Canadian Borrower that, so long as any of the Canadian Obligations hereunder remain unsatisfied, the Canadian Obligations of such Canadian Borrower under this Section 2.17 shall not be discharged except by performance and then only to the extent of such performance.  The Canadian Obligations of each Canadian Borrower under this Section 2.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Canadian Borrower.  The joint and several liability of Canadian Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Canadian Borrower or any of the Lenders.

(d)           The provisions of this Section 2.17 are made for the benefit of Agent and Lenders and their successors and assigns and may be enforced by Agent from time to time against any Canadian Borrower as often as occasion therefor may arise and without requirement on the part of Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Canadian Borrowers or to exhaust any remedies available to it against the other Canadian Borrowers or to resort to any other source or means of obtaining payment of any of the Canadian Obligations hereunder or to elect any other remedy. The provisions of this Section 2.17 shall remain in effect until all the Canadian Obligations shall have been Paid in Full or otherwise fully satisfied (other than indemnities and contingent Canadian Obligations which have not yet accrued). If at any time, any payment, or any part thereof, made in respect of any of the Canadian Obligations is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Canadian Borrower, or otherwise, the provisions of this Section 2.17 hereof will forthwith be reinstated and in effect as though such payment had not been made.

(e)           Notwithstanding any provision to the contrary contained herein or in any of the Other Documents, to the extent the Canadian Obligations of a Canadian Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable provincial or federal law relating to fraudulent conveyances or transfers) then the Canadian Obligations of such Canadian Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, provincial or state and including, without limitation, the Bankruptcy Code of the United States, and the Companies’ Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada)).

(f)            With respect to the Canadian Obligations arising as a result of the joint and several liability of Canadian Borrowers hereunder with respect to Canadian Advances, Canadian Letter of Credit Obligations or other extensions of credit made to the other Canadian Borrowers hereunder, each Canadian Borrower waives, until the Canadian Obligations shall have been Paid in

Full (other than indemnities and contingent Canadian Obligations which have not yet accrued) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any Canadian Borrower, any endorser or any guarantor of all or any part of the Canadian Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender.  Any claim which any Canadian Borrower may have against any other Canadian Borrower with respect to any payments to Agent or Lenders hereunder or under any of the Other Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Canadian Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Canadian Obligations.  Upon the occurrence of any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Canadian Obligations of Canadian Borrowers, either or both of them or (ii) with respect to Canadian Obligations of any Canadian Borrower, to collect and recover the full amount, or any portion of the applicable Canadian Obligations, without first proceeding against the other applicable Canadian Borrowers or any other Person, or against any security or collateral for the Canadian Obligations.  Each Canadian Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Canadian Borrowers or against or in payment of any or all of the Canadian Obligations.

2.18        Interrelated Businesses.

Loan Parties hereby represent and warrant to Agent and Lenders that (a) Loan Parties and their respective Subsidiaries make up a related organization of various entities constituting a single economic and business enterprise so that Loan Parties and their respective Subsidiaries share an identity of interests such that any benefit received by any Loan Party or any Subsidiary of any Loan Party benefits each other Loan Party and each other Subsidiary of Loan Parties; (b) certain of Loan Parties and their respective Subsidiaries render services to or for the benefit of other Loan Parties and Subsidiaries, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties and Subsidiaries (including, inter alia, the payment by Loan Parties and Subsidiaries of creditors of the other Loan Parties and Subsidiaries and guarantees by Loan Parties and Subsidiaries of indebtedness of the other Loan Parties and Subsidiaries and provide administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties and Subsidiaries), and (c) Loan Parties and their Subsidiaries have centralized accounting and legal service, common officers and directors and are identified to creditors as a single economic and business enterprise.

2.19        Appointment of Administrative Borrower as Agent for Requesting Advances and Letters of Credit and Receipts of Advances and Statements and Receipts and Sending of Notices.

(a)           Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Advances and Letters of Credit pursuant to this Agreement and the Other Documents from Agent or any Lender in the name or on behalf of such Borrower.  Agent and Lenders may disburse the Advances to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower, and provide such Letters of Credit for the account of a Borrower, in each case as Administrative Borrower may designate or direct, without notice to any other Borrower or Loan Party.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Advances (including without limitation Protective Advances) be disbursed directly to an operating account of a Borrower or to any other Person.

(b)           Each Loan Party hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the Other Documents.

(c)           Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by Administrative Borrower shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(d)           Administrative Borrower hereby accepts the appointment by each Loan Party to act as the agent of the Borrowers pursuant to this Section 2.19.  Administrative Borrower shall ensure that the disbursement of any Advances to each Borrower requested by or paid to or for the account of the Borrowers, or the issuance of any Letters of Credit for the account of a Borrower hereunder, shall be paid to or issued for the account of such Borrower.

(e)           No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

2.20        Increase in Maximum Credit.

(a)           From and after the earlier of (i) the date which is ninety (90) days from the Closing Date and (ii) the date that a Successful Syndication (as defined in the Fee Letter) has been achieved, Administrative Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit; provided, that, (A) any such increase shall be subject to the consent of Agent and satisfaction of each of the conditions set forth in Section 2.20(c) below, (B) any such written request shall specify the amount of the increase in the Maximum Credit that Administrative Borrower is requesting; (C) the aggregate amount of any and all such increases in the Maximum Credit shall not exceed $50,000,000 or cause the Maximum Credit to exceed $150,000,000, (D) the amount of each increase in the Maximum Credit shall not be less than $25,000,000, (E) such requests may not be made more than two (2) times during the Term, (F) any such request shall be irrevocable, and (G) in connection with any such increases in the Maximum Credit, with the Agent’s consent, the Borrowers may increase the Canadian Revolving Loan Maximum Amount by an amount of up to $10,000,000 in the aggregate for all such increases.

(b)           Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender (other than Defaulting Lenders, Impacted Lenders and Prior Defaulting/Impacted Lender) shall have the option (but not the obligation) to increase the amount of its Revolver Commitment by an amount approved by Agent in its sole discretion of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender.  Each Lender shall notify Agent within ten (10) days after the receipt of such notice from Agent whether it is willing to so increase its Revolver Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Revolver Commitment and the determination to increase the Revolver Commitment of a Lender shall be within the sole and absolute discretion of such Lender.  If the aggregate amount of the increases in the Revolver Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Revolving Advances Amount requested by Administrative Borrower, Agent or Administrative Borrower may seek additional increases from Lenders (other than Defaulting Lenders, Impacted Lenders or Prior Defaulting/Impacted Lender) or Revolver Commitments from such Qualified Assignees as it may determine, after, in the case of Administrative Borrower, consultation with Agent.  In the event Lenders (or Lenders and any such Qualified Assignees, as the case may be) have committed in writing to provide increases in their Revolver Commitments or new Revolver Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Administrative Borrower or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Qualified Assignees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.

(c)           The Maximum Credit shall be increased by the amount of the increase in Revolver Commitments from Lenders or new Commitments from Qualified Assignees, in each case selected in accordance with Section 2.20(b) above, for which Agent has received written confirmation in from and substance satisfactory to Agent from such Lenders or Qualified Assignees, as applicable, on the date requested by Administrative Borrower for the increase or such other date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Revolver Commitments and new Revolver Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof (but in no event shall the Maximum Revolver Amount be increased above the amounts described in Section 2.20(a)), effective on the date that Agent notifies Administrative Borrower that each of the following conditions have been satisfied (such date being the “Maximum Credit Increase Effective Date”):

(i)            Agent shall have received from each Lender or Qualified Assignee that is providing an additional Revolver Commitment as part of the increase in the Maximum Credit, a written confirmation described above duly executed by such Lender or Qualified Assignee, Agent and Administrative Borrower;

(ii)           the conditions precedent to the making of Advances set forth in Sections 8.2(b) and (c) shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase whether or not an Advance is then being made;

(iii)          Upon the request of Agent, Agent shall have received an opinion of counsel to Loan Parties in form and substance and from counsel reasonably satisfactory to Agent addressing such matters as Agent may reasonably request (including an opinion that such increase shall not violate Material Contracts of Loan Parties), amendments to Mortgages and any other documents and agreements reasonably required by Agent with respect thereto;

(iv)          such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate any term or provisions of any applicable law, regulation or order or decree of any court or other Governmental Body and shall not be enjoined, temporarily, preliminarily or permanently; and

(v)           there shall have been paid to each Lender and Qualified Assignee, in each case, providing an additional Revolver Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase, including, without limitation, all such fees payable pursuant to the Fee Letter.

(d)           There shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Other Documents on or before the effectiveness of such increase to the extent relating to such increase.

(e)           As of a Maximum Credit Increase Effective Date, each reference to the term Maximum Credit herein and in any of the Other Documents shall be deemed amended to mean the amount of the Maximum Credit specified in the written notice from Agent to Administrative Borrower of the increase in the Maximum Credit.

2.21        Decrease in Maximum Credit.

Borrowers (a) may at any time and from time to time permanently reduce the Maximum Credit by Administrative Borrower delivering to Agent a Line Decrease Notice and (b) shall be obligated to permanently reduce the Maximum Credit if and to the extent required by clause (a)(iv) of the definition of Second Lien Note Prepayment Conditions by Administrative Borrower delivering to Agent the certificate (an “Excess Cash Flow Line Reduction Certificate”) required by such clause (a)(iv) of the definition of Second Lien Note Prepayment Conditions (the “Excess Cash Flow Line Reduction”), provided that, (i) each Line Decrease Notice shall provide for concurrent reductions in the Maximum Credit in a minimum amount of $5,000,000 and incremental amounts of $1,000,000 in excess thereof, each Excess Cash Flow Line Reduction Certificate shall provide for concurrent reductions in the Maximum Credit in the amount of the Excess Cash Flow Line Reduction (as applicable), and the Canadian Revolving Loan Maximum Amount shall in each case be reduced by a pro rata amount, based on the percentage decrease in the Maximum Credit then occurring (collectively, a “Line Decrease”), (ii) in no event shall the Maximum Credit be reduced to less than $75,000,000, and (iii) if the aggregate amount of the US Advances and US Letter of Credit Obligations then outstanding on the effective date of Line Decrease exceeds the Maximum Credit and the US Revolving Loan Maximum Amount or the aggregate amount of the Canadian Advances and Canadian Letter of Credit Obligations then outstanding exceeds the Canadian Revolving Loan Maximum Amount, in either case as so reduced, then US Borrowers shall, concurrently with the delivery of the Line Decrease Notice or Excess Cash Flow Line Reduction Certificate (as applicable), make a mandatory prepayment of the US Advances and Borrowers shall make a mandatory prepayment of the Canadian Advances (as applicable) in an amount equal to such excess(es).  Any Line Decrease Notice or Excess Cash Flow Line Reduction Certificate delivered to Agent shall be irrevocable and any Line Decrease pursuant to such Line Decrease Notice or Excess Cash Flow Line Reduction Certificate (as applicable) shall be effective on the date which is five (5) Business Days after receipt by Agent of the Line Decrease Notice or Excess Cash Flow Line Reduction Certificate (as applicable).  Any such prepayment must be accompanied by the payment of any LIBOR Rate Loans or BA Rate Loans funding breakage costs, if applicable, in accordance with Section 2.2(g).  If a Line Decrease occurs in accordance with the terms of this Section 2.21, then the Maximum Credit may not be thereafter increased except in accordance with Section 2.20.  Upon the effective date of a Line Decrease in accordance with this Section 2.21, each reference to the term Maximum Credit herein and in any of the Other Documents shall be deemed amended to mean the US Dollar amount resulting after giving effect to the Line Decrease as set forth in the applicable Line Decrease Notice or Excess Cash Flow Line Reduction Notice (as applicable).

3.             INTEREST AND FEES.

3.1          Interest.

(a)           US Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the US Dollar Loans made to US Borrowers (including, without limitation, Swingline Advances) at the Interest Rate.  Canadian Borrowers shall pay to Agent, for the benefit of Canadian Lenders, interest on the outstanding principal amount of the US Dollar Loans and Canadian Dollar Loans made to Canadian Borrowers (including, without limitation, Swingline Advances) at the Interest Rate.

(b)           Interest on Advances (including, without limitation, Swingline Advances) shall be payable to Agent for the benefit of Lenders in arrears on the first (1st) day of each calendar quarter with respect to Base Rate Loans (commencing April 1, 2012) and, with respect to LIBOR Rate Loans and BA Rate Loans, in arrears at the end of each Interest Period or, for LIBOR Rate Loans and BA Rate Loans with an Interest Period in excess of three (3) months, at the earlier of each date that is three (3) months following date of the commencement of such Interest Period and at the end of such Interest Period.  Interest charges shall be computed on the actual principal amount of Advances outstanding at a rate per annum equal to the applicable Interest Rate.  Concurrent with any increase or decrease in the Base Rate, the Interest Rate for Base Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate.  At the election of Agent or the Required Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the outstanding Advances and all other Obligations shall bear interest at the applicable Interest Rate plus two (2) percentage points per annum (as applicable, the “Default Rate”).  At the election of Agent or the Required Lenders, such Default Rate shall be applied retroactively to commence on the date of the first (1st) occurrence of the event giving rise to such Event of Default.  All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

3.2          Letter of Credit Fees; Cash Collateral.

(a)           (i) US Borrowers shall pay (A) to Agent, for the benefit of US Lenders according to their applicable Commitment Percentages, fees for each US Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding US Letter of Credit multiplied by the Applicable Margin for LIBOR Rate Loans, such fees to be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and to be payable quarterly in arrears on the first (1st) day of each calendar quarter, commencing January 1, 2012, and for so long as any US Letter of Credit remains outstanding, and (B) to Agent for the benefit of the US Issuer, (1) a fronting fee for each US Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by one-eighth of one (0.125%) percent per annum and (2) any and all fees and expenses as agreed upon by the US Issuer and the US Borrowers in connection with any US Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such US Letter of Credit and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the US Issuer; and (ii) Canadian Borrowers shall pay (A) to Agent, for the benefit of Canadian Lenders according to their applicable Commitment Percentages, fees for each Canadian Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Canadian Letter of Credit multiplied by the Applicable Margin for LIBOR Rate Loans, such fees to be calculated on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, as to Letters of Credit denominated in Canadian Dollars and a three hundred sixty (360) day year as to Letters of Credit denominated in US Dollars, and in each case, actual days elapsed and to be payable quarterly in arrears on the first (1st) day of each calendar quarter, commencing January 1, 2012, and for so long as any US Letter of Credit remains outstanding, and (B) to Agent for the benefit of the Canadian Issuer, (1) a fronting fee for each Canadian Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by one-eighth of one (0.125%) percent per annum and (2) any and all fees and expenses as agreed upon by the Canadian Issuer and the Canadian Borrowers in connection with any Canadian Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Canadian Letter of Credit and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Canadian Issuer (all of the foregoing fees described in clauses (i) and (ii) above, the “Letter of Credit Fees”).  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.  At the election of Agent or the Required Lenders, upon the occurrence of an Event of Default, and during the continuation thereof, Agent may, and at the direction of the Required Lenders Agent shall, increase the Letter of Credit Fees by two (2) percentage points per annum.  At the election of Agent or the Required Lenders, such increased Letter of Credit Fee shall be applied retroactively to commence on the first (1st) date of the occurrence of the event giving rise to such Event of Default.  All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

(b)           (i)  At the election of Agent or the Required Lenders, at any time when a Default or an Event of Default has occurred and is continuing and (ii) on the Termination Date, the Borrowers will cause cash to be deposited and maintained in a non-interest bearing account with Agent, as cash collateral, in an amount equal to one hundred five (105%) percent of the outstanding Letters of Credit and, if requested by Agent, Bank Product Obligations, and the Borrowers hereby irrevocably authorize Agent, in its discretion, on the Borrowers’ behalf and in the Borrowers’ or Agent’s name, to open such an account and to make and maintain deposits therein, or in an account opened by the Borrowers, in the amounts required to be made by the Borrowers, out of the proceeds of Receivables or other Collateral or out of any other funds of the Borrowers coming into Agent or any Lender’s possession at any time.  Notwithstanding the foregoing, the Canadian Borrowers shall only by obligated to make the foregoing deposits in respect of Canadian Letters of Credit and

Canadian Bank Product Obligations.  The Borrowers may not withdraw amounts credited to any such account except upon Payment in Full of all of the Obligations.

3.3          Loan Fees.

(a)           Unutilized Commitment Fee.

(i)            US Borrowers shall pay to Agent, for the account of US Lenders (other than a Defaulting Lender), quarterly an Unutilized Commitment Fee at a rate equal to the Applicable Margin for Unutilized Commitment Fee multiplied by the amount by which the Maximum Credit exceeds the average principal balance of the outstanding Revolving Advances (excluding Swingline Advances) to US Borrowers and US Letter of Credit Obligations during the immediately preceding quarter (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable in arrears on the first (1st) day of each calendar quarter, commencing January 1, 2012.

(ii)           Canadian Borrowers shall pay to Agent, for the account of Canadian Lenders, quarterly an Unutilized Commitment Fee at a rate equal to the Applicable Margin for Unutilized Commitment Fee multiplied by the amount by which the Canadian Revolving Loan Maximum Amount exceeds the average principal balance of the outstanding Revolving Advances (excluding Swingline Advances) to Canadian Borrowers and Canadian Letter of Credit Obligations during the immediately preceding quarter (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable in arrears on the first (1st) day of each calendar quarter, commencing January 1, 2012.

(b)           Other Fees.  The Borrowers shall pay to Agent, for Agent’s own account (and not for the account of any Lender), the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.4          Computation of Interest and Fees.

(a)           Interest and all fees payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days and for the actual number of days elapsed; except, that, interest on Base Rate Loans and BA Rate Loans shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable, and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Interest Rate for Base Rate Loans during such extension.

(b)           If (i) any Other Document creates a mortgage on real property or a hypothec on immovables, or (ii) the Interest Rate provided for in subsection (b) of the definition of Interest Rate is otherwise determined to be unenforceable, then, in either case, an Advance to a Canadian Borrower shall bear interest at a rate per annum equal to the rate otherwise applicable to such Advance or, in the case of any Canadian Obligations not constituting principal or interest on such Advance, at a rate equal to the rate otherwise applicable to, such Canadian Obligations; provided, that, without limiting the effect of subsection (e)(ii) above, nothing in subsection (e)(i) above shall preclude the operation of subsection (b) of the definition of Interest Rate where (A) any Other

Document that creates a mortgage on real property or a hypothec on immovables also creates a lien on other property and assets or (B) the principal of or interest on any Advance to a Canadian Borrower or any fee or other amount payable by a Canadian Borrower hereunder is also secured by a lien other than a mortgage on real property or a hypothec on immovables.  This Section 3.4(b) only applies to the Canadian Obligations and to the Canadian Borrowers and Canadian Guarantors.

(c)           For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant thereto at a rate based upon a year of 360, 365 or 366 days, as the case may be (the “First Rate”), the rate or percentage of interest on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by 360, 365 or 366, as the case may be.

(d)           If any provision of this Agreement or any of the Other Documents would obligate a Canadian Borrower or Canadian Guarantor to make any payment of interest or other amount payable to Agent or a Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by Agent or such Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by Agent or such Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

(i)            first, by reducing the amount or rate of interest required to be paid to Agent or applicable Lender under this Section 3.1; and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to Agent or the applicable Lender which would constitute interest for purposes of the Criminal Code (Canada).

(ii)           Notwithstanding this Section 3.1, and after giving effect to all adjustments contemplated hereby, if Agent or any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Canadian Borrowers or Canadian Guarantors, as applicable, shall be entitled, by notice in writing to Agent or the affected Lender, as the case may be, to obtain reimbursement from Agent or such Lender, as the case may be, in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by Agent or such Lender, as the case may be, to the Canadian Borrowers.

(iii)          Any amount or rate of interest referred to in this Section 3.4(d) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Obligation remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date of the incurrence of the Obligation to its relevant maturity date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of that determination.

3.5          Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by the Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to the Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.6          Increased Costs.

In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof is effected after the Closing Date (provided, however, that, notwithstanding anything herein to the contrary, this Section 3.6 shall be deemed to apply to the Dodd-Frank Wall Street Reform and Consumer Protection Act and to The Basel III Accord published by The Basel Committee on Banking Supervision, and to all requests, rules, regulations, guidelines or directives under either of the foregoing or issued in connection therewith, regardless of the date enacted, adopted or issued, even if enacted, adopted or issued before the Closing Date), or compliance by any Lender (for purposes of this Section 3.6, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender or any Subsidiary of Agent or any Lender) and the office or branch where any Lender makes or maintains any LIBOR Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, in each case adopted after the Closing Date, shall:

(a)           subject any Lender to any tax (other than any Excluded Tax) of any kind whatsoever, as a result of a Change in Tax Law, with respect to this Agreement or any Other Document or change the basis of taxation of payments to any Lender of principal, fees, interest or any other amount payable in respect thereof (except for changes in any Excluded Tax);

(b)           impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)           impose on any Lender any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to any Lender of making, renewing or maintaining its Advances hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances or the Lender’s overall capital, then, in any case the Borrowers shall promptly pay such Lender, upon its demand, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be.  Such Lender shall certify in reasonable detail the amount of such additional cost or reduced amount to Administrative Borrower and Agent, and such certification shall be conclusive absent manifest error.   Notwithstanding anything to the contrary in this Section 3.6, Loan Parties shall not be required to compensate a Lender pursuant to this Section 3.6 for any amounts incurred more than one hundred eighty (180) days prior to the date that such Lender notifies Administrative Borrower of such Lender’s intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such one hundred eighty (180) day period shall be extended to include the period of such retroactive effect.

3.7          Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Agent or any Lender shall have determined that:

(a)           reasonable means do not exist for ascertaining LIBOR or the BA Rate applicable pursuant to Section 2.2 for any Interest Period; or

(b)           Dollar deposits in the relevant amount and for the relevant maturity are not available to Agent or such Lender in the London interbank market, with respect to an outstanding LIBOR Rate Loan or BA Rate Loan, a proposed LIBOR Rate Loan or BA Rate Loans, or a proposed conversion of a Base Rate Loan into a LIBOR Rate Loan or BA Rate Loan; or

(c)           the LIBOR or BA Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or BA Rate Loan does not adequately and fairly reflect the cost to Agent or any Lender of funding such LIBOR Rate Loan or BA Rate Loan, then Agent, on behalf of itself or at the direction of such Lender, shall give Administrative Borrower prompt written, telephonic or telegraphic notice of such determination.  If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as US Base Rate Loans in the case of US Borrowers or Canadian Base Rate Loans in the case of Canadian Borrowers and any such requested BA Rate Loan shall be made as Canadian Base Rate Loans in the case of Canadian Borrowers, unless Administrative Borrower shall notify Agent no later than 10:00 a.m. (Chicago time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing (A) shall be cancelled, (B) shall be made as a LIBOR Rate Loan or BA Rate Loan, as applicable, with a different Interest Period for which LIBOR or the BA Rate can be ascertained (if such notice is given solely with respect to clause (a) above), (C) shall be made as a LIBOR Rate Loan with a different Interest Period which is available in the London interbank market to Agent or such Lender (if such notice is given solely with respect to clause (b) above) or (D) shall be made as a LIBOR Rate Loan or BA Rate Loan with a different Interest Period which does adequately and fairly reflect the cost to Agent or such Lender (if such notice is given solely with respect to clause (c) above), and (ii) any Base Rate Loan or LIBOR Rate Loan or BA Rate Loan which was to have been continued as or converted to an affected type of LIBOR Rate Loan or BA Rate Loan shall be continued as or converted to or continued as US Base Rate Loans or Canadian Base Rate Loans (as applicable) in the case of LIBOR Rate Loans, and Canadian Base Rate Loans in the case of BA Rate Loans, or, if Administrative Borrower shall notify Agent, no later than 10:00 a.m. (Chicago time) two (2) Business Days prior to the proposed conversion, such Base Rate Loan, LIBOR Rate Loan or BA Rate Loan (A) shall be continued or converted as a LIBOR Rate Loan or BA Rate Loan, with a different Interest Period for which LIBOR or the BA Rate can be ascertained (if such notice is given solely with respect to clause (a) above), (B) shall be continued or converted as a LIBOR Rate Loan with a different Interest Period which is available in the London interbank market to Agent or such Lender (if such notice is given solely with respect to clause (b) above) or (C) shall be continued or converted as a LIBOR Rate Loan or BA Rate Loan with a different Interest Period which does adequately and fairly reflect the cost to Agent or such Lender (if such notice is given solely with respect to clause (c) above), and (iii) any outstanding affected LIBOR Rate Loans or BA Rate Loans shall be converted, on the last day of the then-current Interest Period thereof, to US Base Rate Loans or Canadian Base Rate Loans (as applicable), in the case of LIBOR Rate Loans, and to Canadian Base Rate Loans in the case of BA Rate Loans, or, if Administrative Borrower shall notify Agent, no later than 10:00 a.m. (Chicago time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, BA Rate Loan, shall be converted into (A) a LIBOR Rate Loan or BA Rate Loan with a different Interest Period for which LIBOR or the BA Rate can be ascertained (if such notice is given solely with respect to clause (a) above), (B) a LIBOR Rate Loan with a different Interest Period which is available in the London interbank market to Agent or such Lender (if such notice is given solely with respect to clause (b) above) or (C) a LIBOR Rate Loan or BA Rate Loan with a different Interest Period which does adequately and fairly reflect the cost to Agent or such Lender (if such notice is given solely with respect to clause (c) above).  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or BA Rate Loan or maintain outstanding affected LIBOR Rate Loans or BA Rate Loans and Administrative Borrower, on behalf of Borrowers, shall have no right to convert a Base Rate Loan or an unaffected type of LIBOR Rate Loan or BA Rate Loan into an affected type of LIBOR Rate Loan or BA Rate Loan.

3.8          Capital Adequacy.

(a)           In the event that any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy in effect on the Closing Date, or any change therein effected after the Closing Date, or any change in the interpretation or administration thereof by any Governmental Body, central bank or other financial, monetary or other authority, in each case adopted after the Closing Date, charged with the interpretation or administration thereof, or compliance by any Lender and the office or branch where any Lender (as so defined) makes or maintains any LIBOR Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration each Lender’s policies with respect to capital adequacy), then, from time to time, the Borrowers shall pay upon demand to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided, however, that, notwithstanding anything herein to the contrary, this Section 3.8 shall be deemed to apply to the Dodd-Frank Wall Street Reform and Consumer Protection Act and to The Basel III Accord published by The Basel Committee on Banking Supervision, and to all requests, rules, regulations, guidelines or directives under either of the foregoing or issued in connection therewith, regardless of the date enacted, adopted or issued, even if enacted, adopted or issued before the Closing Date.  In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods.  Such Lender shall certify the amount of such reduction and provide a reasonably detailed calculation thereof to Administrative Borrower and Agent.  The protection of this Section 3.8 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(b)           A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to Section 3.8(a) when delivered to Administrative Borrower and Agent shall be conclusive absent manifest error.

(c)           If any Lender requests compensation under Sections 3.6, 3.7 or 3.8, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking such Lender’s Advances or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of Agent, such designation or assignment (1) would eliminate or reduce amounts payable pursuant to such Sections in the future, and (2) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  Borrowers hereby agree to pay all documented and reasonable out-of-pocket costs and expenses incurred by Agent or such Lender in connection with any such designation or assignment.

(d)           Administrative Borrower may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for a Lender, other than Agent, seeking payment or compensation under Sections 3.6, 3.7 or 3.8 of this Agreement or that is a Defaulting Lender (any such Lender, an “Affected Lender”), which Replacement Lender shall be reasonably satisfactory to Agent and the Issuers.  In the event Administrative Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Revolver Commitment hereunder within ninety (90) days following notice to Agent and the Affected Lender of Administrative Borrower’s intention to do so (the “Replacement Notice”), the Affected Lender shall sell and assign its Advances and Revolver Commitment, without recourse, to such Replacement Lender in accordance with the provisions of Section 17.2; provided, that, (i) the Lender that Administrative Borrower proposes to replace must be an Affected Lender at the time of delivery of the Replacement Notice to Agent, (ii) Administrative Borrower and Issuers shall have consented thereto in writing, (iii) such assignment will in fact result in a reduction in such compensation and payment then payable to the Affected Lender, (iv) such assignment does not conflict with applicable laws or regulations, (v)(A) Borrowers or the Replacement Lender have reimbursed such Affected Lender for any administrative fee payable by such Affected Lender to Agent pursuant to Section 17.2 and (B) in any case where such replacement occurs as the result of a demand for payment of pursuant to Sections 3.6, 3.7 or 3.8, Borrowers have paid all increased costs and taxes to which such Affected Lender is entitled under such Sections 3.6, 3.7 or 3.8 through the date of such sale and assignment; provided, further, that, each Replacement Lender shall be a Qualified Assignee.  Nothing in this Section 3.8 shall limit or impair (1) any rights that any Borrower or Agent may have against any Lender that is a Defaulting Lender or (2) Agent’s rights to replace a Lender in accordance with this Agreement.

3.9          Withholding Taxes.

(a)           Except as otherwise required by law and subject to Section 17.3, each payment by the Borrowers or the Guarantors under this Agreement or the Other Documents shall be made without withholding or deduction for or on account of any present or future Taxes or Charges (other than Excluded Taxes).  If any such withholding or deduction for Taxes or Charges is so required, the Borrowers or Guarantors, as applicable, shall promptly upon becoming aware that such withholding or deduction is necessary, notify the Agent and shall make the withholding or deduction, pay the amount withheld to the appropriate Governmental Body before penalties attach thereto or interest accrues thereon and except with respect to Excluded Taxes forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Agent and each Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Agent or such Lender (as the case may be) would have received had such withholding or deduction not been made.  Within thirty (30) days of paying any amount withheld or deducted on account of tax, Administrative Borrower shall, or shall procure that the other relevant Borrower shall, deliver to the Agent evidence (reasonably satisfactory to the Agent) that the appropriate payment has been paid to the relevant tax authority.  If the Agent or any Lender pays any amount in respect of any such Taxes (other than Excluded Taxes), the Borrowers and Guarantors shall reimburse the Agent or such Lender for that payment on demand in the currency in which such payment was made.  If the Borrowers or Guarantors pay any such Taxes, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Agent or Lender on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth (30th) day after payment.

(b)           Any Lender claiming any additional amounts payable pursuant to this Section 3.9 shall use its commercially reasonable efforts to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be materially disadvantageous to such Lender.

(c)           If a Lender determines, in its reasonable discretion, that it has received a refund of or any credit for any Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers or the Guarantors have paid additional amounts pursuant to this Section 3.9, such Lender shall to the extent it can do so without prejudice to the retention of the amount of such refund or credit and provided no Event of Default then exists, pay over such refund or credit to the Borrowers or the Guarantors (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers or the Guarantors under this Section 3.9 with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the relevant Lender and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund or credit); provided, that, the Borrowers and the Guarantors, upon the request of the relevant Lender, agree to repay the amount paid over to the Borrowers or the Guarantors (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the relevant Lender in the event such Lender is required to repay such refund or credit to such Governmental Body.  Notwithstanding anything to the contrary in this Section 3.9(c), in no event will a Lender be required to pay any amount to an indemnifying party pursuant to this Section 3.9(c) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Lender to (i) conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such refund or credit, other than performing any mistrial acts necessary to be entitled to receive such refund or credit or (ii) make available its Tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers.

4.             GRANT OF SECURITY INTEREST; COLLATERAL COVENANTS.

4.1          Security Interest in the Collateral.

To secure the prompt payment and performance of all of the Obligations to each Secured Party, each US Loan Party and each Canadian Loan Party, to the extent applicable and subject to Section 4.20 hereof, hereby collaterally assigns, pledges and grants to Agent, for the ratable benefit of each Secured Party, a continuing Lien in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.  Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s Lien and shall cause its financial statements, where applicable, to reflect such Lien.

4.2          Perfection of Security Interest.

(a)           Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request in its Permitted Discretion, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s Lien in the Collateral to the extent required by this Agreement or any Other Documents.

(b)           Agent may, and each Loan Party hereby authorizes Agent to, at any time and from time to time file in accordance with Section 9-509 of the UCC and the PPSA, financing statements and amendments thereto that describe the Collateral as “all assets” or similar language of the applicable Loan Party (other than Excluded Assets) and which contain any other information required by the UCC or the PPSA, as applicable, for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments.  Each Loan Party agrees to furnish any such information to Agent promptly upon request.

(c)           Each Loan Party shall, at any time and from time to time, take such steps as Agent may request in its Permitted Discretion to (i) obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for Agent, (ii) obtain “control” of any letter-of-credit rights, deposit accounts (other than Restricted Accounts) or electronic chattel paper (as such terms are defined in the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (iii) otherwise insure the continued perfection and priority of Agent’s Liens in any of the Collateral for the benefit of the Lenders and of its rights therein.  If any Loan Party shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in excess of $250,000, such Loan Party shall promptly notify Agent thereof in writing (which notice shall be deemed to be an update of Schedule 5.8(b)), therein providing a reasonable description and summary thereof, and upon delivery thereof to Agent, such Loan Party shall be deemed to thereby have granted to Agent, for the ratable benefit of each Secured Party (and each Loan Party hereby grants to Agent, for the ratable benefit of each Secured Party) a Lien in and to each such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement to secure the prompt payment and performance of all of the Obligations.

(d)           Each Loan Party hereby confirms and ratifies all UCC financing statements filed by Agent with respect to such Loan Party on or prior to the date of the Agreement.

(e)           All charges, expenses and fees Agent may incur in doing any of the foregoing, and any taxes relating thereto, shall be paid by Loan Parties to Agent promptly upon demand or, at Agent’s option, and without the necessity for demand, shall be charged to the Borrowers’ Account as a Revolving Advance and added to the Obligations (subject to the terms of Section 17.10 hereof).

4.3          Preservation of Collateral.

Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1, Agent:  (a) may at any time take such steps as Agent deems necessary or appropriate to protect Agent’s Lien in and to preserve the Collateral, including, without limitation, the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Loan Party’s owned or leased property; and (f) shall have a non-exclusive, royalty-free, license to use each Loan Party’s Intellectual Property for the purposes of the completion, processing and sale of such Loan Party’s Inventory and other assets.  At such time, each Loan Party shall cooperate fully with all of Agent’s commercially reasonable efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct in connection therewith.  All of Agent’s expenses of preserving the Collateral, including, without limitation, any expenses relating to any actions by Agent described in this Section 4.3, shall be paid by Loan Parties to Agent promptly upon demand or, at Agent’s option, and without the necessity for demand, shall be charged to the Borrowers’ Account as a Revolving Advance and added to the Obligations (subject to the terms of Section 17.10 hereof).

4.4          Ownership and Location of Collateral.

(a)           At the time the Collateral becomes subject to Agent’s Lien, each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority Lien (subject to Permitted Encumbrances) in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever.

(b)           Each Loan Party’s books and records, Equipment, Inventory and all other assets (other than (i) motor vehicles and (ii) Equipment out for repair in the ordinary course of business) shall be located at one of the locations set forth on Schedule 4.4 (as such Schedule may from time to time be updated in accordance with Section 7.18) and shall not be removed from such location(s) without the prior written consent of Agent, unless such Loan Party has complied with Section 7.18.

4.5          Defense of Agent’s and Lenders’ Interests.

Until all of the Obligations have been Paid in Full, Agent’s Liens in the Collateral shall continue in full force and effect.  For so long as Agent’s Liens in the Collateral continue in full force and effect, no Loan Party shall, without Agent’s prior written consent, pledge, assign, transfer, create, charge or suffer to exist a Lien upon any part of the Collateral, except for Permitted Encumbrances.  Each Loan Party shall defend Agent’s Liens in the Collateral against any and all Persons whatsoever.  At any time following demand by Agent for payment of all Obligations in accordance with Section 11.1, in addition to and not in limitation of Agent’s rights and remedies set forth in Section 11.1, (a) Agent shall have the right to take possession of the indicia of the Collateral and the Collateral, (b) Loan Parties shall, upon Agent’s demand, assemble the Collateral in the best manner possible and make it available to Agent at a place reasonably convenient to Agent, and (c) upon demand by Agent each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments of such Loan Party to deliver same to Agent (or any Person designated by Agent) and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, all such Collateral shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver such Collateral to Agent (or any Person designated by Agent) in their original form, together with any necessary endorsement.

4.6          Books and Records.

Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries in all material respects will be made of all material dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business.  All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied.

4.7          Financial Disclosure.

Each Loan Party hereby irrevocably authorizes and directs all Accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Agent copies of any of such Loan Party’s and each of its Subsidiaries’ financial statements, trial balances or other accounting records of any sort in the Accountant’s or auditor’s possession, and to disclose to Agent any information such Accountants may have concerning such Loan Party’s and each of its Subsidiaries’ financial status and business operations.  Each Loan Party hereby authorizes all federal, state and municipal authorities to furnish to Agent copies of reports or examinations relating to such Loan Party or to any of its Subsidiaries, whether made by such Loan Party or otherwise.  Notwithstanding the foregoing authorization, so long as no Event if Default is in existence, Agent will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such Accountants, auditors or such authorities.

4.8          Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with all acts, rules, regulations and orders of any Governmental Body applicable to its respective

Collateral or any part thereof or to the operation of such Person’s business the non-compliance with which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each Loan Party may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner; provided, that, if as a result of such contest or dispute commenced at the option of any Loan Party, any related Lien is inchoate or stayed and, at Agent’s option, sufficient Reserves shall be established to the satisfaction of Agent to protect Agent’s Lien in the Collateral. The Collateral at all times shall be maintained in accordance in all material respects with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.9          Inspection of Premises/Appraisals.

(a)           Agent shall have the right (i) to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business and (ii) to enter, or to have their agents enter, upon any Loan Party’s premises at any time during business hours for the purpose of inspecting the Collateral (and/or with respect to Agent (and Persons designated by Agent) appraising the Collateral) and any and all records pertaining thereto and the operation of such Loan Party’s business (all such audits and inspections described in the immediately preceding clauses (i) and (ii) being collectively referred to herein as “Collateral Field Examinations”); provided, that, (A) Collateral Field Examinations shall be conducted at Borrowers’ expense on no more than two (2) occasions during each twelve (12) month period following the Closing Date and on a third (3rd) occasion at Borrowers’ expense during any such twelve (12) month period if a Cash Dominion Event has occurred and is continuing, and (B) upon the occurrence and during the continuance of an Event of Default, Agent may conduct, at Borrowers’ expense, all such additional Collateral Field Examinations as Agent shall deem necessary in its Permitted Discretion.

(b)           (i)  Agent shall have the right to conduct Inventory appraisals (or have other Persons selected by Agent conduct appraisals); provided, that, such appraisals of Inventory shall be conducted at Borrowers’ expense on no more than (A) two (2) occasions during the first year after the Closing Date and on a third (3rd) occasion at Borrowers’ expense if a Cash Dominion Event occurs at any time during such year, and (B) one (1) occasion during each year after the first anniversary of the Closing Date and on a second (2nd) occasion at Borrowers’ expense during any such year if a Cash Dominion Event occurs at any time during such year, and (ii) upon the occurrence and during the continuance of an Event of Default, Agent may conduct, at Borrowers’ expense, additional Inventory appraisals or appraisals of Equipment, Real Property and other Collateral as Agent shall deem necessary in its Permitted Discretion.

4.10        Insurance.

Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At each Loan Party’s own cost and expense, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance in amounts, types and with carriers in each case acceptable to Agent.  Without limiting the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, (a) keep all its insurable properties insured against the hazards of fire, flood, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, not less than as is customary in the case of companies engaged in businesses similar to such Loan

Party’s business, including, without limitation, business interruption insurance; (b) maintain liability insurance against claims for personal injury, death or property damage suffered by others; and (c) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Loan Party is engaged in business.  Each Loan Party shall (i) furnish Agent with copies of all policies and evidence of the maintenance of such policies required hereby upon the request of Agent and (ii) cause all such policies to include appropriate loss payable endorsements, and/or additional insured endorsements, in form and substance reasonably satisfactory to Agent, providing with respect to loss payable endorsements that (A) all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent (or with respect to non-payment only, ten (10) days’ prior written notice is given to Agent).  If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash and apply the same in accordance with this Agreement.

4.11        Failure to Pay Insurance.

If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, at its option, may obtain such insurance and pay the premium therefor for the Borrowers’ Account, and charge the Borrowers’ Account therefor and such expenses so paid shall be part of the Obligations.

4.12        Payment of Taxes.

Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, when due, all federal, state and other material Taxes and other Charges lawfully levied or assessed upon such Person or any of the Collateral, except for those Taxes and Charges that are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party, which proceedings (or orders entered in connection with such proceedings) stay the forfeiture or sale of, or other enforcement against, the property subject to any such taxes, assessments, fees and other governmental charges and with respect to which adequate reserves have been set aside on the books of such Loan Party in accordance with GAAP consistently applied.  If any Tax or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s opinion, could reasonably be expected to create a valid Lien on the Collateral (which is not otherwise a Permitted Encumbrance), Agent may without notice to Loan Parties pay such Taxes or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof.  The amount of any payment by Agent under this Section 4.12 may, at the election of Agent, be charged to the Borrowers’ Account and added to the Obligations and, until Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Loan Parties’ credit and Agent shall retain its Lien in any and all Collateral held by Agent.

4.13        Payment of Leasehold Obligations.

Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so, except, in each case, where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.14        Accounts and other Receivables.

(a)           Nature of Accounts.  Each of the Accounts that Administrative Borrower or any Borrower reports as being an Eligible Account or requests be treated as an Eligible Account shall (i) be a bona fide and valid Account representing a bona fide Indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of Inventory upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Account is created, (ii) be due and owing in accordance with the invoice (excepting immaterial invoice errors) evidencing such Accounts without dispute, setoff or counterclaim, except as may be stated on the Accounts schedules delivered by Loan Parties to Agent (provided, that, immaterial errors in the Accounts schedules shall not be deemed to be a breach hereof), and (iii) satisfy each of the criteria set forth in the definition of “Eligible Accounts” set forth in this Agreement to qualify as an Eligible Account.

(b)           Solvency of Customers.  Each Customer, to the best of each Loan Party’s knowledge, as of the date each Account (that Administrative Borrower or any Borrower reports as being an Eligible Account or requests be treated as an Eligible Account) is created, is and will be Solvent and able to pay all Accounts on which the Customer is obligated in full when due or with respect to such Customers of any Loan Party who are not Solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Accounts.

(c)           Locations of Chief Executive Office.  Each Loan Party’s chief executive office is located at the addresses set forth on Schedule 4.14(c)) (as such schedule may from time to time be updated in accordance with Section 7.18).  Until written notice is given to Agent by Administrative Borrower of any other office at which any Loan Party keeps its records pertaining to Accounts and the other Receivables, all such records shall be kept at such executive office or otherwise as set forth on Schedule 4.14(c).

(d)           Collection of Accounts and other Receivables.  Until any Loan Party’s authority to do so is terminated by Agent (which notice of termination Agent may give at any time following the occurrence and during the continuance of an Event of Default), each Loan Party will, at such Loan Party’s sole cost and expense, collect all amounts received on Accounts and other Receivables.  From and after the occurrence and during the continuance of an Event of Default, upon Agent’s demand, each Loan Party shall deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness at any time received by Loan Parties.

(e)           Notification of Assignment of Accounts and other Receivables; Verification.  Agent shall have the right (i) upon the occurrence and during the continuance of an Event of Default, to send notice of the assignment of, and Agent’s Lien in, the Accounts and other Receivables of each Loan Party to any and all Customers, any other Person obligated on such Accounts and other Receivables or any third party holding or otherwise concerned with any of the Collateral (which notice may include a direction by Agent to make all payments thereon to an account designated by Agent) and (ii) at any time, in the name of Agent, any designee of Agent or any Borrower or any other Loan Party, to verify the validity, amount or any other matter relating to any Accounts and other Receivables of any Loan Party by mail, telephone or otherwise.  Without in any way limiting the foregoing, so long as no Default or Event of Default exists, Agent agrees to provide notice to Administrative Borrower prior to Agent conducting any verification of Accounts or other Receivables in accordance with this Section 4.14(e) (it being understood and agreed that such notice shall only advise Administrative Borrower that Agent will be conducting such verification of Accounts or other Receivables and shall not include the identification of any specific Accounts, Receivables or Customers related thereto).  Each Loan Party shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.  Following the occurrence and during the continuance of any Event of Default, at its option, Agent shall have the exclusive right to collect the Accounts and other Receivables of each Loan Party, take possession of the Collateral, or both.  In such case, Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the Borrowers’ Account and added to the Obligations.

(f)            Power of Agent to Act on Loan Parties’ Behalf.  Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) upon the occurrence and during the continuance of an Event of Default, to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) upon the occurrence and during the continuance of an Event of Default, to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Accounts and other Receivables of each such Loan Party, drafts against Customers, assignments and verifications of Accounts and other Receivables of each such Loan Party; (iii) at any time (subject to the terms of Section 4.14(e) above), to send verifications of Accounts and other Receivables of each such Loan Party to any Customer or Person; (iv) at any time, to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) after the occurrence and during the continuance of an Event of Default, to demand payment of the Accounts and other Receivables of each such Loan Party; (vi) after the occurrence and during the continuance of an Event of Default, to enforce payment of the Accounts and other Receivables of each such Loan Party by legal proceedings or otherwise; (vii) after the occurrence and during the continuance of an Event of Default, to exercise all of Loan Parties’ rights and remedies with respect to the collection of the Accounts, Receivables and any other Collateral; (viii) after the occurrence and during the continuance of an Event of Default, to settle, adjust, compromise, extend or renew the Accounts and other Receivables of each such Loan Party; (ix) after the occurrence and during the continuance of an Event of Default, to settle, adjust or compromise any legal proceedings brought to collect Accounts and other Receivables of each such Loan Party; (x) after the occurrence and during the continuance of an Event of Default, to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer or any other Person obligated with respect to an Account or other Receivable of each such Loan Party; (xi) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts and other Receivables of each such Loan Party; and (xii) after the occurrence and during the continuance of an Event of Default, to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction; this power being coupled with an interest is irrevocable at all times until all of the Obligations have been Paid in Full.  Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(g)           No Liability.  Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts, other Receivables or any instrument received in payment thereof, or for any damage resulting therefrom other than in connection with its gross (not mere) negligence or willful misconduct as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  Following the occurrence and at any time during the continuance of an Event of Default, Agent may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Accounts, other Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default the return of the goods represented by any of the Accounts and other Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(h)           Establishment of a Lockbox Account, Dominion Account; Cash Dominion.  On or before the applicable dates set forth in Schedule 8.3 and at all times thereafter, each Loan Party shall establish and maintain a lockbox account, dominion account or such other “blocked account” (together with the Cash Receipt Accounts and the Operating Accounts, collectively, the “Blocked Accounts”) with Wells Fargo or, with Agent’s prior written consent, such banks as may be selected by each such Loan Party and reasonably acceptable to Agent (it being understood that each Lender is acceptable for this purpose) with respect to all of its deposit and other accounts (other than Restricted Accounts).  As of the Closing Date and at all times prior to the establishment of the Blocked Accounts in accordance with Schedule 8.3, all proceeds of Collateral and all other cash and Cash Equivalents of each such Loan Party (other than amounts properly on deposit in Restricted Accounts) shall at all times be deposited by each Loan Party in any of the Cash Receipt Accounts set forth on Schedule 5.23 with respect to which Loan Parties shall establish the Blocked Accounts in accordance with Schedule 8.3.  From and after the applicable dates set forth in Schedule 8.3 for establishment of the Blocked Accounts at all times thereafter, all proceeds of Collateral and all other cash and Cash Equivalents of each such Loan Party (other than amounts properly on deposit in Restricted Accounts) shall at all times be deposited by each Loan Party in the Blocked Accounts.  Loan Parties shall (as agent and trustee for the Agent) instruct each of their Customers and all other applicable Persons to at all times send payments on all Accounts and other Receivables of Loan Parties into such Cash Receipt Accounts (i.e., prior to establishment of the Blocked Accounts in accordance with Schedule 8.3) and into the Blocked Accounts, after establishment thereof in accordance with Schedule 8.3.  If, for any reason any Customer makes payments on any Account or other Receivable directly to any Loan Party, such Loan Party shall collect (as agent and trustee for the Agent) all such amounts and immediately pay all such amounts into a Cash Receipt Account or a Blocked Account, as applicable, in accordance with the immediately preceding sentence; provided, however, that, until such payment into a Cash Receipt Account or a Blocked Account, as applicable, all moneys so received will be held upon trust for and promptly remitted to the Agent.  All of the Blocked Accounts (but not the Restricted Accounts) shall be governed by “control” or other agreements in form and substance acceptable to Agent satisfactory to, among other things, establish Agent’s perfection and rights in such Blocked Accounts or other accounts under the UCC and other applicable law.  All invoices for sales of Inventory or services by Loan Parties shall contain the address of such Cash Receipt Accounts (i.e., prior to establishment of the Blocked Accounts in accordance with Schedule 8.3) and the Blocked Accounts, after establishment thereof in accordance with Schedule 8.3, as the address for remittance of payment.  The “control” agreements covering the Blocked Accounts (other than Cash Receipt Accounts and Restricted Accounts) shall provide that (i) after delivery of a Control Notice (which may be delivered by Agent upon the occurrence and during the continuance of a Cash Dominion Event), (A) such bank or other institution shall comply with the instructions given by Agent with respect to such Blocked Accounts and funds therein without further consent by Loan Parties and (B) all amounts in such Blocked Accounts shall be transferred on a daily basis by such bank or other institution to the applicable Payment Account or such other account as may be designated by Agent, and (ii) such bank or other institution shall waive any offset rights against the funds so deposited into such Blocked Accounts (other than Restricted Accounts), subject to exceptions to such waiver of offset rights as shall be acceptable to Agent.  The “control” agreements covering the Blocked Accounts constituting Cash Receipt Accounts shall provide that all amounts in such Cash Receipt Accounts shall be transferred on a daily basis by such bank or other institution to an Operating Account subject to a “control” agreement or, during any Cash Dominion Event, to the applicable Payment Account or such other account as may be designated by Agent.  Neither Agent nor any Lender assumes any responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.  Alternatively, upon the occurrence and during the continuance of a Cash Dominion Event, Agent may establish depository accounts (collectively, the “Depository Accounts”) in the name of Agent at a bank or banks for the deposit of such funds and Loan Parties shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

(i)            Adjustments.  No Loan Party will, without Agent’s consent (which consent shall not be unreasonably withheld, delayed or conditioned prior to the occurrence and continuance of an Event of Default), compromise or adjust any Accounts or other Receivables (or extend the time for payment thereof) of any such Loan Party or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances in the ordinary course of business of such Loan Party.

4.15        Inventory.

All Inventory held for sale or lease by any Loan Party, has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder in all material respects.

4.16        Maintenance of Equipment.

All material Equipment used or useful in the conduct of any Loan Party’s business shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of such Equipment shall be maintained and preserved (reasonable wear and tear excepted).  Each Loan Party shall use or operate any Equipment in compliance with Section 4.8.  No Loan Party shall sell or otherwise Dispose of any of its Equipment, except to the extent permitted by under Section 7.1.

4.17        Exculpation of Liability.

Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except with respect to Agent’s or such Lender’s gross (not mere) negligence or willful misconduct as determined by a final and non-appealable order of a court of competent jurisdiction.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assumes any of Loan Party’s obligations under any contract or agreement to which it is a party, and neither Agent nor any Lender shall be responsible in any way for the performance by Loan Party of any of the terms and conditions thereof.

4.18        Environmental Matters.

(a)           Loan Parties shall ensure any Real Property remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any such Real Property, except as not prohibited by applicable law or appropriate Governmental Body and except where any such noncompliance or placement could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)           Loan Parties shall assure and monitor continued compliance with all applicable Environmental Laws, except where any failure to comply could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)           Loan Parties shall (i) employ in connection with the use of any Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws, except where any such noncompliance could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) dispose of any and all Hazardous Waste generated at such Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Loan Parties shall use commercially reasonable efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Loan Parties in connection with the transport or disposal of any Hazardous Waste generated at such Real Property, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)           In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at any Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at such Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting such Real Property or any Loan Party’s interest therein, any of which could reasonably be expected to have a Material Adverse Effect (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which such Real Property is located or the United States Environmental Protection Agency (any such Person hereinafter the “Authority”), then the Borrowers shall promptly (but in any case within five (5) Business Days) give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Agent to protect its Lien in such Real Property and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e)           Loan Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action to comply with applicable Environmental Laws and to avoid subjecting the Collateral or any Real Property to any Lien, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f)            During the continuation of an Event of Default, promptly upon the written request of Agent, Loan Parties shall provide Agent, at Loan Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within any Real Property.

(g)           Loan Parties shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting any Real Property, whether or not the same originates or emerges from such Real Property or any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender caused by their gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction, and except to the extent any Hazardous Substances are first Released on the Real Property after termination of this Agreement.  Loan Parties’ obligations under this Section 4.18 shall arise upon the discovery of the presence of any Hazardous Substances at Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.  Loan Parties’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(h)           For purposes of Sections 4.18 and 5.7, all references to any Real Property shall be deemed to include all of Loan Parties’ and their respective Subsidiaries’ right, title and interest in and to their respective owned and leased premises.

4.19        Financing Statements.

As of the Closing Date, except for the UCC financing statements and PPSA financing statements filed by Agent and the other financing statements evidencing Liens with respect to Permitted Encumbrances, no UCC financing statements or PPSA financing statements covering any of the Collateral or any proceeds thereof is on file in any public office.

4.20        Special Provisions Relating to Collateral.

(a)           The grant of a security interest in the Collateral of each Canadian Loan Party in favor of Agent under the laws of Canada and the provinces thereof is further evidenced by Other Documents and subject to the terms of such Other Documents.

(b)           Notwithstanding anything to the contrary contained in this Agreement or the Other Documents to the contrary, (i) Canadian Borrowers and Canadian Guarantors (whether as guarantor or otherwise) shall not be liable in respect of any US Obligations, (ii) no security interest granted by any Canadian Borrower or Canadian Loan Party under any of the Other Documents shall secure any US Obligations, (iii) all amounts received by Agent or any Lender on account of the Canadian Obligations by any Canadian Borrower or Canadian Guarantor shall be applied or credited solely to the Canadian Obligations, and (iv) the liability or obligation of any Canadian Loan Party with respect to the Obligations shall not exceed that portion of the Obligations which is attributable only to the Canadian Borrowers, the Canadian Obligations, the Canadian Collateral, the Canadian Dollar Loans, the Canadian Commitments or the Canadian Letter of Credit Obligations (as the case may be).

(c)           The Canadian Loan Parties and the Agent hereby acknowledge that value has been given by the Agent and Lenders to each Canadian Loan Party for the granting of each afore-mentioned security interest and that the parties have not agreed to postpone the time for attachment of such security interests.

5.             REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1          Authority, Etc.

Each Loan Party has the requisite limited liability company or corporate power and authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement, the Other Documents and the Related Agreements (a) are within such Loan Party’s limited liability company, partnership or corporate powers, as applicable, have been duly authorized, are not in contravention of law or the terms of such Loan Party’s certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to such Loan Party’s formation and governance or to the conduct of such Loan Party’s business or of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement or instrument to which such Loan Party or its property is a party or by which it may be bound. The execution, delivery, and performance by each Loan Party of this Agreement, the Other Documents and the Related Agreements to which such Loan Party is a party and the consummation of the transactions contemplated by this Agreement, the Other Documents and the Related Agreements do not and will not require any registration with, Consent, or approval of, or notice to, or other action with or by, any Government Body, other than Consents or approvals that have been obtained or waived and that are still in force and effect or complied with, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Agent for filing or recordation, as of the Closing Date. This Agreement, the Other Documents and the Related Agreements have been duly executed and delivered by each Loan Party that is a party thereto and is a legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.2          Formation and Qualification.

(a)           Each Loan Party is duly formed or incorporated and in good standing under the laws of its respective state, province or other jurisdiction of organization or incorporation listed on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.18) and each Loan Party is qualified to do business and is in good standing in the states and other jurisdictions listed with respect to that Loan Party on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.18), which constitute all states and other jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The organizational number of each Loan Party is set forth on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.18).  Each Loan Party has delivered to Agent true and complete copies of its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to such Loan Party’s formation and governance, as the case may be.

(b)           All of the Subsidiaries of each Loan Party are listed on Schedule 5.2(b) (as such schedule may from time to time be updated in accordance with Section 7.12(a)).

5.3          Survival of Representations and Warranties.

All representations and warranties of such Loan Party contained in this Agreement and the Other Documents shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4          Tax Returns.

Each Loan Party’s federal tax identification number is set forth on Schedule 5.4.  Except as otherwise expressly permitted by this Agreement, each Loan Party and each of its Subsidiaries has (a) filed all federal and all material state, provincial, local and other tax returns, reports and statements, including information returns, it is required by law to file, (b) paid all Taxes that are due and payable with respect thereto or otherwise owing, except to the extent being Properly Contested, and (c) has remitted and, where applicable, withheld and remitted all required amounts within the prescribed periods to the appropriate Governmental Bodies, and in particular has deducted, remitted and paid all Canadian Pension Plan contributions, provincial pension plan contributions, workers compensation assessments, employment insurance premiums, employer health premiums, municipal real estate taxes and other taxes payable under applicable law by them, and furthermore, have withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all material amounts required by law to be withheld, including without limitation all payroll deductions required to be withheld and has remitted such amounts to the proper Governmental Body within the time required under applicable law.  No federal, state, local or other income tax return of any Loan Party or Subsidiary that has been filed is known by any Loan Party to be under examination as of the Closing Date.  All income tax returns have been timely filed as of the Closing Date.  The provisions for Taxes on the books of each Loan Party and each of its Subsidiaries are adequate in all material respects for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party nor any of its Subsidiaries has any knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

5.5          Financial Statements.

(a)           The pro forma balance sheet of Loan Parties and their Subsidiaries on a consolidated basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement and the Related Transactions and is accurate, complete and correct in all material respects and fairly reflects the financial condition of Loan Parties and their Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions under this Agreement and the Related Transactions, and has been prepared in accordance with GAAP, consistently applied.

(b)           The twelve (12) month cash flow projections of Loan Parties and their Subsidiaries on a consolidated basis and their projected balance sheets as of the Closing Date were prepared by a Responsible Officer of Administrative Borrower, are based on underlying assumptions which Loan Parties believe provide a reasonable basis for the projections contained therein in light of conditions and facts known to Loan Parties at the time such projections were made and reflect Loan Parties’ good faith judgment (it being understood that actual results may differ from those set forth in such projections).

(c)           The consolidated balance sheets of (i) Parent and its Subsidiaries (exclusive of Tube Texas and its Subsidiaries) and such other Persons described therein as of December 31, 2010, and (ii) Tube Texas and its Subsidiaries and such other Persons described therein as of October 31, 2010, and, in each case, the related statements of income, changes in stockholders’ equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of Loan Parties and their Subsidiaries at such date and the results of their operations and changes in stockholders’ equity and cash flow for such period) and fairly reflects the financial condition of Loan Parties, their Subsidiaries and such other Persons on a consolidated basis as of the date thereof.

(d)           The consolidated balance sheets of (i) Parent and its Subsidiaries (exclusive of Tube Texas and its Subsidiaries) and such other Persons described therein as of September 30, 2011, and (ii) Tube Texas and its Subsidiaries and such other Persons described therein as of July 31, 2011, and, in each case, the related statements of income, changes in stockholders’ equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied and such balance sheet presents fairly the financial condition of Loan Parties, their Subsidiaries and such other Persons on a consolidated basis as of such date, subject to normal year-end audit adjustments and absence of footnotes, the statement of cash flows and the statement of changes in shareholders’ equity.

(e)           Since (i) December 31, 2010, in the case of Loan Parties, prior to giving effect to the consummation of the Closing Date Acquisition, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have, either individually or in the aggregate, a Parent Closing Material Adverse Effect; and (ii) October 31, 2010, in the case of the Acquired Company, there shall not have occurred any event, condition or state of facts which will or would reasonably be expected to have, either individually or in the aggregate, a “Company Material Adverse Effect” (as defined in the Closing Date Acquisition Agreement as in effect on the date hereof).

5.6          Corporate Name / Prior Name.

The exact legal name of each Loan Party is set forth in the first paragraph to this Agreement (or, if such Loan Party is not listed in such first paragraph, such exact legal name is set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.18)).  No Loan Party has been known by any other corporate, limited liability company or partnership name in the past five (5) years and no Loan Party sells Inventory or has submitted tax returns under any other name except as set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.18), nor has any Loan Party been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person or has acquired any assets of any Person outside the ordinary course of business during the preceding five (5) years except as set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.18).

5.7          O.S.H.A. and Environmental Compliance.

(a)           Each Loan Party and each of their Subsidiaries, and each of their facilities, businesses, assets, properties and leaseholds are in compliance with the provisions of the Federal Occupational Safety and Health Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or any of their

Subsidiaries or relating to its business, assets, property or leaseholds under any such laws, rules or regulations, except, in each case, as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)           Each Loan Party and each of their Subsidiaries has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)           (i) There are no visible signs of releases, spills, discharges, leaks or disposal (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by any Loan Party or any of their Subsidiaries; (ii) neither the Real Property nor any premises leased by any Loan Party or any of their Subsidiaries has ever been used by any Loan Party, or, to any Loan Party’s knowledge, any other Person as a RCRA Subpart C treatment, storage or disposal facility of Hazardous Waste; and (iii) no Hazardous Substances are present on the Real Property or any premises leased by any Loan Party or any of their Subsidiaries, except naturally occurring Hazardous Substances or except such quantities as are handled in accordance with Environmental Laws, in each case except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.8          Solvency; No Litigation, Violation of Law; No ERISA Issues.

(a)           After giving effect to the transactions contemplated by this Agreement and the Related Transactions, Loan Parties and their Subsidiaries taken as a whole are Solvent.

(b)           No Loan Party nor any of their Subsidiaries has (i) except as disclosed in Schedule 5.8(b), any pending (or, to the knowledge of any Loan Party, threatened in writing) litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, (ii) except as disclosed in Schedule 5.8(b) (as such schedule may from time to time be updated by Administrative Borrower providing written notice to Agent of any new commercial tort claims reasonably estimated to exceed $50,000), any commercial tort claims, and (iii) except as disclosed in Schedule 5.8(b), as of the Closing Date, any Money Borrowed other than the Obligations.

(c)           No Loan Party nor any of their Subsidiaries is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, nor is any Loan Party or any of their Subsidiaries in violation of any order of any court or Governmental Body which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)           Except with respect to Multiemployer Plans, each plan that is intended to qualify under Section 401 of the Code has been determined by the IRS to qualify under Section 401 of the Code, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and nothing has occurred that would cause the loss of such qualification or tax exempt status.  Each Plan is in compliance with the applicable provisions of ERISA and the Code, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse

Effect.  Neither any Loan Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan.  Neither any Loan Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Plan, that would subject any Loan Party to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 5.8(d) or as could not reasonably to have a Material Adverse Effect:  (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Loan Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Title IV Plan or any Person as fiduciary or sponsor of any Title IV Plan; (iv) no Loan Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five (5) years no Title IV Plan of any Loan Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA.

(e)           Schedule 5.8(e) lists all Canadian Pension Plans and Canadian Employee Plans applicable to employees working in Canada which are maintained or sponsored by any Borrower or Guarantor or to which any Borrower or Guarantor contributes or has an obligation to contribute, except for greater certainty, any statutory plans to which each Canadian Loan Party is obligated to contribute.  Except as set forth on Schedule 5.8(e), and except to the extent that any of the following could not reasonably be expected to have a Material Adverse Effect:  (i) the Canadian Pension Plans and the Canadian Employee Plans, as applicable, are duly registered under all applicable federal and provincial pension benefits and tax related legislation, (ii) all material or statutory obligations of any Borrower or Guarantor required to be performed in connection with the Canadian Pension Plans and the Canadian Employee Plans or the funding agreements therefor have been performed in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement (including, for greater certainty, the improper withdrawal on application thereof), (iii) all contributions or premiums required to be made by any Borrower or Guarantor to the Canadian Pension Plans and the Canadian Employee Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans, the Canadian Employee Plans and applicable laws and regulations, (iv) all employee contributions to the Canadian Pension Plans and the Canadian Employee Plans required to be made by way of authorized payroll deduction or otherwise have been properly withheld by any Borrower or Guarantor and fully paid into the Canadian Pension Plans and the Canadian Employee Plans in a timely fashion, (v) all reports and disclosures relating to the Canadian Pension Plans and the Canadian Employee Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion, (vi) no amount is owing by any of the Canadian Pension Plans or the Canadian Employee Plans and there are no outstanding defaults or violations by any Person party to the Canadian Pension Plans or the Canadian Employee Plans under the Income Tax Act (Canada) or any provincial taxation statute, (vii) the Canadian Pension Plans and the Canadian Employee Plans are fully funded, both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable Governmental Bodies and which are consistent with generally accepted actuarial principles), (viii) none of the Canadian Pension Plans or the Canadian Employee Plans are the subject of an investigation, proceeding, action or claim and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim and to the best knowledge of each Borrower and Guarantor, no fact or circumstance exists that could adversely affect the tax-exempt status of any Canadian Pension Plan or Canadian Employee Plan and (ix) no improvements to any Canadian Pension Plan or Canadian Employee Plan have been promised and no amendments or improvements to a Canadian Pension Plan or Canadian Employee Plan will be made or promised by any Borrower or Guarantor before the Closing Date, (x) no Canadian Pension Plan is a multi-employer pension plan within the meaning of applicable pension standards laws, and (xi) no Canadian Pension Plan is a benefit pension plan.

(f)            Except as set forth on Schedule 5.8(e), no Canadian Loan Party has or is subject to any present or future obligation or liability under any Canadian Employee Plan and any overtime pay, vacation pay, premiums for unemployment insurance, premiums for health and welfare insurance, accrued wages, salaries, commissions, severance pay and other payments payable to any employees of any Borrower or Guarantor are fully paid on a current basis.

(g)           Except as set forth on Schedule 5.8(e), no Canadian Loan Party provides benefits to retired Canadian Employees or to beneficiaries or dependents of retired Canadian Employees.

5.9          Intellectual Property.

All Intellectual Property is set forth on Schedule 5.9 (as such schedule may from time to time be updated by Administrative Borrower providing written notice to Agent of any newly acquired Intellectual Property rights, so long as Loan Parties have taken (or caused to be taken) all steps required by Agent to perfect Agent’s Lien therein), are valid and have been duly registered or filed with all appropriate Governmental Body and constitute all of the Intellectual Property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such Intellectual Property and no Loan Party nor any Subsidiary of any Loan Party is aware of any grounds for any challenge.  All Intellectual Property shall be preserved so long as it is in active use by any Loan Party or any of their Subsidiaries.  With respect to all software subject to patent or copyright protection and owned, authored and used by any Loan Party, such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 (as such schedule may from time to time be updated by Administrative Borrower providing written notice to Agent of any newly acquired Intellectual Property rights, so long as Loan Parties have taken (or caused to be taken) all steps required by Agent with respect thereto).

5.10        Licenses and Permits.

Each Loan Party and each Subsidiary of each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, local or other law or regulation for the operation of its business in each jurisdiction wherein it is now conducting business and where the failure to procure such licenses or permits could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.11        No Contractual Default.

No Loan Party is in default in the payment or performance of any of its contractual obligations with respect to which a default thereunder could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.12        No Liens.

No Loan Party nor any Subsidiary of any Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.13        No Labor Disputes.

No Loan Party nor any Subsidiary of any Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s or any of such Subsidiary’s employees in existence or threatened in writing, in each case, other than as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.14        Margin Regulations.

No Loan Party nor any Subsidiary of any Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of the quoted term under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.15        Investment Company Act.

No Loan Party nor any Subsidiary of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.16        Disclosure.

No representation or warranty made by or on behalf of any Loan Party or any Subsidiary of any Loan Party in this Agreement, any Other Document or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein (taken as a whole) not materially misleading on the date when made.

5.17        Real Property.

Each Loan Party and each of its Subsidiaries owns record title in fee simple or the leasehold interest to the Real Property described on Schedule R-1 (as such Schedule may from time to time be updated by written notice from Administrative Borrower to Agent, so long as Loan Parties have taken (or caused to be taken) all steps reasonably required by Agent with respect thereto), free and clear of all Liens, except Permitted Encumbrances.  The Real Property described on Schedule R-1 (as such Schedule may from time to time be updated by written notice from Administrative Borrower to Agent, so long as Loan Parties have taken (or caused to be taken) all steps reasonably required by Agent with respect thereto) constitutes all of the Real Property of Loan Parties.

5.18        [Reserved].

5.19        [Reserved].

5.20        Business and Property of Loan Parties.

Each Loan Party and each Subsidiary of a Loan Party owns or leases all the property and possesses all of the rights and consents necessary for the conduct of the business of such Loan Party and such Subsidiary except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The revenues and total assets of all Immaterial Subsidiaries do not exceed $2,500,000 in the aggregate.

5.21        Material Contracts.

Schedule 5.21 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the date hereof.  Loan Parties have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof.  Except as disclosed to Agent in writing, Loan Parties are not in breach or in default in any material respect of or under any Material Contract.

5.22        Capital Structure.

Schedule 5.22 sets forth the authorized Equity Interests, and owner thereof, of each of Loan Parties and each of their Subsidiaries as of the Closing Date.  All of the Equity Interests of each of Loan Parties (other than Parent) and each of their Subsidiaries are owned directly or indirectly by one of the Borrowers.  All issued and outstanding Equity Interests of each of Loan Parties and each of their Subsidiaries are duly authorized and validly issued, fully paid and non-assessable, and such Equity Interests were issued in compliance with all applicable laws.  All issued and outstanding Equity Interests of each Loan Party (other than Parent) and each of their Subsidiaries is free and clear of all Liens other than Permitted Encumbrances and the Lien in favor of Agent for the benefit of Agent and Lenders.  The identity of the holders of the Equity Interests of each of the Loan Parties and each of their Subsidiaries and the percentage of their fully diluted ownership of the Equity Interests of each of Loan Parties and each of their Subsidiaries as of the Closing Date is set forth on Schedule 5.22.  No shares of the Equity Interests of any Loan Party or any of their Subsidiaries, other than those described above, are issued and outstanding as of the Closing Date.  As of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any of their Subsidiaries of any Equity Interests of any such entity.

5.23        Bank Accounts, Security Accounts, Etc.

No Loan Party has any bank accounts, deposit accounts, investments accounts, securities accounts or any other similar accounts other than the accounts set forth on Schedule 5.23 (as such Schedule may from time to time be updated by Administrative Borrower delivering a written update thereto to Agent, so long as Loan Parties take all action required by Section 4.14(h) with respect thereto).  The purpose and type of each such account is specified on Schedule 5.23.

5.24        Related Agreements.

Administrative Borrower has furnished Agent a true and correct copy of each the Related Agreements, along with all agreements, side letters and other documents executed by any Loan Party, Subsidiary or Affiliate thereof in connection therewith.  Each of Loan Parties and their respective Subsidiaries and, to Loan Party’s knowledge, each other party to the Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby.  As of the Closing Date, the Related Transactions have been consummated (or are being consummated substantially contemporaneously with the initial credit extension hereunder) in accordance with the terms of the Related Agreements.  The Related Transactions will comply in all material respects with all applicable legal requirements, and all necessary Consents required to be obtained by a Loan Party or a Subsidiary thereof and, to each Loan Party’s knowledge, each other party to the Related Agreements in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect.  As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent Governmental Body which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions.  The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or Governmental Body binding on any Loan Party or Subsidiary or, to each Loan Party’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party or Subsidiary is a party or by which any Loan Party or Subsidiary is bound or, to each Loan Party’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound.  No statement or representation made in the Related Agreements by any Loan Party or Subsidiary or, to Loan Party’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein (taken as a whole) not materially misleading as of the time that such statement or representation is made.  As of the Closing Date, (a) each of the representations and warranties contained in the Related Agreements made by a Loan Party or any Subsidiary is true and correct in all material respects and (b) to each Loan Party’s knowledge, each of the representations and warranties contained in the Related Agreements made by any Person other than a Loan Party is true and correct in all material respects.

5.25        Closing Date Acquisition.

(a)           (i) The Closing Date Acquisition has occurred in accordance with the Closing Date Acquisition Documents and all conditions precedent to the effectiveness thereof have been fulfilled, or validly waived (but not including conditions consisting of the effectiveness of this Agreement), and (ii) no motion, action or proceeding is pending or filed by any Person which could adversely affect the consummation of the Closing Date Acquisition, the business or operations of Borrowers or the transactions contemplated by this Agreement and the Other Documents.

(b)           The Closing Date Acquisition Documents and the transactions contemplated thereunder have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment or valid waiver (but not including waivers of conditions consisting of the effectiveness of this Agreement, except as may be disclosed to Agent and consented to in writing by Agent) of all conditions precedent set forth therein, and giving effect to the terms of the Closing Date Acquisition Documents and the assignments to be executed and delivered by the seller(s) of the Equity Interests of Acquisition Company thereunder, Parent acquired and has good and marketable title to the Equity Interests of Acquisition Company, free and clear of all claims, liens, pledges and encumbrances of any kind, except as permitted hereunder.

(c)           All actions and proceedings, required by the Closing Date Acquisition Agreement, applicable law or regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) have been taken and the transactions required thereunder have been duly and validly taken and consummated.

(d)           No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Closing Date Acquisition Documents and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Closing Date Acquisition Documents.

5.26        OFAC.

None of Borrower, any Subsidiary of Borrower or any Affiliate of Borrower: (a) is a Sanctioned Person, (b) has more than ten (10%) percent of its assets in Sanctioned Entities or (c) derives more than ten (10%) percent of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Each Loan Party and each Subsidiary of each Loan Party is and will remain in compliance with all applicable economic sanctions laws and all applicable anti-money laundering and counter-terrorism financing laws, including the provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), and any other enabling legislation or executive order relating thereto, and other federal, provincial, territorial, local or foreign laws relating to “know your customer” and anti-money laundering rules and regulations.  No Loan Party and no Subsidiary or Affiliate of a Loan Party (i) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the “Terrorist Lists”) with which a Canadian Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of Canadian economic sanctions laws such that a Canadian Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on any Terrorist List or a foreign government that is the target of Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Canadian law.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable laws.

6.             AFFIRMATIVE COVENANTS.

Each Loan Party shall at all times until all of the Obligations have been Paid in Full:

6.1          Payment of Fees.

Promptly following demand, pay to Agent all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.14(h).  Agent may charge the Borrowers’ Account for all such fees and expenses (subject to the terms of Section 17.10 hereof).

6.2          Conduct of Business; Compliance with Laws and Maintenance of Existence and Assets.

Conduct, and cause each Subsidiary of each Loan Party to conduct, continuously and operate actively its business according to business practices and maintain, and cause each Subsidiary of each Loan Party to maintain, all of its properties useful or necessary in its business in good working order and condition, except, in each case, where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, (a) keep in full force and effect its existence and its material rights and franchises, (b) comply in all material respects with the laws and regulations governing the conduct of its business, except, in each case, where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, the Immaterial Subsidiaries may dissolve or merge into a Loan Party and Loan Parties shall provide written notice thereof to Agent not less than three (3) Business Days after the occurrence thereof, accompanied by the relevant merger agreement and certificates of merger filed with the applicable Governmental Bodies, and (c) except as expressly permitted hereunder, make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any of its political subdivisions or, based on commercially reasonable efforts, to do so in any applicable foreign jurisdiction or any political subdivision of any of such foreign jurisdictions.

6.3          Violations.

Promptly after becoming aware of the same, notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party or any of their Subsidiaries which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.4          Government Receivables.

(a)           If Administrative Borrower or any Borrower reports as being an Eligible Account or requests be treated as an Eligible Account any Accounts owing by the United States, any state or any department, agency or instrumentality of any of them (collectively, “US Government Receivables”) with a value in excess of $500,000 in the aggregate, take all steps necessary to protect Agent’s interest in such US Government Receivables under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any US Government Receivables.

(b)           If Administrative Borrower or any Borrower reports as being an Eligible Account or requests be treated as an Eligible Account any Accounts owing by Canada, any province or any department, agency or instrumentality of any of them (collectively, “Canadian Government Receivables”) with a value in excess of $500,000 in the aggregate, take all steps necessary to protect Agent’s interest in such Canadian Government Receivables under the Financial Administration Act (Canada) or other applicable provincial or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Canadian Government Receivables.

6.5          Execution of Supplemental Instruments; Further Assurances.

Promptly upon request by Agent, each Loan Party shall take such additional actions (including, without limitation, execution and delivery of such supplemental agreements or instruments, statements, assignments and transfers, or instructions or documents relating to the Collateral) as Agent may require in its Permitted Discretion from time to time in order (a) to carry out more effectively the purposes of this Agreement or any Other Document, (b) to subject all of the existing or hereinafter acquired personal and real property (other than Excluded Assets) of each Loan Party to first-priority perfected Liens (subject only to Permitted Encumbrances) in favor of Agent to secure the Obligations, and (c) to perfect and maintain the validity, effectiveness and priority of any of the Liens created, or intended to be created thereby, by this Agreement or any Other Document to the extent required herein or therein.  Without limiting the generality of the foregoing, each Loan Party shall (and shall cause each other Loan Party to) guarantee (to the extent not already directly obligated with respect thereto) all of the Obligations and to grant to Agent, for the benefit of Agent, Lenders, Bank Product Provider and Issuer, a Lien in all of such Loan Party’s existing or hereinafter acquired personal and real property (other than Excluded Assets) to secure all of the Obligations; provided, that, no such guarantee or grant shall be required by a Non-US Subsidiary that is a CFC to the extent such guarantee or grant would result in material adverse tax consequences to Loan Parties under Treas. Reg. Section 1.956-2.

6.6          Payment of Indebtedness.

Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, subject at all times to any applicable subordination or intercreditor arrangement in favor of Agent and/or Lenders, pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its Indebtedness of whatever nature, except when the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Loan Party and each of their Subsidiaries shall have provided for such reserves as Agent may reasonably deem proper and necessary.

6.7          Standards of Financial Statements.

Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, cause all financial statements referred to in Sections 9.7, 9.8 and 9.12 as to which GAAP is applicable to be true and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and absence of footnotes) and to be prepared in reasonable detail, and in accordance with GAAP consistently applied throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.8          Financial Covenants.

Fixed Charge Coverage.  Upon the occurrence and during the continuance of a Financial Covenant Trigger Event, Loan Parties shall maintain at the end of each calendar month, commencing with the calendar month immediately preceding the date on which the Financial Covenant Trigger Event occurred and for each month thereafter during the continuance thereof, a Fixed Charge Coverage Ratio, for the trailing twelve (12) month period then ended, of not less than 1.1:1.0.

7.             NEGATIVE COVENANTS.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time prior to the Payment in Full of all of the Obligations:

7.1          Merger, Consolidation, Acquisition and Sale of Assets.

(a)           Consummate any merger, consolidation, amalgamation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it; except, that, (i) any Loan Party or any Subsidiary may enter into a Permitted Acquisition; (ii) a Loan Party may merge, amalgamate or consolidate into another Loan Party so long as (A) no Event of Default shall have occurred and be continuing, (B) if a Borrower is a party to such merger, consolidation or amalgamation a Borrower shall be the surviving entity, (C) no Loan Party shall merge, consolidate or amalgamate with a Loan Party that exists under the laws of a country different than the country in which such Loan Party exists and (D) prior to such merger, consolidation or amalgamation Loan Parties have taken (or caused to be taken) all steps required by Agent to maintain Agent’s Lien on the Collateral granted by such Loan Parties, as well as the priority and effectiveness of such Lien; and (iii) a Subsidiary of the Borrowers that is not a Loan Party may merge, consolidate or amalgamate into another Subsidiary of the Borrowers so long as (A) no Event of Default shall have occurred and be continuing, and (B) if a Loan Party is the surviving entity, prior to such merger, consolidation or amalgamation Loan Parties have taken (or caused to be taken) all steps required by Agent to maintain Agent’s Lien on the Collateral granted by such Loan Parties, as well as the priority and effectiveness of such Lien.

(b)           Acquire all or a substantial portion of the assets or Equity Interests of any Person except for investments permitted by Section 7.4.

(c)           Directly or indirectly, sell, assign, lease, transfer, abandon or otherwise dispose of any of its assets or properties (including, without limitation, the Collateral) to any other Person (each, a “Disposition”), except for:

(i)            the sale of Inventory in the ordinary course of business,

(ii)           provided no Default or Event of Default shall have occurred and be continuing or result therefrom, the Disposition of assets (other than equity interests of any of its Subsidiaries, except as provided in clause (xiv) below) having a net book value not to exceed $5,000,000 in the aggregate in any fiscal year; provided that any Loan Party or a Subsidiary may make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in this clause (ii) to the extent that the net proceeds from such Disposition are (A) reinvested in productive assets of any Loan Party or a Subsidiary of at least equivalent value within two hundred seventy (270) days of the date of such Disposition, or (B) subject to the provisions of Section 2.13, applied to the payment or prepayment of the Obligations;

(iii)          the sale, lease, transfer or other Disposition of property by a Loan Party or a Subsidiary of a Loan Party to any other Loan Party or Subsidiary of a Loan Party; provided, that, (A) if a Borrower or any of its assets is subject to a Disposition, all parties acquiring assets pursuant to such Disposition must be Borrowers, (B) if a Loan Party or any of its assets is subject to a Disposition, all parties acquiring assets pursuant to such Disposition must be Loan Parties, (C) if a US Loan Party or any of its assets is subject to a Disposition, all parties acquiring assets pursuant to such Disposition must be US Loan Parties, (D) to the extent such transaction constitutes an investment, such transaction must be permitted under Section 7.4 and (E) any Lien in favor of Agent on such property shall continue in all respects and shall not be deemed released or terminated as a result of such sale, lease, transfer or other Disposition and Loan Parties shall execute and deliver such agreements, documents and instruments as Agent may reasonably request with respect thereto;

(iv)          the sale, lease, transfer or Disposition of used, worn-out or obsolete machinery and equipment and machinery and equipment no longer used or useful in the conduct of business of Loan Parties or any of their Subsidiaries having a net book value not to exceed $5,000,000 in the aggregate in any fiscal year;

(v)           the grant in the ordinary course of business by any Loan Party or any of their Subsidiaries after the date hereof of a non-exclusive license of any Intellectual Property; provided, that, the rights of the licensee shall be subject to the rights of Agent, and shall not adversely affect, limit or restrict in any material respect the rights of Agent to use such Intellectual Property or adversely affect, limit or restrict the rights of Agent to sell or otherwise dispose of any Inventory or other Collateral in connection with the exercise by Agent of any rights or remedies hereunder or under any of the Other Documents, or otherwise adversely limit or interfere in any material respect with the use of any such Intellectual Property by Agent in connection with the exercise of its rights or remedies hereunder or under any of the Other Documents or by any Loan Party or Subsidiary;

(vi)          the issuance of Equity Interests by Loan Parties; provided, that, (A) no Loan Party or Subsidiary shall be required to pay any cash dividends, distributions or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise expressly permitted in Section 7.7 and (B) none of the Borrowers or their Subsidiaries shall issue any Equity Interests other than to a Loan Party or, if the Equity Interests of any Subsidiary are not then held by a Loan Party, then to another Subsidiary;

(vii)         the issuance of Equity Interests by Parent;

(viii)        the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of any Loan Party or any of its Subsidiaries and does not appear on or is otherwise not affixed to or incorporated in any Inventory or Equipment or have any material value;

(ix)           involuntary Dispositions occurring by reason of casualty or condemnation;

(x)            the leasing, occupancy agreements or sub-leasing of Real Property or Equipment that would not materially interfere with the required use of such Real Property or Equipment by any Loan Party or any of its Subsidiaries;

(xi)           transfers of condemned real property as a result of the exercise of “eminent domain” or other similar policies to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(xii)          any Disposition of property or assets, or issuance of Equity Interests, that is permitted under Sections 7.1(a) and 7.7;

(xiii)         the sale or transfer by any Loan Party or any Subsidiary of any Loan Party of the Equity Interests of any Subsidiary so long as (A) simultaneously therewith all investments in such Subsidiary owned by any Loan Party or any Subsidiary are disposed of in their entirety, (B) such Subsidiary does not have any continuing investment in any Loan Party or any other Subsidiary not being simultaneously disposed of and (C) such sale or transfer is permitted by clause (ii) above; and

(xiv)        in addition to, and not in limitation of, (x) any Disposition of property or assets otherwise permitted in Sections 7.1(c)(i) through and including 7.1(c)(xiii) above and (y) the issuance of Equity Interests permitted under Sections 7.1(a) and 7.7, so long as no Event of Default has occurred and is continuing, any other Disposition of property or assets, or issuance of Equity Interests by any Loan Party or any Subsidiary of any Loan Party, to the extent that as of the date of and after giving effect to any such Disposition or issuance, Global Undrawn Availability shall not be less than the greater of (A) twenty-five (25%) percent of the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time, and (B) $25,000,000.

7.2          Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3          Guarantees.

Become liable upon the obligations of any Person by assumption, endorsement or guarantee thereof or otherwise (other than with respect to the Obligations), except:

(a)           for the endorsement of checks in the ordinary course of business;

(b)           that (i) Loan Parties and their Subsidiaries may guarantee Indebtedness or other obligations of Borrowers and their US Subsidiaries that are Loan Parties and (ii) a Non-US Subsidiary may guarantee Indebtedness or other obligations of another Non-US Subsidiary (provided if the Non-US Subsidiary that is providing such guarantee is a Loan Party, then such other Non-US Subsidiary must also be a Loan Party);

(c)           that Loan Parties and their Subsidiaries may guarantee Indebtedness of Non-US Subsidiaries; provided, that, the Indebtedness permitted to be guaranteed shall be permitted Indebtedness under Section 7.8(l) and the maximum amount of Indebtedness permitted to be guaranteed shall not exceed the amount of Indebtedness permitted under Section 7.8(l); and

(d)           that Loan Parties and their Subsidiaries may guarantee Indebtedness under the Debt Financing Documents.

7.4          Investments.

Purchase or acquire Indebtedness or Equity Interests of, or any other interest in, any Person, except:

(a)           cash or Cash Equivalents;

(b)           as expressly permitted pursuant to Section 7.1, Section 7.5, Section 7.7 and Section 7.8;

(c)           the endorsement of instruments for collection or deposit in the ordinary course of business;

(d)           obligations under Hedging Agreements permitted under Section 7.8(e);

(e)           Equity Interests or other obligations issued to Loan Parties by any Person (or the representative of such Person) in compromise or settlement of Indebtedness of such Person owing to Loan Parties (whether or not in connection with the insolvency, bankruptcy, receivership or reorganization of such a Person or a composition or readjustment of the debts of such Person) or upon the foreclosure, perfection or enforcement of any Lien in favor of a Loan Party securing any such obligations;

(f)            obligations of account debtors to Loan Parties and their Subsidiaries arising from Accounts which are evidenced by a promissory note made by such account debtor payable to the applicable Loan Party or Subsidiary; provided, that, promptly upon the receipt of the original of any such promissory note issued to any Loan Party from any account debtor in excess of $500,000 in the aggregate (or regardless of the amount after an Event of Default exists or has occurred and is continuing, at the request of Agent), such promissory note(s) shall, upon the request of Agent, be endorsed to the order of Agent by Loan Parties and promptly delivered to Agent as so endorsed;

(g)           investments by Loan Parties and their Subsidiaries in the form of Equity Interests received as part or all of the consideration for the sale of assets pursuant to a Disposition by any such Loan Party of Subsidiary to the extent permitted under Section 7.1(c);

(h)           the existing investments of any Loan Party or Subsidiary thereof as of the date hereof in their respective Subsidiaries;

(i)            investments made after the date hereof by (i) Parent in another Loan Party, (ii) a Borrower in another Borrower, (iii) a US Subsidiary of a Borrower in a US Subsidiary thereof and (iv) a Non-US Subsidiary of a Borrower in a Non-US Subsidiary thereof, (v) a Loan Party in a Non-US Subsidiary of a Loan Party; provided, that, the aggregate amount of investments under this Section 7.4(i)(v) and advances, loans or other extensions of credit under Section 7.5(d)(iv) shall not exceed $25,000,000 at any time outstanding, and (vi) additional investments by a Loan Party in their respective Subsidiaries or in a partnership or joint venture which is not a Permitted Acquisition so long as, with respect to each such investment, the Investment Conditions Precedent shall be satisfied and the aggregate amount of all such investment permitted under this Section 7.4(i)(v) shall not exceed $25,000,000 in the aggregate;

(j)            Permitted Acquisitions;

(k)           loans or advances to employees, officers and directors to the extent permitted in Section 7.5(c); and

(l)            extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practice or otherwise in the ordinary course of business.

7.5          Loans.

Make advances, loans or other extensions of credit to any Person, including, without limitation, any Subsidiary or Affiliate, except with respect to:

(a)           the extension of commercial trade credit in connection with the sale of Inventory or the provision of services, each in the ordinary course of its business;

(b)           deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(c)           advances or loans by a Loan Party or any Subsidiary of a Loan Party to its employees, officers or directors in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding for:  (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employee, officer or director in connection with their work for such Loan Party or Subsidiary and (ii) reasonable and necessary relocation expenses of such employees, officers and directors (including home mortgage financing for relocated employees, officers and directors); and

(d)           advances, loans or extensions of credit made by (i) Parent to another Loan Party, (ii) a Loan Party (other than Parent) to another Loan Party, (iii) a Non-US Subsidiary of a Borrower to a Non-US Subsidiary of a Borrower; and (iv) so long as no Event of Default has occurred and is continuing, a Loan Party to a Loan Party’s Non-US Subsidiary that is not a Loan Party; provided that, the aggregate amount of investments under subclause (v) of Section 7.4(i) and advances, loans or other extensions of credit under subclause (iv) of this Section 7.5(d) shall not exceed $25,000,000 at any time outstanding; and

(e)           advances, loans and extensions of credit permitted by Section 7.4.

7.6          Capital Expenditures.

Commencing with fiscal year 2012, contract for, purchase or make any Capital Expenditures during any fiscal year in an aggregate amount in excess of $20,000,000.  If the amount of Capital Expenditures permitted to be made in any fiscal year does not exceed $20,000,000, fifty (50%) percent of the difference between $20,000,000 and the amount of Capital Expenditures actually made during such fiscal year may be carried forward by Loan Parties (on a combined basis) to the immediately following fiscal year.

7.7          Dividends and Distributions.

Declare, pay or make any dividend or distribution or payment with respect to any shares of the Equity Interests of any Loan Party or any of their Subsidiaries (other than dividends or distributions payable in its Equity Interests) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any such Equity Interests; except, that,

(a)           Loan Parties and their Subsidiaries may make payments to their former employees, officers or directors in connection with the redemption or repurchase of Equity Interests issued by the Parent to such former employees, officers or directors upon their termination of employment with Loan Parties and their Subsidiaries or their death or disability, so long as such payments do not to exceed $250,000 in the aggregate in any fiscal year;

(b)           In lieu of making tax payments directly, Loan Parties and their Subsidiaries may make dividends and distributions to Parent from time to time for the sole purpose of allowing Parent to, and Parent shall promptly upon receipt thereof use the proceeds thereof solely to, pay federal and state income taxes and franchise taxes solely arising out of the consolidated operations of Parent, Borrowers and their Subsidiaries, after taking into account all available credits and deductions (provided, that, no Borrower or Subsidiary thereof shall make any distribution to Parent in any amount greater than the share of such taxes arising out of Borrowers’ and their Subsidiaries’ consolidated net income),

(c)           Loan Parties and their Subsidiaries may make dividends and distributions to other Loan Parties and their Subsidiaries; provided, that, no such dividends and distributions shall be made (A) to a Non-US Subsidiary from a US Loan Party, or (B) to a Person that is not a Loan Party from a Loan Party; and

(d)           Loan Parties and their Subsidiaries may make distributions or pay dividends in cash in respect of any of its Equity Interests; provided, that, as to any payment of such dividend or distribution, each of the following conditions is satisfied:

(i)            payment shall be made with funds legally available therefore;

(ii)           such dividend or distribution shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Loan Party or any Subsidiary is a party or by which any Loan Party or Subsidiary or its properties are bound;

(iii)          as of the date of the payment of such dividend or distribution and after giving effect thereto, no Event of Default shall exist; and

(iv)          as of the date of the payment of such dividend or distribution and after giving effect thereto, Global Undrawn Availability shall not be less than the greater of (A) twenty (20%) percent of the lesser of (1) the Maximum Credit and (2) the Borrowing Base at such time, and (B) $20,000,000.

7.8          Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade payables incurred in the ordinary course of business consistent with past practices outstanding no more than sixty (60) days past its due date) except in respect of:

(a)           the Obligations;

(b)           Indebtedness (other than the Obligations) to the extent incurred after the Closing Date to finance Capital Expenditures in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(c)           Indebtedness existing on the Closing Date as set forth on Schedule 7.8 and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof (excluding accrued interest, fees, discounts, premiums and expenses));

(d)           Indebtedness expressly permitted by Section 7.5;

(e)           Indebtedness arising under Hedging Agreements which are not entered into for speculative purposes;

(f)            Indebtedness in respect of netting services, overdraft protections, employee credit card programs and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;

(g)           Indebtedness in respect of bid, performance and surety bonds, including guarantees or obligations of Loan Parties with respect to letters of credit supporting such bid, performance and surety bonds or other forms of credit enhancement supporting performance obligations under services contracts, workers’ compensation claims, self-insurance obligations, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance in each case incurred in the ordinary course of business; provided, that, upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents or instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto;

(h)           unsecured Indebtedness arising from agreements to provide for customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition or Disposition permitted hereunder and in the case of earn-outs or other similar obligations so long as they have been subordinated to the Obligations pursuant to a subordination agreement in favor of Agent on terms and conditions reasonably satisfactory to Agent;

(i)            Indebtedness arising pursuant to financing of insurance premiums payable on insurance policies maintained by or for the benefit of Loan Parties or any of their Subsidiaries; provided, that, upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness;

(j)            unsecured subordinated Indebtedness of Loan Parties and their Subsidiaries arising after the date hereof to any third person not otherwise permitted in this Section 7.8, and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof (excluding accrued interest, fees, discounts, premiums and expenses)); provided, that, (i) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and (ii) such third person shall have entered into a subordination agreement with Agent on terms and conditions reasonably satisfactory to Agent;

(k)           unsecured Indebtedness of any Loan Party in respect of deferred working capital adjustment payments under the Closing Date Acquisition Agreement;

(l)            Indebtedness of Non-US Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $25,000,000 at any one time outstanding;

(m)          subject to the terms and conditions of the Second Lien Intercreditor Agreement, Indebtedness of any Loan Party under the Second Lien Loan Documents, in an aggregate principal amount not to exceed the Second Lien Maximum Debt; provided, that, (i) the Loan Parties may make payments of principal and interest in respect of the Second Lien Notes in accordance with the terms of the Second Lien Loan Documents as in effect on the date hereof;

provided, that in the event that Parent is required to make any prepayment with Excess Cash Flow or Parent elects to make an optional redemption or tender for the Second Lien Notes or to make an open market purchase of any Second Lien Notes, Parent shall be permitted to consummate the same if, in each instance, the Second Lien Note Prepayment Conditions with respect to such transaction is satisfied, and (ii) the Loan Parties shall not amend, modify, alter or change (A) the repayment terms of the Second Lien Notes as in effect on the date hereof if the effect of such amendment, change or modification will change to earlier dates any scheduled dates for the payment of principal or interest of the Second Lien Notes or (B) any other provision of the Second Lien Loan Documents not related to the repayment terms of the amount Second Lien Notes or any agreement, document or instrument related thereto as in effect on the date hereof except to the extent permitted in the Second Lien Intercreditor Agreement; and

(n)           unsecured Indebtedness of any Loan Party under the Senior Unsecured Notes Documents in an aggregate principal amount not to exceed $60,000,000.

7.9          Nature of Business.

(a)           Engage in any business if, as a result thereof, the business then to be conducted by Loan Parties and their Subsidiaries, taken as a whole, would be substantially changed from the business conducted on the Closing Date or similar, related or complimentary businesses.

(b)           Permit any Immaterial Subsidiary to engage in any business, operations or activity, or hold any property or incur any obligations, other than (i) paying taxes, (ii) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its separate corporate or other legal structure, (iii) preparing reports to, and preparing and making notices to and filings with, Governmental Bodies and to its holders of Equity Interests, (iv) business operations and activities to the extent that revenues and total assets of all Immaterial Subsidiaries do not exceed, at any time, $2,500,000 in the aggregate, and (v) activities required by this Agreement and the Other Documents.

7.10        Transactions with Affiliates.

Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except for:

(a)           transactions, arrangements and other business activities entered into in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate;

(b)           any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement approved by the Board of Directors of such Loan Party; and

(c)           transactions among Loan Parties and their Subsidiaries expressly permitted by Section 7.1(c), Section 7.3(b), Section 7.4(i), Section 7.5(c), Section 7.5(d), Section 7.7 and otherwise in this Agreement.

7.11        [Reserved.]

7.12        Subsidiaries.

(a)           Form any Subsidiary unless (i) if such Subsidiary is either a US Subsidiary or Canadian Subsidiary, such Subsidiary, prior to acquiring any assets or conducting any business, expressly joins in this Agreement as a Loan Party, becomes jointly and severally liable (in accordance with Section 2.16, in the case of a US Subsidiary, and Section 2.17, in the case of a Canadian Subsidiary) for, or otherwise guaranties, all of the Obligations (in the case of a US Subsidiary) or all of the Canadian Obligations (in the case of a Canadian Subsidiary) and grants a Lien on all of its Collateral to secure all of the Obligations or Canadian Obligations (as applicable) and consents to the pledge of its Equity Interests to secure all of the Obligations in form and substance reasonably satisfactory to Agent (in each case, except (A) to the extent that such assets constitute Excluded Assets and (B) no such guarantee or grant shall be required by a Non-US Subsidiary that is a CFC to the extent such guarantee or grant would result in material adverse tax consequences to Loan Parties under Treas. Reg. Section 1.956-2), (ii) Agent is provided with a pledge of all of the outstanding Equity Interests of such Subsidiary to secure all of the Obligations in form and substance reasonably satisfactory to Agent (except to the extent that such Equity Interests constitutes Excluded Assets), and (iii) Agent shall have received fifteen (15) days prior written notice thereof (along with an update of Schedule 5.2(b)) and all documents, including collateral documents, guaranties, corporate authority documents and legal opinions, as Agent may require in its Permitted Discretion in connection therewith, all in form and substance reasonably satisfactory to Agent; provided, that, investments in any Subsidiary which Loan Parties may form in accordance with this Section 7.12(a) may only be made to the extent permitted by Section 7.4.

(b)           Enter into any partnership, joint venture or similar arrangement other than an investment permitted under Section 7.4(i)(vi).

7.13        Fiscal Year and Accounting Changes.

Change its fiscal year-end from December 31, or make any change (a) in accounting treatment and reporting practices except as required by GAAP consistently applied or (b) in tax reporting treatment except as required by law.

7.14        Pledge of Credit.

Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose.

7.15        Amendment of Organizational Documents and Related Agreements.

(a)           Amend, modify or waive any term or provision of its certificate of formation, limited liability company agreement, certificate of incorporation, articles of incorporation, by-laws, partnership agreement or other applicable documents relating to such Loan Party’s or Subsidiary’s formation or governance, or any shareholders agreement, unless such amendment, modification or waiver is not materially adverse to Agent and the Lenders.

(b)           Amend, modify or waive any term or provision of any Second Lien Loan Documents, unless such amendment, modification or waiver is permitted by the Second Lien Intercreditor Agreement.

(c)           Amend, modify or waive any term or provision of any Senior Unsecured Notes Documents, unless such amendment, modification or waiver amends, modifies, alters or changes the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith.

(d)           Amend, modify or waive any term or provision of any of any Closing Date Acquisition Document, unless such amendment, modification or waiver is not materially adverse, taken as a whole, in any respect to Agent and the Lenders.

7.16        Compliance with ERISA; Canadian Pension Standards Laws.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect, (i) maintain, or permit any member of the Controlled Group to maintain, or become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Title IV Plan, other than those Title IV Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to fail the applicable “minimum funding standard”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Title IV Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a Lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (vii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, or (viii) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Title IV Plan.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect, (i) maintain, or permit any Canadian Borrower or Guarantor to maintain, or become obligated to contribute, or permit any Canadian Borrower or Guarantor to become obligated to contribute, to any Canadian Pension Plan, other than those Canadian Pension Plans disclosed on Schedule 5.8(e), (ii) engage, or permit any Canadian Borrower or Guarantor to engage in any “prohibited transaction”, within the meaning of Section 16 of Schedule III to the Pension Benefits Standards Regulation, 1985 or such other comparable pension standards legislation as may apply from time to time to such plan, (iii) terminate, or permit any Canadian Borrower or Guarantor to terminate, any Canadian Pension Plan where such event could result in any liability of any Canadian Borrower or Guarantor or the imposition of a Lien on the property of any Canadian Borrower or Guarantor pursuant to applicable pension standards legislation, (iv) assume, or permit any Canadian Borrower or Guarantor to assume, any obligation to contribute to any multi-employer pension plan (as defined under applicable pension standards legislation) or to any defined benefit plan, (v) fail promptly to notify Agent of the occurrence of any Canadian Pension Plan Event, (vi) fail to comply, or permit a Canadian Borrower or Guarantor to fail to comply, with the requirements of applicable pension standards legislation or the Income Tax Act (Canada) or other applicable legislation in respect of any Canadian Pension Plan, or (vii) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under applicable pension standards legislation or the Income Tax Act (Canada) or postpone or delay or allow a Canadian Borrower or Guarantor to postpone or delay any funding requirement in respect of any Canadian Pension Plan.

7.17        [Reserved].

7.18        State/Province of Organization/Names/Locations.

Change the jurisdiction in which it is incorporated or otherwise organized, or change its legal name (or use a different name), location of chief executive office or location of any of the Collateral, unless Administrative Borrower has given Agent not less than twenty (20) days prior written notice thereof (along with an update of Schedule 4.4, Schedule 4.14(c), Schedule 5.2(a) and Schedule 5.6, as applicable) and Loan Parties have taken (or caused to be taken) all steps required by Agent to maintain Agent’s Lien on such Collateral, as well as the priority and effectiveness of such Lien); provided, that, no Loan Party shall change its jurisdiction of incorporation or organization or location of any of its Collateral to a jurisdiction or location from (a) with respect to each US Loan Party, the continental United States to outside of the continental United States or (b) with respect to each Canadian Loan Party which is not a US Loan Party, Canada to outside of Canada.

7.19        Foreign Assets Control Regulations, Etc.

None of the requesting or borrowing of the Advances or the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).  No Loan Party is or will become a Sanctioned Entity or Sanctioned Person as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such Sanctioned Entity or Sanctioned Person.

7.20        Applications under Insolvency Statutes.

Each Loan Party acknowledges that its business and financial relationships with Agent and Lenders are unique from its relationship with any other of its creditors, and agrees that it shall not file any plan of arrangement under the Companies’ Creditors Arrangement Act (Canada) or make any proposal under the Bankruptcy and Insolvency Act (Canada) which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor as an “affected” creditor for purposes of such plan or proposal or otherwise.

8.             CONDITIONS PRECEDENT; POST-CLOSING DELIVERIES.

8.1          Conditions to Initial Advances.

The agreement of Lenders to make the initial Advances and Letters of Credit requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances and Letters of Credit, of the following conditions precedent, all in form and substance acceptable to Agent:

(a)           Agreement.  Agent shall have received this Agreement duly executed and delivered by an authorized officer of each of the parties hereto;

(b)           Notes.  Agent, to the extent required by Lenders, shall have received the Notes duly executed and delivered by an authorized officer of the Borrowers in favor of such Lenders;

(c)           Filings, Registrations, Recordings and Searches.  Each document (including, without limitation, any UCC financing statement, PPSA financing statement and filings with the United States Patent and Trademark Office and United States Copyright Office, as applicable) required by this Agreement, any Other Document or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto, except as otherwise provided in clause (u) below with respect to the Mortgages.  Agent shall also have received UCC, PPSA, tax, judgment and other Lien searches with respect to each Loan Party in such jurisdictions as Agent shall require, and the results of such searches shall be satisfactory to Agent;

(d)           Payoff Letters; Releases.  Fully executed payoff letters (or other evidence of repayment) from all creditors being repaid (in whole or in part) in connection with the making of the initial Advances, along with appropriate Lien releases;

(e)           Corporate Proceedings of Loan Parties.  Agent shall have received a copy of the resolutions of the board of directors (or equivalent authority) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents to which it is a party, and (ii) the granting by each Loan Party of the Liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of each Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(f)            Incumbency Certificates of Loan Parties.  Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated as of the Closing

Date, as to the incumbency and signature of the officers of each Loan Party executing this Agreement, any certificate or Other Documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(g)           Certificates.  Agent shall have received a copy of the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to each Loan Party’s formation and governance, and all amendments thereto, certified in the case of formation documents filed with a Governmental Body by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation and certified in the case of other formation and governance documents as accurate and complete by the Secretary or Assistant Secretary of each Loan Party;

(h)           Good Standing Certificates.  Agent shall have received good standing certificates for each Loan Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such Loan Party’s jurisdiction of incorporation or formation;

(i)            Legal Opinion.  Agent shall have received the executed legal opinions of Loan Parties’ legal counsel, which shall cover such matters incident to the transactions contemplated by this Agreement and the Other Documents as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(j)            No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened in writing against any Loan Party or against the officers or directors of any Loan Party in connection with this Agreement and/or the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Agreement or any of the other Related Transactions shall have been issued by any Governmental Body;

(k)           Collateral Examination.  Agent shall have completed and received, at least five (5) Business Days prior to the Closing Date, (i) Collateral Field Examinations of the Receivables and Inventory of each Loan Party and all books and records in connection therewith, in each case as of September 30, 2011, with rollforwards through October 31, 2011, and (ii) appraisals of the Inventory of each Loan Party, the results of which shall in all cases be satisfactory in form and substance to Agent (it being acknowledged that Agent has received such rollforwards through October 31, 2011, which are satisfactory to Agent);

(l)            Fees and Expenses.  Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to Section 3.3 and the Fee Letter and all reimbursable expenses of Agent invoiced to date in accordance with this Agreement;

(m)          Financial Information; Financial Performance.  Agent shall have received and be reasonably satisfied with (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Parent and the Acquired Company for the last three full fiscal years ended at least ninety (90) days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Parent and the Acquired Business for each subsequent interim quarterly period ended at least forty-five (45) days prior to the Closing Date (and the corresponding period for the prior fiscal year), (iii) interim consolidated financial statements of each of the Parent and the Acquired Company for each month ended after the date of the last available quarterly financial statements and at least thirty (30) days prior to the Closing Date, (iv) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent (after giving effect to the Closing Date Acquisition and the Related Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least forty-five (45) days prior to the Closing Date (or ninety (90) days in the case of a fiscal quarter that is also a fiscal year end); provided, that, for this purpose, the consolidated financial information that will be used for (A) the Parent will be in respect of the four fiscal quarter period ended September 30, 2011 and (B) the Acquired Company will be in respect of the four fiscal quarter period ended July 31, 2011), prepared after giving effect to the Closing Date Acquisition and other Related Transactions as if the Related Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); and (v) satisfactory projections (including the assumptions on which such projections are based) for Parent and its Subsidiaries for fiscal years 2012 through and including 2017; provided, that, each such pro forma financial statement shall be prepared in good faith by the Parent (it being understood that the projections received by the Lead Arrangers from the Parent on November 7, 2011 are satisfactory to the Agent).  Such financial statements referred to in clause (iv) above shall show pro forma total leverage of the Parent and its consolidated Subsidiaries after giving effect to the Related Transactions (calculated in a manner which Agent deems appropriate) for (A) the twelve-month period ended on the last day of the most recently completed four fiscal quarter period of not greater than (1) 2.90:1:00 (excluding, for this purpose, the Senior Unsecured Notes) and (2) 3.50:1.00 (including, for this purpose, the Senior Unsecured Notes) and (B) the latest twelve month period for which financial statements are available of not greater than (1) 2.90:1.00 (excluding, for this purpose, the Senior Unsecured Notes) and (2) 3.50:1.00 (including, for this purpose, the Senior Unsecured Notes);

(n)           Other Documents.  Agent shall have received fully executed copies of all Other Documents to the extent required to be executed on the Closing Date;

(o)           Insurance.  Agent shall have received insurance certificates naming Agent as loss payee or additional insured, as applicable, with respect to Loan Parties’ property and liability insurance policies, and such policies and the limits to coverage set forth therein shall be satisfactory to Agent in its Permitted Discretion;

(p)           Payment Instructions.  Agent shall have received written instructions from Administrative Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(q)           Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Related Transactions; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(r)            No Adverse Material Change.  (i) Since December 31, 2010, in the case of Loan Parties, prior to giving effect to the consummation of the Closing Date Acquisition, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have, either individually or in the aggregate, a Parent Closing Material Adverse Effect; and (ii) since October 31, 2010, in the case of the Acquired Company, there shall not have occurred any event, condition or state of facts which will or would reasonably be expected to have, either individually or in the aggregate, a “Company Material Adverse Effect” (as defined in the Closing Date Acquisition Agreement as in effect on the date hereof);

(s)           [Reserved];

(t)            Equity Interests Pledge.  Agent shall have received the Pledge Agreements, executed by each applicable Loan Party in favor of Agent, pursuant to which such Loan Party shall pledge to Agent and grant to Agent a Lien upon all of the outstanding Equity Interests of each Subsidiary (other than Equity Interests constituting Excluded Assets) of such Loan Party, together with share powers duly executed in blank and originals of any related share, membership or other similar certificates;

(u)           Second Lien Loan Documents and Senior Unsecured Notes Documents.  Agent shall have received (i) executed copies of the Second Lien Intercreditor Agreement and all of the Second Lien Loan Documents and evidence that Loan Parties have received $217,125,000 in gross proceeds in the aggregate from advances made on or about the date hereof as proceeds of the Second Lien Notes (as applicable), and (ii) executed copies of the Senior Unsecured Notes Documents and evidence that Loan Parties have received $50,000,000 gross proceeds in the aggregate from advances made on or about the date hereof as proceeds thereof;

(v)           Closing Date Acquisition.  Loan Parties and their Subsidiaries shall have completed (or concurrently with the initial credit extension hereunder will complete) the Closing Date Acquisition in accordance with the terms of the Closing Date Acquisition Documents, without any amendment thereto or waiver thereunder, in each case in any manner adverse in any material respect to the interest of the Agent, Lenders and the Lead Arrangers in their respective capacities as such without the consent of Agent (provided, that, any (A) decrease in the purchase price in the Closing Date Acquisition Agreement of five (5%) percent or more of the total Closing Date Acquisition consideration paid shall be deemed to be adverse to the interest of the Agent, Lenders and the Lead Arrangers in a material respect, (B) any decrease in the purchase price in the Closing Date Acquisition Agreement of less than five (5%) percent of the total Closing Date Acquisition consideration paid shall be deemed not to be adverse to the interest of the Agent, Lenders and the Lead Arrangers in a material respect so long as such decrease is allocated to reduce the maximum amount permitted to drawn hereunder and the amount of the Second Lien Notes on the Closing Date, (C) change to the definition of “Company Material Adverse Effect” set forth in the Closing Date Acquisition Agreement or any similar definition shall be deemed to be adverse to the interest of the Agent, Lenders and the Lead Arrangers in a material respect and (D) any modifications to any of the provisions relating to the Agent’s, the Lead Arrangers’ or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Closing Date Acquisition Agreement shall be deemed to be adverse to the interest of the Agent, Lenders and the Lead Arrangers in a material respect).  Agent shall have received copies of the Closing Date Acquisition Documents (including a consent to the collateral assignment of rights and indemnities under the appropriate Closing Date Acquisition

Documents in favor of Agent, for the benefit of Lenders) certified by Administrative Borrower’s secretary or an assistant secretary (or similar officer) as being in true, accurate and complete;

(w)          Borrowing Base.  Agent shall have received a duly executed Borrowing Base Certificate at least two (2) Business Days prior to the Closing Date which shall (i) be completed as of October 31, 2011, so long as the Closing Date occurs on or prior to December 20, 2011, and (ii) indicate that the aggregate amount of Eligible Accounts and Eligible Inventory is sufficient in value and amount to support Revolving Advances and Letters of Credit in the amount requested by the Borrowers on the Closing Date;

(x)            Global Excess Availability.  After giving effect to the initial Advances and Letters of Credit and all fees and expenses pertaining to the closing of this Agreement and the Related Transactions, the Borrowers shall have Global Excess Availability of at least $35,000,000;

(y)           Due Diligence.  Agent and its counsel shall have completed its business and legal due diligence with results satisfactory to Agent and its counsel, including without limitation (i) pre-funding field examination of the business and collateral of each Loan Party in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of each Loan Party, (ii) favorable trade and customer references and (iii) background checks with respect to such individuals as Agent determines issued by investigatory firms satisfactory to Agent; and Agent shall be satisfied with the corporate and capital structure and management of each Loan Party’s license agreements and with all legal, tax, accounting and other matters relating to each Loan Party; and

(z)            Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Related Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2          Conditions to Each Advance.

The agreement of Lenders to make or to issue or to cause to be issued any Advance or Letter of Credit requested to be made or issued on any date (excluding the initial Advance(s) or Letter(s) of Credit solely with respect to clause (b) below), is subject to the satisfaction of the following conditions precedent as of the date such Advance or Letter of Credit is made or issued:

(a)           Representations and Warranties.  Except as set forth below, each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any Other Document to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Other Document shall be true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein; or in all respects with respect to representations and warranties made on the Closing Date) on and as of such date as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such earlier date); provided, however, that, each Lender, in its sole discretion, may (and at the direction of Agent and Required Lenders, shall) continue to make

Advances and participate in Letters of Credit notwithstanding the failure to make such representations and warranties and that any Advances so made and Letters of Credit so issued shall not be deemed a waiver of any applicable Default or Event of Default; and provided, further, however, that, solely with respect to the initial Advance(s) or Letter(s) of Credit, the only representations and warranties that shall be required to be true and correct in all material respects with respect to the Acquired Company are Sections 5.1, 5.2(a), 5.14, 5.15, 5.16 and 5.26 solely as they relate to this Agreement and the Other Documents and those representations and warranties under the Closing Date Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Parent has (or its Affiliates have) the right (determined without regard to any notice requirement) to terminate the Parent’s obligations (or refuse to consummate the Closing Date Acquisition) under the Closing Date Acquisition Documents as a result of a breach of such representations in the Closing Date Acquisition Documents;

(b)           No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however, that, (i) each Lender, in its sole discretion, may (and at the direction of Agent and Required Lenders, shall) continue to make Advances and participate in Letters of Credit notwithstanding the existence of a Default or Event of Default and that any Advances so made and Letters of Credit so issued shall not be deemed a waiver of any such Default or Event of Default, and (ii) each Lender shall be deemed to have elected to continue to make Advances and participate in Letters of Credit pursuant to the immediately preceding clause (i) unless such Lender shall have expressly notified Agent in writing promptly (and no later than one (1) Business Day following the Advances requested to be made) that such Lender has elected not to make Advances and participate in Letters of Credit, subject, however, to such Lender’s obligation to make Advances and participate in Letters of Credit if so directed by Agent and Required Lenders in accordance with the immediately preceding clause (i); and

(c)           Maximum Revolving Advances/Letters of Credit.  The limits set forth in Section 2.1(b) are not exceeded after giving effect to such Advances or Letters or Credit, as applicable.

Each request for an Advance or Letter of Credit by Administrative Borrower (on behalf of the Borrowers) hereunder shall constitute a representation and warranty by the Borrowers as of the date of such Advance or Letter of Credit that the conditions contained in this subsection shall have been satisfied.

8.3          Post-Closing Deliveries.

Without limiting any other obligation of Loan Parties set forth herein or in any of the Other Documents, Loan Parties shall deliver or cause to be delivered to Agent, in form and substance reasonably satisfactory to Agent, as promptly as possible following the Closing Date but on or before the date applicable thereto (or such later date as Agent shall agree in writing in its Permitted Discretion), the post-closing deliveries set forth on Schedule 8.3 hereto (the failure by Loan Parties to so deliver or cause to be delivered such post-closing deliveries as and when required by the terms hereof, shall constitute an immediate Event of Default).

9.             INFORMATION AS TO LOAN PARTIES.

Until all of the Obligations are Paid in Full, each Loan Party shall:

9.1          Disclosure of Material Matters Pertaining to Collateral.

Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any material portion of the Collateral that would reasonably be expected to have a Material Adverse Effect.

9.2          Collateral and Related Reports.

(a)           Deliver to Agent on or before the twentieth (20th) day of each month, current as of the end of the immediately preceding month, and following the occurrence and during the continuance of a Cash Dominion Event, on a weekly basis on or before the third (3rd) Business Day of each week (or more frequently as Agent may request upon the occurrence and during the continuance of an Event of Default), which shall be current as of the close of business on the last Business Day of the month (or week, as applicable) immediately prior to such date:

(i)            with respect to each Borrower, an Accounts receivable rollforward report, which shall separately identify (A) the Accounts receivable aging balance as of the first (1st) day of such immediately preceding calendar month (or week, as applicable), (B) gross billings, cash receipts, credit memos and other adjustments issued (recorded directly to the Accounts receivable aging), write-offs, other debit and credit adjustments on a cumulative basis for such calendar month (or week, as applicable) (together with an explanation for all such adjustments that individually exceed $25,000) during such immediately preceding calendar month (or week, as applicable), and (C) Accounts receivable aging balance as of the last day of such immediately preceding calendar month (or week, as applicable), supported by the following information for such immediately preceding calendar month (or week, as applicable):

(1)           Accounts receivable aging summary totals;

(2)           total amount of sales and invoices issued;

(3)           total amount of cash receipts; and

(4)           total amount of credits and adjustments (including credit memos issued, write-offs, returns, discounts and other credit adjustments);

(ii)           a perpetual Inventory summary report as of the end of the immediately preceding period;

(iii)          with respect to each Borrower, a summary Accounts receivable aging by Customer, along with a listing of reserves implemented by each such Borrower related Contra Claims known to such Borrower;

(iv)          (A) a reconciliation of the Accounts receivable aging balance, together with a copy of Borrowers’ detailed trial balance, as of the last day of such immediately preceding calendar month (or week, as applicable) to each of the following for such calendar month (or week, as applicable):  (1) Accounts receivable balance delivered to Agent, (2) each Borrower’s general ledger (tied to corresponding trial balance accounts), and (3) each Borrower’s balance sheet, together with supporting documentation for any reconciling items, and (B) notice of all claims, offsets, or disputes or any reserves implemented by any Borrower related to Contra Claims asserted by Customers with respect to any Borrower’s Accounts receivable;

(v)           for each of the Borrowers’ ten (10) largest Customers, the payment terms of such Customer’s Accounts receivable, its address, an aging for such Customers’ Accounts receivable balances as set forth in the accounts receivable aging most recently delivered to Agent and if known to Borrower, each such Customer’s credit rating;

(vi)          with respect to each Borrower, a perpetual Inventory report, current as of the close of business on the last Business Day of the immediately preceding calendar month (or week, as applicable), and reconciliation to each Borrower’s general ledger and balance sheet and Inventory reporting for the same calendar month (or week, as applicable);

(vii)         with respect to each Borrower, an Inventory report by location, category and component (i.e., raw materials, work in process and finished goods), including Inventory aging report (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties);

(viii)        with respect to each Loan Party’s accounts payable and expenses for the immediately preceding calendar month (or week, as applicable), a report including an accounts payable aging, accrued expenses, and listing of checks held, together with a reconciliation to each Loan Party’s general ledger and balance sheet for such calendar month (or week, as applicable);

(ix)           (A) a detailed report of accrued and other liabilities of Loan Parties as of the end of such immediately preceding calendar month (or week, as applicable) reconciled to the balance sheet for such calendar month (or week, as applicable); (B) listing of (1) past due amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral of Loan Parties, (2) monthly rent, lease, warehouse and other amounts payable to the Persons referred to in the foregoing clause (1), and (3) cost of all Inventory and other Collateral then located at each of the locations referred to in the foregoing clause (1); and (C) confirmation that all sales, personal property and payroll and other taxes of Loan Parties are currently paid;

(x)            (A) a reconciliation of outstanding Advances and undrawn Letters of Credit as of the end of such immediately preceding calendar month (or week, as applicable) to each Borrower’s general ledger and balance sheet for such calendar month (or week, as applicable); and (B) a detailed list of Letters of Credit outstanding, including for each Letter of Credit the undrawn principal amount thereof, beneficiary name, issuer name, and expiration date; and

(xi)           notice of termination or breach of any Material Contract of a Loan Party or any of their Subsidiaries which could reasonably be expected to result in a Material Adverse Effect;

(b)           Deliver to Agent on or before the twentieth (20th) day of each month, current as of the end of the immediately preceding month, and following the occurrence and during the continuance of a Cash Dominion Event, on a weekly basis on or before the third (3rd) Business Day of each week (or more frequently as Agent may request upon the occurrence and during the continuance of an Event of Default), a report, in form and substance reasonably satisfactory to Agent, detailing the amount on deposit in all Restricted Accounts;

(c)           Deliver to Agent on or before the twentieth (20th) day of each month, current as of the end of the immediately preceding month, and following the occurrence and during the continuance of a Cash Dominion Event, on a weekly basis on or before the third (3rd) Business Day of each week (or more frequently as Agent may request upon the occurrence and during the continuance of an Event of Default), a Borrowing Base Certificate substantially in the form attached hereto as Exhibit A executed by a Responsible Officer of Administrative Borrower (on behalf of the Borrowers), which shall be calculated as of the last day of the immediately preceding month (which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement, and which shall not restrict the rights of Agent to recalculate the US Borrowing Base, the Canadian Borrowing Base or any of the related components thereof), setting forth an updated calculation of all components of the US Borrowing Base and the Canadian Borrowing including without limitation Reserves that Administrative Borrower is aware of (it being understood that Agent may institute additional Reserves), the US Borrowing Base and US Undrawn Availability, if any, and the Canadian Borrowing and Canadian Undrawn Availability, if any, and supported by schedules showing the derivation thereof and containing such detail and such other information as Agent may request from time to time;

(d)           Deliver to Agent on or before the sixtieth (60th) day after the end of each the Borrowers’ fiscal years:

(i)            current certificates of insurance and loss payee endorsements for all insurance policies which Loan Parties and their Subsidiaries are required to maintain pursuant to Section 4.10; and

(ii)           a list of all Customers of Loan Parties owing Accounts receivable as of the end of such fiscal year, including such Customers’ respective name, address, phone number, and e-mail address;

(e)           Promptly, upon the request of Agent in its Permitted Discretion, in each case to the extent available, (i) copies of customer statements, customer purchase orders, customer sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of customer purchase orders, invoices and delivery documents for Accounts or other Receivables created by any Loan Party, (iii) copies of shipping and delivery documents for Inventory and Equipment acquired by any Loan Party, and (iv) test verifications;

(f)            Promptly, deliver to Agent (i) current certificates of insurance and loss payee endorsements for all insurance policies which Loan Parties and their Subsidiaries are required to maintain pursuant to Section 4.10, immediately following the renewal of each such policy and any amendments thereto; and (ii) such other reports and information as to the Collateral, Loan Parties or their Subsidiaries as Agent shall request from time to time in its Permitted Discretion; and

(g)           Promptly upon the occurrence thereof, deliver to Agent notice of termination or breach of any Material Contract of a Loan Party or any of their Subsidiaries which could reasonably be expected to result in a Material Adverse Effect;

(h)           Each Loan Party agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and establish a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth in this Section 9.2.  All such reports are solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such reports to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.  Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder.

9.3          [Reserved].

9.4          Litigation.

Promptly (but in any event within five (5) Business Days thereafter) notify Agent in writing of (or of any judgment or settlement) any litigation, suit or administrative proceeding affecting any Loan Party or any Subsidiary, whether or not the claim is covered by insurance, and of (or of any material development in) any suit or administrative proceeding, which in any such matter could reasonably be expected to have a Material Adverse Effect.

9.5          Material Occurrences.

Promptly (but in any event within five (5) Business Days thereafter) notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party or any Subsidiary of any Loan Party as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two (2) plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party or any Subsidiary of any Loan Party to a tax in excess of $1,000,000 imposed by Section 4971 of the Code; and (d) each and every default by any Loan Party or any Subsidiary of any Loan Party which could reasonably be expected to result in the acceleration of the maturity of any Indebtedness in excess of $3,000,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness.

9.6          Government Receivables.

Notify Agent promptly of any Government Receivables in excess of $500,000 in any one case, to the extent such Government Receivables are included in the Borrowing Base.

9.7          Annual Financial Statements.

Furnish Agent and each Lender within ninety (90) days after the end of each fiscal year of Loan Parties, financial statements of Loan Parties and their Subsidiaries on a consolidated basis,

including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Loan Parties and satisfactory to Agent (the “Accountants”).  The report of the Accountants shall be accompanied by (a) copies of all management letters, exception reports or similar letters or reports received by Loan Parties or their Subsidiaries from the Accountants, and (b) a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, and (ii) in making the examination upon which such report was based, either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.8 and 7.6.  In addition, the reports shall be accompanied by a Compliance Certificate of a Responsible Officer of Administrative Borrower which shall state that, based on an examination sufficient to permit such Responsible Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such event, and such Compliance Certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.8 and 7.6.  The Compliance Certificate shall also set forth a calculation of Quarterly Average Undrawn Availability for the purposes of determining the Applicable Margin with respect to the then current calculation period.

9.8          Quarterly Financial Statements.

Furnish Agent and each Lender within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, and within ninety (90) days after the end of the last fiscal quarter of each fiscal year, an unaudited balance sheet of Loan Parties and their Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Loan Parties and their Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Loan Parties or their Subsidiaries.  Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (a) the current fiscal period and the current year-to-date with the figures for the same fiscal period and year-to-date period of the immediately preceding fiscal year and (b) the projections for such fiscal period and year-to-date period delivered pursuant to Section 5.5(b) or Section 9.12, as applicable and shall be accompanied by an analysis and discussion of results prepared by senior management of Loan Parties with respect thereto, satisfactory to Agent.  The financial statements shall be accompanied by a Compliance Certificate signed by a Responsible Officer of Administrative Borrower, which shall state that, based on an examination sufficient to permit such Responsible Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to the events giving risk to such Default or Event of Default and, such Compliance Certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.8 and 7.6.  The Compliance Certificate shall also set forth a calculation of Quarterly Average Undrawn Availability for the purposes of determining the Applicable Margin with respect to the then current calculation period.

9.9          [Reserved.]

9.10        Notices re Equity Holders; Debt Financing Documents.

Furnish promptly to Agent (a) with copies of such financial statements, reports and returns as each Loan Party and their Subsidiaries shall send to its equity holders generally, as a group, and (b) copies of all notices or reports sent or received by any Loan Party or any Subsidiary in connection with, along with all amendments, modifications and new documents with respect to Debt Financing Documents (subject to the terms hereof and the Second Lien Intercreditor Agreement, in the case of the Second Lien Notes.

9.11        Additional Information.

Furnish promptly to Agent or any requesting Lender with such additional information as Agent or such Lender shall reasonably request in order to enable Agent or such Lender to determine whether Loan Parties are in compliance with the terms, covenants, provisions and conditions of this Agreement and the Other Documents.

9.12        Projected Operating Budget.

Furnish Agent, no later than thirty (30) days after the beginning of each Loan Party’s fiscal years, commencing with Loan Party’s fiscal year ending December 31, 2011, a month by month projected operating budget and cash flow of Loan Parties and their Subsidiaries on a consolidated basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by a Responsible Officer of Administrative Borrower to the effect that such projections have been prepared in good faith on the basis of sound financial planning practice consistent with past budgets and financial statements and that such Responsible Officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13        Variances From Operating Budget.

Furnish Agent and each Lender, concurrently with the delivery of the financial statements referred to in Section 9.7 and Section 9.8, or more frequently if reasonably requested by Agent, a written report summarizing all material variances from budgets submitted by Loan Parties pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14        Notice of Governmental Body Items.

Furnish Agent with prompt (and, in any event, not more than five (5) Business Days) notice of (a) any lapse or other termination of any Consent issued to any Loan Party or any Subsidiary of any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s or such Subsidiaries’ business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (c) copies of any periodic or special reports filed by any Loan Party or any Subsidiary of any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party or any such Subsidiary, or if copies thereof are requested by Agent or any Lender, (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party or any Subsidiary of any Loan Party and (e) any federal, state, local or other income tax return of any Loan Party or Subsidiary that has been filed becoming the subject of an audit.

9.15        ERISA Notices and Requests; Canadian Pension Notices and Requests.

Furnish Agent with immediate written notice in the event that (a) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows or has reason to know that a Canadian Pension Event has occurred, together with a written statement describing such Canadian Pension Event and the action, if any, which such Loan Party, such Subsidiary of any Loan Party or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Canadian Governmental Authority, as applicable, with respect thereto, (b) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code or section 16 of Schedule III to the Pension Benefits Standards Regulation, 1985 (Canada) or equivalent applicable Canadian Pension Standards legislation) has occurred, together with a written statement describing such transaction and the action which such Loan Party, such Subsidiary of any Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Title IV Plan or Canadian Pension Plan together with all communications received by any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Title IV Plan or Canadian Pension Plan or the establishment of any new Title IV Plan or Canadian Pension Plan or the commencement of contributions to any Title IV Plan or Canadian Pension Plan to which any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (e) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall receive from the PBGC (or, in the case of Canadian Pension Plan, the applicable Governmental Authority) a notice of intention to terminate a Title IV Plan or Canadian Pension Plan or to have a trustee or administrator, as applicable, appointed to administer a Title IV Plan or Canadian Pension Plan, together with copies of each such notice, (f) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (g) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code or applicable pension benefits standards legislation on or before the due date for such installment or payment, or (h) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows that a (i) Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16        Notice of Change in Management, Etc.

Furnish Agent with prompt (and, in any event, not more than five (5) Business Days) notice of any person becoming after the date hereof an officer, director or member of the senior management of any Loan Party.

9.17        Additional Documents.

Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, request in its Permitted Discretion from any Loan Party to carry out the purposes, terms or conditions of this Agreement and the Other Documents.

10.          EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1         Failure by any Loan Party to pay (a) any principal payment in respect of any Advances or any Letters of Credit when due and payable, and (b) any other Obligations within three (3) Business Days of when such Obligations are due and payable, in each case, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or any Other Document;

10.2         Failure by Loan Parties to perform, keep or observe:

(a)           any provision of Sections 4.9, 4.10, 4.14(h), 6.8, 7, 9.2(a), 9.2(b), 9.2(c), 9.5(a), 9.7 or 9.8;

(b)           any provision of Sections 4.2, 9.2 (other than Sections specified in the foregoing clause (a)), 9.4, 9.5, 9.12 or 9.13, which is not cured within five (5) Business Days after the date thereof; provided, that, such five (5) Business Day period shall not apply in the case of any failure to observe any such provision which is not capable of being cured at all; or

(c)           any other provision of this Agreement or any provision of any Other Document (to the extent such breach is not otherwise embodied in any other provision of this Section 10 for which a different grace or cure period is specified or which constitute an immediate Event of Default under this Agreement or the Other Documents), which is not cured within thirty (30) days after the date thereof; provided, that, such thirty (30) day period shall not apply in the case of any failure to observe any such provision which is not capable of being cured at all;

10.3         Any representation or warranty made or deemed made by any Loan Party in this Agreement or any Other Document or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect (without duplication of any materiality qualifiers already set forth herein) on the date when made or deemed to have been made;

10.4         Except for Permitted Encumbrances, issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Loan Party’s or any Subsidiary of any Loan Party’s property which is not stayed or bonded pending appeal or lifted within thirty (30) days;

10.5         Any judgment or judgments for payment of money are rendered or judgment Liens for payment of money filed against one or more Loan Parties for an amount, individually or in the aggregate, in excess of $2,000,000 (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment), which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record; or any action is taken to enforce any Lien over the assets of any Loan Party (or any analogous procedure or step is taken in any jurisdiction) for an amount, individually or in the aggregate, in excess of $2,000,000.

10.6         Any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state, federal or other bankruptcy laws (as now or hereafter in effect), or file an application or commence a proceeding under any bankruptcy or insolvency laws of Canada (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada) each as now and hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.7         [Reserved];

10.8         Any default under (a) any of the Debt Financing Documents, which default continues for more than the applicable cure period, if any, with respect thereto, or (b) any other documents, instruments or agreements to which any Loan Party or any Subsidiary of any Loan Party is a party or by which any of its properties is bound, relating to any Indebtedness (other than the Obligations and the Debt Financing Documents) individually or in aggregate in excess of $2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto;

10.9         Any of the Obligations shall cease to be permitted debt under the Debt Financing Documents;

10.10       Any Change of Control shall occur;

10.11       Any material provision hereof or of any of the Other Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto in accordance with its terms, or any such party (other than Agent and Lenders) shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any material provision hereof or of any of the Other Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any Lien provided for herein or in any of the Other Documents shall cease to be a valid and perfected first priority Lien (except for Permitted Encumbrances) in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

10.12       The indictment by any Governmental Body of any Loan Party of which any Loan Party or Agent receives notice, which if adversely determined could reasonably be expected to have a Material Adverse Effect;

10.13       Any Collateral having a value in excess of $1,000,000 shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party in and to any material portion of the Collateral shall have become the subject matter of litigation which could reasonably be expected to, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.14       The operations of any Loan Party’s facilities is interrupted in any material respect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Body of competent jurisdiction, and such interruption could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

10.15       [Reserved]; or

10.16       A requirement from the Minister of National Revenue for payment pursuant to Section 224, or any successor section, of the Income Tax Act (Canada) or Section 317, or any successor section, of the Excise Tax Act (Canada), or any comparable provisions of similar legislation shall have been received by Agent or any Lender or any other Person in respect of any Borrower or is otherwise issued in respect of any Borrower involving an amount in excess of the US Dollar Equivalent of $1,000,000.

11.          LENDERS’ RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT.

11.1        Rights and Remedies.

(a)           Upon the occurrence and during the continuance of (i) an Event of Default pursuant to Section 10.6, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, Agent may (and at the direction of Required Lenders, shall) declare that all or any portion of the Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate or limit the obligation of Lenders to make Advances (including, without limitation, reducing the lending formulas or amounts of Revolving Advances and Letters of Credit available to the Borrowers), and (iii) a filing of a petition against any Loan Party in any involuntary case under any state, federal or other bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over any Loan Party.  Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC, PPSA and at law or equity generally, including, without limitation, the right to foreclose the Liens granted herein and in the Other Documents and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Subject to the terms of any Collateral Access Agreement, Agent may enter any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion, without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party.  Agent may specifically disclaim any warranties of title or the like at any sale of Collateral.  In connection with the exercise of the foregoing remedies, Agent shall have the right to use all of each Loan Party’s Intellectual Property and other proprietary rights (subject to any licenses and other usage rights therein granted in favor of other Persons) which are used in connection with (A) Inventory for the purpose of disposing of such Inventory and (B) Equipment for the purpose of completing the manufacture of unfinished goods, in each case without any obligation to compensate any Loan Party therefor.

(b)           Agent may seek the appointment of a receiver, a manager, a receiver-manager or a receiver and manager (a “Receiver”) under the laws of Canada or any province thereof to take possession of all or any portion of the Canadian Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing.  Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed agent of Canadian Loan Parties and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants or employees.  Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Canadian Collateral of a Canadian Loan Party, to preserve Canadian Collateral or its value, to carry on or concur in carrying on all or any part of the business of a Canadian Loan Party and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Canadian Collateral.  To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including a Canadian Loan Party, enter upon, use and occupy all premises owned or occupied by a Canadian Borrower wherein Canadian Collateral may be situated, maintain Canadian Collateral upon such premises, borrow money on a secured or unsecured basis and use Canadian Collateral directly in carrying on a Canadian Loan Party’s business or as security for loans or advances to enable the Receiver to carry on a Canadian Loan Party’s business or otherwise, as such Receiver shall, in its discretion, determine.  Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent.  Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and the Canadian Lenders.  Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

11.2        Waterfall.

(a)           So long as no Waterfall Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments in respect of US Obligations shall be apportioned ratably among the US Lenders (according to their Commitment Percentages thereof), all principal and interest payments in respect of Canadian Obligations shall be apportioned ratably among the Canadian Lenders (according to their Commitment Percentages thereof), and all payments of fees, costs and expenses (other than fees, costs or expenses that are for Agent’s or any Lender’s separate account) shall be apportioned ratably among the Lenders according to their Commitment Percentages thereof (it being understood that all costs and expenses due and owing to Agent, and all principal and interest of Advances (including Protective Advances) made by Agent and not reimbursed by Lenders, shall first be paid in full before any such payments are made to any of the Lenders).  Payments for the purposes of this clause (a) shall include proceeds of Collateral received by Agent.

(b)           At any time that a Waterfall Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders:

(i)            all payments remitted to Agent and all proceeds of US Collateral received by Agent shall be applied to the Obligations as follows (it being understood that in the event that any Lender, as opposed to Agent, receives such payment or proceeds from any source other than Agent, such Lender shall remit such payment or proceeds, as applicable to Agent for application to the Obligations as provided in this Agreement):  first, to the US Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by Agent in connection with this Agreement or any Other Document and to the principal and interest of US Advances (including Protective Advances and Swingline Advances in respect of US Borrowers and/or US Collateral) made by Agent and not reimbursed by Lenders until paid in full; second, pro rata to interest due to US Lenders upon any of the US Advances and to the US Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by Lenders in connection with (and to the extent payable or reimbursable to US Lenders under) this Agreement or any Other Document according to their respective Commitment Percentages thereof until paid in full; third, pro rata to fees due to Agent and the US Lenders in connection with this Agreement or any Other Document according to their respective Commitment Percentages thereof until paid in full; fourth, to the principal of the Swingline Advances to US Borrowers made by the Swingline Lender; fifth, pro rata to the principal of the US Advances made by each US Lender according to their respective Commitment Percentages thereof and, after an Event of Default pursuant to Section 10.6 or if requested by Agent or Required Lenders after the occurrence of any other Event of Default, on a pro rata basis, to furnish to Agent cash collateral in an amount not less than one hundred five (105%) percent of the aggregate undrawn amount of all Letters of Credit, such cash collateral arrangements to be in form and substance reasonably satisfactory to Agent until paid in full; sixth, to pay any of the Canadian Obligations; seventh, pro rata to any other Obligations (other than Bank Product Obligations) until paid in full; eighth, pro rata to any Bank Product Obligations until paid in full; and ninth, any remaining amounts to the Administrative Borrower on behalf of the Borrowers.

(ii)           all payments remitted to Agent and all proceeds of Canadian Collateral received by Agent shall be applied to the Canadian Obligations as follows (it being understood that in the event that any Lender, as opposed to Agent, receives such payment or proceeds from any source other than Agent, such Lender shall remit such payment or proceeds, as applicable to Agent for application to the Canadian Obligations as provided in this Agreement): first, to the Canadian Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by Agent in connection with this Agreement or any Other Document and to the principal and interest of Canadian Advances (including Protective Advances and Swingline Advances in respect of Canadian Borrowers and/or Canadian Collateral) made by Agent and not reimbursed by Lenders until paid in full; second, pro rata to interest due to Canadian Lenders upon any of the Canadian Advances and to the Canadian Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by Lenders in connection with (and to the extent payable or reimbursable to Canadian Lenders under) this Agreement or any Other Document according to their respective Commitment Percentages thereof until paid in full; third, pro rata to fees due to Agent and the Canadian Lenders in connection with this Agreement or any Other Document according to their respective Commitment Percentages thereof until paid in full; fourth, to the principal of the Swingline Advances to Canadian Borrowers made by the Swingline Lender; fifth, pro rata to the principal of the Canadian Advances made by each Canadian Lender according to their respective Commitment Percentages thereof and, after an Event of Default pursuant to Section 10.6 or if requested by Agent or Required Lenders after the occurrence of any other Event of Default, on a pro rata basis, to furnish to Agent cash collateral in an amount not less than one hundred five (105%) percent of the aggregate undrawn amount of all Letters of Credit, such cash collateral arrangements to be in form and substance reasonably satisfactory to Agent until paid in full; sixth, pro rata to any other Canadian Obligations (other than Canadian Bank Product Obligations) until paid in full; seventh, pro rata to any Canadian Bank Product Obligations until paid in full; and eighth, any remaining amounts to the Administrative Borrower on behalf of the Borrowers.

(c)           If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.  If it is determined by an authority of competent jurisdiction that a disposition by Agent did not occur in a commercially reasonably manner, Agent may obtain a deficiency judgment for the difference between the amount of the Obligation and the amount that a commercially reasonable sale would have yielded.  Agent will not be considered to have offered to retain the Collateral in satisfaction of the Obligations unless Agent has entered into a written agreement with Loan Party to that effect.

11.3        Agent’s Discretion.

Upon the occurrence and during the continuance of an Event of Default hereunder, Agent shall have the right in its Permitted Discretion to determine which rights, Liens or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.4        Setoff.

In addition to any other rights and remedies which Agent, any Lender or any Issuer may have under applicable law, this Agreement or any Other Document, upon the occurrence and during the continuance of an Event of Default hereunder, Agent, such Lender, such Issuer and their Affiliates shall have a right to setoff and apply any Loan Party’s property held by Agent, such Lender, such

Issuer or such Affiliate to reduce the Obligations, all without notice to Loan Parties.  No Lender, Issuer or Affiliate shall setoff or apply such property without the prior written consent of Agent.

11.5        Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.6        Collection Allocation Mechanism.

(a)           On the first date after the Closing Date on which there shall occur an Event of Default under Section 10.6 or the acceleration of Obligations pursuant to Section 11.1(a) (the “CAM Exchange Date”), (i) each Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Agent in accordance with Section 2.1(d)) participations in the Swingline Advances, in an amount equal to such Lender’s Commitment Percentage of each Swingline Advance outstanding on such date, (ii) each Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Agent in accordance with Section 2.9(g) (in the case of a US Lender) or Section 2.9(h) (in the case of a Canadian Lender) participations in the Obligations with respect to each Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit, and (iii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Advances and participations in the Swingline Advances and Letters of Credit, such that in lieu of the interest of each Lender in each Advance and the Obligations with respect to each Swingline Advance and each Letter of Credit in which it shall participate immediately prior to the CAM Exchange Date (including such Lender’s interest in the Obligations, Guarantees and Collateral of each Loan Party in respect thereof), such Lender shall hold an interest in every one of the Advances and a participation in all of the Obligations in respect of Swingline Advances and Letters of Credit (including the Obligations, Guarantees and Collateral of each Loan Party in respect thereof), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof (the foregoing exchange being referred to as the “CAM Exchange”).  Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Advance or any participation in any Swingline Advance or Letter of Credit.  Each Loan Party agrees from time to time to execute and deliver to the Agent all such promissory notes and other instruments and documents as the Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender to the Agent any promissory notes originally received by it in connection with its Advances hereunder against delivery of any promissory notes evidencing its interests in the Advances so executed and delivered pursuant to this Section 11.6(a); provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)           As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by Agent pursuant to this Agreement or any Other Document in respect of any of the Obligations related to the Advances, the Letters of Credit and the Swingline Advances, and all fees, costs and expenses arising out of or related to any of the foregoing, in each case as provided in this Agreement and the Other Documents, and each distribution made by the Agent in respect of such Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to the Agent for distribution to the Lenders in accordance herewith.

(c)           The provisions of this Section 11.6 are solely an agreement among the Lenders and Agent for the purpose of allocating risk and the Loan Parties have no additional obligations or rights with respect thereto.

(d)           For purposes of this Section 11.6, “CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (i) the numerator shall be the sum, without duplication, of (A) the Canadian Commitment, if any, of such Lender, (B) the US Commitment, if any, of such Lender, and (C) the aggregate amount of any Obligations otherwise owed to such Lender pursuant to this Agreement and the Other Documents in respect of Advances, Letters of Credit and Swingline Advances, and fees, costs and expenses with respect to any of the foregoing, in each case immediately prior to the CAM Exchange Date, and (ii) the denominator shall be the sum of (A) the aggregate US Commitments of all the Lenders, (B) the aggregate Canadian Commitments of all Lenders, and (C) the aggregate amount of any Obligations otherwise owed to Lenders pursuant to this Agreement and the Other Documents in respect of Advances, Letters of Credit and Swingline Advances, and fees, costs and expenses with respect to any of the foregoing.

11.7        Commercial Reasonableness.

To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (a) to fail to incur expenses reasonably deemed necessary or appropriate by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Body or other third party for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors, secondary obligors or other Persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) except in connection with an Article 9 UCC Sale or any comparable provision under the PPSA to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Loan Party or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

12.          WAIVERS AND JUDICIAL PROCEEDINGS.

12.1        Waiver of Notice.

Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein or as otherwise by law.

12.2        Delay.

No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3        Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.4        Waiver of Counterclaims.

Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

13.          EFFECTIVE DATE AND TERMINATION.

13.1        Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (a) December 15, 2015, (b) the acceleration of all Obligations pursuant to the terms of this Agreement or (c) the date on which this Agreement shall be terminated in accordance with the provisions hereof or by operation of law (the “Termination Date”).  Loan Parties may terminate this Agreement at any time upon ten (10) Business Days’ prior written notice upon Payment in Full of all of the Obligations.

13.2        Termination.

The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations arising or incurred prior to the effective date of such termination, and each of the provisions of this Agreement and of the Other Documents shall continue to be fully operative until all of the Obligations have been Paid in Full.  The Liens and rights granted to Agent and Lenders hereunder and the UCC financing statements and PPSA financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been Paid in Full.  Accordingly, each Loan Party waives any rights which it may have under Section 9-513 of the UCC or under the PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, until all of the Obligations have been Paid in Full.  All representations, warranties, covenants, waivers and agreements contained herein and in the Other Documents shall survive termination hereof until all of the Obligations have been Paid in Full.

14.          REGARDING AGENT.

14.1        Appointment.

(a)           Each Lender hereby designates Wells Fargo to act as Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that, Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent agrees to do so in its Permitted Discretion and is furnished with an indemnification satisfactory to Agent in its Permitted Discretion with respect thereto.

(b)           Without prejudice to Section 14.1(a), each of the Secured Parties hereby irrevocably designates and appoints Agent, as the person holding the power of attorney (fondé de pouvoir) of Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on their behalf, and for their benefit, any hypothec to be executed by any Borrower or Guarantor of any Obligations granting security in the Province of Québec and to exercise such powers and duties which are conferred thereupon under such hypothec.  Each of the Secured Parties hereby additionally irrevocably designates and appoints Agent, as agent, mandatary, custodian and depositary for and on behalf of Secured Parties (i) to hold and to be the sole registered holder of any title of indebtedness issued under any deed of hypothec, the whole notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Québec) or any other applicable law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a pledge agreement to be executed by such Borrower or Guarantor pursuant to the applicable law of the Province of Québec and creating a pledge on the titles of indebtedness as security for the payment and performance of, inter alia, the Obligations.  In this respect, each of the Secured Parties will be entitled to the benefits of the security on any property or assets charged under any deed of hypothec or pledge agreement and will participate in the proceeds of realization of any such property or assets.  Agent, in such aforesaid capacities shall (A) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent with respect to the property or assets charged under any deed of hypothec or pledge agreement, any other applicable law or otherwise, and (B) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by Secured Parties, Borrowers or Guarantors.  The execution prior to the date hereof by Agent of any deed of hypothec, pledge agreement or other security documents made in the Province of Québec is hereby ratified and confirmed.  The constitution of Agent as the Person holding the power of attorney (fondé de pouvoir), and of Agent as agent, mandatary, custodian and depositary with respect to any title of indebtedness that may be issued and pledged from time to time to Agent for the benefit of Secured Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of the Obligations by the execution of an assignment, including an Assignment and Acceptance or other agreement pursuant to which it becomes such assignee or participant, and by each successor Agent by the execution of an Assignment Agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent under this Agreement.

14.2        Nature of Duties.

Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  None of Agent, any Lender, or any Issuer nor any of their respective officers, directors, employees or agents shall be (a) liable for any action taken or omitted by them as such under this Agreement or any Other Document or in connection herewith or therewith, unless caused by their gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction, or (b) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Loan Party to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect or appraise the properties, books or records of any Loan Party or any other Person.  The duties of Agent in respect of the Advances shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or any Other Document a fiduciary relationship in respect of any Secured Party, nor shall the Agent constitute a trustee in respect of any Secured Party; and nothing in this Agreement or any Other Document, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any Other Document except as expressly set forth herein or therein.

14.3        Lack of Reliance on Agent and Resignation.

(a)           Independently and without reliance upon Agent, any Issuer or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party and each other Person in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection with this Agreement or any Other Document, and (ii) its own appraisal of the creditworthiness of each Loan Party and each other Person.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except to the extent, if any, expressly required in this Agreement.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, perfection, priority, collectability or sufficiency of this Agreement or any Other Document, the Collateral, or of the financial condition of any Loan Party or any other Person, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents, the Collateral, or the financial condition of any Loan Party or any other Person, or the existence of any Event of Default or any Default.

(b)           Agent may resign on thirty (30) days’ written notice to each of Lenders and Administrative Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent with the consent to Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, conditioned or delayed (provided, that, if an Event of Default has occurred and is continuing, no such consent of Administrative Borrower shall be required).  If no such successor Agent is appointed at the end of such thirty (30) day period, Agent may designate one of the Lenders as a successor Agent, and shall give Administrative Borrower prompt notice of such appointment.  If no Lender accepts such designation, Required Lenders shall serve as the successor Agent, and Agent shall remain entitled to so resign.

(c)           Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Section 14, Section 17.5 and Section 17.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4        Certain Rights of Agent.

If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5        Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, email, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6        Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Administrative Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Subject to Section 14.1, Agent shall take such action with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1) as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1) as it shall deem advisable in the best interests of Lenders.

14.7        Indemnification.

To the extent Agent and/or Issuer, as applicable, is not timely reimbursed and indemnified by Loan Parties, each Lender promptly will reimburse and indemnify Agent and each Issuer and each of their respective officers, directors, Affiliates, employees, representatives and agents in proportion to its respective Commitment Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) arising from any action, litigation, proceeding, dispute or investigation which may be imposed on, incurred by, or asserted against Agent or such Issuer in any litigation, proceeding, dispute or investigation instituted or conducted by any Governmental Body or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, on in connection with performing any of its duties, functions or activities under this Agreement or under any Other Document, or in any way relating to or arising out of this Agreement or any Other Document whether or not Agent or any Issuer is a party thereto, except to the extent that any of the foregoing arises out of the gross (not mere) negligence or willful misconduct of Agent or such Issuer, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  Nothing contained in this Section 14.7 shall in any manner limit, impair, waive or otherwise affect Loan Parties’ reimbursement and indemnification Obligations at any time owing to Agent.

14.8        Agent in its Individual Capacity.

With respect any Advances made by Agent, except as otherwise provided in this Agreement, the Advances made by Agent shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein.  Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9        Actions in Concert.

Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender and Agent that (a) Agent shall have the exclusive right to enforce and exercise all rights and remedies of Agent and Lenders hereunder and under the Other Documents at all times following the occurrence and during the continuance of an Event of Default, on behalf of Agent and all Lenders, subject to the direction of Required Lenders as provided for herein, and (b) no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Other Documents (including exercising any rights of setoff or compensation) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.10      Intercreditor Agreements/Subordination Agreements.

Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into, on its behalf, the Second Lien Intercreditor Agreement and any other subordination or intercreditor agreement pertaining to any other secured and/or subordinated Indebtedness now or hereafter permitted under this Agreement, and to take such action on its behalf under the provisions of the Second Lien Intercreditor Agreement and any other such subordination or intercreditor agreement.  Each Lender further agrees to be bound by the terms and conditions of the Second Lien Intercreditor Agreement and any other such subordination or intercreditor agreement.

15.          GUARANTEE OF US OBLIGATIONS.

15.1        Guarantee; Contribution Rights.

Each US Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other US Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due (whether at the stated maturity, by acceleration or otherwise) and punctual performance of all US Obligations.  Each payment made by any US Guarantor pursuant to this Guarantee shall be made in lawful money of the United States in immediately available funds without offset, counterclaim or deduction of any kind.

Anything herein this Section 15 to the contrary notwithstanding, the maximum liability of each US Guarantor under this Section 15 shall in no event exceed the amount which can be guaranteed by such US Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in the following paragraph). it being understood that no amendments or other modifications to this Agreement or any of the Other Documents need to be made to implement the provisions of this paragraph and instead the implementation of the provisions of this paragraph shall occur automatically.

Each US Guarantor hereby agrees that to the extent that a US Guarantor shall have paid more than its proportionate share of any payment made hereunder, such US Guarantor shall be entitled to seek and receive contribution from and against any other US Guarantor hereunder which has not paid its proportionate share of such payment.  Each US Guarantor’s right of contribution shall be subject to the terms and conditions of Section 15.9(d).  The provisions of this paragraph shall in no respect limit the US Obligations and liabilities of any US Guarantor to Agent and Lenders, and each US Guarantor shall remain liable to Agent and Lenders for the full amount guaranteed by such US Guarantor hereunder.

15.2        Waivers.

Each US Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the US Obligations and any other notice with respect to the US Obligations, (c) any requirement that Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any other US Loan Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such US Guarantor of the US Obligations, (e) any defense arising by any lack of capacity or authority or any other defense of any US Loan Party or any notice, demand or defense by reason of cessation from any cause of US Obligations other than Payment in Full of all of the US

Obligations, (f) any defense that any other guarantee or security was or was to be obtained by Agent or any Lender, and (g) any other defense.

15.3        No Defense.

No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the US Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

15.4        Guarantee of Payment.

The Guarantee hereunder is one of payment and performance, not collection, and the US Obligations of each US Guarantor hereunder are independent of the US Obligations of the other US Loan Parties, and a separate action or actions may be brought and prosecuted against any US Guarantor to enforce the terms and conditions of this Section 15, irrespective of whether any action is brought against any other US Loan Party or other Persons or whether any other US Loan Party or other Persons are joined in any such action or actions.  Each US Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the US Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any US Loan Party or any other Person.  No election to proceed in one form of action or proceedings, or against any Person, or on any US Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing.  Without limiting the generality of the foregoing, no action or proceeding by Agent against any US Loan Party under any document evidencing or securing Indebtedness of any US Loan Party to Agent shall diminish the liability of any US Guarantor hereunder, except to the extent Agent receives actual payment on account of US Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any US Guarantor in respect of any US Loan Party and/or otherwise.

15.5        Liabilities Absolute.

The liability of each US Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any Obligation or otherwise.  Without limiting the generality of the foregoing, the US Obligations of each US Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a)           any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the US Obligations resulting from the extension of additional credit to the US Borrowers or otherwise;

(b)           any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the US Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guarantee for all or any of the US Obligations;

(c)           the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the US Borrowers or any other US Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d)           any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any US Loan Party to creditors of any US Loan Party other than any other US Loan Party;

(e)           any manner of application of Collateral, or proceeds thereof, to all or any of the US Obligations, or any manner of sale or other disposition of any Collateral for all or any of the US Obligations or any other assets of any US Loan Party; and

(f)            any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any US Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guarantee hereunder and/or the US Obligations of any US Guarantor, or a defense to, or discharge of, any US Loan Party or any other Person or party hereto or the US Obligations or otherwise with respect to the Advances, Letters of Credit or other financial accommodations to the US Borrowers pursuant to this Agreement and/or the Other Documents or otherwise.

15.6        Waiver of Notice.

Except as otherwise contemplated hereunder, Agent shall have the right to do any of the above without notice to or the consent of any US Guarantor and each US Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to US Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such US Guarantor which might arise as a result of such actions.

15.7        Agent’s Discretion.

Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any US Guarantor, and without incurring responsibility to any US Guarantor or impairing or releasing the US Obligations, apply any sums by whomsoever paid or howsoever realized to any US Obligations regardless of what US Obligations remain unpaid.

15.8        Reinstatement.

The Guarantee provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by Agent or such Lender in payment or on account of any of the US Obligations and Agent or such Lender repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or such Lender or the respective property of each, or any settlement or compromise of any claim effected by Agent or such Lender with any such claimant (including any US Loan Party); and in such event each US Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such US Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each US Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Agent or such Lenders.

15.9        No Marshalling, Etc.

(a)           Agent shall not be required to marshal any assets in favor of any US Guarantor, or against or in payment of US Obligations.

(b)           No US Guarantor shall be entitled to claim against any present or future security held by Agent or any Lender from any Person for US Obligations in priority to or equally with any claim of Agent or any Lender, or assert any claim for any liability of any US Loan Party to any US Guarantor in priority to or equally with claims of Agent or any Lender for US Obligations, and no US Guarantor shall be entitled to compete with Agent or any Lender with respect to, or to advance any equal or prior claim to any security held by Agent or any Lender for US Obligations.

(c)           If any US Loan Party makes any payment to Agent or any Lender, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial or other statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each US Guarantor hereunder.

(d)           All present and future monies payable by any US Loan Party or any other US Guarantor to any US Guarantor, whether arising out of a right of subrogation, contribution or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such US Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s and Lenders’ prior right to Payment in Full of all of the US Obligations.  Except to the extent prohibited otherwise by this Agreement, all monies received by any US Guarantor from any US Loan Party shall be held by such US Guarantor as agent and trustee for Agent and Lenders.  This assignment, postponement and subordination shall only terminate when all of the US Obligations are Paid in Full.

(e)           Each US Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any US Guarantor without the prior written consent of Agent.  Each US Loan Party agrees to give full effect to the provisions hereof.

15.10      Action Upon Event of Default.

Upon the occurrence and during the continuance of any Event of Default, Agent may and upon written request of the Required Lenders shall, without notice to or demand upon any US Loan Party, any US Guarantor or any other Person, declare all or any portion of the US Obligations of such US Guarantor hereunder immediately due and payable, and shall be entitled to enforce the US Obligations of each US Guarantor.  Upon such declaration by Agent, Agent, Lenders and any of their Affiliates are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Agent or Lenders to or for the credit or the account of any US Guarantor against any and all of the US Obligations of each US Guarantor now or hereafter existing hereunder in accordance with the terms of this Agreement, whether or not Agent or Lenders shall have made any demand hereunder against any other US Loan Party and although such US Obligations may be contingent and unmatured.  The rights of Agent and Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which Agent and Lenders may have.  Upon such declaration by Agent, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any US Guarantor against any US Loan Party (the “Claims”), Agent shall have the full right on the part of Agent in its own name or in the name of such US Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, Agent and each of its officers being hereby irrevocably constituted attorneys-in-fact for each US Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each US Guarantor any instrument for the payment of money.  Each US Guarantor will receive as trustee for Agent and will pay to Agent forthwith upon receipt thereof any amounts which such US Guarantor may receive from any US Loan Party on account of the Claims.  Each US Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes or other negotiable instruments or writings, except and in such event they shall either be made payable to Agent, or if payable to any US Guarantor, shall forthwith be endorsed by such US Guarantor to Agent.  Each US Guarantor agrees that no payment on account of the Claims or any Lien therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any UCC financing statements or PPSA financing statements be filed with respect thereto by any US Guarantor.

15.11      Statute of Limitations.

Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any US Loan Party or others (including any Lenders) with respect to any of the US Obligations shall, if the statute of limitations in favor of any US Guarantor against Agent or Lenders shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

15.12      Interest.

All amounts due, owing and unpaid from time to time by any US Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to Base Rate Loans constituting Revolving Advances.

15.13      US Guarantor’s Investigation.

Each US Guarantor acknowledges receipt of a copy of each of this Agreement and the Other Documents.  Each US Guarantor has made an independent investigation of US Loan Parties and of the financial condition of US Loan Parties.  Neither Agent nor any Lender has made, Agent and Lenders do not hereby make, any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any US Loan Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the US Obligations of any US Loan Party to which this Section 15 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each US Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such US Guarantor expressly disclaims reliance on any such representations or warranties.

15.14      Termination.

Subject to reinstatement as provided in Section 15.8, the provisions of this Section 15 shall remain in effect until all of US Obligations have been Paid in Full.

15.15      Extension of Guarantee.

Without prejudice to the generality of this Section 15, each US Guarantor expressly confirms that it intends that the guarantee provided in this Section 15 shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the provisions of this Agreement or any Other Document and/or any facility or amount made available hereunder or thereunder.

15.16      Applicability to US Borrowers.

Without limiting any of any US Borrower’s US Obligations under this Agreement or any Other Document, each US Borrower shall also be considered a US Guarantor for purposes of this Section 15 to the extent such US Borrower is not directly and primarily obligated with respect to the US Obligations.

16.          GUARANTEE OF CANADIAN OBLIGATIONS.

16.1        Guarantee; Contribution Rights.

Each Canadian Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Canadian Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due (whether at the stated maturity, by acceleration or otherwise) and punctual performance of all Canadian Obligations.

Each payment made by any Canadian Guarantor pursuant to this Guarantee shall be made in lawful money of the United States in immediately available funds without offset, counterclaim or deduction of any kind.

Anything herein this Section 16 to the contrary notwithstanding, the maximum liability of each Canadian Guarantor under this Section 16 shall in no event exceed the amount which can be guaranteed by such Canadian Guarantor under applicable federal, state or provincial laws relating to the insolvency of debtors (after giving effect to the right of contribution established in the following paragraph). it being understood that no amendments or other modifications to this Agreement or any of the Other Documents need to be made to implement the provisions of this paragraph and instead the implementation of the provisions of this paragraph shall occur automatically.

Each Canadian Guarantor hereby agrees that to the extent that a Canadian Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Canadian Guarantor shall be entitled to seek and receive contribution from and against any other Canadian Guarantor hereunder which has not paid its proportionate share of such payment.  Each Canadian Guarantor’s right of contribution shall be subject to the terms and conditions of Section 16 .9(d).  The provisions of this paragraph shall in no respect limit the Canadian Obligations and liabilities of any Canadian Guarantor to Agent and Lenders, and each Canadian Guarantor shall remain liable to Agent and Lenders for the full amount guaranteed by such Canadian Guarantor hereunder.

16.2        Waivers.

Each Canadian Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Canadian Obligations and any other notice with respect to the Canadian Obligations, (c) any requirement that Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any other Canadian Guarantor or any Canadian Loan Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Canadian Guarantor of the Canadian Obligations, (e) any defense arising by any lack of capacity or authority or any other defense of any Canadian Guarantor or any Canadian Loan Party or any notice, demand or defense by reason of cessation from any cause of Canadian Obligations other than Payment in Full of all of the Canadian Obligations, (f) any defense that any other guarantee or security was or was to be obtained by Agent or any Lender, and (g) any other defense.

16.3        No Defense.

No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Canadian Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

16.4        Guarantee of Payment.

The Guarantee hereunder is one of payment and performance, not collection, and the Canadian Obligations of each Canadian Guarantor hereunder are independent of the Canadian

Obligations of the other Canadian Guarantors or any of the other Canadian Loan Parties, and a separate action or actions may be brought and prosecuted against any Canadian Guarantor to enforce the terms and conditions of this Section 16 , irrespective of whether any action is brought against any other Canadian Guarantor or any Canadian Loan Party or other Persons or whether any other Canadian Guarantor or any Canadian Loan Party or other Persons are joined in any such action or actions.  Each Canadian Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Canadian Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Canadian Guarantor or any Canadian Loan Party or any other Person.  No election to proceed in one form of action or proceedings, or against any Person, or on any Canadian Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing.  Without limiting the generality of the foregoing, no action or proceeding by Agent against any Canadian Guarantor or any Canadian Loan Party under any document evidencing or securing Indebtedness of any Canadian Guarantor or any Canadian Loan Party to Agent shall diminish the liability of any Canadian Guarantor hereunder, except to the extent Agent receives actual payment on account of Canadian Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Canadian Guarantor in respect of any Canadian Guarantor or any Canadian Loan Party and/or otherwise.

16.5        Liabilities Absolute.

The liability of each Canadian Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any Obligation or otherwise.  Without limiting the generality of the foregoing, the Canadian Obligations of each Canadian Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a)           any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Canadian Obligations resulting from the extension of additional credit to the Canadian Borrowers or otherwise;

(b)           any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Canadian Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guarantee for all or any of the Canadian Obligations;

(c)           the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Canadian Borrowers or any Canadian Guarantor or any Canadian Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d)           any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Canadian Guarantor or any Canadian Loan Party to creditors of any Canadian Guarantor or any Canadian Loan Party other than any other Canadian Guarantor or Canadian Loan Party;

(e)           any manner of application of Collateral, or proceeds thereof, to all or any of the Canadian Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Canadian Obligations or any other assets of any Canadian Guarantor or any Canadian Loan Party; and

(f)            any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Canadian Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guarantee hereunder and/or the Canadian Obligations of any Canadian Guarantor, or a defense to, or discharge of, any Canadian Guarantor or any Canadian Loan Party or any other Person or party hereto or the Canadian Obligations or otherwise with respect to the Advances, Letters of Credit or other financial accommodations to the Canadian Borrowers pursuant to this Agreement and/or the Other Documents or otherwise.

16.6        Waiver of Notice.

Except as otherwise contemplated hereunder, Agent shall have the right to do any of the above without notice to or the consent of any Canadian Guarantor and each Canadian Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Canadian Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Canadian Guarantor which might arise as a result of such actions.

16.7        Agent’s Discretion.

Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Canadian Guarantor, and without incurring responsibility to any Canadian Guarantor or impairing or releasing the Canadian Obligations, apply any sums by whomsoever paid or howsoever realized to any Canadian Obligations regardless of what Canadian Obligations remain unpaid.

16.8        Reinstatement.

The Guarantee provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by Agent or such Lender in payment or on account of any of the

Canadian Obligations and Agent or such Lender repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or such Lender or the respective property of each, or any settlement or compromise of any claim effected by Agent or such Lender with any such claimant (including any Canadian Guarantor or Canadian Loan Party); and in such event each Canadian Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Canadian Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Canadian Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Agent or such Lenders.

16.9        No Marshalling, Etc.

(a)           Agent shall not be required to marshal any assets in favor of any Canadian Guarantor, or against or in payment of Canadian Obligations.

(b)           No Canadian Guarantor shall be entitled to claim against any present or future security held by Agent or any Lender from any Person for Canadian Obligations in priority to or equally with any claim of Agent or any Lender, or assert any claim for any liability of any Canadian Guarantor or any Canadian Loan Party to any Canadian Guarantor in priority to or equally with claims of Agent or any Lender for Canadian Obligations, and no Canadian Guarantor shall be entitled to compete with Agent or any Lender with respect to, or to advance any equal or prior claim to any security held by Agent or any Lender for Canadian Obligations.

(c)           If any Canadian Guarantor or any Canadian Loan Party makes any payment to Agent or any Lender, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial or other statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Canadian Guarantor hereunder.

(d)           All present and future monies payable by any Canadian Loan Party or any other Canadian Guarantor to any Canadian Guarantor, whether arising out of a right of subrogation, contribution or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Canadian Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s and Lenders’ prior right to Payment in Full of all of the Canadian Obligations.  Except to the extent prohibited otherwise by this Agreement, all monies received by any Canadian Guarantor from any other Canadian Guarantor or Canadian Loan Party shall be held by such Canadian Guarantor as agent and trustee for Agent and Lenders.  This assignment, postponement and subordination shall only terminate when all of the Canadian Obligations are Paid in Full.

(e)           Each Canadian Guarantor and Canadian Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Canadian Guarantor without the prior written consent of Agent.  Each Canadian Guarantor and Canadian Loan Party agrees to give full effect to the provisions hereof.

16.10      Action Upon Event of Default.

Upon the occurrence and during the continuance of any Event of Default, Agent may and upon written request of the Required Lenders shall, without notice to or demand upon any Canadian Loan Party, any Canadian Guarantor or any other Person, declare all or any portion of the Canadian Obligations of such Canadian Guarantor hereunder immediately due and payable, and shall be entitled to enforce the Canadian Obligations of each Canadian Guarantor.  Upon such declaration by Agent, Agent, Lenders and any of their Affiliates are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Agent or Lenders to or for the credit or the account of any Canadian Guarantor against any and all of the Canadian Obligations of each Canadian Guarantor now or hereafter existing hereunder in accordance with the terms of this Agreement, whether or not Agent or Lenders shall have made any demand hereunder against any other Canadian Guarantor or any Canadian Loan Party and although such Canadian Obligations may be contingent and unmatured.  The rights of Agent and Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which Agent and Lenders may have.  Upon such declaration by Agent, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Canadian Guarantor against any Canadian Loan Party (the “Claims”), Agent shall have the full right on the part of Agent in its own name or in the name of such Canadian Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, Agent and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Canadian Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Canadian Guarantor any instrument for the payment of money.  Each Canadian Guarantor will receive as trustee for Agent and will pay to Agent forthwith upon receipt thereof any amounts which such Canadian Guarantor may receive from any Canadian Loan Party on account of the Claims.  Each Canadian Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes or other negotiable instruments or writings, except and in such event they shall either be made payable to Agent, or if payable to any Canadian Guarantor, shall forthwith be endorsed by such Canadian Guarantor to Agent.  Each Canadian Guarantor agrees that no payment on account of the Claims or any Lien therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any UCC financing statements or PPSA financing statements be filed with respect thereto by any Canadian Guarantor.

16.11      Statute of Limitations.

Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Canadian Guarantor or others (including any Lenders) with respect to any of the Canadian Obligations shall, if the statute of limitations in favor of any Canadian Guarantor against Agent or Lenders shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

16.12      Interest.

All amounts due, owing and unpaid from time to time by any Canadian Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to Base Rate Loans constituting Revolving Advances in Canadian Dollars or US Dollars, as applicable.

16.13      Canadian Guarantor’s Investigation.

Each Canadian Guarantor acknowledges receipt of a copy of each of this Agreement and the Other Documents.  Each Canadian Guarantor has made an independent investigation of Canadian Loan Parties and of the financial condition of Canadian Loan Parties.  Neither Agent nor any Lender has made, Agent and Lenders do not hereby make, any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Canadian Loan Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Canadian Obligations of any Canadian Loan Party to which this Section 16 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Canadian Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Canadian Guarantor expressly disclaims reliance on any such representations or warranties.

16.14      Termination.

Subject to reinstatement as provided in Section 16 .8, the provisions of this Section 16 shall remain in effect until all of Canadian Obligations have been Paid in Full.

16.15      Extension of Guarantee.

Without prejudice to the generality of this Section 16 , each Canadian Guarantor expressly confirms that it intends that the guarantee provided in this Section 16 shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the provisions of this Agreement or any Other Document and/or any facility or amount made available hereunder or thereunder.

16.16      Applicability to Canadian Borrowers.

Without limiting any of any Canadian Borrower’s Canadian Obligations under this Agreement or any Other Document, each Canadian Borrower shall also be considered a Canadian Guarantor for purposes of this Section 16 to the extent such Canadian Borrower is not directly and primarily obligated with respect to the Canadian Obligations.

17.          MISCELLANEOUS.

17.1        Governing Law; Consent to Jurisdiction; Etc.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without regard to conflicts of laws principles.  Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any Other Document may be brought in any court of competent jurisdiction located in the County and State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Administrative Borrower (on behalf of the Borrowers) at its address set forth in Section 17.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s and/or any Lender’s option, by service upon Administrative Borrower (on behalf of the Borrowers) which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction.  Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any Other Document (except to the extent, if any, expressly provided otherwise in any Other Document), shall be brought only in a federal or state court located in the City of New York, State of New York.

17.2        Entire Understanding; Amendments; Lender Replacements; Overadvances.

(a)           This Agreement and the Other Documents executed concurrently herewith or on or after the Closing Date contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof.  Any promises, representations, warranties or guarantees of Agent or any Lender to any Loan Party not herein contained or not contained in any Other Document executed on or after the Closing Date shall have no force and effect.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing pursuant to clause (b) below.  Any Default or Event of Default that occurs hereunder shall continue unless and until expressly waived in writing pursuant to clause (b) below.  Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)           Agent and the Required Lenders (or Agent with the consent in writing of the Required Lenders), and the Borrowers may, subject to the provisions of this Section 17.2(b), from time to time enter into written amendments and supplemental agreements to this Agreement or the Other Documents executed by the Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties hereunder or thereunder or the conditions, provisions or terms hereof or thereof or waiving any Default or Event of Default hereunder or thereunder, but only to the extent specified in such written agreements; provided, however, that, no such amendment or supplemental agreement shall:

(i)            increase the Commitment of any Lender without the consent of Agent and the affected Lender;

(ii)           increase the Maximum Credit or the Canadian Revolving Loan Maximum Amount without the consent of Agent and all Lenders (provided, that, the increase in the Maximum Credit or the Canadian Revolving Loan Maximum Amount provided for in Section 2.20 shall not be deemed an increase requiring the consent of any Lender other than the Lenders providing such increase);

(iii)          extend the Term or the final scheduled maturity of any Advance or the due date for any amount payable hereunder, or decrease the rate of interest (other than the waiver of any default rate), reduce the principal amount of any outstanding Advances, or reduce any scheduled (as opposed to mandatory prepayment) principal payment (if any) or fee payable by the Borrowers to Agent or a Lender pursuant to this Agreement or any Other Document, without the consent of Agent and each such Lender directly affected thereby;

(iv)          alter the definition of the term Required Lenders, Supermajority Lenders or alter, amend or modify this Section 17.2(b) without the consent of Agent and all Lenders;

(v)           release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement, including any Disposition thereof permitted by this Agreement) having an aggregate value in excess of $5,000,000 without the consent of Agent and all Lenders;

(vi)          change the rights and duties of Agent without the consent of Agent; or

(vii)         increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of Agent and all Lenders;

(viii)        (A) amend in any material respect the Second Lien Intercreditor Agreement or (B) alter the definition of the terms Borrowing Base, US Borrowing Base, Canadian Borrowing Base, Eligible Accounts or Eligible Inventory in any manner which would have the effect of increasing availability of Advances, in each case without the consent of Agent and the Supermajority Lenders;

(ix)           release of any Loan Party from its Obligations hereunder, except in accordance with the terms of this Agreement;

(x)            subordinate the priority of the Liens in the Collateral in favor of Agent, for the benefit of Secured Parties, to any Liens therein held by any other Person;

(xi)           alter the priority of allocation of payments and proceeds of Collateral provided for in Section 11.2(b); or

(xii)          amend in any material respect the provisions of Section 17.3(b) (with respect to the rights of Lenders to sell participating interests in the Advances to other Persons) or Section 17.3(c) (with respect to the rights of Lenders to sell, assign or transfer all or any part of their Advances and Commitments to a Purchasing Lender) without the consent of Agent and all Lenders.

Any such amendment or supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver of a Default or Event of Default pursuant to a waiver provided in accordance with the above provisions of this Section 17.2(b), Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Default or Event of Default shall extend to any other Default or Event of Default or any subsequent Default or Event of Default (whether or not the subsequent Default or Event of Default is the same as the Default or Event of Default which was waived), or impair any right consequent thereon.

(c)           In the event that (i) Agent requests the consent of a Lender pursuant to this Section 17.2 and such consent is denied, (ii) a Lender is a Defaulting Lender, (iii) a Lender is an Impacted Lender or (iv) a Lender is a Prior Defaulting/Impacted Lender, then, in each case, Agent  may, at its option, or, so long as no Event of Default exists and is continuing, Administrative Borrower may, at its option and upon notice to Agent, require such Lender to assign its Advances and Commitments to Agent or to another Lender or to any other Person designated by Agent (a “Designated Lender”), for a price equal to the then outstanding principal amount of all Advances held by such Lender plus accrued and unpaid interest and fees owing to such Lender, which interest and fees shall be paid when, and if, collected from the Borrowers.  In the event Agent or, so long as no Event of Default exists and is continuing, Administrative Borrower, elects to require any Lender to assign such Lender’s Advances and Commitments to Agent or to a Designated Lender, Agent or Administrative Borrower (as applicable) will so notify such Lender in writing within one hundred eighty (180) days following such Lender’s denial (or with respect to clauses (ii), (iii) or (iv)) above, during the time that such Lender is a Defaulting Lender, an Impacted Lender or a Prior Defaulting/Impacted Lender, as applicable, or within one hundred eighty (180) days thereafter), and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender (or Agent on behalf of such Lender if such Lender refuses to execute such Commitment Transfer Supplement within such time period; and each Lender hereby irrevocable authorizes Agent to so execute such a Commitment Transfer Supplement on its behalf), Agent or the Designated Lender, as appropriate, and Agent (if Agent is not the Designated Lender).

(d)           Notwithstanding the foregoing (and in addition to the Agent’s rights to make Protective Advances hereunder), Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances and Letters of Credit at any time to exceed the Borrowing Base (but not to exceed the Maximum Revolving Advance Amount) by up to ten (10%) percent of the Borrowing Base for up to thirty (30) consecutive Business Days; provided, that, (i) the amount of such overadvances plus the amount of Protective Advances made pursuant to Section 2.11 shall not exceed an amount outstanding equal to ten (10%) percent of the Maximum Credit without the consent of each of the Lenders, and (ii) any such overadvance shall still constitute an Event of Default as of the first (1st) day of such overadvance regardless of the reason for or amount of such overadvance.  For purposes of the preceding sentence, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be eligible for inclusion in the Borrowing Base, becomes ineligible, collections of Receivables applied to reduce outstanding Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral; provided, that, any such overadvance shall still constitute an Event of Default as of the first (1st) day of such overadvance regardless of the reason for or amount of such overadvance.  In the event Agent involuntarily permits the outstanding Revolving Advances and Letters of Credit to exceed the Borrowing Base by more than ten (10%) percent of the Borrowing Base, Borrowers shall decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess; provided, that, any Event of Default resulting therefrom shall remain in existence, subject to the terms of this Agreement.  Revolving Advances made or Letters of Credit issued after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence, and in all events shall constitute an Event of Default.

17.3        Successors and Assigns; Participations; New Lenders; Taxes; Syndication.

(a)           This Agreement and the Other Documents shall be binding upon and inure to the benefit of each Loan Party, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns; except, that, no Loan Party may assign or transfer any of its rights or obligations under this Agreement or any Other Document (other than pursuant to a merger or consolidation of Loan Parties permitted hereunder) without the prior written consent of Agent and each Lender.

(b)           Each Loan Party acknowledges that one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, conditioned or delayed (each such transferee or purchaser of a participating interest, a “Transferee”); provided, that, no participating interest may be sold to a Person (i) that would not constitute a Qualified Assignee if such Person were a Purchasing Lender under Section 17.3(c) below or (ii) that is organized under the laws of a jurisdiction outside the United States that cannot make the certifications required by Section 17.3(f).  Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof; provided, that, Loan Parties shall not be required to pay to any Transferee more than the amount which it would have been required to pay to the Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee, had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder, and in no event shall Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee.  Transferee’s rights under Section 17.2 shall be limited to those items in Section 17.2(b) which require consent of each Lender or each directly affected Lender, as applicable.  Each Loan Party hereby grants to Agent, for the ratable benefit of each Secured Party, a continuing Lien in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee’s interest in the Advances.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any Participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)           Any Lender may sell, assign or transfer all or any part of its Advances and Commitments (and related rights and obligations under this Agreement and the Other Documents) to Qualified Assignees (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000

(except such minimum amount shall not apply to (i) a sale, assignment or transfer by any Lender to an Affiliate of such Lender or to a group of new Lenders, each of which is an Affiliate of each other to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or (ii) a sale, assignment or transfer by any Lender of all of its Commitments and all of its Advances), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording.  Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (A) Purchasing Lender thereunder shall be a party to this Agreement and the Other Documents as a Lender and, to the extent transferred pursuant to such Commitment Transfer Supplement, have Commitments and outstanding Advances, and (B) the transferor Lender thereunder shall, to the extent its Advances and Commitments have been transferred pursuant to such Commitment Transfer Supplement, be released from its obligations under this Agreement and the Other Documents.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender as a Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the Advances and Commitments of such transferor Lender under this Agreement and the Other Documents.  Loan Parties hereby consent to the addition of such Purchasing Lender as a Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the Advances and Commitments of such transferor Lender.  Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing. Notwithstanding the foregoing, any Lender may assign all or any portion of the Advances or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided, that, any payment in respect of such assigned Advances or Notes made by the Borrowers to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrowers’ obligations hereunder in respect to such assigned Advances or Notes to the extent of such payment.  No such assignment described in the immediately preceding sentence shall release the assigning Lender from its obligations hereunder.

(d)           Agent, acting solely in this situation as a non-fiduciary agent of the Borrower, shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Advances owing to each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Loan Parties, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Loan Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

(e)           Loan Parties authorize each Lender, the Arranger and the Syndication Agent to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender (who agrees in writing or through electronic media to treat the information as confidential and use it solely in connection with a proposed transfer under this Section 17.3) any and all financial and other information in such Lender’s possession concerning Loan Parties which has been delivered to Agent or such Lender by or on behalf of Loan Parties pursuant to this Agreement or in connection with Agent’s or such Lender’s credit evaluation of Loan Parties.

(f)            Each Lender shall deliver to the Borrowers and to the Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Agent, as the case may be, to determine (i) whether or not payments made hereunder are subject to Taxes, (ii) if applicable, the required rate of withholding or deduction, and (iii) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 17.3(f)((i) — (iv) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Without limiting the foregoing:

(i)            Each Lender or Participant organized under the laws of a jurisdiction outside the United States, and from time to time thereafter if either requested by the Borrowers (or Administrative Borrower on behalf of the Borrowers) or Agent or upon the obsolescence or expiration of any previously delivered form, shall provide Agent and Administrative Borrower (on behalf of the Borrowers) with (A) two (2) original executed copies of a correct and completed IRS Form W-8BEN, W-8ECI, or W-8IMY (with appropriate attachments), as appropriate, or any successor or other form prescribed by the IRS and, to the extent applicable, any forms evidencing compliance under FATCA (or any subsequent replacement or substitute form therefor), certifying that payments to such Lender or Participant are not subject to United States federal withholding tax under the Code because such payment is either effectively connected with the conduct by such Lender or Participant of a trade or business in the United States or totally exempt from United States federal withholding tax by reason of the application of an income tax treaty to which the United States is a party or such Lender is otherwise exempt, (B) or to the extent permitted by law, each such Lender or Participant may provide Administrative Borrower (on behalf of the Borrowers) and Agent with two original executed copies of IRS Form W-8BEN, or any successor form prescribed by the IRS, certifying that such Lender is exempt from United States federal withholding tax pursuant to Section 871(h) or 881(c) of the Code, together with an annual certificate stating that such Lender or Participant is not a “person” described in Section 871(h)(3) or 881(c)(3) of the Code and (C) a duly completed and executed IRS Form W-8BEN or W 9, as appropriate, or any successor or other form establishing an exemption from United States federal backup withholding tax.  Each such Lender further agrees to complete and deliver to Administrative Borrower (on behalf of the Borrowers), upon its request, such other forms or other documentation as may be appropriate to minimize any withholding tax on payments pursuant to this Agreement under the laws of any other jurisdiction unless such completion and delivery may in any event be disadvantageous for such Lender.  For purposes of this subsection (f), the term “United States” shall have the meaning specified in Section 7701 of the Code.  Each Lender that is a United States person, shall provide the Agent and Administrative Borrower with two original executed IRS Form W-9s, certifying as to status for United States federal back up withholding tax purposes.

(ii)           Each US Lender shall (A) on or prior to the date such US Lender becomes a “US Lender” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 17.3(f)(ii) and (D) from time to time if requested by the Borrowers, provide Agent and the Borrowers with two completed originals of Form W-9 (certifying that such US Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)          If a payment made to a non-US Lender would be subject to United States federal withholding tax imposed by FATCA if such non-US Lender fails to comply with the applicable reporting requirements of FATCA, such non-US Lender shall deliver to Agent and Borrowers any documentation under any requirement of law or reasonably requested by Agent or Borrowers sufficient for Agent or Borrowers to comply with their obligations under FATCA and to determine that such non-US Lender has complied with such applicable reporting requirements.

(g)           At the request of Agent from time to time both before and after the Closing Date, Loan Parties will assist Agent in the syndication of the Credit Facility provided pursuant to this Agreement and the Other Documents.  Such assistance shall include, but not be limited to (i) prompt assistance in the preparation of an information memorandum and the verification of the completeness and accuracy of the information and the reasonableness of the projections contained therein, (ii) preparation of offering materials and financial projections by Loan Parties and their advisors, (iii) providing Agent with all information reasonably deemed necessary by Agent to successfully complete the syndication, (iv) confirmation as to the accuracy and completeness of such offering materials and information and confirmation that management’s projections are based on assumptions believed by Loan Parties to be reasonable at the time made, and (v) participation of Loan Parties’ senior management in meetings and conference calls with potential lenders at such times and places as Agent may reasonably request.

17.4        Application of Payments.

Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

17.5        Indemnity/Currency Indemnity.

(a)           Each Loan Party shall indemnify Agent, each Issuer, each Lender and each of their respective officers, directors, Affiliates, employees, representatives and agents (each, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) arising from any action, litigation, proceeding, dispute or investigation which may be imposed on, incurred by, or asserted against

Agent, such Issuer or any Lender in any litigation, proceeding, dispute or investigation instituted or conducted by any Governmental Body or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent, any Issuer or any Lender is a party thereto; except, that, no Indemnitee shall be entitled to indemnification hereunder to the extent that any of the foregoing arises out of the gross (not mere) negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  Upon learning of any matter described above for which any Indemnitee may want to seek indemnity from any Loan Party, such Indemnitee shall promptly notify Administrative Borrower of such matter; provided, that, the failure to do so shall not in any manner limit, impair or affect Loan Parties’ indemnification obligations hereunder.  Nothing contained herein or in any Other Document shall prohibit any Loan Party from seeking contribution or indemnity from any Person other than Agent or a Lender.

(b)           If for the purposes of obtaining or enforcing judgment in any court in any jurisdiction with respect to this Agreement or any Other Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any Other Document in any currency other than the Judgment Currency (the “Currency Due”) (including any Currency Due for the purposes of Section 2.17) then, to the extent permitted by law, conversion shall be made at the exchange rate selected by Agent on the Business Day before the day on which judgment is given (or for the purposes of Section 2.17 on the Business Day on which the payment was received by the Agent).  In the event that there is a change in such exchange rate between the Business Day before the day on which the judgment is given and the date of receipt by the Agent of the amount due, Borrowers shall to the extent permitted by law, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which (when converted at such exchange rate on the date of receipt by Agent in accordance with normal banking procedures in the relevant jurisdiction) is the amount then due under this Agreement or such Other Document in the Currency Due.  If the amount of the Currency Due (including any Currency Due for purposes of Section 2.17) which the Agent is so able to purchase is less than the amount of the Currency Due (including any Currency Due for purposes of Section 2.17) originally due to it, Borrowers shall to the extent permitted by law jointly and severally indemnify and save Agent and Lenders harmless from and against loss or damage arising as a result of such deficiency.

17.6        Notice.

Any notice or request required to be given hereunder to any Loan Party or to Agent or any Lender shall be in writing (except as expressly provided herein) at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 17.6.  Any notice or request required to be given hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) facsimile to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt.  Any notice or request required to be given hereunder shall be deemed given on the earlier of (i) actual receipt thereof, and (ii) (A) one (1) Business Day following posting thereof by a recognized overnight courier, (B) three (3) days following posting thereof by registered or certified mail, return receipt requested, or (C) upon the sending thereof when sent by facsimile with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

If to Agent or to Wells Fargo as Lender at:	Wells Fargo Bank, National Association
150 South Wacker Drive
Chicago, Illinois 60606
	Attention:	Portfolio Manager - A.M. Castle
	Telephone:	312-332-0420
	Facsimile:	312-332-0424

If to a Lender other than Wells Fargo, as specified on the signature pages hereof or in the applicable Commitment Transfer Supplement.

If to any Borrower or any Loan Party:	A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523
Attention: Chief Financial Officer
	Telephone:	847-349-2577
	Facsimile:	847-241-8204

17.7        Survival.

The obligations of Loan Parties under Sections 2.2(g), 3.6, 3.9, 4.19(h), 14.7, 17.5 and 17.10 shall survive termination of this Agreement and the Other Documents and Payment in Full of the Obligations.

17.8        Postponement of Subrogation, Etc. Rights.

Each Loan Party expressly agrees not to exercise, until Payment in Full of all of the Obligations, any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement.

17.9        Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

17.10      Expenses.

The Borrowers shall reimburse Agent upon demand (and, with respect to clause (a) below, Lenders) for all costs and expenses (including without limitation, travel expenses and out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers by wire transfer or otherwise) paid or incurred by Agent (and, with respect to clause (a) below, Lenders) in connection with this Agreement and the Other Documents, including, without limitation:

(a)           reasonable and documented attorneys’ fees and disbursements incurred by Agent and, during the continuance of a Default or Event of Default, by Lenders (i) in all efforts made to enforce payment of any Obligations or collection of or other realization upon any Collateral, (ii) in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement and the Other Documents, (iii) in connection with the enforcement of this Agreement or any Other Document, and (iv) in enforcing Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise;

(b)           reasonable and documented attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, appraisers and other professionals incurred by Agent and other costs and expenses incurred by Agent (i) in connection with the preparing, negotiating, entering into, performing or syndicating this Agreement and/or the Other Documents, any amendment, waiver, consent or other modification with respect thereto and the administration, work-out or enforcement of this Agreement and the Other Documents, (ii) in instituting, maintaining, preserving and foreclosing on Liens on any of the Collateral, whether through judicial proceedings or otherwise, (iii) in connection with any advice given to Agent with respect to its rights and obligations under this Agreement and all Other Documents or (iv) that Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to this Agreement and the Other Documents; and

(c)           subject to Section 4.9, reasonable fees and disbursements incurred by Agent in connection with any appraisals of Inventory, Equipment or other Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and the Other Documents.

Agent may charge the Borrowers’ Account for all fees and expenses payable under this Section 17.10.  So long as no Cash Dominion Event exists, Agent agrees to provide notice to Administrative Borrower two (2) days’ prior to charging Borrowers’ Account for any such fees and expenses, which notice shall include a reasonably detained listing of such fees and expenses.

17.11      Injunctive Relief.

Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Agent and the Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

17.12      Consequential Damages.

None of Agent, any Issuer, any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party for special, punitive, exemplary, indirect or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

17.13      Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

17.14      Counterparts; Facsimile or Emailed Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or email transmission shall be deemed to be an original signature hereto.

17.15      Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

17.16      Confidentiality; Sharing Information.

(a)           Agent, each Lender and each Transferee shall hold all non-public information designated as confidential and obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, that, Agent, each Lender and each Transferee may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders (who agrees in writing or through electronic media to treat the information as confidential and use it solely in connection with a proposed transfer under Section 17.3), (iii) that ceases to be non-public information through no fault of Agent or any Lender, and (iv) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further, that, (A) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use reasonable efforts prior to disclosure thereof, to notify Administrative Borrower (on behalf of the Borrowers) of the applicable request for disclosure of such non-public information (1) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of Agent, a Lender or a Transferee by such Governmental Body) or (2) pursuant to legal process, and (B) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender constituting possessory Collateral once all of the Obligations have been Paid in Full.

(b)           Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by Agent, any Lender or by one or more Subsidiaries or Affiliates of Agent or such Lender and each Loan Party hereby authorizes Agent and each Lender to share any information delivered to Agent or such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of Agent or such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of Agent or such Lender, it being understood that any such Subsidiary or Affiliate of Agent or any Lender receiving such information shall be bound by the provision of this Section 17.16 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Obligations and the termination of this Agreement.

17.17      Publicity.

Each Loan Party hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.  In addition, each Loan Party authorizes Agent to include each Loan Party’s name and logo in select transaction profiles and client testimonials prepared by Agent for use in publications, company brochures and other marketing materials of Agent.

17.18      USA Patriot Act; Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and any other applicable anti-money laundering, anti-terrorist financing government sanction and “know your client” laws (collectively, the “Acts”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Acts, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Acts and any other applicable law.  Borrowers and Guarantors are hereby advised that any Advances or Letters of Credit hereunder are subject to satisfactory results of such verification.

17.19      Agent Titles.

Each Lender or other Person that is designated (in the preamble of this Agreement or otherwise) as “Arranger”, “Bookrunner” or any title of any similar type shall not have any right, power, responsibility or duty under this Agreement or any of the Other Documents, other than those applicable to all Lenders (in the case of a Lender), and shall in no event be deemed to have any fiduciary relationship with any other Lender.

[SIGNATURE PAGES FOLLOW]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:

A.M. CASTLE & CO.

By:	/s/ Scott F. Stephens
Name:	Scott F. Stephens
Title:	Vice President & Chief Financial Officer

TRANSTAR METALS CORP.
PARAMONT MACHINE COMPANY, LLC
TOTAL PLASTICS, INC.

By:	/s/ Scott F. Stephens
Name:	Scott F. Stephens
Title:	Vice President

ADVANCED FABRICATING TECHNOLOGY, LLC

By:	/s/ Scott F. Stephens
Name:	Scott F. Stephens
Title:	Vice President & Treasurer

OLIVER STEEL PLATE CO.

By:	/s/ Scott F. Stephens
Name:	Scott F. Stephens
Title:	Director & Treasurer

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Loan and Security Agreement - A.M. Castle]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

US BORROWER:

TUBE SUPPLY, LLC

By:	/s/ Scott F. Stephens
Name:	Scott F. Stephens
Title:	Director & Treasurer

CANADIAN BORROWERS:

A.M. CASTLE & CO. (CANADA) INC.

By:	/s/ Scott F. Stephens
Name:	Scott F. Stephens
Title:	Vice President-Finance, CFO & Treasurer

TUBE SUPPLY CANADA ULC

By:	/s/ Scott F. Stephens
Name:	Scott F. Stephens
Title:	Director and Treasurer

[SIGNATURES CONTINUED ON NEXT PAGE]

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US GUARANTORS:

TRANSTAR INVENTORY CORP.

By:	/s/ Scott F. Stephens
Name:	Scott F. Stephens
Title:	Vice President

KEYSTONE TUBE COMPANY, LLC

By:	/s/ Scott F. Stephens
Name:	Scott F. Stephens
Title:	Treasurer

[SIGNATURES CONTINUED ON NEXT PAGE]

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AGENT AND LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent, Swingline Lender and a Lender

By:	/s/ Thomas Blackman
Name:	Thomas Blackman
Title:	Vice President

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LENDERS:

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,
an Ontario corporation,
as a Lender

By:	/s/ Domenic Cosentino
Name:	Domenic Cosention
Title:	Vice President

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BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Brian J. Wright
Name:	Brian J. Wright
Title:	Senior Vice President

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BANK OF AMERICA, N.A.
(acting through its Canada Branch),
as a Lender

By:	/s/ Medina Sales De Andrade
Name:	Medina Sales De Andrade
Title:	Vice President

Address:	181 Bay Street
Toronto, Ontario
M5J 2V8

Facsimile:	(312) 453-4041

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REGIONS BANK,
as a Lender

By:	/s/ Richard A. Gere
Name:	Richard A. Gere
Title:	Attorney in Fact

[SIGNATURES CONTINUED ON NEXT PAGE]

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US BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Lynn Gosselin
Name:	Lynn Gosselin
Title:	Vice President

[Signature Page to Loan and Security Agreement - A.M. Castle]

US BANK NATIONAL ASSOCIATION, CANADA BRANCH,
as a Lender

By:	/s/ Joseph Rauhala
Name:	Joseph Rauhala
Title:	Principal Officer

[Signature Page to Loan and Security Agreement - A.M. Castle]

Exhibit A

to

Loan and Security Agreement

Form of Borrowing Base Certificate

[On file with Agent]

Exhibit B

to

Loan and Security Agreement

Form of Notice of Conversion

, 20

To:	Wells Fargo Bank, National Association, as Agent
150 South Wacker Drive
Chicago, Illinois 60606
Attention: Portfolio Manager - A.M. Castle

Re: A.M. Castle & Co., et al.

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement, dated as of December  15, 2011, by and among A.M. CASTLE & CO., a corporation organized under the laws of the state of Maryland (“Parent” or “Administrative Borrower”), TRANSTAR METALS CORP., a corporation organized under the laws of the state of Delaware (“Transtar Metals”), ADVANCED FABRICATING TECHNOLOGY, LLC, a limited liability company organized under the laws of the state of Delaware (“AFT”), OLIVER STEEL PLATE CO., a corporation organized under the laws of the state of Delaware (“Oliver Steel”), PARAMONT MACHINE COMPANY, LLC, a limited liability company organized under the laws of the state of Delaware (“Paramont”), TOTAL PLASTICS, INC., a corporation organized under the laws of the state of Michigan (“TPI”), TUBE SUPPLY, LLC, a limited liability company organized under the laws of the state of Texas (“Tube Texas”; and together with Parent, Transtar Metals, AFT, Oliver Steel, Paramont, TPI and any other Person that is organized or formed under the laws of any of the United States that at any time becomes a US Borrower, each a “US Borrower” and collectively, the “US Borrowers”), A.M. CASTLE & CO. (CANADA) INC., a corporation organized under the laws of the province of Ontario, Canada (“Castle Canada”), TUBE SUPPLY CANADA ULC, an Alberta unlimited company organized under the laws of the province of Alberta, Canada (“Tube Canada”; and together with Castle Canada and any other Person that is organized or formed under the laws of Canada or any province thereof that at any time becomes a Canadian Borrower, each a “Canadian Borrower” and collectively, the “Canadian Borrowers”; and together with US Borrowers, each a “Borrower” and collectively, the “Borrowers”), certain affiliates of Borrowers party thereto as Guarantors, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the Secured Parties (as defined in the Loan Agreement), and the financial institutions from time to time party to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) (as such Loan and Security Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”).  Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Loan Agreement.

Administrative Borrower hereby gives irrevocable notice, pursuant to Section 2.2(e) of the Loan Agreement, of its request to, on [INSERT DATE], convert a [US/Canadian] Base Rate Loan in the amount

of [Cdn] $                     to a [XX] day [LIBOR/BA] Rate Loan in the amount of [Cdn] $                    ][a [XX] day [LIBOR/BA] Rate Loan in the amount of [Cdn]$                     to a [US/Canadian] Base Rate Loan in the amount of [Cdn]$                    ].

Administrative Borrower hereby (a) represents and warrants that all of the conditions contained in Section 8.2 of the Loan Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion requested hereby, before and after giving effect thereto; (b) represents and warrants that Section 2.2(b) of the Loan Agreement shall have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion requested hereby, before and after giving effect thereto; and (c) reaffirms the continuation of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Loan Agreement.

Very truly yours,

A.M. CASTLE & CO.,
as Administrative Borrower

By:
Name:
Title:

Exhibit C

to

Loan and Security Agreement

Form of Notice of Advance Request

, 20

To:	Wells Fargo Bank, National Association, as Agent
150 South Wacker Drive
Chicago, Illinois 60606
Attention: Portfolio Manager - A.M. Castle

Re: A.M. Castle & Co., et al.

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement, dated as of December 15, 2011, by and among A.M. CASTLE & CO., a corporation organized under the laws of the state of Maryland (“Parent” or “Administrative Borrower”), TRANSTAR METALS CORP., a corporation organized under the laws of the state of Delaware (“Transtar Metals”), ADVANCED FABRICATING TECHNOLOGY, LLC, a limited liability company organized under the laws of the state of Delaware (“AFT”), OLIVER STEEL PLATE CO., a corporation organized under the laws of the state of Delaware (“Oliver Steel”), PARAMONT MACHINE COMPANY, LLC, a limited liability company organized under the laws of the state of Delaware (“Paramont”), TOTAL PLASTICS, INC., a corporation organized under the laws of the state of Michigan (“TPI”), TUBE SUPPLY, LLC, a limited liability company organized under the laws of the state of Texas (“Tube Texas”; and together with Parent, Transtar Metals, AFT, Oliver Steel, Paramont, TPI and any other Person that is organized or formed under the laws of any of the United States that at any time becomes a US Borrower, each a “US Borrower” and collectively, the “US Borrowers”), A.M. CASTLE & CO. (CANADA) INC., a corporation organized under the laws of the province of Ontario, Canada (“Castle Canada”), TUBE SUPPLY CANADA ULC, an Alberta unlimited company organized under the laws of the province of Alberta, Canada (“Tube Canada”; and together with Castle Canada and any other Person that is organized or formed under the laws of Canada or any province thereof that at any time becomes a Canadian Borrower, each a “Canadian Borrower” and collectively, the “Canadian Borrowers”; and together with US Borrowers, each a “Borrower” and collectively, the “Borrowers”), certain affiliates of Borrowers party thereto as Guarantors, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the Secured Parties (as defined in the Loan Agreement), and the financial institutions from time to time party to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) (as such Loan and Security Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”).  Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Loan Agreement.

Administrative Borrower hereby gives irrevocable notice, pursuant to Section 2.2(a) of the Loan Agreement, that it requests a Revolving Advance under the Loan Agreement, and that in connection therewith, sets forth below the terms on which such Revolving Advance is requested to be made:

(A)	Principal amount of Advance:

(B)	Date of Advance
(which is a Business Day):

(C)	Type of Advance:	[[US/Canadian] Base Rate Loan][[LIBOR/BA]]

(D)	Interest Period and the last day thereof:(1)

(E)	Name of Borrower on whose behalf such request is made:

Administrative Borrower hereby (a) represents and warrants that all of the conditions contained in Section 8.2 of the Loan Agreement have been satisfied on and as of the date hereof, and after giving effect to the Advance requested hereby; (b) represents and warrants that Section 2.2 of the Loan Agreement shall have been satisfied on and as of the date hereof, and after giving effect to the Advance requested hereby; and (c) reaffirms the continuation of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Loan Agreement.

Very truly yours,

A.M. CASTLE & CO.,
as Administrative Borrower

By:
Name:
Title:

(1)           To be inserted if a LIBOR Rate Loan or BA Rate Loan and shall be subject to the definition of “Interest Period” in the Loan Agreement.

Exhibit D

to

Loan and Security Agreement

Form of Line Decrease Notice

, 20

To:	Wells Fargo Bank, National Association, as Agent
150 South Wacker Drive
Chicago, Illinois 60606
Attention: Portfolio Manager - A.M. Castle

Re: A.M. Castle & Co., et al.

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement, dated as of December 15, 2011, by and among A.M. CASTLE & CO., a corporation organized under the laws of the state of Maryland (“Parent” or “Administrative Borrower”), TRANSTAR METALS CORP., a corporation organized under the laws of the state of Delaware (“Transtar Metals”), ADVANCED FABRICATING TECHNOLOGY, LLC, a limited liability company organized under the laws of the state of Delaware (“AFT”), OLIVER STEEL PLATE CO., a corporation organized under the laws of the state of Delaware (“Oliver Steel”), PARAMONT MACHINE COMPANY, LLC, a limited liability company organized under the laws of the state of Delaware (“Paramont”), TOTAL PLASTICS, INC., a corporation organized under the laws of the state of Michigan (“TPI”), TUBE SUPPLY, LLC, a limited liability company organized under the laws of the state of Texas (“Tube Texas”; and together with Parent, Transtar Metals, AFT, Oliver Steel, Paramont, TPI and any other Person that is organized or formed under the laws of any of the United States that at any time becomes a US Borrower, each a “US Borrower” and collectively, the “US Borrowers”), A.M. CASTLE & CO. (CANADA) INC., a corporation organized under the laws of the province of Ontario, Canada (“Castle Canada”), TUBE SUPPLY CANADA ULC, an Alberta unlimited company organized under the laws of the province of Alberta, Canada (“Tube Canada”; and together with Castle Canada and any other Person that is organized or formed under the laws of Canada or any province thereof that at any time becomes a Canadian Borrower, each a “Canadian Borrower” and collectively, the “Canadian Borrowers”; and together with US Borrowers, each a “Borrower” and collectively, the “Borrowers”), certain affiliates of Borrowers party thereto as Guarantors, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the Secured Parties (as defined in the Loan Agreement), and the financial institutions from time to time party to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) (as such Loan and Security Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”).  Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Loan Agreement.

This letter constitutes the Line Decrease Notice and is delivered in accordance with Section 2.21 of the Loan Agreement, and by delivery hereof, Administrative Borrower hereby exercises its right pursuant to Section 2.21 of the Loan Agreement to irrevocably decrease the Maximum Credit to $      and irrevocably

decrease the Canadian Revolving Loan Maximum Amount to $          , subject to all of the terms and conditions of Section 2.21 of the Loan Agreement.

Very truly yours,

A.M. CASTLE & CO.,
as Administrative Borrower

By:
Name:
Title:

Exhibit E-1

to

Loan and Security Agreement

Form of Revolving Credit Note for US Borrowers

[NAME OF LENDER]

REVOLVING CREDIT NOTE FOR US BORROWERS

$	New York, New York
, 2011

FOR VALUE RECEIVED, the undersigned (the “US Borrowers”), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (“Lender”), at the offices of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as agent (in such capacity, together with its successors and assigns, “Agent”) pursuant to the Loan Agreement (as defined below) acting for and on behalf of the Secured Parties (as defined in the Loan Agreement), at its address at 150 South Wacker Drive, Chicago, Illinois 60606, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of            DOLLARS AND NO CENTS ($          ) or, if less, the aggregate unpaid amount of all Revolving Advances (as defined in the Loan Agreement) made to the undersigned under the Loan Agreement.  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan Agreement.

This Revolving Credit Note is a Note issued pursuant to that certain Loan and Security Agreement, dated of even date herewith, by and among the US Borrowers, certain affiliates of the US Borrowers, Agent, Lender and the other financial institutions party thereto as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, modified, supplemented, extended, renewed, restated, refinanced, restructured or replaced, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and all of the Other Documents referred to therein.  Reference is hereby made to the Loan Agreement for a statement of all of the terms and conditions under which the Revolving Advances evidenced hereby are made and are to be repaid.  The date and amount of each Revolving Advance made by Lender to the US Borrowers, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided, that, the failure of Agent to make any such recordation shall not affect the obligations of the US Borrowers to make a payment when due of any amount owing under the Loan Agreement or this Revolving Credit Note in respect of the Revolving Advances made by Lender to the US Borrowers.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement, the terms of which are hereby incorporated herein by reference.  Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Loan Agreement.  In no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, in accordance with the laws of the State of New York, may be contracted for, or received on this Note.  The indebtedness evidenced hereby and all other amounts payable hereunder shall be the joint and several obligations of the US Borrowers.

If any payment on this Revolving Credit Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Revolving Credit Note may, in accordance with the Loan Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Credit Note.  Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the US Borrowers.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

THIS REVOLVING CREDIT NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AGREEMENT.  TRANSFERS OF THIS REVOLVING CREDIT NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY AGENT PURSUANT TO THE TERMS OF THE LOAN AGREEMENT.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

A.M. CASTLE & CO.

By:
Name:
Title:

TRANSTAR METALS CORP.

By:
Name:
Title:

ADVANCED FABRICATING TECHNOLOGY, LLC

By:
Name:
Title:

OLIVER STEEL PLATE CO.

By:
Name:
Title:

PARAMONT MACHINE COMPANY, LLC

By:
Name:
Title:

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Revolving Credit Note for US Borrowers - FORM]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

TOTAL PLASTICS, INC.

By:
Name:
Title:

TUBE SUPPLY, LLC

By:
Name:
Title:

Exhibit E-2

to

Loan and Security Agreement

Form of Revolving Credit Note for Canadian Borrowers

[NAME OF LENDER]

REVOLVING CREDIT NOTE FOR CANADIAN BORROWERS

$	New York, New York
, 2011

FOR VALUE RECEIVED, the undersigned (the “Canadian Borrowers”), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (“Lender”), at the offices of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as agent (in such capacity, together with its successors and assigns, “Agent”) pursuant to the Loan Agreement (as defined below) acting for and on behalf of the Secured Parties (as defined in the Loan Agreement), at its address at 150 South Wacker Drive, Chicago, Illinois 60606, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America or Canada, as applicable, and in immediately available funds, the amount of the US Dollar Equivalent of $           DOLLARS AND NO CENTS ($          ) or, if less, the aggregate unpaid amount of all Revolving Advances (as defined in the Loan Agreement) made to the undersigned under the Loan Agreement.  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan Agreement.

This Revolving Credit Note is a Note issued pursuant to that certain Loan and Security Agreement, dated of even date herewith, by and among the Canadian Borrowers, certain affiliates of the Canadian Borrowers, Agent, Lender and the other financial institutions party thereto as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, modified, supplemented, extended, renewed, restated, refinanced, restructured or replaced, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and all of the Other Documents referred to therein.  Reference is hereby made to the Loan Agreement for a statement of all of the terms and conditions under which the Revolving Advances to Canadian Borrowers evidenced hereby are made and are to be repaid.  The date and amount of each Revolving Advance made by Lender to the Canadian Borrowers, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided, that, the failure of Agent to make any such recordation shall not affect the obligations of the Canadian Borrowers to make a payment when due of any amount owing under the Loan Agreement or this Revolving Credit Note in respect of the Revolving Advances made by Lender to the Canadian Borrowers.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement, the terms of which are hereby incorporated herein by reference.  Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Loan Agreement.  In no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, in accordance with the laws of the State of New York, may be contracted for, or received on this Note.  The indebtedness evidenced hereby and all other amounts payable hereunder shall be the joint and several obligations of the Canadian Borrowers.

If any payment on this Revolving Credit Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Revolving Credit Note may, in accordance with the Loan Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Credit Note.  Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Canadian Borrowers.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

THIS REVOLVING CREDIT NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AGREEMENT.  TRANSFERS OF THIS REVOLVING CREDIT NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY AGENT PURSUANT TO THE TERMS OF THE LOAN AGREEMENT.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

A.M. CASTLE & CO. (CANADA) INC.

By:
Name:
Title:

TUBE SUPPLY CANADA ULC

By:
Name:
Title:

Exhibit 9.7

to

Loan and Security Agreement

Form of Compliance Certificate

, 20

To:	Wells Fargo Bank, National Association, as Agent
150 South Wacker Drive
Chicago, Illinois 60606
Attention: Portfolio Manager - A.M. Castle

Ladies and Gentlemen:

I hereby certify to you pursuant to Section [9.7][9.8] of the Loan Agreement (as defined below) as follows:

1.             I am the duly elected Chief Financial Officer of A.M. CASTLE & CO., a corporation organized under the laws of the state of Maryland (“Administrative Borrower”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated as of December 15, 2011, by and among Administrative Borrower, TRANSTAR METALS CORP., a corporation organized under the laws of the state of Delaware (“Transtar Metals”), ADVANCED FABRICATING TECHNOLOGY, LLC, a limited liability company organized under the laws of the state of Delaware (“AFT”), OLIVER STEEL PLATE CO., a corporation organized under the laws of the state of Delaware (“Oliver Steel”), PARAMONT MACHINE COMPANY, LLC, a limited liability company organized under the laws of the state of Delaware (“Paramont”), TOTAL PLASTICS, INC., a corporation organized under the laws of the state of Michigan (“TPI”), TUBE SUPPLY, LLC, a limited liability company organized under the laws of the state of Texas (“Tube Texas”; and together with Parent, Transtar Metals, AFT, Oliver Steel, Paramont, TPI and any other Person that is organized or formed under the laws of any of the United States that at any time becomes a US Borrower, each a “US Borrower” and collectively, the “US Borrowers”), A.M. CASTLE & CO. (CANADA) INC., a corporation organized under the laws of the province of Ontario, Canada (“Castle Canada”), TUBE SUPPLY CANADA ULC, an Alberta unlimited company organized under the laws of the province of Alberta, Canada (“Tube Canada”; and together with Castle Canada and any other Person that is organized or formed under the laws of Canada or any province thereof that at any time becomes a Canadian Borrower, each a “Canadian Borrower” and collectively, the “Canadian Borrowers”; and together with US Borrowers, each a “Borrower” and collectively, the “Borrowers”), certain affiliates of Borrowers party thereto as Guarantors, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the Secured Parties (as defined in the Loan Agreement), and the financial institutions from time to time party to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) (as such Loan and Security Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan

Agreement”).  Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Loan Agreement.

2.             On behalf of Loan Parties, I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Loan Parties and their Subsidiaries during the immediately preceding fiscal [quarter][year].

3.             The review described in Section 2 above did not disclose the existence during or at the end of such fiscal [quarter][year], and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto.  Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Loan Party has taken, is taking, or proposes to take with respect to such condition or event.

4.             On behalf of Loan Parties, I further certify that, based on the review described in Section 2 above, no Loan Party nor any of its Subsidiaries has at any time during or at the end of such fiscal [quarter][year], except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)           Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Loan Agreement or the Other Documents.

(b)           Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets or established any new asset locations except as permitted under the Loan Agreement.

(c)           Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than a Permitted Encumbrance.

5.             Attached hereto as Schedule III are the calculations used in determining, as of the end of such period whether Loan Parties are in compliance with the covenants set forth in Sections 6.8 (if applicable) and 7.6 of the Loan Agreement for such period.

6.             Attached hereto as Schedule IV are the calculations used in determining, as of the end of such period, the Quarterly Average Undrawn Availability for such period.

The foregoing certifications are made and delivered this          day of                       , 20    .

Very truly yours,

A.M. CASTLE & CO.,
as Administrative Borrower

By:
Name:
Title:

Schedule C-1

to

Loan and Security Agreement

Commitments

Lenders	US Commitment	Canadian Commitment (*)	Swingline Commitment
Wells Fargo Bank, National Association	$30,000,000	$0	$10,000,000
Wells Fargo Finance Corporation Canada	$0	$11,000,000	$0
Bank of America, N.A.	$25,000,000	$0	$0
Bank Of America, N.A. (acting through its Canada Branch)	$0	$5,000,000
Regions Bank	$25,000,000	$0	$0
US Bank, National Association	$20,000,000	$0	$0
U.S. Bank National Association, Canada Branch	$0	$4,000,000
Total:	$100,000,000	$20,000,000	$10,000,000

(*)  The Canadian Commitment is a sublimit of the US Commitment.

1

Schedule R-1

to

Loan and Security Agreement

Real Property

Owned Real Property

Owner	Property Address
A. M. Castle & Co.	3900 Pinson Valley Parkway, Birmingham, AL 35217
Keystone Tube Company, LLC	3400 N. Wolf Road, Franklin Park, IL 60131
A. M. Castle & Co.	70 Quinsigamond Avenue, Worcester, MA 01610
A. M. Castle & Co.	3100 82nd Lane N.E., Blaine, MN 55449
A. M. Castle & Co.	11125 Metromont Parkway, Charlotte, NC 28269
A. M. Castle & Co.	26800 Miles Road, Bedford Heights, OH 44146
A. M. Castle & Co.	299 Canal Road, Fairless, PA 19030
A. M. Castle & Co.	2602 Pinewood Drive, Grand Prairie, TX 75051
A. M. Castle & Co.	6501 Bingle Road, Houston, TX 77092
Total Plastics, Inc.	1652 Gezon Parkway, Grand Rapids, MI 49509
A. M. Castle & Co. (Canada) Inc.	520 Mercy Street, Selkirk Manitoba, R1A 0A2

Leased Real Property

Lessee	Address
A. M. Castle & Co.	2302 E. Magnolia Street, Suite A, Phoenix, AZ 85034
A. M. Castle & Co.	14001 Orange Avenue, Paramount, CA 90723
A. M. Castle & Co.	1625 Tillie Lewis Drive, Stockton, CA 95206
A. M. Castle & Co.	1420 Kensington Road, Suite 220, Oak Brook, IL 60523
A. M. Castle & Co.	4527 Columbia Ave., Hammond, IN 46327
A. M. Castle & Co.	3050 S. Hydraulic, Wichita, KS 67216
A. M. Castle & Co.	128 Thru-Way Parkway, Broussard, LA 70508
A. M. Castle & Co.	136 Dwight Rd., Longmeadow, MA
A. M. Castle & Co.	6100 Stilwell Street, Kansas City, MO 64120
A. M. Castle & Co.	4412 Dixie Highway, Fairfield, OH 45014
A. M. Castle & Co.	1134-A N. Garnett Road, Tulsa, OK 74116
A. M. Castle & Co.	19500 Texas State Hwy 249 Ste 260, Houston, TX 77092
A. M. Castle & Co.	20826 68th Avenue South, Kent, WA 98032
A. M. Castle & Co.	5323 N. 118th Court, Milwaukee, WI 53225
A. M. Castle & Co.	2150 Argentia Road, Mississauga, Ontario, L5N 2K7
A. M. Castle & Co. (Canada) Inc.	3635 Thatcher Avenue, Saskatoon, SK
A. M. Castle & Co. (Canada) Inc.	835 Selkirk Avenue, Pointe Claire, Quebec
A. M. Castle & Co. (Canada) Inc.	5515 - 42 Street, Edmonton, Alberta T6B 3P2
Advanced Fabricating Technology, LLC	687 Byrne Industrial Drive, Rockford, MI 49341
Oliver Steel Plate Co.	7851 Bavaria Road, Twinsburg, OH 44087
Paramont Machine Company, LLC	963 Commercial Ave., SE, New Philadelphia, OH 44663
Total Plastics, Inc.	203-F Kelsey Lane, Tampa, FL 33619
Total Plastics, Inc.	505 Busse Road, Elk Grove Village, IL 60007

2

Total Plastics, Inc.	7508 Honeywell Drive Fort Wayne, IN 46825
Total Plastics, Inc.	3316 Pogosa Court., Indianapolis, IN 46226
Total Plastics, Inc.	5242 Pulaski Highway, Baltimore, MD 21205
Total Plastics, Inc.	2810 North Burdick St., Kalamazoo, MI 49004
Total Plastics, Inc.	1661 Northfield Dr., Rochester Hills, MI 48309
Total Plastics, Inc.	1313 Old Kings Hwy, Maple Shade, NJ 08691
Total Plastics, Inc.	590 Franklin Avenue, Mt. Vernon, NY 10550
Total Plastics, Inc.	17851 Englewood Dr., Middleburg Heights, OH 44130
Total Plastics, Inc.	7561 B Derry St, Harrisburg, PA 17111
Total Plastics, Inc.	1800 Columbus Avenue, Pittsburgh, PA 15233
Total Plastics, Inc.	1518 Pontiac Avenue, Cranston, RI
Total Plastics, Inc.	3311 N. Park Blvd 10, Suite A, Alcoa, TN 37701
Transtar Metals Corp.	14400 South Figueroa St., Gardena, CA 92048
Transtar Metals Corp.	12 Cascade Blvd., Orange, CT 06477
Transtar Metals Corp.	15 Executive Boulevard, Orange, CT 06477
Transtar Metals Corp.	3745 Cherokee Street, Suite 202, Kennesaw, GA 30144
Transtar Metals Corp.	2950 All Hallows, Wichita, KS
Transtar Metals Corp.	4611 East 31st Street South, Wichita, KS
Transtar Metals Corp.	2100 Design Road Suite 120, Arlington, TX
Tube Supply, LLC	5169 Ashley Court, Houston, Texas 77041
Tube Supply, LLC	4669 Brittmoore Road, Houston, Texas 77041
Tube Supply, LLC	11441 Brittmoore Park Dr., Houston, Texas 77041
Tube Supply, LLC	5500 Crawford, Houston, Texas 77041
Tube Supply Canada ULC	2503-84 Avenue Sherwood Park, Edmonton, Alberta, Canada T6P 1K1

3

Schedule L-1

to

Loan and Security Agreement

Existing Letters of Credit

Loan Party	Beneficiary	L/C Number	L/C Amount	Expiration Date
A. M. Castle & Co.	Div Oak Brook Property	60056039	$500,000	Jan. 7, 2012
A. M. Castle & Co.	Merrill Lynch Commodities	68059700	$3,000,000	Dec 2, 2012
A. M. Castle & Co.	Royal Bank of Canada	68045784	$859,659	March 1, 2012
A. M. Castle & Co.	Royal Bank of Scotland	68022461	$650,000	May 31, 2012
A. M. Castle & Co.	Sentry Insurance	7273987	$900,000	July 1, 2012

4

Schedule 2.3

to

Loan and Security Agreement

Payment Account; Disbursement of Advance Proceeds

[Provided to Agent pursuant to separate side letter.]

5

Schedule 4.4

to

Loan and Security Agreement

Equipment and Inventory Locations

Address
3900 Pinson Valley Parkway, Birmingham, AL 35217
3400 N. Wolf Road, Franklin Park, IL 60131
70 Quinsigamond Avenue, Worcester, MA 01610
3100 82nd Lane N.E., Blaine, MN 55449
11125 Metromont Parkway, Charlotte, NC 28269
26800 Miles Road, Bedford Heights, OH 44146
299 Canal Road, Fairless, PA 19030
2602 Pinewood Drive, Grand Prairie, TX 75051
6501 Bingle Road, Houston, TX 77092
1652 Gezon Parkway, Grand Rapids, MI 49509
2302 E. Magnolia Street, Suite A, Phoenix, AZ 85034
14001 Orange Avenue, Paramount, CA 90723
1625 Tillie Lewis Drive, Stockton, CA 95206
1420 Kensington Road, Suite 220, Oak Brook, IL 60523
4527 Columbia Ave., Hammond, IN 46327
3050 S. Hydraulic, Wichita, KS 67216
128 Thru-Way Parkway, Broussard, LA 70508
136 Dwight Rd., Longmeadow, MA
6100 Stilwell Street, Kansas City, MO 64120
4412 Dixie Highway, Fairfield, OH 45014
1134-A N. Garnett Road, Tulsa, OK 74116
19500 Texas State Hwy 249 Ste 260, Houston, TX 77092
20826 68th Avenue South, Kent, WA 98032
5323 N. 118th Court, Milwaukee, WI 53225
2150 Argentia Road, Mississauga, Ontario, L5N 2K7
3635 Thatcher Avenue, Saskatoon, SK
835 Selkirk Avenue, Pointe Claire, Quebec
5515 - 42 Street, Edmonton, Alberta T6B 3P2
687 Byrne Industrial Drive, Rockford, MI 49341
7851 Bavaria Road, Twinsburg, OH 44087
963 Commercial Ave., SE, New Philadelphia, OH 44663
203-F Kelsey Lane, Tampa, FL 33619
505 Busse Road, Elk Grove Village, IL 60007
7508 Honeywell Drive Fort Wayne, IN 46825
3316 Pogosa Court., Indianapolis, IN 46226
5242 Pulaski Highway, Baltimore, MD 21205
2810 North Burdick St., Kalamazoo, MI 49004
1661 Northfield Dr., Rochester Hills, MI 48309
1313 Old Kings Hwy, Maple Shade, NJ 08691
590 Franklin Avenue, Mt. Vernon, NY 10550

6

Address
17851 Englewood Dr., Middleburg Heights, OH 44130
7561 B Derry St, Harrisburg, PA 17111
1800 Columbus Avenue, Pittsburgh, PA 15233
1518 Pontiac Avenue, Cranston, RI
3311 N. Park Blvd 10, Suite A, Alcoa, TN 37701
14400 South Figueroa St., Gardena, CA 92048
12 Cascade Blvd., Orange, CT 06477
15 Executive Boulevard, Orange, CT 06477
3745 Cherokee Street, Suite 202, Kennesaw, GA 30144
2950 All Hallows, Wichita, KS
4611 East 31st Street South, Wichita, KS
2100 Design Road Suite 120, Arlington, TX
5169 Ashley Court, Houston, Texas 77041
4669 Brittmoore Road, Houston, Texas 77041
11441 Brittmoore Park Dr., Houston, Texas 77041
5500 Crawford, Houston, Texas 77041
2503-84 Avenue Sherwood Park, Edmonton, Alberta, Canada T6P 1K1
8411 Irvington Blvd, Houston, 77022
1018 Rankin Road, Houston, TX
2186 Grand Caillou Road, Houma, LA 70363
301 Redmond Rd., Houma, LA 70363

7

Schedule 4.14(c)

to

Loan and Security Agreement

Location of Chief Executive Offices

Loan Party	Chief Executive Office	Location of Books and Records If Maintained At Location Other Than Chief Executive Office
A. M. Castle & Co.	1420 Kensington Road–Suite 220 Oak Brook, IL 60523	n/a
A. M. Castle & Co. (Canada) Inc.	2150 Argentia Road Mississauga, Ontario L5N 2K7	1420 Kensington Road–Suite 220 Oak Brook, IL 60523
Advanced Fabricating Technology, LLC	687 Byrne Industrial Drive Rockford, MI 49341	1420 Kensington Road–Suite 220 Oak Brook, IL 60523
Keystone Tube Company, LLC	1420 Kensington Road–Suite 220 Oak Brook, IL 60523	n/a
Oliver Steel Plate Co.	7851 Bavaria Road Twinsburg, OH 44087	1420 Kensington Road–Suite 220 Oak Brook, IL 60523
Paramont Machine Company, LLC	963 Commercial Ave., SE New Philadelphia, OH 44663	1420 Kensington Road–Suite 220 Oak Brook, IL 60523
Total Plastics, Inc.	2810 N. Burdick St. Kalamazoo, MI 49004	1420 Kensington Road–Suite 220 Oak Brook, IL 60523
Transtar Inventory Corp.	1420 Kensington Road–Suite 220 Oak Brook, IL 60523	n/a
Transtar Metals Corp.	1420 Kensington Road–Suite 220 Oak Brook, IL 60523	n/a
Tube Supply, LLC	5169 Ashley Court Houston, Texas 77041	n/a
Tube Supply Canada ULC	2503-84 Avenue Sherwood Park, Edmonton, Alberta, Canada T6P 1K1	5169 Ashley Court Houston, Texas 77041

8

Schedule 5.2(a)

to

Loan and Security Agreement

Jurisdictions of Qualification and Good Standing

Name	Jurisdiction of Organization/ Formation	Organizational Number	Jurisdiction(s) of Qualification
A. M. Castle & Co.	Maryland	D06269054

Alabama, Arizona, California, Connecticut, Georgia, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Texas, Utah, Virginia, Washington, Wisconsin

A. M. Castle & Co. (Canada) Inc.	Ontario	1059457	British Columbia, Alberta, Manitoba
Advanced Fabricating Technology, LLC	Delaware	3204135	Michigan
Keystone Tube Company, LLC	Delaware	3282878	Illinois
Oliver Steel Plate Co.	Delaware	2909138	Ohio
Paramont Machine Company, LLC	Delaware	2997764	Ohio
Total Plastics, Inc.	Michigan	104600	Florida, Georgia, Illinois, Indiana, Maryland, Massachusetts, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, Tennessee
Transtar Inventory Corp.	Delaware	3602970	California
Transtar Metals Corp.	Delaware	3600075	Arkansas, California, Connecticut, Delaware, Georgia, Kansas, Louisiana, New York, Texas, Virginia, Washington
Tube Supply, LLC	Texas	801519984	None
Tube Supply Canada ULC	Alberta	2014350983	None

9

Schedule 5.2(b)

to

Loan and Security Agreement

Subsidiaries

Parent	Subsidiary
A. M. Castle Metals UK, Limited	Aerospace Metals Europe Limited
A. M. Castle Metals UK, Limited	Aerospace Metals Europe, S.A.
A. M. Castle Metals UK, Limited	AMESA Limited
A. M. Castle Metals UK, Limited	Castle Metals UK Limited
A. M. Castle Metals UK, Limited	K.K.S. (Stainless Steel) Co. Limited
A. M. Castle Metals UK, Limited	Metals Group Limited
A. M. Castle Metals UK, Limited	Metals UK Group Limited
A. M. Castle & Co.	A. M. Castle Metals UK, Limited
A. M. Castle & Co.	A. M. Castle & Co. (Canada) Inc.
A. M. Castle & Co.	A. M. Castle & Co. (Singapore) Pte. Ltd.
A. M. Castle & Co.	A. M. Castle Metal Materials (Shanghai) Co., Ltd.
A. M. Castle & Co.	Castle Metals de Mexico, S.A. de C.V.
A. M. Castle & Co.	Datamet, Inc.
A. M. Castle & Co.	Depot Metal, LLC
A. M. Castle & Co.	HY-Alloy Steels Company
A. M. Castle & Co.	Keystone Service, Inc.
A. M. Castle & Co.	Keystone Tube Company, LLC
A. M. Castle & Co.	KSI, LLC
A. M. Castle & Co.	Oliver Steel Plate Co.
A. M. Castle & Co.	Pacific Metals Company
A. M. Castle & Co.	Total Plastics, Inc.
A. M. Castle & Co.	Transtar Metals Corp.
A. M. Castle & Co.	Tube Supply, LLC
A. M. Castle & Co. (Canada) Inc.	Tube Supply Canada ULC
Castle Metals UK Limited	Aerospace Metals Europe, S.A.
Castle Metals UK Limited	Metals Group Inc.
Depot Metal, LLC	Kreher Steel Company, LLC
Kreher Steel Company, LLC	Kreher Wire Processing, Inc.
Kreher Steel Company, LLC	Special Metals, Inc.
Metals UK Group Limited	E. Harding & Sons Limited
Metals UK Group Limited	LOKS Plasma Services Limited
Total Plastics, Inc.	Advanced Fabricating Technology, LLC
Total Plastics, Inc.	Paramont Machine Company, LLC
Transtar Metals Corp.	Transtar Inventory Corp.
Transtar Metals Corp.	Transtar Marine Corp.
Transtar Metals Corp.	Transtar Metals Limited
Transtar Metals Limited	Transtar Metals (France)

10

Schedule 5.4

to

Loan and Security Agreement

Federal Tax Identification Number

Loan Party	FEIN
A. M. Castle & Co.	360879160
A. M. Castle & Co. (Canada) Inc.	n/a
Advanced Fabricating Technology, LLC	38-3526125
Keystone Tube Company, LLC	36-4388746
Oliver Steel Plate Co.	38-4238992
Paramont Machine Company, LLC	34-1890456
Total Plastics, Inc.	38-2203149
Transtar Inventory Corp.	43-2009648
Transtar Metals Corp.	82-0575906
Tube Supply, LLC	76-0184113
Tube Supply Canada ULC	n/a

11

Schedule 5.6

to

Loan and Security Agreement

Corporate Names / Prior Names

Former Names

Loan Party	Former Name	Date of Change
Tube Supply Canada ULC	Tube Supply Canada Limited	Nov 6, 2008
Tube Supply, LLC	Tube Supply, Inc.	Closing Date

Acquisitions in Past 5 Years

1.                                       Merger of Transtar Metals Holdings, Inc. into Transtar Metals Corp., with Transtar Metals Corp. as the surviving entity, dated as of July 24, 2007.

2.                                       Merger of Transtar Intermediate Holdings #2, Inc. into Transtar Metals Corp., with Transtar Metals Corp. as the surviving entity, dated as of July 24, 2007.

3.                                       Merger of Castle SPFD, LLC into A. M. Castle & Co., as the surviving entity, dated as of December 3, 2007.

4.                                       Merger of Castle IND MGR, Inc. into A. M. Castle & Co., as the surviving entity, dated as of December 3, 2007.

5.                                       Acquisition of Tube Supply, Inc. and Tube Supply Canada ULC by A. M. Castle & Co. as of the Closing Date.

12

Schedule 5.8(b)

to

Loan and Security Agreement

Litigation / Commercial Tort Claims / Money Borrowed

1.               Note issued by Transtar Metals Limited in favor of A. M. Castle & Co in the amount of $352,387.00.

2.               Note issued by A. M. Castle & Co. (Canada) Inc. in favor of A. M. Castle & Co in the amount of $26,500,000.

3.               Note issued by A. M. Castle Metals UK, Limited in favor of A. M. Castle & Co in the amount of $26,370,581.71

4.               Notes issued by Castle Metals de Mexico, S.A. de C.V. for the benefit of Bank of America, N.A. and its affiliates including Bank of America Mexico, S.A. Institución de Banca Múltiple, Grupo Financiero Bank of America, with an outstanding balance of $500,000, guaranteed by A. M. Castle & Co.

13

Schedule 5.8(d)

to

Loan and Security Agreement

Plans

None.

14

Schedule 5.8(e)

to

Loan and Security Agreement

Canadian Pension and Employee Plans

None.

15

Schedule 5.9

to

Loan and Security Agreement

Intellectual Property, Source Code Escrow Agreements

Owner	Description	Intellectual Property Type	Registration #	Registration Date	Class	Country
A. M. Castle & Co.	Castle Metals Quik Guide Alloy Steel Bars	Copyright	A 816722	1/12/1977	N/A	USA
A. M. Castle & Co.	Castle Metals-Stock Catalogue	Copyright	A 875677	7/18/1977	N/A	USA
A. M. Castle & Co.	Starweld Tubing	Copyright	A 911815	11/14/1977	N/A	USA
A. M. Castle & Co.	Outside Sales Representative Training Program - Steel Plate Products	Copyright	TX 0-625-908	6/18/1980	N/A	USA
A. M. Castle & Co.	Outside Sales Representative Training Program - Steel Plate Products Territory Plan Book	Copyright	TX 0-625-909	6/18/1980	N/A	USA
A. M. Castle & Co.	Inside Sales Representative Training Program - Steel Plate Products Workbook	Copyright	TX 0-625-910	6/18/1980	N/A	USA
A. M. Castle & Co.	Inside Sales Representative Training Program - Steel Plate Products	Copyright	TX 0-625-911	6/18/1980	N/A	USA
A. M. Castle & Co.	Outside Sales Representative Training Program - Steel Plate Products Administrator’s Manual	Copyright	TX 0-625-912	6/18/1980	N/A	USA
A. M. Castle & Co.	Inside Sales Representatives Training Program - Steel Plate Products Administrators’ Manual	Copyright	TX 0-662-011	6/18/1980	N/A	USA
A. M. Castle & Co.	Outside & Inside Sales Representative Training Program - Stainless Steel Bar Products Administrator’s Manual	Copyright	TX 0-987-081	10/7/1982	N/A	USA
A. M. Castle & Co.	Inside Sales Representative Training Program - Stainless Steel Bar Products Workbook	Copyright	TX 0-987-082	10/7/1982	N/A	USA

16

Owner	Description	Intellectual Property Type	Registration #	Registration Date	Class	Country
A. M. Castle & Co.	Inside sales representative training program, stainless steel bar products: prework assignment	Copyright	TX 0-987-083	10/7/1982	N/A	USA
A. M. Castle & Co.	Outside Sales Representative Training Program - Stainless Steel Bar Update Prework Assignment	Copyright	TX 1-001-811	10/7/1982	N/A	USA
A. M. Castle & Co.	Outside Sales Representative Training Program - Stainless Steel Bar Updates Territory Plan Book	Copyright	TX 1-001-812	10/7/1982	N/A	USA
A. M. Castle & Co.	Castle Metals Alloy Catalogue	Copyright	TX 1-075-354	6/11/1982	N/A	USA
A. M. Castle & Co.	Castle Metals Inside Sales Representative Training Program - Nickel Alloy Products Prework Assignment	Copyright	TX 1-075-355	12/10/1982	N/A	USA
A. M. Castle & Co.	Castle Metals Outside Sales Representative Training Program - Nickel Alloy Products Territory Plan Book	Copyright	TX 1-075-356	12/10/1982	N/A	USA
A. M. Castle & Co.	Castle Metals Outside Sales Representative Training Program - Nickel Alloy Products Prework Assignment	Copyright	TX 1-075-357	12/10/1982	N/A	USA
A. M. Castle & Co.	Castle Metals Inside Sales Representative Training Program - Nickel Alloy Products Workbook	Copyright	TX 1-075-358	12/10/1982	N/A	USA
A. M. Castle & Co.	Castle Metals Outside & Inside Sales Representative Training Program - Nickel Alloy Products Administrator’s Manual	Copyright	TX 1-075-359	12/10/1982	N/A	USA
A. M. Castle & Co.	Hy-Alloys Steels Company Catalogue	Copyright	TX 1-109-429	10/4/1982	N/A	USA
A. M. Castle & Co.	Castle Metals Tube-Pipe Catalog	Copyright	TX 2-116-469	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Alloy Catalog	Copyright	TX 2-118-500	7/22/1987	N/A	USA
A. M. Castle & Co.	Call Castle for Tubing. Especially Dom.	Copyright	TX 2-118-959	7/20/1987	N/A	USA
A. M. Castle & Co.	Call Castle For Stainless Steel Bars	Copyright	TX 2-118-960	7/20/9187	N/A	USA

17

Owner	Description	Intellectual Property Type	Registration #	Registration Date	Class	Country
A. M. Castle & Co.	Call Castle For Metals, Especially to Better Your Bottom Line	Copyright	TX 2-118-961	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Doesn’t Make Steel Plate, But We’re The One to Call to Make If You Make It With Steel Plate.	Copyright	TX 2-118-962	7/20/1987	N/A	USA
A. M. Castle & Co.	Call Castle for Alloy Bars	Copyright	TX 2-120-564	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Nickel Alloys	Copyright	TX 2-120-585	7/23/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Titanium	Copyright	TX 2-121-356	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Copper Brass & Bronze	Copyright	TX 2-121-357	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Stainless Steel Bars	Copyright	TX 2-121-358	7/20/1987	N/A	USA
A. M. Castle & Co.	Call Castle For Metals. Especially to Better Your Bottom Line	Copyright	TX 2-121-359	7/20/1987	N/A	USA
A. M. Castle & Co.	Call Castle for Tubing. Especially D O M.	Copyright	TX 2-121-360	7/20/1987	N/A	USA
A. M. Castle & Co.	Hy-Alloy Steels Co. Catalog	Copyright	TX 2-121-364	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Stainless Steel Bars	Copyright	TX 2-124-131	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Cold Finished Carbon Steel Bars	Copyright	TX 2-124-132	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Alloy Steel Bars	Copyright	TX 2-124-133	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Alloy For Aerospace	Copyright	TX 2-124-134	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Carbon & Alloy Rough Turned Steel Bars	Copyright	TX 2-124-135	7/20/1987	N/A	USA
A. M. Castle & Co.	Metaline Electronic Order Entry	Copyright	TX 2-124-162	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Nickel Alloys	Copyright	TX 2-126-049	7/23/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Alloy Catalog	Copyright	TX 2-127-934	8/5/1987	N/A	USA
A. M. Castle & Co.	Call Castle for Alloy Bars	Copyright	TX 2-139-138	7/20/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Catalog	Copyright	TX 2-150-475	9/3/1987	N/A	USA
A. M. Castle & Co.	Castle Metals Policy Learning Guide	Copyright	TX 2-157-596	9/24/1987	N/A	USA

18

Owner	Description	Intellectual Property Type	Registration #	Registration Date	Class	Country
A. M. Castle & Co.	Castle Metals Quik Guide Aluminum Cold Finished Rod & Bar	Copyright	TX 2-181-733	3/24/1986	N/A	USA
A. M. Castle & Co.	Call Castle For Stainless Steel Bars	Copyright	TX 2-181-739	12/24/1984	N/A	USA
A. M. Castle & Co.	Call Castle For High Nickel Alloys	Copyright	TX 2-187-532	12/15/1984	N/A	USA
A. M. Castle & Co.	What’s New?...	Copyright	TX 2-207-916	10/30/1987	N/A	USA
A. M. Castle & Co.	Hydra Brite Hydraulic Line Tubing	Copyright	TX 2-278-736	3/21/1988	N/A	USA
A. M. Castle & Co.	Castle Giants	Copyright	TX 2-294-263	12/30/1987	N/A	USA
A. M. Castle & Co.	Quik Guide Carbon & Alloy Tubing	Copyright	TX 2-294-297	2/19/1988	N/A	USA
A. M. Castle & Co.	Castle Metals Cut-Off Lathe	Copyright	TX 2-328-646	3/1/1988	N/A	USA
A. M. Castle & Co.	Plate Facility to Serve the Great Southwest	Copyright	TX 2-328-982	7/29/1988	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Alloy Steel Bars	Copyright	TX 2-402-998	9/14/1988	N/A	USA
A. M. Castle & Co.	Your Alloy Advantage Castle Metals	Copyright	TX 2-413-785	9/6/1988	N/A	USA
A. M. Castle & Co.	Alloy A-286 Alloys for Aerospace	Copyright	TX 2-431-668	10/6/1988	N/A	USA
A. M. Castle & Co.	Announcing A New Castle Metals Location	Copyright	TX 2-448-591	11/2/1988	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Aluminum Plate	Copyright	TX 2-467-693	12/2/1988	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Aluminum Plate & Extruded Rod & Bar	Copyright	TX 2-483-544	12/12/1988	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Garbon & Alloy Plate	Copyright	TX 2-506-545	2/13/1984	N/A	USA
A. M. Castle & Co.	Your Alloy Advantage - Machinability	Copyright	TX 2-507-331	2/2/1989	N/A	USA
A. M. Castle & Co.	We’re First Again Supercut 150	Copyright	TX 2-512-452	8/25/1988	N/A	USA
A. M. Castle & Co.	Supercut 150 Specifications	Copyright	TX 2-512-453	9/14/1988	N/A	USA
A. M. Castle & Co.	Turn to Castle for Great Savings	Copyright	TX 2-524-505	3/9/1989	NA	USA
A. M. Castle & Co.	Alloys For Aerospace	Copyright	TX 2-528-481	3/8/1989	N/A	USA
A. M. Castle & Co.	Great In Stainless Plate	Copyright	TX 2-555-608	4/11/1989	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Copper Brass & Bronze	Copyright	TX 2-555-858	4/11/1989	N/A	USA
A. M. Castle & Co.	New Dimensions In Flats!	Copyright	TX 2-574-503	1/18/1990	N/A	USA
A. M. Castle & Co.	Castle Giants - Some Very Big Reasons Why Castle Metals Is Great In Plate	Copyright	TX 2-576-414	4/26/1989	N/A	USA

19

Owner	Description	Intellectual Property Type	Registration #	Registration Date	Class	Country
A. M. Castle & Co.	Castle Metals Quik Guide - Alloy Steel Bars	Copyright	TX 2-577-729	5/10/1989	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide - Titanium	Copyright	TX 2-577-730	5/15/1989	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Alloy Steel	Copyright	TX 2-612-114	7/10/1989	N/A	USA
A. M. Castle & Co.	Castle Metals Quik Guide Processing	Copyright	TX 2-616-173	7/12/1989	N/A	USA
A. M. Castle & Co.	EDI - The Wave Of The Future	Copyright	TX 2-633-254	8/9/1989	N/A	USA
A. M. Castle & Co.	Quik Guide Products	Copyright	TX 2-747-823	12/27/1989	N/A	USA
A. M. Castle & Co.	Cal-Al	Copyright	TX 2-747-831	1/11/1990	N/A	USA
A. M. Castle & Co.	One Hundred Years Ago, We Supplied Metals To People Breaking New Frontiers	Copyright	TX 2-747-909	11/8/1989	N/A	USA
A. M. Castle & Co.	Quik Guide - Stainless Steel Bars	Copyright	TX 2-747-910	12/27/1989	N/A	USA
A. M. Castle & Co.	Only From The Alloy Professionals	Copyright	TX 2-748-240	11/27/1989	N/A	USA
A. M. Castle & Co.	New Dimensions In Flats!	Copyright	TX 2-754-503	1/30/1990	N/A	USA
A. M. Castle & Co.	Alloys For Aerospace	Copyright	TX 2-789-914	2/13/1990	N/A	USA
A. M. Castle & Co.	Telcut	Copyright	TX 2-792-501	3/13/1990	N/A	USA
A. M. Castle & Co.	The Electronic Castle Metals	Copyright	TX 2-805-862	2/13/1990	N/A	USA
A. M. Castle & Co.	Quik Guide Cold Finished Carbon Steel Bars	Copyright	TX 2-838-507	8/2/1990	N/A	USA
A. M. Castle & Co.	Castle Metals Financial Management Training Program Unit 1 Financial Management Concepts *Revised	Copyright	TX 3-408-701	2/1/1983	N/A	USA
HY-Alloy Steels Co.	hA Block Design B/W	Trademark	1,128,438	12/25/1979	42	USA
A. M. Castle & Co.	The One Call To Make If You Make It With Metal	Servicemark	1,218,678	11/30/1982	42	USA
A. M. Castle & Co.	(ROOK) Castle Metals The One Call to Make if you Make it with Metal.	Servicemark	1,218,679	11/30/1982	42	USA
A. M. Castle & Co.	HY-ALLOY (BLOCK hA) STEELS	Servicemark	1,272,222	3/27/1984	42	USA
A. M. Castle & Co.	ROOK DESIGN IN CIRCLE	Servicemark	1,297,178	9/18/1984	42	USA
A. M. Castle & Co.	CASTLE METALS	Servicemark	1,336,048	5/14/1985	42	USA
A. M. Castle & Co.	hA [BLOCK]	Servicemark	1,336,058	5/14/1985	42	USA
A. M. Castle & Co.	Metalink	Servicemark	1,494,616	6/28/1988	42	USA
A. M. Castle & Co.	Processed With Pride	Servicemark	1,868,639	12/20/1994	40	USA
A. M. Castle & Co.	HA Industries (BLOCK)	Servicemark	2,053,333	4/15/1997	40	USA
A. M. Castle & Co.	Quik Buy	Servicemark	2,093,452	9/2/1997	42	USA

20

Owner	Description	Intellectual Property Type	Registration #	Registration Date	Class	Country
Total Plastics, Inc.	Total Plastics, Inc.	Servicemark	2,112,867	11/11/1997	42	USA
Total Plastics, Inc.	TPI	Servicemark	2,120,410	12/9/1997	42	USA
A. M. Castle & Co.	Castle Advanced Materials SPG	Servicemark	2,130,876	1/20/1998	42	USA
A. M. Castle & Co.	StressFree	Servicemark	2,248,378	5/25/1999	35	USA
A. M. Castle & Co.	STRESSFree [BOLD]	Servicemark	2,248,387	5/25/1999	35	USA
A. M. Castle & Co.	WE MAKE A GOOD PLATE GREAT	Servicemark	2,672,116	1/7/2003	40	USA
A. M. Castle & Co.	STRESSFREE with Smoke Design	Servicemark	2,534,390	1/29/2002	35	USA
A. M. Castle & Co.	CMQ	Servicemark	2,314,848	2/1/2000	35	USA
A. M. Castle & Co.	The Bar Professionals	Servicemark	2,920,641	1/25/2005	35	USA
Total Plastics, Inc.	The Plastics Store	Servicemark	3,080,973	4/11/2006	35	USA
Total Plastics, Inc.	The Plastics store (red and black)	Servicemark	3,088,906	5/2/2006	34	USA
A. M. Castle & Co.	#1 Your First Choice in… Plate (BLOCK)	Servicemark	3,314,426	10/16/2007	35	USA
A. M. Castle & Co.	#1 Your First Choice in Plate	Servicemark	3,321,166	10/23/2007	35	USA
A. M. Castle & Co.	Oliver	Servicemark	3,477,543	7/29/2008	40	USA
A. M. Castle & Co.	Oliver Steel Plate	Servicemark	3,473,178	7/22/2008	40	USA
A. M. Castle & Co.	Castle Design	Servicemark	3,466,370	7/15/2008	40	USA
A. M. Castle & Co.	CASTLE METALS	Servicemark	3,466,369	7/15/2008	40	USA
A. M. Castle & Co.	CASTLE METALS PLUS	Servicemark	3,896,853	12/28/2010	42	USA
A. M. Castle & Co.	Supercut 150	Trademark	3,297,988	9/25/2007	6	USA
A. M. Castle & Co.	(ROOK) Castle Metals	Trademark	1,009,462	4/29/1975	6	USA
A. M. Castle & Co.	Procut	Trademark	2,482,989	8/28/2001	6	USA
A. M. Castle & Co.	Truhard	Trademark	1,841,174	6/21/1994	6	USA
A. M. Castle & Co.	Ultra-Tuff	Trademark	1,796,753	10/5/1993	6	USA
A. M. Castle & Co.	ROOK BLACK & WHITE CIRCLE IN SQUARE	Trademark	1,338,782	6/4/1985	6	USA
A. M. Castle & Co.	ROOK BLACK & WHITE - CIRCLE	Trademark	1,295,685	9/18/1984	6	USA
A. M. Castle & Co.	PURECUT	Trademark	1,681,773	4/7/1992	6	USA
A. M. Castle & Co.	Purecut 40	Trademark	1,658,801	10/1/1991	6	USA
A. M. Castle & Co.	Purecut 20	Trademark	1,655,225	9/3/1991	6	USA
A. M. Castle & Co.	TELCUT	Trademark	1,932,161	10/31/1995	6	USA
A. M. Castle & Co.	Telcut 40	Trademark	1,654,717	8/27/1991	6	USA
A. M. Castle & Co.	CPR-H	Trademark	2,373,599	8/1/2000	6	USA
A. M. Castle & Co.	CPR	Trademark	2,373,598	8/1/2000	6	USA

21

Owner	Description	Intellectual Property Type	Registration #	Registration Date	Class	Country
A. M. Castle & Co.	Formable 400F	Trademark	2,385,887	9/12/2000	6	USA
A. M. Castle & Co.	SUPERCUT 150 and DESIGN	Trademark	1,544,169	6/20/1989	6	USA
A. M. Castle & Co.	OLIVER STEEL PLATE & Design	Trademark	3,576,860	2/17/2009	6	USA
A. M. Castle & Co.	OLIVER	Trademark	3,573,220	2/10/2009	6	USA
A. M. Castle & Co.	Q and DESIGN	Servicemark	1,509,629	10/18/1988	6	USA
A. M. Castle & Co.	METAL EXPRESS	Servicemark	2,091,773	8/26/1997	42	USA
A. M. Castle & Co.	HA Design [SHADED H] (Canada)	Trademark	355,830	5/12/1989	46	Canada
A. M. Castle & Co.	HA DESIGN [SHADED A] (Canada)	Trademark	355,839	5/12/1989	46	Canada
A. M. Castle & Co.	ROOK IN CIRCLE (Canada)	Trademark	358,007	6/30/1989	46	Canada
A. M. Castle & Co.	Metaline (Canada)	Trademark	357,679	6/30/1989	46	Canada
A. M. Castle & Co.	Q & ROOK Design (Canada)	Trademark	360,429	9/15/1989	46	Canada
A. M. Castle & Co.	HY-ALLOY [HA DESIGN] STEELS (Canada)	Trademark	349,591	12/23/1988	46	Canada
A. M. Castle & Co.	[ROOK IN CIRCLE] CASTLE METALS (Canada)	Trademark	357,849	6/30/1989	46	Canada
A. M. Castle & Co.	The One to Call if You Make it With Metal (Canada)	Trademark	344,674	9/9/1988	46	Canada
A. M. Castle & Co.	Castle Metals (Canada)	Trademark	344,673	9/9/1988	46	Canada
A. M. Castle & Co.	ROOK IN CIRCLE DESIGN (Canada)	Trademark	346,095	10/7/1988	46	Canada
A. M. Castle & Co.	[ROOK IN CIRCLE] CASTLE METALS - The one call to make if you make it with metal (Canada)	Trademark	346,195	10/14/1988	46	Canada
A. M. Castle & Co.	INNOVATIVE SUPPLY-CHAIN SOLUTION FOR YOUR SPECIALTY METALS NEEDS (Canada)	Trademark	1,517,749	3/4/2011		Canada
A. M. Castle & Co.	CASTLE METALS (China)	Trademark	6,553,994	8/7/2010	40	China
A. M. Castle & Co.	Castle Design (China)	Trademark	6,553,656	3/28/2010	40	China
A. M. Castle & Co.	CASTLE METALS (China)	Trademark Application	6,553,997	9/28/2010	35	China
A. M. Castle & Co.	Castle Design (China)	Trademark Application	6,553,996	9/28/2010	35	China
A. M. Castle & Co.	CASTLE METALS (China)	Trademark Application	6,553,998	2/15/2008	6	China
A. M. Castle & Co.	Castle Design (China)	Trademark	6,553,995	3/28/2010	6	China
A. M. Castle & Co.	CASTLE METALS (European Community)	Trademark	6,561,121	1/8/2008	6-40-42	European Community

22

Owner	Description	Intellectual Property Type	Registration #	Registration Date	Class	Country
A. M. Castle & Co.	CASTLE DESIGN (European Community)	Trademark	6,583,926	1/16/2008	6-40-42	European Community
A. M. Castle & Co.	INNOVATIVE SUPPLY-CHAIN SOLUTION FOR YOUR SPECIALTY METALS NEEDS (European Community)	Trademark	009788415	3/4/2011		European Community
A. M. Castle & Co.	CASTLE METALS (Mexico)	Trademark	504,223	11/1/2004	42	Mexico
A. M. Castle & Co.	CASTLE (Mexico)	Trademark	497,189	1/12/2005	6	Mexico
A. M. Castle & Co.	Castle Design (Mexico)	Trademark	514,648	1/12/2005	6	Mexico
A. M. Castle & Co.	PURECUT (Mexico)	Trademark	496,128	1/12/2005	6	Mexico
A. M. Castle & Co.	TRUHARD (Mexico)	Trademark	496,129	1/12/2005	6	Mexico
A. M. Castle & Co.	ULTRA-TUFF (Mexico)	Trademark	196,127	1/12/2005	6	Mexico
A. M. Castle & Co.	B&W Castle Design w/o denomination (MEXICO)	Trademark	654,120	11/16/2004	42	Mexico
A. M. Castle & Co.	INNOVATIVE SUPPLY-CHAIN SOLUTION FOR YOUR SPECIALTY METALS NEEDS (Mexico)	Trademark	1,160,485	App.3/4/11	35	Mexico

Domain Names

amcastle.co.uk

amcastle.com

amcastle.com.mx

amcastle.de

amcastle.net

Ame-sa.com

castledirect.com

castle-direct.com

castlemetals.co.uk

castlemetals.com

castlemetalsaerospace.com

23

castlemetalsdirect.com

castlemetalsuk.co.uk

castlemetalsuk.com

castlemetalsuk.de

castlemetalsuk.fr

castlesystem.com

cutterprecision.com

devamcastle.com

e-castlemetals.com

eharding.co.uk

Ehardings.com

haindustries.com

hyalloy.com

kksstainless.co.uk

KKSStainless.com

lean-duplex.co.uk

Loksplasma.co.uk

loksprofiles.co.uk

loks-profiles.co.uk

loks-profiles.com

metalsgroupinc.com

metalsgroupindia.com

MetalsUK.com

oliversteel.com

pioneeraluminum.com

themetalsgroup.com

tiernay.com

transtarmetals.com

tubesupply.ca

tubesupply.com

tubesupply.net

tubesupply.org

tubesupply.us

24

aftechintl.com

aftech-intl.com

paramontmachinecompany.com

plasticsdistributor.com

pmcplastic.com

sfsgonline.biz

sfsgonline.com

storefixturesolutionsgroup.com

theplasticsstore.com

totalplastics.biz

totalplastics.com

totalplastics.org

totalplastics.us

Trade Names

1.                                       Castle Metals

2.                                       Castle Metals Aerospace

3.                                       Castle Metals Oil & Gas

4.                                       Castle Metals Plate

5.                                       Store Fixture Solutions Group

6.                                       Pontiac Plastics & Supply Co., Inc.

7.                                       Plastic Depot, Inc.

Intellectual Property Licenses

None.

25

Schedule 5.13

to

Loan and Security Agreement

Labor Disputes

None.

26

Schedule 5.21

to

Loan and Security Agreement

Material Contracts

None.

27

Schedule 5.22

to

Loan and Security Agreement

Capital Structure

Parent	Subsidiary	Jurisdiction of Formation	Class of Shares	Shares Outstanding	% Owned
A. M. Castle Metals UK, Limited	Aerospace Metals Europe Limited	United Kingdom	Ordinary Shares	1	100%
A. M. Castle Metals UK, Limited	Aerospace Metals Europe, S.A.	Spain - Bilbao	Ordinary Shares	15,000	10%
A. M. Castle Metals UK, Limited	AMESA Limited	United Kingdom	Common Stock	1	100%
A. M. Castle Metals UK, Limited	Castle Metals UK Limited	United Kingdom	Percentage Ownership Interest	100	100%
A. M. Castle Metals UK, Limited	K.K.S. (Stainless Steel) Co. Limited	United Kingdom	Percentage Ownership Interest	100	100%
A. M. Castle Metals UK, Limited	Metals Group Limited	United Kingdom	Common Stock	1,000	100%
A. M. Castle Metals UK, Limited	Metals UK Group Limited	United Kingdom	Common Stock	1,000	100%
A. M. Castle & Co.	A. M. Castle Metals UK, Limited	United Kingdom	Common Stock	1	100%
A. M. Castle & Co.	A. M. Castle & Co. (Canada) Inc.	Ontario	Common Stock	100	100%
A. M. Castle & Co.	A. M. Castle & Co. (Singapore) Pte. Ltd.	Singapore	Common Stock	1	100%
A. M. Castle & Co.	A. M. Castle Metal Materials (Shanghai) Co., Ltd.	Shanghai	Percentage Ownership Interest	100	100%
A. M. Castle & Co.	Castle Metals de Mexico, S.A. de C.V.	Mexico	Percentage Ownership Interest	100	100%
A. M. Castle & Co.	Datamet, Inc.	Illinois	Common Stock	1,000	100%
A. M. Castle & Co.	Depot Metal, LLC	Delaware	Percentage Ownership Interest	100	50%
A. M. Castle & Co.	HY-Alloy Steels Company	Delaware	Common Stock	10	100%
A. M. Castle & Co.	Keystone Service, Inc.	Indiana	Common Stock	10,000	100%
A. M. Castle & Co.	Keystone Tube Company, LLC	Delaware	Percentage Ownership Interest	100	100%
A. M. Castle & Co.	KSI, LLC	Indiana	Common Stock	10,000	100%
A. M. Castle & Co.	Oliver Steel Plate Co.	Delaware	Common Stock	1,000	100%
A. M. Castle & Co.	Pacific Metals Company	California	Common Stock	1,000	100%

28

A. M. Castle & Co.	Total Plastics, Inc.	Michigan	Common Stock	510	100%
A. M. Castle & Co.	Transtar Metals Corp.	Delaware	Common Stock	1,000	100%
A. M. Castle & Co.	Tube Supply, LLC	Texas	Membership Interests	n/a	100%
A. M. Castle & Co. (Canada) Inc.	Tube Supply Canada ULC	Alberta	Class “A” Common shares	1,120	100%
Castle Metals UK Limited	Aerospace Metals Europe, S.A.	Spain - Bilbao	Ordinary Shares	15,000	90%
Castle Metals UK Limited	Metals Group Inc.	Texas	Common Stock	100,000	100%
Depot Metal, LLC	Kreher Steel Company, LLC	Delaware	Percentage Ownership Interest	100	100%
Kreher Steel Company, LLC	Kreher Wire Processing, Inc.	Delaware	Percentage Ownership Interest	100	100%
Kreher Steel Company, LLC	Special Metals, Inc.	Oklahoma	Common Shares	25,000	100%
Metals UK Group Limited	E. Harding & Sons Limited	United Kingdom	Percentage Ownership Interest	100	100%
Metals UK Group Limited	LOKS Plasma Services Limited	United Kingdom	Common Stock	1,000	100%
Total Plastics, Inc.	Advanced Fabricating Technology, LLC	Delaware	Membership Units	1,000	100%
Total Plastics, Inc.	Paramont Machine Company, LLC	Delaware	Percentage Ownership Interest	100	100%
Transtar Metals Corp.	Transtar Inventory Corp.	Delaware	Common Stock	1,000	100%
Transtar Metals Corp.	Transtar Marine Corp.	Delaware	Common Stock	1,000	100%
Transtar Metals Corp.	Transtar Metals Limited	United Kingdom	Cumulative Redeemable Preference Shares	3,528,160	100%
Transtar Metals Corp.	Transtar Metals Limited	United Kingdom	Ordinary Shares	5,497,491	100%
Transtar Metals Corp.	Transtar Metals Limited	United Kingdom	Redeemable Preference Shares	500,000	100%
Transtar Metals Limited	Transtar Metals (France)	France	Percentage Ownership Interest	100	100%

29

Schedule 5.23

to

Loan and Security Agreement

Bank Accounts

[Provided to Agent pursuant to separate side letter.]

30

Schedule 7.2

to

Loan and Security Agreement

Existing Liens

Debtor	Secured Party	Lien Type	Jurisdiction/State	Original File Date/ File Number	Collateral

A. M. Castle & Co.	AT&T Capital Services, Inc.	UCC	Delaware SOS	4/25/2003 #31067142 Continuation filed 2/29/08 Amendment filed 4/1/08	Equipment Lease

A. M. Castle & Co.	Ameritech Credit Corporation	UCC	Delaware SOS	11/17/2003 #33009159 Continuation filed 9/3/08	Equipment Lease

A. M. Castle & Co.	Ameritech Credit Corporation	UCC	Delaware SOS	3/15/2004 #40722621 Continuation filed 12/3/08	Equipment Lease

A. M. Castle & Co.	Ameritech Credit Corporation	UCC	Delaware SOS	7/11/2005 #52121698 Continuation filed 4/6/10	Equipment Lease

A. M. Castle & Co.	Ameritech Credit Corporation	UCC	Delaware SOS	9/13/2005 #52825496 Continuation filed 8/4/10	Equipment Lease

31

Debtor	Secured Party	Lien Type	Jurisdiction/State	Original File Date/ File Number	Collateral

A. M. Castle & Co.	Ameritech Credit Corporation	UCC	Delaware SOS	9/13/2005 #52825561 Continuation filed 7/9/10	Equipment Lease

A. M. Castle & Co.	Ameritech Credit Corporation	UCC	Delaware SOS	10/28/2005 #53369353 Continuation filed 7/9/10	Equipment Lease

A. M. Castle & Co.	General Electric Capital Corporation	UCC	Delaware SOS	12/21/2005 #53972966	Equipment Lien

A. M. Castle & Co.	AT&T Capital Services, Inc.	UCC	Delaware SOS	3/13/2006 #60844514	Equipment Lease

A. M. Castle & Co.	AT&T Capital Services, Inc.	UCC	Delaware SOS	7/11/2006 #62389278 Amendment filed 11/28/06	Equipment Lease

A. M. Castle & Co.	General Electric Capital Corporation	UCC	Delaware SOS	7/14/2009 #92260112	Equipment Lien

A. M. Castle & Co.	AT&T Capital Services, Inc.	UCC	Delaware SOS	9/11/2009 #92919907	Equipment Lease

A. M. Castle & Co.	TW Metals, Inc.	UCC	Maryland SOS	10/28/2002 #0000000181134390 Continuation filed 8/6/07	Equipment Lien

A. M. Castle & Co.	General Electric Capital Corporation	UCC	Maryland SOS	4/1/2004 #0000000181185644 Continuation filed 1/20/09	Equipment Lien

A. M. Castle & Co.	Sysix Financial, LLC	UCC	Maryland SOS	6/4/2008 #0000000181344205	Goods & Equipment

A. M. Castle & Co.	Citicorp Leasing, Inc.	UCC	Maryland SOS	9/18/2008 #0000000181353302	Equipment Lien

32

Debtor	Secured Party	Lien Type	Jurisdiction/State	Original File Date/ File Number	Collateral

A. M. Castle & Co.	Sysix Financial, LLC	UCC	Maryland SOS	2/3/2009 #0000000181363180	Goods & Equipment

A. M. Castle & Co.	Cisco Systems Capital Corporation	UCC	Maryland SOS	1/22/2010 #0000000181387413	Equipment Lease

A. M. Castle & Co.	Lease Corporation of America	UCC	Maryland SOS	1/31/2011 #0000000181413170	Equipment Lease

A. M. Castle & Co.	General Electric Capital Corporation	UCC	Maryland SOS	5/16/2011 #0000000181420588	Equipment Lien

Total Plastics, Inc.	IOS Capital	UCC	Michigan SOS	5/20/2007 #2007080285-4	Equipment Lease

Total Plastics, Inc.	IOS Capital	UCC	Michigan SOS	5/22/2007 #2007082716-1	Equipment Lease

Total Plastics, Inc.	IKON Financial SVCS	UCC	Michigan SOS	9/23/2007 #2007148800-9	Equipment Lien

Total Plastics, Inc.	Crown Credit Company	UCC	Michigan SOS	4/11/2008 #2008056423-0	Equipment Lien

Total Plastics, Inc.	TMI Compressed Air Systems, Inc.	UCC	Michigan SOS	1/22/2010 #2010010389-7	Equipment Lien

Transtar Metals Corp.	General Electric Capital Corporation	UCC	Delaware SOS	6/22/2006 #62152338 Amendment filed 8/7/06 Continuation filed 3/24/11	Equipment Lease

Transtar Metals Corp.	Greater Bay Bank N.A.	UCC	Delaware SOS	12/8/2006 #64293437	Equipment Lien

Transtar Metals Corp.	Greater Bay Bank N.A.	UCC	Delaware SOS	8/9/2007 #2007 3032595	Equipment Lien

Transtar Metals Corp.	NMHG Financial Services, Inc.	UCC	Delaware SOS	9/4/2007 #2007 3350237	Equipment Lease

33

Debtor	Secured Party	Lien Type	Jurisdiction/State	Original File Date/ File Number	Collateral

Transtar Metals Corp.	Citicorp Leasing, Inc.	UCC	Delaware SOS	11/30/2007 #2007 4531447	Equipment Lien

Transtar Metals Corp.	Greater Bay Bank N.A.	UCC	Delaware SOS	2/4/2008 #2008 0411668	Equipment Lease

Tube Supply, Inc.	NMHG Financial Services, Inc.	UCC	Texas SOS	2/15/2005 #050004879225 Continuation filed 8/25/09 Amendment filed 8/25/09	Equipment Lease

Tube Supply, Inc.	NMHG Financial Services, Inc.	UCC	Texas SOS	4/18/2005 #050011967847 Continuation filed 2/18/10	Equipment Lease

Tube Supply, Inc.	Dell Financial Services, L.P.	UCC	Texas SOS	10/31/2005 #050033752297 Continuation filed 10/14/10	Equipment Lien

34

Schedule 7.8

to

Loan and Security Agreement

Existing Indebtedness

1.               Note issued by Transtar Metals Limited in favor of A. M. Castle & Co in the amount of $352,387.00.

2.               Note issued by A. M. Castle & Co. (Canada) Inc. in favor of A. M. Castle & Co in the amount of $26,500,000.

3.               Note issued by A. M. Castle Metals UK, Limited in favor of A. M. Castle & Co in the amount of $26,370,581.71

4.               Notes issued by Castle Metals de Mexico, S.A. de C.V. for the benefit of Bank of America, N.A. and its affiliates including Bank of America Mexico, S.A. Institución de Banca Múltiple, Grupo Financiero Bank of America, with an outstanding balance of $500,000, guaranteed by A. M. Castle & Co.

35

Schedule 8.3

to

Loan and Security Agreement

Post-Closing Deliveries

Loan Parties shall deliver or cause to be delivered to Agent, or shall have taken or caused to have been taken, in form and substance reasonably satisfactory to Agent, as promptly as possible following the date hereof, but in any event no later than the dates referred to below with respect to each such item (or such later date as Agent shall agree in writing subject to the terms of Section 5.19), the items or actions set forth below:

1.             on or before December 20, 2011, deliver to Agent a filed acknowledgment copy of the Statement of Event or Fact filed with the Secretary of State of the State of Texas with respect to the conversion on the Closing Date of Tube Supply, Inc., a Texas corporation, into Tube Supply, LLC, a Texas limited liability company, pursuant to Chapter 10 of the Texas Business Organization Code (the “Conversion”), acknowledging that the conditions to effectiveness of the Conversion have been fully satisfied;

2.             on or before December 20, 2011, deliver, or cause to be delivered, to Agent, a Certificate of Liability Insurance and an Additional Insured Endorsement with respect to Canadian Borrowers, which adds both Agent and Wells Fargo Canada as additional insureds under the insurance policy;

3.             on or before January 15, 2012, deliver, or cause to be delivered, to Agent lenders loss payable endorsements with respect to each of the property insurance policies issued to Loan Parties and issued for the benefit of Agent on behalf of the Secured Parties;

4.             on or before January 15, 2012, after the Closing Date, exercise commercially reasonable efforts to deliver, or cause to be delivered, to Agent duly executed Collateral Access Agreements with respect to the following leased premises of Loan Parties:

Loan Party	Property Location
A. M. Castle & Co.	1420 Kensington Road, Suite 220, Oak Brook, IL 60523
Tube Supply, LLC	5169 Ashley Court, Houston, Texas 77041

5.             deliver, or cause to be delivered, to Agent duly executed control agreements relating to Loan Parties’ Blocked Accounts with financial institutions granting to Agent a Lien therein, which control agreements shall be consistent with the requirements of Section 4.14(h) and shall be otherwise in form and substance satisfactory to Agent (a) with respect to Blocked Accounts located at any Lender, on or before January 15, 2012, and (b) with respect to Blocked Accounts located at any bank that is not a Lender, on or before February 1, 2012;

36

6.             on or before January 15, 2012, deliver, or cause to be delivered, to Agent all qualifications to do business as a foreign corporation or limited liability company (as applicable) for each Loan Party, issued by the Secretary of State (or other appropriate governmental official) of each of the jurisdictions set forth below next to each such Loan Party’s name, in each case, indicating that each such Loan Party is a foreign corporation or limited liability company (as applicable), duly qualified to conduct business and in good standing in each such jurisdiction:

Loan Party	Jurisdiction of Qualification
Total Plastics, Inc.	Illinois

7.             on or before February 15, 2012, deliver, or cause to be delivered, to Agent the Houston Leasehold Mortgage and the Edmonton Leasehold Mortgage, duly authorized, executed and delivered the parties thereto, together with an acknowledgment of the Edmonton Leasehold Mortgage by the landlord under such lease;

8.             on or before February 15, 2012, deliver, or cause to be delivered, to Agent the fee Mortgages securing the Obligations with respect to the following Real Property of Loan Parties:

Property Address	City, State	County
70 Quinsigamond Avenue	Worcester, MA	Worcester
1652 Gezon Parkway	Wyoming, MI	Kent
3100 82nd Lane NE	Blaine, MN	Anoka
11125 Metromont Parkway	Charlotte, NC	Mecklenburg
26800 Miles Road	Bedford Heights, OH	Cuyahoga
299 Canal Road	Fairless Hills, PA	Bucks
2602 Pinewood Drive	Grand Prairie, TX	Tarrant
6501 Bingle Road	Houston, TX	Harris
3900 Pinson Valley Parkway	Birmingham, AL	Jefferson

9.             on or before February 15, 2012, deliver, or cause to be delivered, to Agent all environmental studies and reports prepared by independent environmental engineering firms with respect to the Mortgaged Real Property; and

10.           on or before February 15, 2012, deliver, or cause to be delivered, to Agent (a) a valid and effective title insurance policy issued by a company and agent acceptable to Agent: (i) insuring the priority, amount and sufficiency of any Mortgage with respect to the Mortgaged Real Property, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage requested by Agent for protection of its interests, and (b) real property surveys with respect to each parcel of such Real Property, the scope of such surveys and the results thereof shall be reasonably acceptable to Agent.

37

Schedule 17.3

to

Loan and Security Agreement

Competitors/Ineligible Transferees

[Provided to Agent pursuant to separate side letter.]

38